 Exhibit 99.1
[         ], 2020
Dear Arconic Inc. Stockholder:
In February 2019, we announced our plan to separate into two independent, publicly traded companies. The separation will occur through a distribution by Arconic Inc. (“ParentCo”) of all of the outstanding shares of a newly formed company named Arconic Rolled Products Corporation (“Arconic Corporation”), consisting of the Rolled Products, Extrusions, and Building and Construction Systems businesses, which we expect will continue to be a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products and systems, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets.
In conjunction with the separation, ParentCo, the existing publicly traded company, will remain publicly traded and will change its name to “Howmet Aerospace Inc.” (“Howmet Aerospace”) and its stock symbol from “ARNC” to “HWM”, and “Arconic Rolled Products Corporation” will change its name to “Arconic Corporation” and will apply for authorization to list its common stock on the New York Stock Exchange under the symbol “ARNC.” Howmet Aerospace will consist of the Engines, Fastening Systems, Engineered Structures, and Forged Wheels businesses, and will be a developer and manufacturer of high performance products mainly for the aerospace (commercial and defense), commercial transportation, and industrial end markets.
The separation is expected to create two industry-leading, independent public companies with distinct product portfolios and corporate strategies. The companies will have distinct business profiles, and the separation will allow each company to effectively allocate resources and deploy capital in line with their individual growth priorities and cash flow profiles. As separate entities, each company will be positioned to pursue its own independent strategies and capture opportunities in increasingly competitive and rapidly evolving markets.
Upon completion of the separation, each ParentCo stockholder as of  [           ], 2020, the record date for the distribution, will continue to own shares of ParentCo (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace shares) and will receive a pro rata share of the outstanding common stock of Arconic Corporation. Each ParentCo stockholder will receive [      ] shares of Arconic Corporation common stock for every share of ParentCo common stock held as of the close of business on the record date. Arconic Corporation common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. For U.S. federal income tax purposes, the distribution is intended to be generally tax free to ParentCo stockholders. No vote of ParentCo stockholders is required for the distribution. You do not need to take any action to receive shares of Arconic Corporation to which you are entitled as a ParentCo stockholder, and you do not need to pay any consideration or surrender or exchange your ParentCo common stock.
We encourage you to read the attached information statement, which is being provided to all ParentCo stockholders that held shares on the record date for the distribution. The information statement describes the distribution in respect of Arconic Corporation in detail and contains important business and financial information about Arconic Corporation. The included financial statements of Arconic Corporation are prepared from ParentCo’s historical accounting records and contain certain allocations of ParentCo costs as required, and we encourage you to read them together with the pro forma financial information included in the attached information statement, which gives effect to the separation and reflects Arconic Corporation’s anticipated post-separation capital structure, including the assignment of certain assets and assumption of certain liabilities not included in the historical financial statements.

We believe the separation provides tremendous opportunities for our businesses, as we work to continue to build long-term value. We appreciate your continuing support of Arconic Inc., and look forward to your future support of Howmet Aerospace and Arconic Corporation.
Sincerely,
[ ]
John C. Plant Chairman and Chief Executive Officer Arconic Inc.

[         ], 2020
Dear Future Arconic Corporation Stockholder:
I am excited to welcome you as a future stockholder of Arconic Rolled Products Corporation (“Arconic Corporation”). Arconic Corporation is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products and systems, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets. We have a leading position in the growing North American automotive aluminum sheet market, and we are a leading supplier of aluminum sheet and plate to the aerospace market. We supply industrial and commercial transportation products to customers around the world. Our Building and Construction Systems products carry recognized brand names and hold strong market positions in North America and Europe.
We believe we will be attractively positioned to:
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Serve target markets — ground transportation, aerospace, building and construction, industrial and packaging — in which we have market-leading positions and long-standing, collaborative relationships with customers;

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Build on our demonstrated track record developing differentiated products backed by advanced expertise and technological capabilities, focusing on technologically advanced products that facilitate long-term relationships as a key supplier to our customers;

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Serve our customers’ needs for advanced lightweight materials through a global network of efficient facilities with a broad range of capabilities operated by a highly skilled workforce;

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Grow by continuing to target investment in high-return opportunities in core market segments that exhibit attractive characteristics, including growing demand for high-strength, lightweight aluminum; and

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Drive capital efficiency and operational performance by pursuing highly efficient operations through smart manufacturing.

Upon completion of the separation, “Arconic Rolled Products Corporation” will be renamed “Arconic Corporation,” and we intend to list Arconic Corporation’s common stock on the New York Stock Exchange under the symbol “ARNC.” ParentCo, to be renamed “Howmet Aerospace Inc.,” will change its stock symbol from “ARNC” to “HWM” in connection with the separation.
Arconic Corporation has a rich history and our vision for the future is clear. We intend to build innovative solutions and create value for our customers, strengthening our partnership with them. We plan to ensure operational excellence, invest in the growth of our company and generate strong cash flow, providing the best outcomes for our stockholders. We will strive to attract and maintain superior talent, treat our employees with respect and operate with the highest of ethical values. We look forward to our future as an independent, publicly traded company and to your support as a holder of Arconic Corporation common stock.
Sincerely,
[ ]
Tim D. Myers Chief Executive Officer Arconic Rolled Products Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended.
Preliminary and Subject to Completion, Dated January 22, 2020
INFORMATION STATEMENT
Arconic Rolled Products Corporation

This information statement is being furnished in connection with the distribution by Arconic Inc. (“ParentCo”) to its stockholders of the outstanding shares of common stock of Arconic Rolled Products Corporation (“Arconic Corporation”), a wholly owned subsidiary of ParentCo that will hold the assets and liabilities associated with ParentCo’s Rolled Products, Extrusions, and Building and Construction Systems businesses. To implement the separation, ParentCo currently plans to distribute all of the shares of Arconic Corporation common stock on a pro rata basis to ParentCo stockholders in a distribution that is intended to qualify as generally tax-free to the ParentCo stockholders for U.S. federal income tax purposes.
For every share of common stock of ParentCo held of record by you as of the close of business on [           ], 2020, which is the record date for the distribution, you will receive [      ] shares of Arconic Corporation common stock. You will receive cash in lieu of any fractional shares of Arconic Corporation common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution — Trading Between the Record Date and the Distribution Date,” if you sell your shares of ParentCo common stock in the “regular-way” market after the record date up to, and including through, the distribution date, you also will be selling your right to receive shares of Arconic Corporation common stock in connection with the distribution. We expect the shares of Arconic Corporation common stock to be distributed by ParentCo to you at [  ], Eastern Time, on [           ], 2020. We refer to the date of the distribution of the Arconic Corporation common stock as the “distribution date.”
Until the separation occurs, Arconic Corporation will be a wholly owned subsidiary of ParentCo, and consequently, ParentCo will have the sole and absolute discretion to determine and change the terms of the separation (or to terminate the separation), including the establishment of the record date for the distribution and the distribution date, as well as to modify the amount of outstanding shares of common stock of Arconic Corporation that it will retain, if any, following the distribution.
No vote of ParentCo stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send ParentCo a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of ParentCo common stock or take any other action to receive your shares of Arconic Corporation common stock.
There is no current trading market for Arconic Corporation common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Arconic Corporation common stock to begin on the first trading day following the completion of the distribution. “Arconic Rolled Products Corporation” will change its name to “Arconic Corporation” and intends to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “ARNC.” ParentCo will be renamed “Howmet Aerospace Inc.”(“Howmet Aerospace”) and will change its stock symbol from “ARNC” to “HWM” in connection with the separation.
In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors” beginning on page 21.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [           ], 2020.
This information statement was first made available to ParentCo stockholders on or about [      ], 2020.

Presentation of Information
Unless the context otherwise requires:
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The information included in this information statement about Arconic Corporation, including the Combined Financial Statements of Arconic Corporation, which primarily comprise the assets and liabilities of ParentCo’s Arconic Corporation Businesses, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

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References in this information statement to “Arconic Corporation,” “we,” “us,” “our,” “our Company” and “the Company” refer to Arconic Rolled Products Corporation, a Delaware corporation, and its consolidated subsidiaries.

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References in this information statement to “ParentCo” refer to Arconic Inc., a Delaware corporation, and its consolidated subsidiaries, including the Arconic Corporation Businesses, prior to completion of the separation and the distribution, and refer to Howmet Aerospace and its consolidated subsidiaries after the completion of the separation and the distribution, unless otherwise specified.

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References in this information statement to the “Arconic Corporation Businesses” refer to the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo, as well as the Latin America extrusions operations sold in April 2018.

i

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References in this information statement to “Howmet Aerospace” refer to ParentCo after the completion of the separation and the distribution, following which ParentCo will change its name to “Howmet Aerospace Inc.” and its business will comprise the Howmet Aerospace Businesses.

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References in this information statement to the “Howmet Aerospace Businesses” refer to the engines, engineered structures, fastening systems, and forged wheels operations of ParentCo.

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References in this information statement to the “separation” refer to the separation of the Arconic Corporation Businesses from ParentCo’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Arconic Corporation, to hold the assets and liabilities associated with the Arconic Corporation Businesses after the distribution.

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References in this information statement to the “2016 Separation Transaction” refer to the separation of Alcoa Inc. into two standalone, publicly traded companies, Arconic Inc. and Alcoa Corporation, on November 1, 2016.

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References in this information statement to the “distribution” refer to the distribution of all of Arconic Corporation’s issued and outstanding shares of common stock to ParentCo stockholders as of the close of business on the record date for the distribution.

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References in this information statement to Arconic Corporation’s per share data assume a distribution ratio of  [      ] shares of Arconic Corporation common stock for every share of ParentCo common stock.

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References in this information statement to Arconic Corporation’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the Arconic Corporation Businesses as the businesses were conducted as part of ParentCo prior to the completion of the separation.

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Certain information included in this information statement is derived from Arconic Corporation’s combined financial information but is not presented in Arconic Corporation’s combined financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). This information is considered “non-GAAP financial measures” under SEC regulations. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered in isolation or as an alternative to the GAAP measures. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in this information statement immediately following the non-GAAP measures. See “Selected Historical Combined Financial Data of Arconic Corporation” for additional information.

Trademarks and Trade Names
Among the trademarks that Arconic Corporation owns or has rights to use that appear in this information statement are the names “Arconic,” “Arconic 951,” “A951,” “Kawneer,” “Reynobond” and “Reynolux.” Solely for convenience, we only use the ® symbol the first time any trademark or trade name is mentioned. Each trademark or trade name of any other company appearing in this information statement is, to our knowledge, owned by such other company.
Industry and Market Information
Unless indicated otherwise, the information concerning the industries and markets in which Arconic Corporation participates contained in this information statement is based on Arconic Corporation’s general knowledge of and expectations concerning the industry. The market positions, shares, market sizes and growth estimates included in this information statement are based on estimates using Arconic Corporation’s internal data and estimates, based on data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. Arconic Corporation has not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. In addition, Arconic Corporation believes that data regarding the industry, market positions, shares, market sizes and growth estimates provide general guidance but are inherently imprecise. Further, Arconic Corporation’s
ii

estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions. Accordingly, investors should not place undue reliance on this information.
iii

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION
What is Arconic Corporation and why is ParentCo separating the Arconic Corporation Businesses and distributing Arconic Corporation common stock?	Arconic Corporation, which is currently a wholly owned subsidiary of ParentCo, was formed to own and operate ParentCo’s Arconic Corporation Businesses. The separation of Arconic Corporation from ParentCo and the distribution of Arconic Corporation common stock is intended, among other things, to enable the management of the two companies to pursue opportunities for long-term growth and profitability unique to each company’s business and to allow each business to more effectively implement its own distinct capital structure and capital allocation strategies. ParentCo expects that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled “The Separation and Distribution — Reasons for the Separation.”
Why am I receiving this document?	ParentCo is delivering this document to you because you are a holder of shares of ParentCo common stock. If you are a holder of shares of ParentCo common stock as of the close of business on [ ], 2020, the record date of the distribution, you will be entitled to receive [ ] shares of Arconic Corporation common stock for every share of ParentCo common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in Howmet Aerospace and Arconic Corporation.
How will the separation of Arconic Corporation from ParentCo work?	As part of the separation, and prior to the distribution, ParentCo and its subsidiaries expect to complete an internal reorganization (which we refer to as the “internal reorganization”) in order to transfer the Arconic Corporation Businesses that Arconic Corporation will own following the separation to Arconic Corporation. To accomplish the separation, ParentCo will distribute all of the outstanding shares of Arconic Corporation common stock to ParentCo stockholders on a pro rata basis in a distribution intended to be generally tax-free to ParentCo stockholders for U.S. federal income tax purposes. Following the separation, the number of shares of ParentCo common stock (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace shares) you own will not change as a result of the separation.
What is the record date for the distribution?	The record date for the distribution will be [ ], 2020.
When will the distribution occur?	We expect that all of the outstanding shares of Arconic Corporation common stock will be distributed by ParentCo at [ ], Eastern Time, on [ ], 2020, to holders of record of shares of ParentCo common stock at the close of business on [ ], 2020, the record date for the distribution.
What do stockholders need to do to participate in the distribution?	Stockholders of ParentCo as of the record date for the distribution will not be required to take any action to receive Arconic Corporation common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of ParentCo common stock or take any other action to receive your shares of Arconic Corporation common stock. Please do not send in your ParentCo stock certificates. The distribution will not affect the number of outstanding shares of ParentCo common stock or any rights of ParentCo stockholders, although it will affect the market value of each outstanding share of ParentCo common stock (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace shares).
How will shares of Arconic Corporation common stock be issued?	You will receive shares of Arconic Corporation common stock through the same channels that you currently use to hold or trade shares of ParentCo common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of Arconic Corporation shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.
If you own shares of ParentCo common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, ParentCo, with the assistance of Computershare Trust Company, N.A., the distribution agent for the distribution (the “distribution agent” or “Computershare”), will electronically distribute shares of Arconic Corporation common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Arconic Corporation common stock, or your bank or brokerage firm will credit your account for the shares.
How many shares of Arconic Corporation common stock will I receive in the distribution?	ParentCo will distribute to you [ ] shares of Arconic Corporation common stock for every share of ParentCo common stock held by you as of close of business on the record date for the distribution. Based on approximately [ ] shares of ParentCo common stock outstanding as of [ ], 2020, a total of approximately [ ] shares of Arconic Corporation common stock will be distributed to ParentCo’s stockholders. For additional information on the distribution, see “The Separation and Distribution.”
Will Arconic Corporation issue fractional shares of its common stock in the distribution?	No. Arconic Corporation will not issue fractional shares of its common stock in the distribution. Fractional shares that ParentCo stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.
What are the conditions to the distribution?	The distribution is subject to the satisfaction (or waiver by ParentCo in its sole and absolute discretion) of the following conditions:
• the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and no proceedings for such purposes having been instituted or threatened by the SEC;
• this information statement having been made available to ParentCo stockholders;

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the receipt by ParentCo and continuing validity of an opinion of its outside counsel, satisfactory to the ParentCo Board of Directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

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the internal reorganization having been completed and the transfer of assets and liabilities of the Arconic Corporation Businesses from ParentCo to Arconic Corporation, and the transfer of assets and liabilities of the Howmet Aerospace Businesses from Arconic Corporation to ParentCo, having been completed in accordance with the separation and distribution agreement, which is described below in this information statement (the “separation agreement”);

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the receipt of one or more opinions from an independent appraisal firm to the ParentCo Board of Directors as to the solvency of Howmet Aerospace and Arconic Corporation after the completion of the distribution, in each case in a form and substance acceptable to the ParentCo Board of Directors in its sole and absolute discretion;

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all actions necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

• the execution of certain agreements contemplated by the separation agreement;

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no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being in effect;

• the shares of Arconic Corporation common stock to be distributed having been accepted for listing on the NYSE, subject to official notice of distribution;

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ParentCo having received certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and being satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it will have no further liability under such arrangements; and

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no other event or development existing or having occurred that, in the judgment of ParentCo’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

ParentCo and Arconic Corporation cannot assure you that any or all of these conditions will be met, or that the separation or distribution will be consummated even if all of the conditions are met. ParentCo can decline at any time to go forward with the separation or distribution. In addition, ParentCo may waive any of the conditions to the distribution. To the extent that the ParentCo Board of Directors determines that any modifications by ParentCo, including any waivers of any conditions to the distribution, materially change the terms of the distribution, ParentCo will notify ParentCo stockholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a current report on Form 8-K and/or circulating a supplement to this information statement. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution — Conditions to the Distribution.”
What is the expected date of completion of the separation?	The completion and timing of the separation are dependent upon a number of conditions. We expect that the shares of Arconic Corporation common stock will be distributed by ParentCo at [ ], Eastern Time, on [ ], 2020, to the holders of record of shares of ParentCo common stock at the close of business on [ ], 2020, the record date for the distribution. However, no assurance can be provided as to the timing of the separation or distribution or that all conditions to the distribution will be met.
Will ParentCo and Arconic Corporation be renamed in conjunction with the separation?	Yes. In conjunction with the separation, ParentCo will change its name to “Howmet Aerospace Inc.” and its stock symbol from “ARNC” to “HWM” and “Arconic Rolled Products Corporation” will change its name to “Arconic Corporation” and will apply for authorization to list its common stock on the NYSE under the symbol “ARNC.”
Can ParentCo decide to cancel the distribution of Arconic Corporation common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, the ParentCo Board of Directors has the right to terminate the distribution, even if all of the conditions are satisfied.
What if I want to sell my ParentCo common stock or my Arconic Corporation common stock?	You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your shares of ParentCo common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of Arconic Corporation common stock in connection with the distribution.
What is “regular-way” and “ex-distribution” trading of ParentCo common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, we expect that there will be two markets in ParentCo common stock: a “regular-way” market and an “ex-distribution” market. ParentCo common stock that trades in the “regular-way” market will trade with an entitlement to shares of Arconic Corporation common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to Arconic Corporation common stock distributed pursuant to the distribution. If you decide to sell any shares of ParentCo common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your ParentCo common stock with or without your entitlement to Arconic Corporation common stock pursuant to the distribution.
Where will I be able to trade shares of Arconic Corporation common stock?	Arconic Corporation intends to apply for authorization to list its common stock on the NYSE under the symbol “ARNC.” ParentCo will change its name to Howmet Aerospace and its stock symbol from “ARNC” to “HWM” upon completion of the separation. Arconic Corporation anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to and through the distribution date, and that “regular-way” trading in Arconic Corporation common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Arconic Corporation common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Arconic Corporation cannot predict the trading prices for its common stock before, on or after the distribution date.
What will happen to the listing of ParentCo common stock?	ParentCo common stock will continue to trade on the NYSE after the distribution but will be traded as Howmet Aerospace common stock due to ParentCo’s name change to Howmet Aerospace and under the stock symbol “HWM” instead of “ARNC.”
Will the number of shares of ParentCo common stock that I own change as a result of the distribution?	No. The number of shares of ParentCo common stock that you own will not change as a result of the distribution. Following the separation, ParentCo common stock will be Howmet Aerospace common stock as a result of ParentCo’s name change to Howmet Aerospace.
Will the distribution affect the market price of my ParentCo common stock?	Yes. As a result of the distribution, ParentCo expects the trading price of shares of ParentCo common stock (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace common stock) immediately following the distribution to be different from the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Arconic Corporation Businesses. There can be no assurance whether the aggregate market value of the Howmet Aerospace common stock and the Arconic Corporation common stock following the separation will be higher or lower than the market value of ParentCo common stock if the separation did not occur. This means, for example, that the combined trading prices of a share of Howmet Aerospace common stock and [ ] shares of Arconic Corporation common stock after the distribution may be equal to, greater than or less than the trading price of a share of ParentCo common stock before the distribution.
What are the material U.S. federal income tax consequences of the separation and the distribution?	It is a condition to the distribution that ParentCo receive an opinion of its outside counsel, satisfactory to the ParentCo Board of Directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code.
If the distribution, together with certain related transactions, so qualifies, generally no gain or loss will be recognized by you, and no amount will be included in your income, for U.S. federal income tax purposes upon your receipt of Arconic Corporation common stock in the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Arconic Corporation common stock.
You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”
What will Arconic Corporation’s relationship be with Howmet Aerospace following the separation?	After the distribution, Howmet Aerospace and Arconic Corporation will be separate companies with separate management teams and separate boards of directors. Arconic Corporation will enter into a separation agreement with ParentCo to effect the separation and to provide a framework for Arconic Corporation’s relationship with Howmet Aerospace after the separation, and will enter into certain other agreements, including a tax matters agreement, an employee matters agreement, intellectual property license agreements, metal supply agreements and real estate and office leases. These agreements will provide for the allocation between Arconic Corporation and Howmet Aerospace of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between Arconic Corporation and Howmet Aerospace subsequent to the completion of the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors — Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”
Who will manage Arconic Corporation after the separation?	Led by Tim D. Myers, who will be Arconic Corporation’s Chief Executive Officer, Arconic Corporation will benefit from a management team with an extensive background in the Arconic Corporation Businesses. For more information regarding Arconic Corporation’s management and directors, see “Management” and “Directors.”
Are there risks associated with owning Arconic Corporation common stock?	Yes. Ownership of Arconic Corporation common stock is subject to both general and specific risks relating to the Arconic Corporation Businesses, the industry in which it operates, its ongoing contractual relationships with Howmet Aerospace and its status as a separate, publicly traded company. Ownership of Arconic Corporation common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.
Does Arconic Corporation plan to pay dividends?	We expect that we will pay cash dividends in an aggregate amount of up to approximately $50 million in the first year following the distribution and up to approximately $100 million per annum thereafter. However, the timing, declaration, amount of, and payment of any dividends following the separation will be within the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by our Board of Directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends. See “Dividend Policy.”
Will Arconic Corporation incur any indebtedness prior to or at the time of the distribution?	Yes. Arconic Corporation expects to complete one or more financing transactions before the distribution is completed, with approximately $[ ] of the proceeds of such financings expected to be distributed to ParentCo. As a result of such transactions, Arconic Corporation anticipates having approximately $[ ] of indebtedness upon completion of the distribution. See “Description of Material Indebtedness” and “Risk Factors — Risks Related to Our Business.”
Who will be the distribution agent for the distribution and transfer agent and registrar for Arconic Corporation common stock?	The distribution agent, transfer agent and registrar for the Arconic Corporation common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare Shareholder Services toll free at 877-373-6374 or non-toll free at 781-575-2879.
Where can I find more information about ParentCo and Arconic Corporation?	Before the distribution, if you have any questions relating to ParentCo, you should contact: Arconic Inc. 390 Park Avenue New York, NY 10022 Attention: Investor Relations Department
After the distribution, Arconic Corporation stockholders who have any questions relating to Arconic Corporation should contact:
Arconic Corporation 201 Isabella Street Pittsburgh, PA 15212 Attention: Investor Relations Department
The Arconic Corporation investor website (www.[ ].com) will be operational on or around [ ], 2020. The Arconic Corporation website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

INFORMATION STATEMENT SUMMARY
The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires, the information included in this information statement about Arconic Corporation, including the Combined Financial Statements of Arconic Corporation, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, or when otherwise specified, references in this information statement to “Arconic Corporation,” “we,” “us,” “our,” “our Company” and “the Company” refer to Arconic Rolled Products Corporation, a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references in this information statement to “ParentCo” refer to Arconic Inc., a Delaware corporation, and its consolidated subsidiaries, including the Arconic Corporation Businesses prior to completion of the separation.
Unless the context otherwise requires, or when otherwise specified, references in this information statement to our historical assets, liabilities, products, businesses or activities of our businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the Arconic Corporation Businesses as they were conducted as part of ParentCo prior to completion of the separation.
Our Company
Overview
Arconic Corporation is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets. We were previously part of Alcoa Inc. (which was renamed Arconic Inc. in 2016), which created the modern aluminum industry more than 125 years ago. Our technical expertise, long-standing, collaborative customer relationships and history in the lightweight metals industry as an innovator positions us as a supplier of choice to “blue-chip” customers in high-growth markets that require value-added products with performance-critical applications. Our product portfolio is diverse and most of our products command premium pricing as compared to more commoditized fabricated aluminum products. We maintain a leadership position in our targeted markets through our global footprint of 46 manufacturing, sales and service facilities located across North America, Europe, the United Kingdom, Russia and Asia.
We operate through three reportable segments: Rolled Products, Extrusions, and BCS. We strive to make our portfolio of integrated facilities among the most operationally efficient in the industry. We are well positioned in attractive markets that exhibit trends favorable to our industry, and our long-term contracts with customers enhance the strength and stability of our business and our earnings. We will strive to generate strong returns through growth in operating profit, disciplined capital deployment, increasing cash flow and continued optimization of working capital levels. We believe our more than 125 years of manufacturing experience and our commitment to quality and innovation have put us in a leadership position among our primary competitors.
Our business focuses on producing rolled and extruded products used principally for the following five market segments: (i) ground transportation, (ii) aerospace, (iii) building and construction, (iv) industrial and (v) packaging. Our primary market segments present attractive characteristics, including (i) demand for products that command premium pricing due to technical requirements; (ii) stability through economic cycles due to portfolio diversity; (iii) favorable secular growth trends, such as the substitution of heavier materials with aluminum in the automotive market (“aluminum lightweighting”), strong passenger growth in the commercial aerospace market and population growth driving urbanization for increased demand in the building and construction industry; and (iv) favorable trade conditions in the United States resulting from the Department of Commerce’s ruling on anti-dumping and countervailing duties imposed on imported Chinese common alloy products. We have a leading position in the growing North American automotive aluminum sheet market, and we are a leading supplier of aluminum sheet and plate to the aerospace market. We supply industrial and commercial transportation products to customers around the world. Our BCS products carry recognized brand names and hold strong market positions in North America and Europe.

Our customer base includes market leading companies. A sampling of our top customers includes Ford, General Motors, FCA, Airbus, Boeing, Daimler, Paccar, Ball and CANPACK. We predominantly focus on high-value-added products that we believe we are particularly well-suited to developing and manufacturing for our customers due to our technical and R&D capabilities, our ability to supply materials in the volume customers need, our unique manufacturing capabilities and the complex qualification processes that we have passed and are required for many of our products. Our core products require ongoing close collaboration and, in many instances, joint development with our customers.
Prices for rolled products and extrusions are generally based on the price of metal plus a premium for adding value to the aluminum to produce a semi-finished product, resulting in a business model in which the underlying price of metal is contractually passed-through to customers, or hedged. The financial performance of producers of rolled and extruded aluminum products, such as Arconic Corporation, is driven by the dynamics in the end markets that they serve, the degree of technical specification required for the products sold, the companies’ relative positioning in those markets and the efficiency of their industrial operations.
For the year ended December 31, 2018, we shipped approximately 1,308 thousand metric tons of finished products and generated revenues of  $7.4 billion and operating income of  $374 million.
The following charts present our revenues by market segment and by geography for the year ended December 31, 2018:
Our Strengths
We believe several key attributes add to the strength of our business: growing demand for high-strength, lightweight aluminum in our targeted markets; our leading positions in the markets we serve; our track record developing differentiated products backed by advanced expertise and technological capabilities; our collaborative and long-standing customer relationships; our global network of efficient facilities with a broad range of advanced manufacturing capabilities operated by a highly skilled workforce; and our healthy financial position, which positions us for future growth. Each of these attributes are described in more detail below.
Growing demand for high-strength, lightweight aluminum in our target markets.
Demand for aluminum and other lightweight products continues to grow at a steady pace. With unique properties that increase performance, improve efficiency and provide a lower carbon footprint throughout its life cycle, aluminum continues to draw demand from industries that require lightweight yet strong material. According to CRU International Limited, the projected annual growth rate from 2019 to 2023 of flat rolled aluminum products is 3.6%, and projected growth in the air and ground transportation market segment is 5.3%.

Projected Demand for Flat Rolled Products from 2019-2023 (in thousand metric tons)
Transportation consumption 2019: 4,761 and 2023: 6,161 CAGR 5.3%
Source: CRU International Limited
Asia Pacific includes: Japan, China, South East Asia and Middle East
Other includes: Africa, Australia, Central and South America
In the ground transportation market, even as vehicle production remains flat, we continue to benefit from growth in automotive aluminum applications, with automotive body sheet forecasted to grow at a 9% annual growth rate from 2019 through 2026 in North America. Acceleration of aluminum adoption and product penetration, noted by third-party research firm Ducker Worldwide in July 2017, continue to advance as automakers are increasingly selecting aluminum as the material of choice for vehicle design solutions that aid in meeting fuel consumption and greenhouse gas emissions regulations while delivering better performance, higher safety ratings and a lower carbon footprint than steel.
We continue to see interest in aluminum lightweighting from a growing customer base, and we currently have material on more than 60 programs with eight automotive original equipment manufacturers (“OEMs”), as well as many of their tier-one suppliers. We have significant forward revenue under contract across multiple OEMs. Our A951™ coating and bonding technology underpinned Ford’s design decision to go aluminum-intensive on the F-150 truck, which has since been expanded to Ford’s Super Duty, Navigator and Expedition vehicle platforms. In fact, all vehicles that have converted to aluminum-intensive structures have received 5-star safety ratings, better performance ratings, and increased fuel efficiency as a result of aluminum lightweighting. Additionally, in North America, demand for larger vehicles (small trucks and SUVs) — where the volume of aluminum use is greater — is increasing while demand for smaller vehicles is decreasing.
In the aerospace market, large commercial aircraft have an approximate seven-year backlog in their order book, driven by global population growth, increasing per capita incomes and higher penetration of air-travel. We have significant forward revenue under contract with major commercial aircraft OEMs or framers, such as Boeing, Airbus, Spirit AeroSystems and Embraer. In defense, spending under the current U.S. administration has been increasing and we have secured new contracts on multiple applications.
In the building and construction market, several secular trends — global warming, urbanization, and increased needs for personal security — are increasing demand for the products and solutions we provide, both in North America and in Europe. Population is expected to grow from 7.2 to 8 billion people by 2025, with more than 50% of population growth in urban areas that drive construction demand. With global energy demand expected to increase by more than 25% by 2040, energy efficiency is another strong market driver for our building and construction products and systems.
The industrial market in North America is closely tied to the U.S. GDP level, which indicates that the overall industrial flat rolled products segment is poised to grow 1% to 2% each year from 2020 to 2022. The common alloy sheet market, which is a significant portion of the total industrial products market, continues to be significantly influenced by imports of common alloys into the United States. With the implementation of anti-dumping and countervailing duties imposed on Chinese common alloy sheet during 2018, the volume of imports from China has significantly decreased. Although there has been an increase of imports of common alloy into the United States from other countries as a result of the duties imposed on China, prices for common alloy sheet significantly improved in North America during the first half of 2019. We expect these duties to remain in place for at least the next five years.
In the packaging market, we are continuing to see positive trends in both demand and supply dynamics. As it relates to demand, trends are positive as a result of consumer preferences for more sustainable packaging options, driving a broad-based shift from plastic to aluminum. On the other hand, supply for aluminum packaging has tightened as more aluminum rolled products manufacturers redirect rolling mill capacity to supply the automotive end-market. As a result, manufacturers that continued to supply aluminum packaging are able to achieve more favorable pricing for packaging products relative to historical norms. Additionally, the packaging market can be expected to provide relatively steady demand, with resiliency evidenced by trends throughout past economic cycles.
Leading positions in our key markets.
In our core market segments — ground transportation, aerospace, building and construction, industrial and packaging — we have strong market positions and long-standing, collaborative relationships with customers. Within these attractive and diverse segments, we are particularly focused on product lines that require our expertise and advanced technical capabilities to produce efficiently.
In the ground transportation market, we captured a leading position in the North American automotive aluminum market when we invested a combined $600 million in 2014 to expand our automotive rolling capacity in Davenport, Iowa and Alcoa, Tennessee, and we continue to maintain that position by expanding capabilities to meet demand. In February 2019, we announced a $100 million investment in Tennessee to provide additional capacity to support automotive and industrial growth, and that capacity is expected to come online in late 2020. We have already secured customer commitments in support of this additional capacity in North America. Our position in this market segment also benefits from the natural characteristics of automotive aluminum sheet, which make importing of aluminum sheet more difficult as it hardens and strengthens with age and as a result is not as easily formed or stamped into parts as time progresses.
In the aerospace market, we have a growing position secured by long-term contracts, totaling more than $4 billion over the next several years, with some of the biggest players in the industry, including Boeing, Airbus, Embraer, Mitsubishi Heavy Industries and Spirit AeroSystems. In July 2018, we announced that we signed our largest multi-year supply contract with Boeing to supply aluminum sheet and plate for all models produced by Boeing Commercial Airplanes. The agreement expanded on our collaboration with Boeing for wing skins on all of its metallic structure airplanes and included polished fuselage skins and wing ribs. In addition, Boeing awarded us new business for the supply of structural plate used in a variety of other applications, including wing ribs for carbon fiber platforms such as the 787 and 777X.
In the building and construction market, we are differentiated through scale, expertise and a broad range of building envelope products. We have strong market positions in North America and Europe as a supplier of well-known, leading brands with differentiated products and service offerings that we believe enable us to deliver industry-leading service and performance. In total, BCS has more than 270 active patent matters. These are spread across multiple technology areas including: doors, windows, fixed fenestrations and material interfaces/coatings. Our products, which are offered as systems and are localized to address functional and building code requirements, span the range of building end-use and building complexities, making us a go-to provider for architects, general contractors and fabricators.
In the industrial market, we have a strong position, particularly in North America. Our recent $100 million investment in our Tennessee facility to expand our industrial and automotive capacity is aimed to capture favorable pricing in the North American market for industrial products as well as the anticipated resulting growth. With our diverse industrial portfolio, providing high quality mill finish product, we are positioned to capture opportunities in the industrial market segment.

In the packaging market, we have strong positions in the regions we serve. Our rolling mill in Samara, Russia, serves various markets with its wide range of capabilities, including production of a full range of canstock products, from coated end and tab stock to body stock. Packaging volumes have increased year over year in Samara for the past five years, where demand for canstock is steadily increasing. To further differentiate among packaging suppliers in the region, Arconic Samara’s flagship coil coating line product portfolio was recently expanded with the start of commercial production of black-lacquered end stock, along with coil coated with gold and clear lacquers. Arconic Corporation also supplies canstock to the packaging market in China from its plant in Qinhuangdao.
Track record developing differentiated products backed by advanced expertise and technological capabilities.
Built on a heritage of innovation and operational excellence, Arconic Corporation develops and produces quality materials and technologies efficiently for customers of lightweight metals. In each of the markets we serve, we collaborate with our customers to deliver solutions that meet performance-critical specifications and give our customers a competitive advantage in terms of meeting fuel efficiency, strength and safety requirements. We believe that our ability to produce tailored, high-value-added products fosters longer-term and synergistic relationships with a customer base that includes well-established, blue-chip companies. We regard our relationships with our customers as partnerships in which we work together to utilize our unique technological capabilities to develop customized solutions to meet evolving requirements. This includes developing products together through long-term partnerships.
We have made substantial investments to develop unique technological capabilities, which we believe provide us with a competitive advantage as a supplier of the high-value-added, specialty products that make up the majority of our product portfolio. The Arconic Technology Center, located in New Kensington, Pennsylvania, serves as the headquarters for our Research and Development efforts, and we also have R&D facilities in Norcross, Georgia; Merxheim, France; Vendargues, France; and Harderwijk, Netherlands. These facilities focus on innovation and have given us a leading position in the development of proprietary next-generation specialty alloys and manufacturing processes as evidenced by our robust intellectual property portfolio, which includes over 900 granted or pending patents. We also have a significant number of trade secrets, mostly regarding manufacturing processes and material compositions that give us important advantages in our markets. We continue to strive to improve those processes and generate new material compositions that provide additional benefits.
Recent examples of collaborative and industry redefining innovations include:
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Arconic Corporation’s Very Thick Plate Stretcher (VTPS). No supplier in the industry can currently produce plate as wide or as thick as we can. With our 220” mill and the VTPS, we are able to supply the exterior of large metallic planes as well as the most challenging structural plate applications on both metallic and carbon fiber aircrafts. Combined with a new horizontal heat treat furnace in Davenport, Iowa, which is commissioning and operating in a limited capacity as we work through the rigorous qualification processes of our aerospace customers, Arconic Corporation will be able to offer expanded capabilities and capacity in thick plate products.

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Arconic 951® adhesive bonding technology. One of our most notable hallmark R&D achievements was the development of the breakthrough Arconic 951 adhesive bonding technology that is enabling the automotive industry’s historic shift to aluminum-intensive vehicles. One of the first customers to utilize this technology was Ford, for its flagship vehicle, the F-150, which — since going aluminum-intensive in 2015 — has increased its lead as America’s #1 best-selling vehicle, a position it has held for more than 40 years in a row.

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High strength aerospace and automotive alloys. We continue to work with automotive and aerospace customers to develop solutions with innovative aluminum and aluminum lithium alloys. Working with automotive customer FCA US LLC, for example, our engineers developed a new, highly formable aluminum to enable FCA to shed weight and boost performance of its 2018 Jeep® Wrangler, one of the automaker’s top selling vehicles.

Diverse, entrenched and collaborative customer relationships.
We have a diverse customer base that includes hundreds of companies that span our key market segments. A sampling of our top customers includes:
Key Markets	Key Customers
Ground Transportation	Ford, FCA, General Motors, Daimler, Paccar, Entrans/Heil
Aerospace	Boeing, Airbus, Spirit AeroSystems, Embraer
Building and Construction	Fabricators, installers, architects and developers around the world
Industrial	Ryerson, Thyssenkrupp MA, Reliance, Kloeckner, Champagne Metals
Packaging	Ball, CANPACK
The average length of our relationships with our top 20 customers exceeds 25 years, and in some cases goes back as far as the beginning of their existence, particularly with our aerospace, automotive and building and construction customers. We have long-term contracts with many of our major customers, and we have partnered with some of them for substantial investments that support new product launches, increased capacity or unique capabilities that solve key challenges. 56% of 2019 Global Rolled Products revenue is under a long-term agreement, and only 6% of the Global Rolled Products long-term agreements are expected to be up for renewal in 2020 and 2021. In addition, we frequently collaborate with our customers to complete a rigorous process for qualifying our products, which requires substantial time and investment and imposes high costs for customers to switch suppliers.
Global network of efficient facilities with a broad range of capabilities operated by a highly skilled workforce.
We operate a network of strategically located facilities within close proximity to our customers and/or raw materials, which we believe allows us to compete effectively in our selected end-markets across numerous geographies. Our facilities, which in many cases have been in operation for decades and are continuously assessed for optimal efficiency, enable us to reliably produce a broad range of high-quality products. Our production lines are operated by a highly skilled workforce with decades of accumulated operational experience. We believe this collective knowledge base would be very difficult to replicate and is a key contributing factor in our ability to produce consistently high-quality products.
Our production sites feature industry-leading manufacturing capabilities with required industry qualifications that are, in our view, difficult for market outsiders to accomplish. We believe our portfolio of facilities provides us with a strong platform to retain and grow our global customer base.
Our capabilities include the development, alloying, and casting of standard and patented Arconic aluminum and aluminum-lithium alloys that provide superior mechanical properties using continuous heat treat and batch heat treat processes. We also have continuous cast capability, as well as hot and cold rolling of aluminum coil, sheet and plate products of different thicknesses and widths. We have the world’s largest thick plate stretcher, which can stretch the thickest plate in the world, and we have state-of-the-art metallurgical laboratories.
Our processes include coil and sheet leveling, straightening, and trimming capabilities, indirect aluminum extrusion piercing press capabilities and non-destructive inspection and testing capabilities.
Healthy financial position.
We believe the following factors will contribute to our long-term financial stability and future growth:
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Our revenue diversification in terms of geography, customers and end-markets gives Arconic Corporation a healthy financial position.

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Approximately 50% of our revenue is under long-term agreements, which provides earnings visibility.

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Our contracts are typically structured to contractually pass-through movements in underlying metal price, which, combined with our hedging program, helps to insulate us from commodity price volatility and generate earnings stability.

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Profitability has improved due to targeted mix shift to more specialized, more engineered, higher margin products, as well as cost optimization initiatives.

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We manage our business through a disciplined capital allocation framework.

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Over the last two years, we have undertaken several cost cutting initiatives in a relentless pursuit of cost reduction, while consistently delivering productivity improvements through smart manufacturing (physical and digital automation), cast house optimization, lower procurement costs, and labor and equipment efficiency.

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Our improved capital efficiency is delivering higher returns on our existing asset base. Our disciplined capital allocation with priority on high-return uses driving return on net assets (RONA) expansion has built an attractive margin profile and we believe we are positioned for future profitable growth upside. Examples include the automotive and industrial expansions in Alcoa, Tennessee to seek to capture future market growth, as well as expanding capabilities in Davenport, Iowa to capture demand in aerospace.

Our Business Strategies
Our objective is to expand our leading position as the industry’s supplier of choice for high-value-added, technologically advanced products for which we believe that we have a competitive advantage. Our strategy to achieve this objective has two primary pillars: (i) selective participation in attractive markets and (ii) continuing focus on capital efficiency and operational performance.
Selective Participation in Attractive Markets
Continue to target investment in high-return opportunities in our core market segments
We are focused on five strategic market segments (ground transportation, aerospace, building and construction, industrial and packaging) that we believe have attractive growth prospects for aluminum and a solid long-term outlook. These are also markets where we believe that we can differentiate ourselves through high-value-added products, strong customer relationships and R&D and advanced technical capabilities. We selectively pursue capital projects in response to specific volume requirements from long-term customer contracts, aiming for relatively short payback periods and good visibility into return on investment.
For example, in February 2019, in order to seek to capture the growing industrial and automotive aluminum demand in North America, we announced an investment of approximately $100 million to expand our hot mill capability and add downstream equipment capabilities to manufacture industrial and automotive aluminum products in our Tennessee Operations facility near Knoxville, Tennessee. The project is already underway and is expected to be completed by the fourth quarter of 2020.
Focus on technologically advanced products that facilitate long-term relationships as a key supplier to our customers
Our product portfolio is predominantly focused on high-value-added products that we believe we are particularly well-suited to developing and manufacturing for our customers. These products tend to require close collaboration with our customers to develop tailored solutions, as well as significant effort and investment to adhere to rigorous qualification procedures, which enables us to foster long-term relationships with our customers. Our products typically command premium prices and are supplied to end-markets that we believe have highly attractive characteristics and long-term growth trends.

Focus on Capital Efficiency and Operational Performance
Pursuit of highly efficient operations through smart manufacturing
We believe that there are significant opportunities to improve our quality and to reduce our manufacturing costs by implementing smart manufacturing initiatives, which involve physical and digital automation. We continually evaluate the processes and flowpaths of our operations in order to work to improve our production efficiency. Sharing best practices throughout our network enables us to apply advanced manufacturing techniques globally to improve existing equipment and processes. We aim to establish highly efficient operations and achieve cost reductions by standardizing manufacturing processes and the associated production elements where possible, while still allowing the flexibility to respond to local market demands and volatility.
To focus our efforts, we have launched a smart manufacturing program, sponsored at the executive level that is designed to optimize productivity of our plants with the goal of delivering value to customers through quality and efficiency.
To advance manufacturing improvements and optimize capital efficiency, Arconic Corporation has developed teams made up of cross-functional experts working on projects that provide an impact across the network. These teams each have a primary focus, seeking to improve efficiencies for optimal operational performance, as follows:
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Driving Operational Equipment Efficiency (OEE) on bottlenecked equipment, including cold mills, hot mills, annealing furnaces and finishing equipment.

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Maximizing internal ingot production, minimizing third party ingot purchase, and managing outside scrap sales to deliver the best solution for our North American network.

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Managing scrap charge solutions and driving scrap utilization in order to offset the need to purchase high cost primary alloy.

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Driving down transportation costs by combining routes, eliminating surcharges, and finding lower cost transportation solutions.

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Leveraging the excess internal process capabilities within the North American network to offset the need for expensive outside providers to perform key operations.

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Managing energy contracts, leveraging volume purchases, and implementing energy conservation activities.

Along with these initiatives, Arconic Corporation has standing teams working on overall equipment effectiveness, cast house capacity improvements, and reduction improvements in planned and un-planned scrap.
Our Portfolio
We manage our business operations through three segments: Rolled Products, Extrusions, and BCS. These segments contributed approximately 77%, 7% and 15%, respectively, of the 2018 revenues for the businesses that comprise Arconic Corporation. For additional information regarding our three operating segments and our business, see “Business.”
Summary of Risk Factors
An investment in our Company is subject to a number of risks, including risks relating to our business, risks related to the distribution and risks related to our common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement, for a more thorough description of these and other risks.

Risks Related to Our Business
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The markets for Arconic Corporation’s products are highly cyclical and are influenced by a number of factors, including global economic conditions.

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Arconic Corporation faces significant competition.

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Arconic Corporation could be adversely affected by the loss of key customers or significant changes in the business or financial condition of its customers.

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Arconic Corporation could encounter manufacturing difficulties or other issues that impact product performance, quality or safety.

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Arconic Corporation’s business depends, in part, on its ability to meet increased program demand successfully and to mitigate the impact of program cancellations, reductions and delays.

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Product liability, product safety, personal injury, property damage, and recall claims and investigations may materially affect Arconic Corporation’s financial condition and damage Arconic Corporation’s reputation.

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Arconic Corporation’s global operations expose Arconic Corporation to risks.

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A material disruption of Arconic Corporation’s operations, particularly at one or more of Arconic Corporation’s manufacturing facilities, could adversely affect Arconic Corporation’s business.

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Arconic Corporation may be unable to realize future targets or goals established for its business segments, or complete projects, at the levels, projected costs or by the dates targeted.

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Information technology system failures, cyber-attacks and security breaches may threaten the integrity of Arconic Corporation’s intellectual property and other sensitive information, disrupt its business operations, and result in reputational harm and other negative consequences.

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Arconic Corporation may be unable to develop innovative new products or implement technology initiatives successfully.

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Arconic Corporation may face challenges to its intellectual property rights.

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A decline in Arconic Corporation’s financial performance or outlook or a deterioration in its credit profile could negatively impact Arconic Corporation’s access to the capital markets and commercial credit, reduce its liquidity, and increase its borrowing costs.

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Arconic Corporation’s business could be adversely affected by increases in the cost of aluminum or volatility in the availability or cost of other raw materials.

Risks Related to the Distribution
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We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

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Following the separation, our financial profile will change, and we will be a smaller, less diversified company than ParentCo prior to the separation.

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We may not achieve some or all of the expected benefits of the distribution.

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ParentCo’s plan to separate into two independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense.

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If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we, as well as ParentCo and ParentCo’s stockholders, could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify ParentCo for material taxes and other related amounts.

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Until the distribution occurs, the ParentCo Board of Directors has sole and absolute discretion to change the terms of the separation in ways which may be unfavorable to us.

Risks Related to Our Common Stock
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We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly.

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A significant number of shares of our common stock may be sold following the distribution, which may cause our stock price to decline.

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Your percentage of ownership in Arconic Corporation may be diluted in the future.

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We cannot guarantee the timing, amount or payment of dividends on our common stock.

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Anti-takeover provisions could enable Arconic Corporation to resist a takeover attempt by a third party and limit the power of our stockholders.

The Separation and Distribution
In February 2019, we announced our plan to separate into two independent, publicly traded companies. The separation will occur through a pro rata distribution to ParentCo stockholders of 100% of the outstanding shares of common stock of Arconic Corporation, which was formed to hold the Arconic Corporation Businesses.
On [           ], 2020, the ParentCo Board of Directors approved the distribution of all of Arconic Corporation’s issued and outstanding shares of common stock on the basis of  [      ] shares of Arconic Corporation common stock for every share of ParentCo common stock held as of the close of business on [           ], 2020, the record date for the distribution.
Arconic Corporation’s Post-Separation Relationship with Howmet Aerospace
After the distribution, Howmet Aerospace and Arconic Corporation will each be separate companies with separate management teams and separate boards of directors. Prior to the distribution, ParentCo and Arconic Corporation will enter into the separation agreement. In connection with the separation, we will also enter into various other agreements to effect the separation and to provide a framework for our relationship with Howmet Aerospace after the separation, including a tax matters agreement, an employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases. These agreements will provide for the allocation between Arconic Corporation and Howmet Aerospace of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between us and Howmet Aerospace subsequent to the completion of the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors — Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”

Reasons for the Separation
The ParentCo Board of Directors believes that the separation of ParentCo into two independent, publicly traded companies through the separation of the Arconic Corporation Businesses from the Howmet Aerospace Businesses is in the best interests of ParentCo and its stockholders for a number of reasons, including:
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Management Focus on Core Business and Distinct Opportunities.   The separation will permit each company to more effectively pursue its own distinct business, operating priorities and strategies, with Howmet Aerospace focusing primarily on aerospace and Arconic Corporation focusing on rolled products, extrusions, and building and construction systems. The separation will enable the management teams of each of the two companies to focus on strengthening its core business and operations, more effectively address unique operating and other needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

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Allocation of Financial Resources and Separate Capital Structures.   The separation will permit each company to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies. In addition, after the separation, the respective businesses within each company will no longer compete internally with the businesses of the other company for capital and other corporate resources.

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Simplified Business Structure.   The separation will separate and simplify the structures currently required to manage a number of distinct and differing underlying businesses. These differences include exposure to industry cycles, manufacturing and procurement methods, customer base, research and development activities, and overhead structures.

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Targeted Investment Opportunity.   The separation will create two companies with more focused, aligned businesses, which will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its businesses and the industries in which it operates and serves, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

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Employee Incentives, Recruitment and Retention.   The separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

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Creation of Independent Equity Currencies.   The separation will create independent equity securities, affording Arconic Corporation direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Arconic Corporation will have more flexibility to capitalize on its unique strategic opportunities.

The ParentCo Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:
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Risk of Failure to Achieve Anticipated Benefits of the Separation.    We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating our business; and following the separation, we may be more susceptible to market fluctuations, and other adverse events than if we were still a part of ParentCo because our business will be less diversified than ParentCo’s business prior to the completion of the separation.

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Disruptions and Costs Related to the Separation.   The actions required to separate the Arconic Corporation Businesses and the Howmet Aerospace Businesses could disrupt our operations. In addition, we will incur substantial costs in connection with the separation and the transition to being a standalone, public company, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to Arconic Corporation, tax costs, and costs to separate information systems.

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Loss of Scale and Increased Administrative Costs.   As a current part of ParentCo, Arconic Corporation takes advantage of ParentCo’s size and purchasing power in procuring certain goods and services. After the separation, as a standalone company, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the separation. In addition, as part of ParentCo, Arconic Corporation benefits from certain functions performed by ParentCo, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, Howmet Aerospace will not perform these functions for us and, because of our smaller scale as a standalone company, our cost of performing such functions could be higher than the amounts reflected in our historical financial statements, which would cause our profitability to decrease.

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Limitations on Strategic Transactions.   Under the terms of the tax matters agreement that we will enter into with ParentCo, we will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify as tax-free under applicable law. These restrictions may limit for a period of time our ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of our business.

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Uncertainty Regarding Stock Prices. We cannot predict the effect of the separation on the trading prices of Arconic Corporation or Howmet Aerospace common stock or know with certainty whether the combined market value of  [      ] shares of our common stock and one share of Howmet Aerospace common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.

In determining to pursue the separation, the ParentCo Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the sections entitled “The Separation and Distribution — Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.
Corporate Information
Arconic Corporation was incorporated in Delaware on August 14, 2019 for the purpose of holding the Arconic Corporation Businesses in connection with the separation and distribution described herein. Prior to the transfer of the Arconic Corporation Businesses to us by ParentCo, which will occur prior to the distribution, Arconic Corporation will have no operations other than those incidental to the separation. The address of our principal executive offices will be 201 Isabella Street, Pittsburgh, Pennsylvania 15212. Our telephone number after the distribution will be [         ]. We maintain an Internet site at www.[          ].com. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to ParentCo stockholders who will receive shares of Arconic Corporation common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Arconic Corporation’s securities. The information contained in this information statement is believed by Arconic Corporation to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither ParentCo nor Arconic Corporation will update the information except as may be required in the normal course of their respective disclosure obligations and practices.

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA
COMBINED FINANCIAL DATA
The following summary financial data reflects the combined operations of Arconic Corporation. We derived the summary combined income statement data for the years ended December 31, 2018, 2017, and 2016, and summary combined balance sheet data as of December 31, 2018 and 2017, as set forth below, from our audited Combined Financial Statements, which are included in the “Index to Financial Statements” section of this information statement. We derived the summary combined income statement data for the nine months ended September 30, 2019 and 2018, and summary combined balance sheet data as of September 30, 2019, as set forth below, from our unaudited Combined Financial Statements, included elsewhere in this information statement. To ensure a full understanding of this summary financial data, you should read the summary combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included elsewhere in this information statement. The historical results do not necessarily indicate the results expected for any future period.
The summary unaudited pro forma combined financial data for the year ended December 31, 2018 and for the nine months ended September 30, 2019 has been prepared to reflect the separation, including the incurrence of indebtedness of approximately $1,200 million and the distribution of approximately $700 million of cash to ParentCo. The Unaudited Pro Forma Condensed Combined Statement of Operations presented for the year ended December 31, 2018 and for the nine months ended September 30, 2019 assumes the separation occurred on January 1, 2018. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019 assumes the separation occurred on September 30, 2019. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.
The Unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of our results of operations or financial condition had the distribution and our anticipated post-separation capital structure been completed on the dates assumed. It may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, it is not necessarily indicative of our future results of operations or financial condition.
You should read this summary financial data together with “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization,” “Selected Historical Combined Financial Data of Arconic Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included elsewhere in this information statement.
Summary of Historical and Unaudited Pro Forma
Combined Financial Data
	As of and for the nine months ended September 30,			As of and for the year ended December 31,
(in millions)	Pro forma 2019	2019	2018	Pro forma 2018	2018	2017	2016
Sales	$5,569	$5,569	5,633	$7,442	$7,442	$6,824	$6,661
Net income	81	39	71	209	170	209	155
Total assets	5,902	4,790	4,968	N/A	4,795	4,902	4,705
Total debt	1,160	250	260	N/A	250	255	256

RISK FACTORS
You should carefully consider the following risks and other information in this information statement in evaluating Arconic Corporation and Arconic Corporation common stock. Any of the following risks and uncertainties could materially adversely affect our business, financial condition or results of operations.
Risks Related to Our Business
The markets for Arconic Corporation’s products are highly cyclical and are influenced by a number of factors, including global economic conditions.
Arconic Corporation is subject to cyclical fluctuations in global economic conditions and lightweight metals end-use markets. Arconic Corporation sells many products to industries that are cyclical, such as the aerospace, automotive, commercial transportation and building and construction industries, and the demand for its products is sensitive to, and quickly impacted by, demand for the finished goods manufactured by its customers in these industries, which may change as a result of changes in regional or worldwide economies, currency exchange rates, energy prices or other factors beyond its control.
In particular, Arconic Corporation derives a significant portion of its revenue from products sold to the aerospace industry, which can be highly cyclical and reflective of changes in the general economy. The commercial aerospace industry is historically driven by the demand from commercial airlines for new aircraft. The U.S. and international commercial aviation industries may face challenges arising from competitive pressures and fuel costs. Demand for commercial aircraft is influenced by airline industry profitability, trends in airline passenger traffic, the state of U.S., regional and world economies, the ability of aircraft purchasers to obtain required financing and numerous other factors, including the effects of terrorism, health and safety concerns, environmental constraints imposed upon aircraft operators, the retirement of older aircraft, the performance and cost of alternative materials, and technological improvements to aircraft.
Further, the demand for Arconic Corporation’s automotive and ground transportation products is driven by the number of vehicles produced by automotive and commercial transportation manufacturers and volume of aluminum content per vehicle. The automotive industry is sensitive to general economic conditions, including credit markets and interest rates, and consumer spending and preferences regarding vehicle ownership and usage, vehicle size, configuration and features. Automotive and commercial transportation sales and production can also be affected by other factors, including the age of the vehicle fleet and related scrappage rates, labor relations issues, fuel prices, regulatory requirements, government initiatives, trade agreements and levels of competition both within and outside of the aluminum industry.
Arconic Corporation’s products are used in a variety of industrial applications, including mold and tooling plate for semiconductors; general engineering/machinery and injection molding applications; specialty finishes for appliances, cosmetic packaging, and vehicle components; tread plate and sheet; and building and construction products. The common alloy sheet market, which is a significant portion of the total industrial products market, is particularly sensitive to the volume imports of common alloys into the United States. The implementation of anti-dumping and countervailing duties imposed on Chinese common alloy sheet during 2018 has led to a significant decrease in the volume of imports from China. However, that decrease has resulted in a significant increase in imports of common alloy into the United States from other countries, which could lead to softening prices and market saturation.
We are unable to predict the future course of industry variables, the strength of the U.S., regional or global economies, or the effects of government actions. Negative economic conditions, such as a major economic downturn, a prolonged recovery period, or disruptions in the financial markets, could have a material adverse effect on Arconic Corporation’s business, financial condition or results of operations.
Arconic Corporation faces significant competition, which may have an adverse effect on profitability.
As discussed in the sections entitled “Business — Rolled Products — Competitive Conditions,” “Business — Extrusions — Competitive Conditions,” and “Business — BCS — Competitive Conditions,” the markets for Arconic Corporation’s products are highly competitive. Arconic Corporation’s competitors include a variety of both U.S. and non-U.S. companies in all major markets. New product offerings, new technologies in the marketplace or new facilities may compete with or replace Arconic Corporation products. The willingness of customers to accept substitutes for the products sold by Arconic Corporation, the ability of large customers to exert leverage in the marketplace to affect the pricing for Arconic Corporation’s products, and technological advancements or other developments by or affecting Arconic Corporation’s competitors or customers could adversely affect Arconic Corporation’s business, financial condition or results of operations.
In addition, Arconic Corporation may face increased competition due to industry consolidation. As companies attempt to strengthen or maintain their market positions in an evolving industry, companies could be acquired or merged. Companies that are strategic alliance partners in some areas of Arconic Corporation’s business may acquire or form alliances with Arconic Corporation’s competitors, thereby reducing their business with Arconic Corporation. Industry consolidation may result in stronger competitors who are better able to obtain favorable terms from suppliers or who are better able to compete as sole-source vendors for customers. Consolidation within Arconic Corporation’s customer base may result in customers who are better able to command increased leverage in negotiating prices and other terms of sale, which could adversely affect Arconic Corporation’s profitability. Moreover, if, as a result of increased leverage, customers require Arconic Corporation to reduce its pricing such that its gross margins are diminished, Arconic Corporation could decide not to sell certain products to a particular customer, or not to sell certain products at all, which would decrease our revenue. Consolidation within Arconic Corporation’s customer base may also lead to reduced demand for Arconic Corporation’s products, a combined entity replacing Arconic Corporation’s products with those of Arconic Corporation’s competitors, and cancellations of orders. The result of these developments could have a material adverse effect on Arconic Corporation’s business, operating results and financial condition.
Arconic Corporation could be adversely affected by the loss of key customers or significant changes in the business or financial condition of its customers.
Arconic Corporation has long-term contracts with a significant number of its customers, some of which are subject to renewal, renegotiation or re-pricing at periodic intervals or upon changes in competitive supply conditions. Arconic Corporation’s failure to successfully renew, renegotiate or favorably re-price such agreements, or a material deterioration in or termination of these customer relationships, could result in a reduction or loss in customer purchase volume or revenue.
Additionally, a significant downturn or deterioration in the business or financial condition or loss of a key customer supplied by Arconic Corporation could affect Arconic Corporation’s financial results. Arconic Corporation’s customers may experience delays in the launch of new products, labor strikes, diminished liquidity or credit unavailability, weak demand for their products, or other difficulties in their businesses. For example, in 2019, Boeing announced a temporary reduction in the production rate of, and subsequently announced a temporary suspension of production of, the Boeing 737 MAX aircraft, which has resulted in, and is expected to continue to result in, a reduction in sales of aluminum sheet and plate products that Arconic Corporation produces for Boeing airplanes. The Boeing 737 MAX represents less than 8% of the annual revenue and gross margin for Arconic Corporation, including direct sales to Boeing and sales to its supply chain. As no firm timeline has been established for either the adjustment of Boeing’s manufacturing plans, or for returning the aircraft into service, we are currently unable to definitively quantify any such potential impact.
Arconic Corporation’s customers may also change their business strategies or modify their business relationships with Arconic Corporation, including to reduce the amount of Arconic Corporation’s products they purchase or to switch to alternative suppliers. If Arconic Corporation’s customers reduce, terminate or delay purchases from Arconic Corporation due to the foregoing factors or otherwise and Arconic Corporation is unsuccessful in replacing such business in whole or in part or replaces it with less profitable business, our financial condition and results of operations may be adversely affected.
Arconic Corporation could encounter manufacturing difficulties or other issues that impact product performance, quality or safety, which could affect Arconic Corporation’s reputation, business and financial statements.
The manufacture of many of Arconic Corporation’s products is a highly exacting and complex process. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction,

failure to follow specific protocols, specifications and procedures, including those related to quality or safety, problems with raw materials, supply chain interruptions, natural disasters, labor unrest, and environmental factors. Such problems could have an adverse impact on Arconic Corporation’s ability to fulfill orders or on product quality or performance. Product manufacturing or performance issues could result in recalls, customer penalties, contract cancellation and product liability exposure. Because of approval, license and qualification requirements applicable to manufacturers and/or their suppliers, alternatives to mitigate manufacturing disruptions may not be readily available to us or our customers. Accordingly, manufacturing problems, product defects or other risks associated with our products, could result in significant costs to and liability for us that could have a material adverse effect on our business, financial condition or results of operations, including the payment of potentially substantial monetary damages, fines or penalties, as well as negative publicity and damage to our reputation, which could adversely impact product demand and customer relationships.
Arconic Corporation’s business depends, in part, on its ability to meet increased program demand successfully and to mitigate the impact of program cancellations, reductions and delays.
Arconic Corporation is currently under contract to supply aluminum sheet, plate and extrusions for a number of new and existing commercial and general aviation aircraft programs, as well as aluminum sheet and extrusions for a number of aluminum-intensive automotive vehicle programs. Many of these programs are scheduled for production increases over the next several years. If Arconic Corporation fails to meet production levels or encounters difficulty or unexpected costs in meeting such levels, it could have a material adverse effect on Arconic Corporation’s business, financial condition or results of operations. Similarly, program cancellations, reductions or delays could also have a material adverse effect on Arconic Corporation’s business.
Product liability, product safety, personal injury, property damage, and recall claims and investigations may materially affect Arconic Corporation’s financial condition and damage Arconic Corporation’s reputation.
The manufacture and sale of our products exposes Arconic Corporation to potential product liability, personal injury, property damage and related claims. These claims may arise from failure to meet product specifications, design flaws in our products, malfunction of our products, misuse of our products, use of our products in an unintended, unapproved or unrecommended manner, or use of our products with systems not manufactured or sold by us. New data and information, including information about the ways in which Arconic Corporation’s products are used, may lead Arconic Corporation, regulatory authorities, government agencies or other entities or organizations to publish guidelines or recommendations, or impose restrictions, related to the manufacturing or use of Arconic Corporation’s products.
In the event that an Arconic Corporation product fails to perform as expected, regardless of fault, or is used in an unexpected manner, and such failure or use results in, or is alleged to result in, bodily injury and/or property damage or other losses, Arconic Corporation may be subject to product liability lawsuits and other claims, or may be required or requested by its customers to participate in a recall or other corrective action involving such product. In addition, if an Arconic Corporation product is perceived to be defective or unsafe, sales of Arconic Corporation’s products could be diminished, Arconic Corporation’s reputation could be adversely impacted and Arconic Corporation could be subject to further liability claims. Moreover, events that give rise to actual, potential or perceived product safety concerns could expose Arconic Corporation to government investigations or regulatory enforcement action.
There can be no assurance that Arconic Corporation will be successful in defending any such proceedings or that insurance available to Arconic Corporation will be sufficient to cover any losses associated with such proceedings. An adverse outcome in one or more of these proceedings or investigations could have a material adverse effect on Arconic Corporation’s business, financial condition or profitability; impose substantial monetary damages and/or non-monetary penalties; result in additional litigation, regulatory investigations or other proceedings involving Arconic Corporation; result in loss of customers; require changes to our products or business operations; damage Arconic Corporation’s reputation and/or negatively impact the market price of Arconic Corporation’s common stock. Even if Arconic Corporation successfully defends against these types of claims, Arconic Corporation could still be required to spend a substantial amount of money in connection with legal proceedings or investigations with respect to such claims; Arconic Corporation’s management could be required to devote significant time, attention and operational resources responding to and defending against these claims and responding to these investigations; and Arconic Corporation’s reputation could suffer. Product liability claims and related lawsuits and investigations, product recalls, and allegations of product safety or quality issues, regardless of their validity or ultimate outcome, may have a material adverse effect on Arconic Corporation’s business, financial condition and reputation and on our ability to attract and retain customers.
For further discussion of potential liability associated with some of our products, including proceedings and investigations relating to the June 13, 2017 fire at the Grenfell Tower in London, U.K., see the section entitled “Business — Legal Proceedings.”
Arconic Corporation’s global operations expose Arconic Corporation to risks that could adversely affect Arconic Corporation’s business, financial condition, results of operations, cash flows or the market price of its securities.
Arconic Corporation has operations or activities in numerous countries and regions outside the United States, including Europe, the United Kingdom, Canada, China and Russia. As a result, Arconic Corporation’s global operations are affected by economic, political and other conditions in the foreign countries in which Arconic Corporation does business as well as U.S. laws regulating international trade, including:
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economic and commercial instability risks, including those caused by sovereign and private debt default, corruption, and changes in local government laws, regulations and policies, such as those related to tariffs, sanctions and trade barriers (including tariffs imposed by the United States as well as

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retaliatory tariffs imposed by China or other foreign entities), taxation, exchange controls, employment regulations and repatriation of assets or earnings;

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geopolitical risks such as political instability, civil unrest, expropriation, nationalization of properties by a government, imposition of sanctions, and renegotiation or nullification of existing agreements;

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war or terrorist activities;

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kidnapping of personnel;

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major public health issues such as an outbreak of a pandemic or epidemic (such as Sudden Acute Respiratory Syndrome, Avian Influenza, H7N9 virus, or the Ebola virus), which could cause disruptions in Arconic Corporation’s operations or workforce;

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difficulties enforcing contractual rights and intellectual property, including a lack of remedies for misappropriation, in certain jurisdictions;

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changes in trade and tax laws that may result in our customers being subjected to increased taxes, duties and tariffs and reduce their willingness to use our services in countries in which we are currently manufacturing their products;

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rising labor costs;

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labor unrest, including strikes;

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compliance with antitrust and competition regulations;

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compliance with foreign labor laws, which generally provide for increased notice, severance and consultation requirements compared to U.S. laws;

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aggressive, selective or lax enforcement of laws and regulations by national governmental authorities;

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compliance with the Foreign Corrupt Practices Act and other anti-bribery and corruption laws;

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compliance with U.S. laws concerning trade, including the International Traffic in Arms Regulations, the Export Administration Regulations, and the sanctions, regulations and embargoes administered by the U.S. Department of Treasury’s Office of Foreign Assets Control;

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imposition of currency controls; and

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adverse tax audit rulings.

Although the effect of any of the foregoing factors is difficult to predict, any one or more of them could adversely affect Arconic Corporation’s business, financial condition, or results of operations. The Company’s international operations subject Arconic Corporation to complex and dynamic laws and regulations that, in some cases, could result in conflict or inconsistency between applicable laws and/or legal obligations. While Arconic Corporation believes it has adopted appropriate risk management, compliance programs and insurance arrangements to address and reduce the associated risks, such measures may provide inadequate protection against costs, penalties, liabilities or other potential risks such as loss of export privileges or repatriation of assets that may arise from such events.
A material disruption of Arconic Corporation’s operations, particularly at one or more of Arconic Corporation’s manufacturing facilities, could adversely affect Arconic Corporation’s business.
If Arconic Corporation’s operations, particularly one of Arconic Corporation’s manufacturing facilities, were to be disrupted as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, theft, sabotage, adverse weather conditions, public health crises, labor disputes or other reasons, Arconic Corporation may be unable to effectively meet its obligations to or demand from its customers, which could adversely affect Arconic Corporation’s financial performance.
Interruptions in production could increase Arconic Corporation’s costs and reduce its sales. Any interruption in production capability could require Arconic Corporation to incur costs for premium freight, make substantial capital expenditures or purchase alternative material at higher costs to fill customer orders, which could negatively affect Arconic Corporation’s profitability and financial condition. Furthermore, because customers may be dependent on planned deliveries from us, customers that have to reschedule their own production due to our delivery delays may be able to pursue financial claims against us, and we may incur costs to correct such problems in addition to any liability resulting from such claims. Arconic Corporation maintains property damage insurance that Arconic Corporation believes to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from significant production interruption or shutdown caused by an insured loss. However, any recovery under Arconic Corporation’s insurance policies may not offset the lost profits or increased costs that may be experienced during the disruption of operations, which could adversely affect Arconic Corporation’s business, results of operations, financial condition and cash flow.
Arconic Corporation may be unable to realize future targets or goals established for its business segments, or complete projects, at the levels, projected costs or by the dates targeted.
From time to time, Arconic Corporation may announce future targets or goals for its business, which are based on Arconic Corporation’s then current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Arconic Corporation operates. Future targets and goals reflect Arconic Corporation’s beliefs and assumptions and its perception of historical trends, then current conditions and expected future developments, as well as other factors appropriate in the circumstances. As such, targets and goals are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events, including the risks discussed in this information statement. The actual outcome may be materially different. There can be no assurance that any targets or goals established by Arconic Corporation will be accomplished at the levels or by the dates targeted, if at all. Failure to achieve the targets or goals by Arconic Corporation may have a material adverse effect on its business, financial condition, results of operations or the market price of its securities.
In addition, the implementation of Arconic Corporation’s business strategy may involve the entry into and the execution of complex projects, which place significant demands on Arconic Corporation’s management and personnel, and may depend on numerous factors beyond Arconic Corporation’s control. There can be no assurance that such projects will be completed within budgeted costs, on a timely basis, or at all, whether due to the risks described in this information statement, or other factors. The failure to complete a material project as planned, or a significant delay in a material project, whatever the cause, could have an adverse effect on Arconic Corporation’s business, financial condition, or results of operations.
Information technology system failures, cyber-attacks and security breaches may threaten the integrity of Arconic Corporation’s intellectual property and other sensitive information, disrupt its business operations, and result in reputational harm and other negative consequences that could have a material adverse effect on its financial condition and results of operations.
Arconic Corporation relies on its information technology systems to manage and operate its business, process transactions, and summarize its operating results. Arconic Corporation’s information technology systems are subject to damage or interruption from power outages, computer, network and telecommunications failures, computer viruses, and catastrophic events, such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war or terrorism, and usage errors by employees. If Arconic Corporation’s information technology systems are damaged or cease to function properly, Arconic Corporation may have to make a significant investment to fix or replace them, and Arconic Corporation may suffer loss of critical data and interruptions or delays in its operations. Any material disruption in Arconic Corporation’s information technology systems, or delays or difficulties in implementing or integrating new systems or enhancing current systems, could have an adverse effect on Arconic Corporation’s business, financial condition or results of operations.
Arconic Corporation also faces global cybersecurity threats, which may range from uncoordinated individual attempts to sophisticated and targeted measures, known as advanced persistent threats, directed at Arconic Corporation. Cyber-attacks and security breaches may include, but are not limited to, attempts to access information, computer viruses, denial of service and other electronic security breaches.
Arconic Corporation believes that it faces the threat of cyber-attacks due to the industries it serves, the locations of its operations and its technological innovations. Arconic Corporation has experienced cybersecurity attacks in the past, including breaches of its information technology systems in which information was taken, and may experience them in the future, potentially with more frequency or sophistication. Based on information known to date, past attacks have not had a material impact on Arconic Corporation’s financial condition or results of operations. However, due to the evolving nature of cybersecurity threats, the scope and impact of any future incident cannot be predicted. Arconic Corporation employs a number of measures to protect and defend against cyber-attacks, including technical security controls, data encryption, firewalls, intrusion prevention systems, anti-virus software and frequent backups. Additionally, Arconic Corporation conducts regular periodic training of its employees regarding the protection of sensitive information which includes training intended to prevent the success of “phishing” attacks. While Arconic Corporation continually works to safeguard its systems and mitigate potential risks, there is no assurance that such actions will be sufficient to prevent cyber-attacks or security breaches that manipulate or improperly use its systems or networks, compromise confidential or otherwise protected information, destroy or corrupt data, or otherwise disrupt its operations. The occurrence of such events could negatively impact Arconic Corporation’s reputation and its competitive position and could result in litigation with third parties, regulatory action, loss of business, potential liability and increased remediation costs, any of which could have a material adverse effect on its financial condition and results of operations. In addition, such attacks or breaches could require significant management attention and resources and could result in the diminution of the value of Arconic Corporation’s investment in research and development.
Arconic Corporation’s enterprise risk management program and disclosure controls and procedures address cybersecurity and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from cyber-attacks and security breaches. Arconic Corporation also maintains compliance programs to address the potential applicability of restrictions against trading while in possession of material, nonpublic information generally and in connection with a cyber-attack or security breach. However, a breakdown in existing controls and procedures around Arconic Corporation’s cybersecurity environment may prevent Arconic Corporation from detecting, reporting or responding to cyber incidents in a timely manner and could have a material adverse effect on Arconic Corporation’s financial condition or the market price of its securities.

Arconic Corporation may be unable to develop innovative new products or implement technology initiatives successfully.
Arconic Corporation’s competitive position and future performance depends, in part, on Arconic Corporation’s ability to:
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identify and evolve with emerging technological and broader industry trends in Arconic Corporation’s target end-markets;

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identify and successfully execute on a strategy to remain an essential and sustainable element of its customers’ supply chains;

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fund, develop, manufacture and bring innovative new products and services to market quickly and cost-effectively;

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monitor disruptive technologies and understand customers’ and competitors’ abilities to deploy those disruptive technologies; and

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achieve sufficient return on investment for new products based on capital expenditures and research and development spending.

Arconic Corporation is working on new developments for a number of strategic projects, including alloy development, engineered finishes and product design, high speed continuous casting and rolling technology and other advanced manufacturing technologies. For more information on Arconic Corporation’s research and development programs, see the section entitled “Business — Research and Development.”
While Arconic Corporation intends to continue to commit substantial financial resources and effort to the development of innovative new products and services, it may not be able to successfully differentiate its products or services from those of its competitors or match the level of research and development spending of its competitors, including those developing technology to displace Arconic Corporation’s current products. In addition, Arconic Corporation may not be able to adapt to evolving markets and technologies or achieve and maintain technological advantages. There can be no assurance that any of Arconic Corporation’s new products or services, development programs or technologies will be commercially adopted or beneficial to Arconic Corporation.
Arconic Corporation may face challenges to its intellectual property rights which could adversely affect Arconic Corporation’s reputation, business and competitive position.
Arconic Corporation owns important intellectual property, including patents, trademarks, copyrights and trade secrets. Arconic Corporation’s intellectual property plays an important role in maintaining Arconic Corporation’s competitive position in a number of the markets that Arconic Corporation serves. Arconic Corporation’s competitors may develop technologies that are similar or superior to Arconic Corporation’s proprietary technologies or design around the patents Arconic Corporation owns or licenses. Despite its controls and safeguards, Arconic Corporation’s technology may be misappropriated by its employees, its competitors or other third parties. The pursuit of remedies for any misappropriation of Arconic Corporation intellectual property is expensive and the ultimate remedies may be deemed insufficient. Further, in jurisdictions where the enforcement of intellectual property rights is less robust, the risk of misappropriation of Arconic Corporation intellectual property increases despite efforts Arconic Corporation undertakes to protect it. Developments or assertions by or against Arconic Corporation relating to intellectual property rights, and any inability to protect or enforce Arconic Corporation’s rights sufficiently, could adversely affect Arconic Corporation’s business and competitive position.
A decline in Arconic Corporation’s financial performance or outlook or a deterioration in its credit profile could negatively impact Arconic Corporation’s access to the capital markets and commercial credit, reduce its liquidity, and increase its borrowing costs.
Arconic Corporation has significant capital requirements and may require, in the future, the issuance of debt to fund its operations and contractual commitments or to pursue strategic acquisitions. A decline in Arconic Corporation’s financial performance or outlook due to internal or external factors could affect Arconic Corporation’s access to, and the availability or cost of, financing on acceptable terms and conditions. There can be no assurance that Arconic Corporation will have access to the capital markets on terms Arconic Corporation finds acceptable.
We expect to request that the major credit rating agencies evaluate our creditworthiness and give us specified credit ratings. These ratings would be based on a number of factors, including our financial strength and financial policies as well as our strategies, operations and execution. These credit ratings are limited in scope, and do not address all material risks related to investment in us, but rather reflect only the view of each rating agency at the time the rating is issued. Nonetheless, the credit ratings Arconic Corporation receives will impact our borrowing costs as well as the terms upon which we will have access to capital. Failure to obtain sufficiently high credit ratings could adversely affect the interest rate in future financings, our liquidity or our competitive position, and could also restrict our access to capital markets.
There can be no assurance that one or more of the rating agencies will not take negative actions with respect to Arconic Corporation’s ratings in the future. Increased debt levels, macroeconomic conditions, a deterioration in Arconic Corporation’s debt protection metrics, a contraction in Arconic Corporation’s liquidity, or other factors could potentially trigger such actions. A rating agency may lower, suspend or withdraw entirely a rating or place it on negative outlook or watch if, in that rating agency’s judgment, circumstances so warrant. A downgrade of Arconic Corporation’s credit ratings by one or more rating agencies could result in adverse consequences, including: adversely impact the market price of Arconic Corporation’s securities; adversely affect existing financing; limit access to the capital (including commercial paper) or credit markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all; result in more restrictive covenants in agreements governing the terms of any future indebtedness that Arconic Corporation incurs; increase the cost of borrowing or fees on undrawn credit facilities; or result in vendors or counterparties seeking collateral or letters of credit from Arconic Corporation.
Limitations on Arconic Corporation’s ability to access the global capital markets, a reduction in Arconic Corporation’s liquidity or an increase in borrowing costs could materially and adversely affect Arconic Corporation’s ability to maintain or grow its business, which in turn may adversely affect its financial condition, liquidity and results of operations.
Arconic Corporation’s business and growth prospects may be negatively impacted by limits in its capital expenditures.
Arconic Corporation requires substantial capital to invest in growth opportunities and to maintain and prolong the life and capacity of its existing facilities. Insufficient cash generation or capital project overruns may negatively impact Arconic Corporation’s ability to fund as planned its sustaining and return-seeking capital projects. Over the long term, Arconic Corporation’s ability to take advantage of improved market conditions or growth opportunities in its businesses may be constrained by earlier capital expenditure restrictions, which could adversely affect the long-term value of its business and the Company’s position in relation to its competitors.
An adverse decline in the liability discount rate, lower-than-expected investment return on pension assets and other factors could affect Arconic Corporation’s results of operations or amount of pension funding contributions in future periods.
Arconic Corporation’s results of operations may be negatively affected by the amount of expense Arconic Corporation records for its pension and other postretirement benefit plans, reductions in the fair value of plan assets and other factors. Arconic Corporation calculates income or expense for its plans using actuarial valuations in accordance with GAAP.
These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions used by Arconic Corporation to estimate pension or other postretirement benefit income or expense for the following year are the discount rate applied to plan liabilities and the expected long-term rate of return on plan assets. In addition, Arconic Corporation is required to make an annual measurement of plan assets and liabilities, which may result in a significant charge to stockholders’ equity. For a discussion regarding how Arconic Corporation’s financial statements can be affected by pension and other postretirement benefits accounting policies, see Note B to the Combined Financial Statements included in the “Index to Financial Statements” section of this information statement. Although GAAP expense and pension funding contributions are impacted by different regulations and requirements, the key economic factors that affect GAAP expense would also likely affect the amount of cash or securities Arconic Corporation would contribute to the pension plans.
Unanticipated changes in Arconic Corporation’s tax provisions or exposure to additional tax liabilities could affect Arconic Corporation’s future profitability.
Arconic Corporation is subject to income taxes in both the United States and various non-U.S. jurisdictions. Its domestic and international tax liabilities are dependent upon the distribution of income among these different jurisdictions. Changes in applicable domestic or foreign tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect Arconic Corporation’s tax expense and profitability. Arconic Corporation’s tax expense includes estimates of additional tax that may be incurred for tax exposures and reflects various estimates and assumptions. The assumptions include assessments of future earnings of Arconic Corporation that could impact the valuation of its deferred tax assets. Arconic Corporation’s future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in the overall profitability of Arconic Corporation, changes in tax legislation and rates, changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, the results of tax audits and examinations of previously filed tax returns or related litigation and continuing assessments of its tax exposures.
Corporate tax law changes continue to be analyzed in the United States and in many other jurisdictions. In particular, on December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Act”) was signed into law, significantly reforming the Code. During 2018, the Internal Revenue Service (the “IRS”) began a number of guidance projects which serve to both interpret and implement the 2017 Act. Those guidance projects, which include both Proposed and Final Treasury Regulations, have continued in 2019 and may continue into 2020. Arconic Corporation continues to review the components of the 2017 Act, as well as the ongoing interpretive guidance, and evaluate its consequences. As such, the ultimate impact of the 2017 Act may differ from reported amounts due to, among other things, changes in interpretations and assumptions Arconic Corporation has made to date; and actions Arconic Corporation may take as a result of the 2017 Act and related guidance. These changes to the U.S. corporate tax system could have a substantial impact, positive or negative, on Arconic Corporation’s future effective tax rate, cash tax expenditures, and deferred tax assets and liabilities.
Arconic Corporation may be unable to realize the expected benefits from acquisitions, divestitures, joint ventures and strategic alliances.
Arconic Corporation has made, and may continue to plan and execute, acquisitions and divestitures and take other actions to grow its business or streamline its portfolio. There is no assurance that anticipated benefits will be realized. Acquisitions present significant challenges and risks, including the effective integration of the acquired business into Arconic Corporation, unanticipated costs and liabilities, and the ability to realize anticipated benefits, such as growth in market share, revenue or margins, at the levels or in the timeframe expected. Arconic Corporation may be unable to manage acquisitions successfully. Additionally, adverse factors may prevent Arconic Corporation from realizing the benefits of its growth projects, including unfavorable global economic conditions, currency fluctuations, or unexpected delays in target timelines.
With respect to portfolio optimization actions such as divestitures, curtailments and closures, Arconic Corporation may face barriers to exit from unprofitable businesses or operations, including high exit costs or objections from customers, suppliers, unions, local or national governments, or other stakeholders. In addition, Arconic Corporation may retain unforeseen liabilities for divested entities or businesses, including, but not limited to, if a buyer fails to honor all commitments. Arconic Corporation’s business operations are capital intensive, and curtailment or closure of operations or facilities may include significant charges, including employee separation costs, asset impairment charges and other measures.
In addition, Arconic Corporation has participated in, and may continue to participate in, joint ventures, strategic alliances and other similar arrangements from time to time. Although Arconic

Corporation has, in connection with past and existing joint ventures, sought to protect its interests, joint ventures and strategic alliances inherently involve special risks. Whether or not Arconic Corporation holds majority interests or maintains operational control in such arrangements, its partners may:
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have economic or business interests or goals that are inconsistent with or opposed to those of Arconic Corporation;

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exercise veto rights to block actions that Arconic Corporation believes to be in our or the joint venture’s or strategic alliance’s best interests;

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take action contrary to Arconic Corporation’s policies or objectives with respect to investments; or

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as a result of financial or other difficulties, be unable or unwilling to fulfill their obligations under the joint venture, strategic alliance or other agreements, such as contributing capital to expansion or maintenance projects.

There can be no assurance that acquisitions, growth investments, divestitures, closures, joint ventures, strategic alliances or similar arrangements will be undertaken or completed in their entirety as planned or that they will be beneficial to Arconic Corporation, whether due to the above-described risks, unfavorable global economic conditions, increases in construction costs, currency fluctuations, political risks, or other factors.
Arconic Corporation’s business could be adversely affected by increases in the cost of aluminum or volatility in the availability or cost of other raw materials.
Arconic Corporation derives a significant portion of its revenue from aluminum-based products. The price of primary aluminum has historically been subject to significant cyclical price fluctuations, and the timing of changes in the market price of aluminum is largely unpredictable. Although Arconic Corporation’s pricing of products is generally intended to pass substantially all the risk of metal price fluctuations on to Arconic Corporation’s customers or is otherwise hedged, there are situations where Arconic Corporation is unable to pass on the entire cost of increases to its customers and there is a potential time lag on certain products between increases in costs for aluminum and the point when Arconic Corporation can implement a corresponding increase in price to its customers and/or there are other timing factors that may result in Arconic Corporation’s exposure to certain price fluctuations which could have a material adverse effect on Arconic Corporation’s business, financial condition or results of operations. Further, since metal prices fluctuate among the various exchanges, Arconic Corporation competitors may enjoy a metal price advantage from time to time.
Arconic Corporation may be adversely affected by changes in the availability or cost of other raw materials (including, but not limited to, copper, magnesium and zinc), as well as freight costs associated with transportation of raw materials. The availability and costs of certain raw materials necessary for the production of Arconic Corporation’s products may be influenced by private or government entities, including mergers and acquisitions, changes in world politics or regulatory requirements (such as human rights regulations or environmental regulations), labor relations between the producers and their work forces, unstable governments in exporting nations, export quotas, sanctions, new or increased import duties, countervailing or anti-dumping duties, market forces of supply and demand, and inflation. In addition, from time to time, commodity prices may fall rapidly. When this happens, suppliers may withdraw capacity from the market until prices improve, which may cause periodic supply interruptions. Arconic Corporation may be unable to offset fully the effects of raw material shortages or higher costs through customer price increases, productivity improvements or cost reduction programs. Shortages or price fluctuations in raw materials could have a material adverse effect on Arconic Corporation’s operating results.
Arconic Corporation is dependent on a limited number of suppliers for a substantial portion of our primary and scrap aluminum and certain other raw materials essential to our operations.
Arconic Corporation has supply arrangements with a limited number of suppliers for aluminum and other raw materials. We maintain annual or long-term contracts for a majority of our supply requirements, and for the remainder we depend on spot purchases. From time to time, increasing aluminum demand levels have caused regional supply constraints in the industry and further increases in demand levels could exacerbate these issues. Such constraints could impact our production or force us to purchase primary metal and other supplies from alternative sources, which may not be available in sufficient quantities or may only be available on terms that are less favorable to us. Further, there can be no assurance that we will be able to renew, or obtain replacements for, any of our long-term contracts when they expire on terms that are as favorable as our existing agreements or at all. Additionally, Arconic Corporation could have exposure if a key supplier in a particular region is unable to deliver sufficient quantities of a necessary material on a timely basis. For example, our plant in Russia depends on a single supplier, UC Rusal PLC, for aluminum: a significant interruption in that supply could jeopardize the plant’s ability to continue as a going concern, which could in turn have a material adverse effect on our financial condition, results of operations and cash flow. In addition, a significant downturn in the business or financial condition of our significant suppliers exposes us to the risk of default by the supplier on our contractual agreements, and this risk is increased by weak and deteriorating economic conditions on a global, regional or industry sector level.
We also depend on scrap aluminum for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metal to us. In periods of low inventory prices, suppliers may elect to hold scrap until they are able to charge higher prices. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operation, financial condition and cash flows could be materially adversely affected.
Arconic Corporation is exposed to fluctuations in foreign currency exchange rates and interest rates, as well as inflation, economic factors, and currency controls in the countries in which it operates.
Economic factors, including inflation and fluctuations in foreign currency exchange rates and interest rates, competitive factors in the countries in which Arconic Corporation operates, and continued volatility or deterioration in the global economic and financial environment could affect Arconic Corporation’s revenues, expenses and results of operations. Changes in the valuation of the U.S. dollar against other currencies, including the Euro, British pound, Canadian dollar, Chinese yuan (renminbi) and Russian ruble, may affect Arconic Corporation’s profitability as some important inputs are purchased in other currencies, while Arconic Corporation’s products are generally sold in U.S. dollars.
In addition, we expect a portion of Arconic Corporation’s indebtedness to bear interest at rates equal to the London Interbank Offering Rate (“LIBOR”) plus a margin. Accordingly, Arconic Corporation will be subject to risk from changes in interest rates on the variable component of the rate. Further, LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to disappear entirely or to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include changes in the cost of Arconic Corporation’s variable rate indebtedness.
Arconic Corporation also faces risks arising from the imposition of cash repatriation restrictions and exchange controls. Cash repatriation restrictions and exchange controls may limit Arconic Corporation’s ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by Arconic Corporation’s foreign subsidiaries or businesses located in or conducted within a country imposing restrictions or controls. While Arconic Corporation currently has no need, and does not intend, to repatriate or convert cash held in countries that have significant restrictions or controls in place, should Arconic Corporation need to do so to fund its operations, it may be unable to repatriate or convert such cash, or be unable to do so without incurring substantial costs. Arconic Corporation currently has substantial operations in countries that have cash repatriation restrictions or exchange controls in place, including China, and, if Arconic Corporation were to need to repatriate or convert such cash, these controls and restrictions may have an adverse effect on Arconic Corporation’s operating results and financial condition.
Arconic Corporation’s customers may reduce their demand for aluminum products in favor of alternative materials.
Certain applications of Arconic Corporation’s aluminum-based products compete with products made from other materials, such as steel, titanium and composites. The willingness of customers to pursue materials other than aluminum often depends upon the desire to achieve specific attributes. For example, the commercial aerospace industry has used and continues to evaluate the further use of alternative materials to aluminum, such as titanium and composites, in order to reduce the weight and increase the fuel efficiency of aircraft. Additionally, the automotive industry, while motivated to reduce vehicle weight through the use of aluminum, may revert to steel or other materials for certain applications. Further, the decision to use aluminum may be impacted by aluminum prices or compatibility of aluminum with other materials used by a customer in a given application. The willingness of customers to accept other materials in lieu of aluminum could adversely affect the demand for certain of Arconic Corporation’s products, and thus adversely affect Arconic Corporation’s business, financial condition or results of operations.
Labor disputes and other employee relations issues could adversely affect Arconic Corporation’s business, financial condition or results of operations.
A significant portion of Arconic Corporation’s employees are represented by labor unions in a number of countries under various collective bargaining agreements with varying durations and expiration dates. While Arconic Corporation previously has been successful in renegotiating its collective bargaining agreements with various unions, Arconic Corporation may not be able to satisfactorily renegotiate all collective bargaining agreements in the United States and other countries when they expire. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at Arconic Corporation’s facilities in the future. Arconic Corporation may also be subject to general country strikes or work stoppages unrelated to its business or collective bargaining agreements. Any such work stoppages could have a material adverse effect on Arconic Corporation’s business, financial condition or results of operations.
A failure to attract, retain or provide adequate succession plans for key personnel could adversely affect Arconic Corporation’s operations and competitiveness.
Arconic Corporation’s existing operations and development projects require highly skilled executives and staff with relevant industry and technical experience. The inability of Arconic Corporation to attract and retain such people may adversely impact Arconic Corporation’s ability to meet project demands adequately and fill roles in existing operations. Skills shortages in engineering, manufacturing, technology, construction and maintenance contractors and other labor market inadequacies may also impact activities. These shortages may adversely impact the cost and schedule of development projects and the cost and efficiency of existing operations.
In addition, the continuity of key personnel and the preservation of institutional knowledge are vital to the success of Arconic Corporation’s growth and business strategy. The loss of key members of management and other personnel could significantly harm Arconic Corporation’s business, and any unplanned turnover, or failure to develop adequate succession plans for key positions, could deplete Arconic Corporation’s institutional knowledge base, result in loss of technical expertise, delay or impede the execution of Arconic Corporation’s business plans and erode Arconic Corporation’s competitiveness.
Arconic Corporation may be exposed to significant legal proceedings, investigations or changes in U.S. federal, state or foreign law, regulation or policy.
Arconic Corporation’s results of operations or liquidity in a particular period could be affected by new or increasingly stringent laws, regulatory requirements or interpretations, or outcomes of significant legal proceedings or investigations adverse to Arconic Corporation. Arconic Corporation may experience an unfavorable change in effective tax rates or become subject to unexpected or rising costs associated with business operations or provision of health or welfare benefits to employees due to changes in laws, regulations or policies.
Arconic Corporation is subject to a variety of legal and regulatory compliance risks in the United States and abroad in connection with its business and products. These risks include, among other things, potential claims relating to product liability, product testing, health and safety, environmental matters, employment matters, required record keeping and record retention, compliance with securities laws, intellectual property rights, government contracts and taxes, insurance or commercial matters, as well as compliance with U.S. and foreign laws and regulations governing import and export, anti-bribery, antitrust and competition, sales and trading practices, human rights and modern slavery, sourcing of raw materials, third-party relationships, supply chain operations and the manufacture and sale of products. Arconic Corporation may be a party to litigation in a foreign jurisdiction where geopolitical risks might influence the ultimate outcome of such litigation. Arconic Corporation could be subject to fines, penalties, damages (in certain cases, treble damages), or suspension or debarment from government contracts.
The global and diverse nature of Arconic Corporation’s operations means that these risks will continue to exist, and additional legal proceedings and contingencies may arise from time to time. While Arconic Corporation believes it has adopted appropriate risk management and compliance programs to address and reduce these risks, including insurance arrangements with respect to these risks, such measures may provide inadequate protection against liabilities that may arise. In addition, various factors or developments can lead Arconic Corporation to change current estimates of liabilities or make such estimates for matters previously unsusceptible to reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling or settlement or unfavorable changes in laws, regulations or policies, or other contingencies that Arconic Corporation cannot predict with certainty could have a material adverse effect on Arconic Corporation’s financial condition, results of operations or cash flows in a particular period. Litigation and compliance efforts may require substantial attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on the Company’s financial position, results of operations and cash flows. For additional information regarding the legal proceedings relating to Arconic Corporation, including proceedings and investigations relating to the June 13, 2017 fire at the Grenfell Tower in London, U.K., see the section entitled “Business — Legal Proceedings.”
Arconic Corporation is exposed to environmental and safety risks and is subject to a broad range of health, safety and environmental laws and regulations, which may result in substantial costs and liabilities.
Arconic Corporation’s operations worldwide are subject to numerous complex and increasingly stringent health, safety and environmental laws and regulations. The costs of complying with such laws and regulations, including participation in assessments and cleanups of sites, as well as internal voluntary programs, are significant and will continue to be so for the foreseeable future. Environmental laws may impose cleanup liability on owners and occupiers of contaminated property, including present, past or divested properties, regardless of whether the owners and occupiers caused the contamination or whether the activity that caused the contamination was lawful at the time it was conducted. Environmental matters for which Arconic Corporation may be liable may arise in the future at its present sites, at sites owned or operated by its predecessors or affiliates, at sites that it may acquire in the future, or at third-party sites used by its predecessors or affiliates for material and waste handling and disposal. Compliance with health, safety and environmental laws and regulations, including remediation obligations, may prove to be more challenging and costly than Arconic Corporation anticipates. Arconic Corporation’s results of operations or liquidity in a particular period could be affected by certain health, safety or environmental matters, including remediation costs and damages related to certain sites as well as other health and safety risks relating to its operations and products. Additionally, evolving regulatory standards and expectations can result in increased litigation and/or increased costs, including increased remediation costs, all of which can have a material and adverse effect on Arconic Corporation’s financial condition, results of operations and cash flows.
In addition, the heavy industrial activities conducted at Arconic Corporation’s facilities present a significant risk of injury or death to our employees, customers or third parties that may be on site. We have experienced serious injuries in the past, notwithstanding the safety protocols, practices and precautions we take. Our operations are subject to regulation by various federal, state and local agencies in the United States and regulation by foreign government entities abroad responsible for employee health and safety, including the Occupational Safety and Health Administration. From time to time, we have incurred fines for violations of various health and safety standards. While we maintain insurance and have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any injury or death that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and could have a material adverse effect on our results of operations and financial condition or result in negative publicity and/or significant reputational harm.

Arconic Corporation is subject to privacy and data security/protection laws in the jurisdictions in which it operates and may be exposed to substantial costs and liabilities associated with such laws and regulations.
The regulatory environment surrounding information security and privacy is increasingly demanding, with frequent imposition of new and changing requirements. For example, the European Union’s General Data Protection Regulation (“GDPR”), which became effective in May 2018, imposed significant new requirements on how companies process and transfer personal data, as well as significant fines for non-compliance. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes, which could have a material adverse effect on Arconic Corporation’s financial condition and results of operations. In addition, the payment of potentially significant fines or penalties in the event of a breach of the GDPR or other privacy and information security laws, as well as the negative publicity associated with such a breach, could damage Arconic Corporation’s reputation and adversely impact product demand and customer relationships.
Failure to comply with domestic or international employment and related laws could result in penalties or costs that could have a material adverse effect on Arconic Corporation’s business results.
Arconic Corporation is subject to a variety of domestic and foreign employment laws, such as the Fair Labor Standards Act (which governs such matters as minimum wages, overtime and other working conditions), state and local wage laws, the Employee Retirement Income Security Act, and regulations related to safety, discrimination, organizing, whistle-blowing, classification of employees, privacy and severance payments, citizenship requirements, and healthcare insurance mandates. Allegations that Arconic Corporation has violated such laws or regulations could damage Arconic Corporation’s reputation and lead to fines from or settlements with federal, state or foreign regulatory authorities or damages payable to employees, which could have a material adverse impact on Arconic Corporation’s operations and financial condition.
Arconic Corporation may be affected by global climate change or by legal, regulatory, or market responses to such change.
Increased concern over climate change has led to new and proposed legislative and regulatory initiatives, such as cap-and-trade systems, additional limits on emissions of greenhouse gases or Corporate Average Fuel Economy standards in the United States. New or revised laws and regulations in this area could directly and indirectly affect Arconic Corporation and its customers and suppliers, including by increasing the costs of production or impacting demand for certain products, which could result in an adverse effect on our financial condition, results of operations and cash flows. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by Arconic Corporation or its customers or suppliers. Also, Arconic Corporation relies on natural gas, electricity, fuel oil and transport fuel to operate its facilities. Any increased costs of these energy sources because of new laws could be passed along to Arconic Corporation and its customers and suppliers, which could also have a negative impact on Arconic Corporation’s profitability.
Changes in the United Kingdom’s economic and other relationships with the European Union could adversely affect Arconic Corporation.
In March 2017, the United Kingdom formally triggered the process to withdraw from the European Union (also referred to as “Brexit”) following the results of a national referendum that took place in June 2016. The ultimate effects of Brexit on Arconic Corporation are difficult to predict, but because Arconic Corporation currently operates and conducts business in the United Kingdom and in Europe, Brexit could cause disruptions and create uncertainty to Arconic Corporation’s businesses, including affecting the business of and/or our relationships with Arconic Corporation’s customers and suppliers, as well as altering the relationship among tariffs and currencies, including the value of the British pound and the Euro relative to the U.S. dollar. Such disruptions and uncertainties could adversely affect Arconic Corporation’s financial condition, operating results and cash flows. In addition, Brexit could result in legal uncertainty and potentially divergent national laws and regulations as new legal relationships between the United Kingdom and the European Union are established. The ultimate effects of Brexit on Arconic Corporation will also depend on the terms of any agreements the United Kingdom and the European Union make to retain access to each other’s respective markets either during a transitional period or more permanently.

Risks Related to the Distribution
We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
The historical information about Arconic Corporation in this information statement refers to the Arconic Corporation Businesses as operated by and integrated with ParentCo. Our historical financial information included in this information statement is derived from ParentCo’s accounting records and is presented on a standalone basis as if the Arconic Corporation Business has been conducted independently from ParentCo. Additionally, the pro forma financial information included in this information statement is derived from our historical financial information and (i) gives effect to the separation and (ii) reflects Arconic Corporation’s anticipated post-separation capital structure, including the assignment of certain assets and assumption of certain liabilities not included in the historical financial statements. Accordingly, the historical and pro forma financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:
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Generally, our working capital requirements and capital for our general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of ParentCo. Following the completion of the distribution, our results of operations and cash flows are likely to be more volatile, and we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

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Prior to the distribution, our business has been operated by ParentCo as part of its broader corporate organization, rather than as an independent company. ParentCo or one of its affiliates performed various corporate functions for us, such as legal, treasury, accounting, auditing, human resources, investor relations, and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from ParentCo for such functions, which may be less than the expenses we would have incurred had we operated as a separate, publicly traded company.

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Currently, our business is integrated with the other businesses of ParentCo. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While we have sought to minimize the impact on Arconic Corporation when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

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As a current part of ParentCo, we take advantage of ParentCo’s overall size and scope to obtain more advantageous procurement terms. After the distribution, as a standalone company, we may be unable to obtain similar arrangements to the same extent as ParentCo did, or on terms as favorable as those ParentCo obtained, prior to completion of the distribution.

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After the completion of the distribution, the cost of capital for our business may be higher than ParentCo’s cost of capital prior to the distribution.

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Our historical financial information does not reflect the debt that we will incur as part of the distribution.

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As an independent public company, we will separately become subject to, among other things, the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the regulations of the NYSE and will be required to prepare our standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on our management and administrative and operational resources. Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to implement our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from ParentCo. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of our business, see “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Combined Financial Data of Arconic Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.
Following the separation, our financial profile will change, and we will be a smaller, less diversified company than ParentCo prior to the separation.
The separation will result in each of Howmet Aerospace and Arconic Corporation being smaller, less diversified companies with more limited businesses concentrated in their respective industries. As a result, our Company may be more vulnerable to changing market conditions, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the diversification of our revenues, costs, and cash flows will diminish as a standalone company, such that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and our ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the separation we may also lose capital allocation efficiency and flexibility, as we will no longer be able to use cash flow from Howmet Aerospace to fund our investments into one of our other businesses.
We may not achieve some or all of the expected benefits of the distribution, and the distribution may materially adversely affect our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the distribution, or such benefits may be delayed or not occur at all. The distribution is expected to provide the following benefits, among others: (1) enabling our management to more effectively pursue its own distinct operating priorities and strategies and to focus on strengthening our core business and unique needs, and pursue distinct and targeted opportunities for long-term growth and profitability; (2) permitting us to allocate our financial resources to meet the unique needs of our business, which will allow us to intensify our focus on distinct strategic priorities and to more effectively pursue our own distinct capital structures and capital allocation strategies; (3) allowing us to more effectively articulate a clear investment thesis to attract a long-term investor base suited to our business and providing investors with a distinct and targeted investment opportunity; (4) creating an independent equity security tracking our underlying business, affording us direct access to the capital markets and facilitating our ability to consummate future acquisitions or other transactions using our common stock; and (5) permitting us to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely aligns management and employee incentives with specific business goals and objectives related to our business.
We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (2) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of ParentCo because our business will be less diversified than ParentCo’s business prior to the completion of the separation; (3) after the separation, as a standalone company, we may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the separation; (4) the separation may require us to pay costs that could be substantial and material to our financial resources, including accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to Arconic Corporation, tax costs and costs to separate information systems; (5) under the terms of the tax matters agreement that we will enter into with ParentCo, we will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify as tax-free and these restrictions may limit us for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of our business; and (6) after the separation, we cannot predict the trading prices of Arconic Corporation common stock or know whether the combined value of  [    ] shares of our common stock and one share of Howmet Aerospace common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.
ParentCo’s plan to separate into two independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.
In February 2019, ParentCo announced its plan to separate into two independent, publicly traded companies. The separation is subject to the satisfaction of certain conditions (or waiver by ParentCo in its sole and absolute discretion), including final approval by ParentCo’s Board of Directors of the final terms of the separation and market and certain other conditions. Furthermore, the separation is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of ParentCo’s markets, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. Additionally, the ParentCo Board of Directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.
The process of completing the proposed separation has been and is expected to continue to be time- consuming and involves significant costs and expenses. The separation costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed, or the expected benefits of the separation are not realized. Executing the proposed separation will also require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. Other challenges associated with effectively executing the separation include attracting, retaining and motivating employees during the pendency of the separation and following its completion; addressing disruptions to our supply chain, manufacturing, sales and distribution, and other operations resulting from separating ParentCo into two independent companies; and separating ParentCo’s information systems.
Challenges in the commercial and credit environment may adversely affect the expected benefits of the separation, the expected plans or anticipated timeline to complete the separation and our future access to capital on favorable terms.
Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. These conditions may adversely affect our anticipated timeline to complete the separation and the expected benefits of the separation, including by increasing the time and expense involved in the separation.
We have incurred, and may in the future incur additional, debt obligations that could adversely affect our business and profitability and our ability to meet other obligations.
We expect to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[    ] of the proceeds of such financings expected to be used to distribute cash to ParentCo. As a result of such transactions, we anticipate having approximately $[    ] million of indebtedness upon completion of the distribution. See “Description of Material Indebtedness.” We may also incur additional indebtedness in the future.

This significant amount of debt could potentially have important consequences to us and our debt and equity investors, including:
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requiring a substantial portion of our cash flow from operations to make interest payments;

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making it more difficult to satisfy debt service and other obligations;

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increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

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increasing our vulnerability to general adverse economic and industry conditions;

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reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

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placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and

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limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.

To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.
We could experience temporary interruptions in business operations and incur additional costs as we build our information technology infrastructure and transition our data to our own systems.
We are in the process of creating our own, or engaging third parties to provide, information technology infrastructure and systems to support our critical business functions, including accounting and reporting, in order to replace many of the systems ParentCo currently provides to us. We may incur temporary interruptions in business operations if we cannot transition effectively from ParentCo’s existing operating systems, databases and programming languages that support these functions to our own systems. Our failure to implement the new systems and transition our data successfully and cost-effectively could disrupt our business operations and have a material adverse effect on our profitability. In addition, our costs for the operation of these systems may be higher than the amounts reflected in our historical combined financial statements.
Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject as a standalone, publicly traded company following the distribution.
Our financial results previously were included within the consolidated results of ParentCo, and we believe that our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. We may not have sufficient time following the separation to meet these obligations by the applicable deadlines.
Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to implement our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could result in adverse regulatory consequences and/or loss of investor confidence, which could limit Arconic Corporation’s ability to access the global capital markets and could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of Arconic Corporation securities.
In connection with the separation into two public companies, each of Howmet Aerospace and Arconic Corporation will indemnify each other for certain liabilities. If we are required to pay under these indemnities to Howmet Aerospace, our financial results could be negatively impacted. The Howmet Aerospace indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which Howmet Aerospace will be allocated responsibility, and Howmet Aerospace may not be able to satisfy its indemnification obligations in the future.
Pursuant to the separation agreement and certain other agreements between ParentCo and Arconic Corporation, each party will agree to indemnify the other for certain liabilities, in each case for uncapped amounts, as discussed further in the section entitled “Certain Relationships and Related Party Transactions — Separation Agreement” of this information statement. Indemnities that we may be required to provide Howmet Aerospace are not subject to any cap, may be significant and could negatively impact our business. Third parties could also seek to hold us responsible for any of the liabilities that Howmet Aerospace has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business. Further, the indemnities from Howmet Aerospace for our benefit may not be sufficient to protect us against the full amount of such liabilities, and Howmet Aerospace may not be able to fully satisfy its indemnification obligations.
Moreover, even if we ultimately succeed in recovering from Howmet Aerospace any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.
Howmet Aerospace may fail to perform under various transaction agreements that will be executed as part of the separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
In connection with the separation and prior to the distribution, Arconic Corporation and ParentCo will enter into the separation agreement and will also enter into various other agreements, including a tax matters agreement, an employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases. The separation agreement, the tax matters agreement and the employee matters agreement, together with the documents and agreements by which the internal reorganization will be effected, will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. Arconic Corporation will rely on Howmet Aerospace to satisfy its performance and payment obligations under these agreements. If Howmet Aerospace is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties and/or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our business effectively, and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that ParentCo currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, we may incur additional costs in connection with, or following, the implementation of these systems and services, and we may not be successful in transitioning data from ParentCo’s systems to ours.
The terms we will receive in our agreements with ParentCo could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.
The agreements we will enter into with ParentCo in connection with the separation, including the separation agreement, a tax matters agreement, an employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases, were prepared in the context of the separation while we were still a wholly owned subsidiary of ParentCo. Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent Board of Directors or a management team that was independent of ParentCo. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. See “Certain Relationships and Related Party Transactions.”
If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we, as well as ParentCo and ParentCo’s stockholders, could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify ParentCo for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
It is a condition to the distribution that ParentCo receive an opinion of its outside counsel, satisfactory to the ParentCo Board of Directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of ParentCo and Arconic Corporation, including those relating to the past and future conduct of ParentCo and Arconic Corporation. If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if ParentCo or Arconic Corporation breaches any of its representations or covenants contained in the separation agreement and certain other agreements and documents or in any documents relating to the opinion of counsel, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding receipt of the opinion of counsel, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the opinion of counsel was based are false or have been violated. In addition, the opinion of counsel will represent the judgment of such counsel and will not be binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion of counsel. Accordingly, notwithstanding receipt of the opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, we, as well as ParentCo and ParentCo’s stockholders, could be subject to significant U.S. federal income tax liability.
If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, ParentCo would recognize taxable gain as if it had sold the Arconic Corporation common stock in a taxable sale for its fair market value, and ParentCo stockholders who receive such Arconic Corporation shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, see “Material U.S. Federal Income Tax Consequences.”
Under the tax matters agreement to be entered into between ParentCo and Arconic Corporation in connection with the separation, we generally would be required to indemnify ParentCo for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (1) an acquisition of all or a portion of the equity securities or assets of Arconic Corporation, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (2) other actions or failures to act by Arconic Corporation, or (3) any of Arconic Corporation’s representations, covenants or undertakings contained in the separation agreement and certain other agreements and documents or in any documents relating to the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see “Certain Relationships and Related Party Transactions — Tax Matters Agreement.” In addition, ParentCo, Arconic Corporation and their respective subsidiaries may incur certain tax costs in connection with the separation, including non-U.S. tax costs resulting from transactions (including the internal reorganization) in non-U.S. jurisdictions, which may be material.

We may not be able to engage in desirable capital-raising or strategic transactions following the separation.
Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. To preserve the tax-free treatment of the separation and the distribution, and in addition to our indemnity obligations described above, the tax matters agreement will restrict us, for the two-year period following the distribution, except in specific circumstances, from, among other things: (1) entering into any transaction pursuant to which all or a portion of the shares of Arconic Corporation stock would be acquired, whether by merger or otherwise; (2) issuing equity securities beyond certain thresholds; (3) repurchasing shares of Arconic Corporation stock other than in certain open-market transactions; and (4) ceasing to actively conduct certain of its businesses. The tax matters agreement will also prohibit Arconic Corporation from taking or failing to take any other action that would prevent the distribution and certain related transactions from qualifying as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit our ability to pursue certain equity issuances, strategic transactions, repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. For more information, see the sections entitled “Certain Relationships and Related Party Transactions — Tax Matters Agreement” and “Material U.S. Federal Income Tax Consequences.”
The transfer to us of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.
The separation agreement will provide that certain contracts, permits and other assets and rights are to be transferred from ParentCo or its subsidiaries to Arconic Corporation or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, we and ParentCo are joint beneficiaries of contracts, and we and ParentCo may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to us or ParentCo.
Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of adverse price changes, require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If we are unable to obtain required consents or approvals, we may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from ParentCo, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact our business, financial condition, results of operations and cash flows.
Until the distribution occurs, the ParentCo Board of Directors has sole and absolute discretion to change the terms of the separation in ways which may be unfavorable to us.
Until the distribution occurs, Arconic Corporation will be a wholly-owned subsidiary of ParentCo. Accordingly, ParentCo will have the sole and absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, the ParentCo Board of Directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.

No vote of ParentCo stockholders is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your ParentCo common stock prior to the record date.
No vote of ParentCo stockholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your ParentCo common stock prior to the record date for the distribution.
Risks Related to Our Common Stock
We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution and, following the distribution, our stock price may fluctuate significantly.
A public market for our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution, nor can we predict the prices at which shares of our common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of our common stock or whether the combined market value of  [    ] shares of our common stock and one share of Howmet Aerospace common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.
Until the market has fully evaluated Howmet Aerospace’s businesses without Arconic Corporation, the price at which each share of Howmet Aerospace common stock trades may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a standalone entity, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
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actual or anticipated fluctuations in our operating results;

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changes in earnings estimated by securities analysts or our ability to meet those estimates;

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the operating and stock price performance of comparable companies;

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changes to the regulatory and legal environment under which we operate;

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actual or anticipated fluctuations in commodities prices; and

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domestic and worldwide economic conditions.

A significant number of shares of our common stock may be sold following the distribution, which may cause our stock price to decline.
Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately [    ] shares of our common stock issued and outstanding. Shares distributed to ParentCo stockholders in the separation will generally be freely tradeable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except for shares owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.
We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers of our common stock to meet the demand to sell shares of our common stock at attractive prices would exist at that time.

Your percentage of ownership in Arconic Corporation may be diluted in the future.
In the future, your percentage ownership in Arconic Corporation may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we will grant to our directors, officers and employees. Our employees will have stock-based awards that correspond to shares of our common stock after the distribution as a result of conversion of their ParentCo stock-based awards. We anticipate that the compensation committee of our Board of Directors will grant additional stock-based awards to our employees after the distribution. Such awards will have a dilutive effect on the number of Arconic Corporation shares outstanding, and therefore on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans.
We cannot guarantee the timing, amount or payment of dividends on our common stock.
We expect that we will pay cash dividends in an aggregate amount of up to approximately $50 million in the first year following the distribution and up to approximately $100 million per annum thereafter. However, the timing, declaration, amount and payment of future dividends to our stockholders will fall within the discretion of our Board of Directors. The Board of Directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, covenants associated with certain of our debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that our Board of Directors deems relevant. For more information, see the section entitled “Dividend Policy.”
Anti-takeover provisions could enable Arconic Corporation to resist a takeover attempt by a third party and limit the power of our stockholders.
Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others:
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the ability of our remaining directors to fill vacancies on our Board of Directors that do not arise as a result of removal by stockholders;

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limitations on stockholders’ ability to call a special stockholder meeting;

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rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings; and

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the right of our Board of Directors to issue preferred stock without stockholder approval.

In addition, we expect to be subject to Section 203 of the Delaware General Corporate Law (the “DGCL”), which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.
We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make Arconic Corporation immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of Arconic Corporation and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of Arconic Corporation Common Stock — Other Matters.”

In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to ParentCo. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, we would be required to indemnify ParentCo for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that our stockholders may consider favorable.
Our amended and restated certificate of incorporation will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against Arconic Corporation and our directors and officers.
Our amended and restated certificate of incorporation will provide that unless the Board of Directors otherwise determines, the state courts within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Arconic Corporation, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer of Arconic Corporation to Arconic Corporation or to Arconic Corporation stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, any action asserting a claim against Arconic Corporation or any current or former director or officer of Arconic Corporation arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, any action asserting a claim relating to or involving Arconic Corporation governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.
To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Arconic Corporation stockholders will not be deemed to have waived Arconic Corporation’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable.
This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Arconic Corporation or our directors or officers, which may discourage such lawsuits against Arconic Corporation and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition.
The combined post-separation value of one share of Howmet Aerospace common stock and [    ] shares of Arconic Corporation common stock may not equal or exceed the pre-distribution value of one share of ParentCo common stock.
As a result of the separation, Arconic expects the trading price of shares of Howmet Aerospace common stock immediately following the separation to be different from the “regular-way” trading price of ParentCo common shares immediately prior to the separation because the trading price will no longer reflect the value of the Arconic Corporation Businesses. There can be no assurance that the aggregate market value of a share of Howmet Aerospace common stock and [     ] shares of Arconic Corporation common stock following the separation will be higher than, lower than or the same as the market value of a share of ParentCo common stock if the separation did not occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and other materials ParentCo and Arconic Corporation have filed or will file with the SEC (and oral communications that ParentCo or Arconic Corporation may make) contain or incorporate by reference statements that relate to future events and expectations and, as such, constitute forward-looking statements under the securities laws. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect ParentCo’s or Arconic Corporation’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements about ParentCo’s or Arconic Corporation’s strategies, outlook, business and financial prospects; and statements regarding potential share gains. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of ParentCo and Arconic Corporation believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:
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deterioration in global economic and financial market conditions generally;

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unfavorable changes in the markets served by ParentCo and Arconic Corporation;

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competition from new product offerings, disruptive technologies, industry consolidation or other developments;

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the loss of key customers or significant changes in the business or financial condition of customers;

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manufacturing difficulties or other issues that impact product performance, quality or safety;

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the inability to meet increased program demand successfully or to mitigate the impact of program cancellations, reductions or delays;

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the outcome of product liability, product safety, personal injury, property damage, and recall claims and investigations, which can expose ParentCo and Arconic Corporation to substantial costs, liabilities and reputational harm;

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political, economic, and regulatory risks relating to ParentCo’s and Arconic Corporation’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations;

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a material disruption of Arconic Corporation’s operations, particularly at one or more of Arconic Corporations’ manufacturing facilities;

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the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted;

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the impact of potential cyber-attacks and information technology or data security breaches;

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the inability to develop innovative new products or implement technology initiatives successfully;

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challenges to Arconic Corporation’s intellectual property rights;

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adverse changes in discount rates or investment returns on pension assets;

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ParentCo’s and Arconic Corporation’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures;

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increases in the cost of aluminum or volatility in the availability or costs of other raw materials;

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a significant downturn in the business or financial condition of a significant supplier;

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the impact of changes in foreign currency exchange rates on costs and results;

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the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental compliance and remediation, which can expose ParentCo and Arconic Corporation to substantial costs and liabilities;

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the expected benefits and timing of the separation, and uncertainties regarding the planned separation, including the risk that conditions to the separation will not be satisfied and that it will not be completed pursuant to the targeted timing, asset perimeters, and other anticipated terms, if at all;

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the impact of the separation on the businesses of ParentCo;

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a determination by the IRS that the distribution or certain related transactions should be treated as taxable transactions;

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the possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all;

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expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness;

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the risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed our estimates; and

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the impact of the separation on our businesses and the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on ParentCo’s resources, systems, procedures and controls, disruption of our ongoing business, and diversion of management’s attention from other business concerns and impact our relationships with customers, suppliers, employees and other business counterparties.

There can be no assurance that the separation, distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of ParentCo and Arconic Corporation assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE SEPARATION AND DISTRIBUTION
Overview
In February 2019, we announced our plan to separate into two independent, publicly traded companies. The separation will occur through a pro rata distribution to the ParentCo stockholders of 100% of the outstanding shares of common stock of Arconic Corporation, which was formed to hold the Arconic Corporation Businesses.
In connection with the distribution, we expect that:
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ParentCo will complete the internal reorganization as a result of which Arconic Corporation will become the parent company of the ParentCo operations comprising, and the entities that will conduct, the Arconic Corporation Businesses;

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ParentCo will change its name to “Howmet Aerospace Inc.”;

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“Arconic Rolled Products Corporation” will change its name to “Arconic Corporation”;

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Arconic Corporation will incur approximately $[    ] of indebtedness, as described under “Description of Material Indebtedness”; and

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using a portion of the proceeds from one or more financing transactions on or prior to the completion of the distribution, Arconic Corporation will distribute approximately $[    ] of cash to ParentCo.

On [           ], 2020, the ParentCo Board of Directors approved the distribution of all of Arconic Corporation’s issued and outstanding shares of common stock on the basis of  [      ] shares of Arconic Corporation common stock for every share of ParentCo common stock held as of the close of business on [           ], 2020, the record date for the distribution.
At [        ], Eastern Time, on [           ], 2020, the distribution date, each ParentCo stockholder will receive [      ] shares of Arconic Corporation common stock for every share of ParentCo common stock held at the close of business on the record date for the distribution, as described below. ParentCo stockholders will receive cash in lieu of any fractional shares of Arconic Corporation common stock that they would have received after application of this ratio. Upon completion of the separation, each Arconic stockholder as of the record date will continue to own shares of ParentCo (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace shares) and will receive a proportionate share of the outstanding common stock of Arconic Corporation to be distributed. You will not be required to make any payment, surrender or exchange your ParentCo common stock or take any other action to receive your shares of Arconic Corporation common stock in the distribution. The distribution of Arconic Corporation common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “ — Conditions to the Distribution.”
Reasons for the Separation
The ParentCo Board of Directors believes that the separation of ParentCo into two independent, publicly traded companies through the separation of the Arconic Corporation Businesses from the Howmet Aerospace Businesses is in the best interests of ParentCo and its stockholders for a number of reasons, including:
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Management Focus on Core Business and Distinct Opportunities.   The separation will permit each company to more effectively pursue its own distinct business, operating priorities and strategies, with Howmet Aerospace focusing primarily on aerospace and Arconic Corporation focusing on rolled products, extrusions, and building and construction systems. The separation will enable the management teams of each of the two companies to focus on strengthening its core business and operations, more effectively address unique operating and other needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

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Allocation of Financial Resources and Separate Capital Structures.   The separation will permit each company to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies. In addition, after the separation, the respective businesses within each company will no longer compete internally with the businesses of the other company for capital and other corporate resources.

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Simplified Business Structure.   The separation will separate and simplify the structures currently required to manage a number of distinct and differing underlying businesses. These differences include exposure to industry cycles, manufacturing and procurement methods, customer base, research and development activities, and overhead structures.

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Targeted Investment Opportunity.   The separation will create two companies with more focused, aligned businesses, which will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its businesses and the industries in which it operates and serves, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

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Employee Incentives, Recruitment and Retention.   The separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

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Creation of Independent Equity Currencies.   The separation will create independent equity securities, affording Arconic Corporation direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Arconic Corporation will have more flexibility to capitalize on its unique strategic opportunities.

The ParentCo Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:
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Risk of Failure to Achieve Anticipated Benefits of the Separation.   We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating our business; and following the separation, we may be more susceptible to market fluctuations, and other adverse events than if we were still a part of ParentCo because our business will be less diversified than ParentCo’s business prior to the completion of the separation.

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Disruptions and Costs Related to the Separation.   The actions required to separate the Arconic Corporation Businesses and the Howmet Aerospace Businesses could disrupt our operations. In addition, we will incur substantial costs in connection with the separation and the transition to being a standalone, public company, which may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to Arconic Corporation, tax costs and costs to separate information systems.

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Loss of Scale and Increased Administrative Costs.   As a current part of ParentCo, Arconic Corporation takes advantage of ParentCo’s size and purchasing power in procuring certain goods and services. After the separation, as a standalone company, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those ParentCo obtained prior to completion of the separation. In addition, as part of ParentCo, Arconic Corporation benefits from certain functions performed by ParentCo, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, Howmet Aerospace will not perform these functions for us and, because of our smaller scale as a standalone company, our cost of performing such functions could be higher than the amounts reflected in our historical financial statements, which would cause our profitability to decrease.
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Limitations on Strategic Transactions.   Under the terms of the tax matters agreement that we will enter into with the ParentCo, we will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify as tax-free under applicable law. These restrictions may limit for a period of time our ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of our business.

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Uncertainty Regarding Stock Prices.   We cannot predict the effect of the separation on the trading prices of Arconic Corporation or Howmet Aerospace common stock or know with certainty whether the combined market value of  [    ] shares of our common stock and one share of Howmet Aerospace common stock will be less than, equal to or greater than the market value of one share of ParentCo common stock prior to the distribution.

In determining to pursue the separation, the ParentCo Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the section entitled “Risk Factors” included elsewhere in this information statement.
Formation of Arconic Corporation
Arconic Corporation was formed in Delaware on August 14, 2019 for the purpose of holding the Arconic Corporation Businesses. As part of the plan to separate the Arconic Corporation Businesses from the remainder of its businesses, in connection with the internal reorganization, ParentCo plans to transfer the equity interests of certain entities that are expected to operate the Arconic Corporation Businesses and the assets and liabilities of the Arconic Corporation Businesses to Arconic Corporation prior to the distribution.
When and How You Will Receive the Distribution
With the assistance of Computershare, ParentCo expects to distribute Arconic Corporation common stock at [    ], Eastern Time, on [    ], 2020, the distribution date, to all holders of outstanding ParentCo common stock as of the close of business on [    ], 2020, the record date for the distribution. Computershare will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Arconic Corporation common stock.
If you own ParentCo common stock as of the close of business on the record date for the distribution, Arconic Corporation common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Arconic Corporation common stock. If you hold your ParentCo shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Arconic Corporation shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell ParentCo common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Arconic Corporation common stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your ParentCo common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Arconic Corporation common stock that have been registered in book-entry form in your name.
Most ParentCo stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your ParentCo common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Arconic Corporation common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of Arconic Corporation common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers or directors. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of Arconic Corporation Common Stock You Will Receive
For every share of ParentCo common stock that you own at the close of business on [    ], 2020, the record date for the distribution, you will receive [    ] shares of Arconic Corporation common stock on the distribution date. ParentCo will not distribute any fractional shares of Arconic Corporation common stock to its stockholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by ParentCo or Arconic Corporation, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either ParentCo or Arconic Corporation and the distribution agent is not an affiliate of either ParentCo or Arconic Corporation. Neither Arconic Corporation nor ParentCo will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.
The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution. If you hold physical certificates for shares of ParentCo common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distribution of the net cash proceeds. If you hold your shares of ParentCo common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Treatment of Equity-Based Compensation
In connection with the separation, equity-based awards granted by ParentCo prior to the separation are expected to be treated as described below. As of the separation, these awards will be held by (i) current and former employees of Arconic Corporation and its subsidiaries and certain other former employees classified as former employees of Arconic Corporation for purposes of post-separation compensation and benefits matters (the “Arconic Corporation Employees” and “Arconic Corporation Former Employees,” respectively), (ii) current and former employees of ParentCo and its subsidiaries and certain other former employees classified as former employees of ParentCo for purposes of post-separation compensation and benefits matters (the “ParentCo Employees” and “Former ParentCo Employees,” respectively), (iii) current non-employee directors of ParentCo who will continue to serve on the ParentCo Board of Directors after the separation (the “ParentCo Directors”), (iv) current non-employee directors of ParentCo who will serve on the Arconic Corporation Board of Directors after the separation (the “Arconic Corporation Directors”), and (v) former non-employee directors of ParentCo who ceased serving on the ParentCo Board of Directors prior to the separation (the “Former Directors”). As of January 22, 2020, the treatment of ParentCo equity awards held by the ParentCo chief executive officer has not yet been determined.
Stock Options
Stock Options Held by Arconic Corporation Employees and Arconic Corporation Former Employees. Each award of ParentCo stock options held by an Arconic Corporation Employee or Arconic Corporation Former Employee will be converted into an award of stock options with respect to Arconic Corporation common stock. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Stock Options Held by ParentCo Employees and Former ParentCo Employees.   Each award of ParentCo stock options held by an ParentCo Employee or Former ParentCo Employee will continue to relate to ParentCo common stock, provided that the exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Restricted Share Units and Cash-Settled Deferred Share Units
Restricted Share Units Held by Arconic Corporation Employees, Arconic Corporation Former Employees and Arconic Corporation Directors.   Each award of ParentCo restricted share units held by an Arconic Corporation Employee, Arconic Corporation Former Employee, or Arconic Corporation Director will be converted into an award of restricted share units with respect to Arconic Corporation common stock. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Restricted Share Units Held by ParentCo Employees, Former ParentCo Employees and ParentCo Directors.   Each award of ParentCo restricted share units held by a ParentCo Employee, Former ParentCo Employee, or ParentCo Director will continue to relate to ParentCo common stock, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Restricted Share Units Held by Former Directors.   Each Former Director who holds a vested award of ParentCo restricted share units that is deferred under the ParentCo deferred fee plan shall receive, upon the occurrence of the separation, a vested award of Arconic Corporation restricted share units relating to a number of Arconic Corporation restricted share units equal to the number of shares of ParentCo common stock subject to such award immediately prior to the separation multiplied by the distribution ratio. Each such vested ParentCo restricted share unit award and vested Arconic Corporation restricted share unit award will otherwise be subject to the same terms and conditions as were applicable to the applicable vested ParentCo restricted share unit award immediately prior to the separation.
Performance-Based Restricted Share Units
Performance-Based Restricted Share Units Held by Arconic Corporation Employees and Arconic Corporation Former Employees.   Each award of ParentCo performance-based restricted share units held by an Arconic Corporation Employee or Arconic Corporation Former Employee will be converted into an award of performance-based restricted share units with respect to Arconic Corporation common stock. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. The performance conditions applicable to each Arconic Corporation restricted share unit award shall be (i) for the 2018-2020 performance period, deemed achieved based on the actual level of achievement of the applicable performance goals during the portion of the performance period ending on December 31, 2019 and (ii) for the 2020-2022 performance period, the conditions established by the ParentCo Compensation and Benefits Committee prior to the separation. Each such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Performance-Based Restricted Share Units Held by ParentCo Employees and Former ParentCo Employees.   Each award of ParentCo performance-based restricted share units held by a ParentCo Employee or Former ParentCo Employee will continue to relate to ParentCo common stock, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate value of the original ParentCo award as measured immediately before and immediately after the separation, subject to rounding. The performance conditions applicable to each ParentCo restricted share unit award shall be (i) for the 2018-2020 performance period, deemed achieved based on the actual level of achievement of the applicable performance goals during the portion of the performance period ending on December 31, 2019 and (ii) for the 2020-2022 performance period, the conditions established by the ParentCo Compensation and Benefits Committee prior to the separation. Each such adjusted award will otherwise continue to have the same terms and conditions that applied to the original ParentCo award immediately prior to the separation.
Cash-Settled Deferred Share Units
Cash-Settled Deferred Share Units Held by Arconic Corporation Directors.   All cash-settled ParentCo deferred share units held by an Arconic Corporation Director will be converted into cash-settled Arconic Corporation deferred share units in a manner intended to preserve the aggregate value of the original ParentCo units as measured immediately before and immediately after the separation, subject to rounding, unless the Arconic Corporation Director holds, as of the separation, ParentCo stock and equity awards with a value of at least two times the stock ownership guideline under ParentCo’s non-employee director compensation policy, in which case all of such Arconic Corporation Director’s cash-settled ParentCo deferred share units will be adjusted in the manner described below with respect to cash-settled ParentCo deferred share units held by Former Directors. Such adjusted units will otherwise continue to have the same terms and conditions that applied to the original ParentCo units immediately prior to the separation.
Cash-Settled Deferred Share Units Held by ParentCo Directors.   All cash-settled ParentCo deferred share units held by a ParentCo Director will continue to constitute cash-settled ParentCo deferred share units, provided that the number of units will be adjusted in a manner intended to preserve the aggregate value of the original ParentCo units as measured immediately before and immediately after the separation, subject to rounding, unless the ParentCo Director holds, as of the separation, ParentCo stock and equity awards with a value of at least two times the stock ownership guideline under ParentCo’s non-employee director compensation policy, in which case all of such ParentCo Director’s cash-settled ParentCo deferred share units will be adjusted in the manner described below with respect to cash-settled ParentCo deferred share units held by Former Directors. Such adjusted units will otherwise continue to have the same terms and conditions that applied to the original ParentCo units immediately prior to the separation.
Cash-Settled Deferred Share Units Held by Former Directors.   Each Former Director who holds cash-settled ParentCo deferred share units credited under the ParentCo deferred fee plan shall be credited with, upon the occurrence of the separation, a number of Arconic Corporation cash-settled deferred share units equal to the number of cash-settled ParentCo deferred share units credited to such Former Director immediately prior to the separation multiplied by the distribution ratio. Such cash-settled ParentCo deferred share units and cash-settled Arconic Corporation deferred share units will otherwise be subject to the same terms and conditions as were applicable to the applicable cash-settled ParentCo deferred share units immediately prior to the separation.
Internal Reorganization
As part of the separation, and prior to the distribution, ParentCo and its subsidiaries expect to complete an internal reorganization in order to transfer to Arconic Corporation the Arconic Corporation

Businesses that it will hold following the separation. Among other things and subject to limited exceptions, the internal reorganization is expected to result in Arconic Corporation owning, directly or indirectly, the operations comprising, and the entities that conduct, the Arconic Corporation Businesses.
The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the Arconic Corporation Businesses will be separated from the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the Howmet Aerospace Businesses and (2) such Arconic Corporation Businesses operations, assets and liabilities will be contributed, transferred or otherwise allocated to Arconic Corporation or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the Arconic Corporation Businesses or Howmet Aerospace Businesses in such jurisdictions.
As part of this internal reorganization, ParentCo will contribute to Arconic Corporation certain liabilities and certain assets, including equity interests in entities that are expected to conduct the Arconic Corporation Businesses.
Following the completion of the internal reorganization and immediately prior to the distribution, Arconic Corporation will be the parent company of the entities that are expected to conduct the Arconic Corporation Businesses and ParentCo will remain the parent company of the entities that are expected to conduct the Howmet Aerospace Businesses.
Results of the Distribution
After the distribution, Arconic Corporation will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [    ], 2020, the record date for the distribution, and will reflect any exercise of ParentCo options between the date the ParentCo Board of Directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of ParentCo common stock or any rights of ParentCo stockholders. ParentCo will not distribute any fractional shares of Arconic Corporation common stock.
We will enter into a separation agreement and other related agreements with ParentCo to effect the separation and to provide a framework for our relationship with Howmet Aerospace after the separation, and will enter into certain other agreements, including a tax matters agreement, an employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases. These agreements will provide for the allocation between Arconic Corporation and Howmet Aerospace of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after Arconic Corporation’s separation from ParentCo and will govern the relationship between Arconic Corporation and Howmet Aerospace subsequent to the completion of the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors — Risks Related to the Distribution” and “Certain Relationships and Related Party Transactions.”
Market for Arconic Corporation Common Stock
There is currently no public trading market for Arconic Corporation common stock. Arconic Corporation intends to apply to list its common stock on the NYSE under the symbol “ARNC.” Arconic Corporation has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
We cannot predict the price at which Arconic Corporation common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of Arconic Corporation common stock that each ParentCo stockholder will receive in the distribution, together with the ParentCo common stock (which, as a result of ParentCo’s name change to Howmet Aerospace, will be Howmet Aerospace common stock) held at the record date for the distribution, may not equal the “regular-way” trading price of the ParentCo common stock immediately prior to the distribution. The price at which Arconic Corporation common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Arconic Corporation common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors — Risks Related to Our Common Stock.”
Incurrence of Debt
Arconic Corporation expects to complete one or more financing transactions on or prior to the completion of the distribution, with approximately $[    ] of the proceeds of such financings expected to be used to distribute cash to ParentCo. As a result of such transactions, Arconic Corporation anticipates having approximately $[    ] of indebtedness upon completion of the distribution. For more information, see “Description of Material Indebtedness.”
Trading Between the Record Date and the Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to and including through the distribution date, ParentCo expects that there will be two markets in ParentCo common stock: a “regular-way” market and an “ex-distribution” market. ParentCo common stock that trades on the “regular-way” market will trade with an entitlement to Arconic Corporation common stock distributed in the distribution. ParentCo common stock that trades on the “ex-distribution” market will trade without an entitlement to Arconic Corporation common stock distributed in the distribution. Therefore, if you sell shares of ParentCo common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Arconic Corporation common stock in the distribution. If you own ParentCo common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Arconic Corporation common stock that you are entitled to receive pursuant to your ownership of shares of ParentCo common stock as of the record date.
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, Arconic Corporation expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Arconic Corporation common stock that will be distributed to holders of ParentCo common stock on the distribution date. If you owned ParentCo common stock at the close of business on the record date for the distribution, you would be entitled to Arconic Corporation common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Arconic Corporation common stock, without trading the ParentCo common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Arconic Corporation common stock will end, and “regular-way” trading with respect to Arconic Corporation common stock will begin.
Conditions to the Distribution
The distribution will be effective at [    ], Eastern Time, on [    ], 2020, which is the distribution date, provided that the conditions set forth in the separation agreement have been satisfied (or waived by ParentCo in its sole and absolute discretion), including, among others:
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the SEC declaring effective the registration statement of which this information statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and no proceedings for such purposes having been instituted or threatened by the SEC;

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this information statement having been made available to ParentCo stockholders;

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the receipt by ParentCo and continuing validity of an opinion of its outside counsel, satisfactory to the ParentCo Board of Directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code;

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the internal reorganization having been completed and the transfer of assets and liabilities of the

Arconic Corporation Businesses from ParentCo to Arconic Corporation, and the transfer of assets and liabilities of the Howmet Aerospace Businesses from Arconic Corporation to ParentCo, having been completed in accordance with the separation agreement;
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the receipt of one or more opinions from an independent appraisal firm to the ParentCo Board of Directors as to the solvency of Howmet Aerospace and Arconic Corporation after the completion of the distribution, in each case in a form and substance acceptable to the ParentCo Board of Directors in its sole and absolute discretion;

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all actions necessary or appropriate under applicable U.S. federal, state or other securities or blue sky laws and the rules and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

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the execution of certain agreements contemplated by the separation agreement;

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no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being in effect;

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the shares of Arconic Corporation common stock to be distributed having been accepted for listing on the NYSE, subject to official notice of distribution;

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ParentCo having received certain proceeds from the financing arrangements described under “Description of Material Indebtedness” and being satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it will have no further liability under such arrangements; and

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no other event or development existing or having occurred that, in the judgment of ParentCo’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

ParentCo will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio. ParentCo will also have sole and absolute discretion to waive any of the conditions to the distribution. ParentCo does not intend to notify its stockholders of any modifications to the terms of the separation or distribution that, in the judgment of its Board of Directors, are not material. For example, the ParentCo Board of Directors might consider material such matters as significant changes to the distribution ratio, significant changes to the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the ParentCo Board of Directors determines that any modifications by ParentCo, including any waivers of any conditions to the distribution, materially change the terms of the distribution, ParentCo will notify ParentCo stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by publishing a press release, filing a current report on Form 8-K and/or circulating a supplement to this information statement.

DIVIDEND POLICY
We expect that we will return to stockholders cash dividends in an aggregate amount of up to approximately $50 million in the first year following the distribution and up to approximately $100 million per annum thereafter. However, the timing, declaration, amount of, and payment of any dividends following the separation will be within the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by our Board of Directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2019, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our Unaudited Pro Forma Condensed Combined Financial Information. The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution, and related financing transactions been completed as of September 30, 2019. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Combined Financial Data of Arconic Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Combined Financial Statements and notes included in the “Index to Financial Statements” section of this information statement.
	September 30, 2019
(in millions)	As Reported	Pro Forma
	(Unaudited)
Cash
Cash and cash equivalents	$47		$500
Capitalization:
Debt Outstanding
Long-term debt	$250		$1,160
Equity
Common stock, par value $0.01	$—	$
Additional capital	—
Parent Company net investment	2,416
Accumulated other comprehensive income	310
Sub-total equity	2,726		1,407
Noncontrolling interest	14		14
Total equity	2,740		1,421
Total capitalization	$2,990		$2,581
Arconic Corporation has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting Arconic Corporation’s post-distribution capitalization will be included in an amendment to this information statement.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF ARCONIC CORPORATION
The following table presents the selected historical combined financial data for Arconic Corporation. We derived the selected statement of combined operations data for the nine months ended September 30, 2019 and 2018 and the selected combined balance sheet data as of September 30, 2019 from our unaudited Combined Financial Statements, which are included in the “Index to Financial Statements” section of this information statement. We derived the selected statement of combined operations data for the years ended December 31, 2018, 2017, and 2016, and the selected combined balance sheet data as of December 31, 2018 and 2017, as set forth below, from our audited Combined Financial Statements, which are included in the “Index to Financial Statements” section of this information statement. We derived the selected statement of combined operations data for the years ended December 31, 2015 and 2014 and the selected combined balance sheet data as of December 31, 2016, 2015, and 2014 from Arconic Corporation’s unaudited underlying financial records, which were derived from the financial records of ParentCo and are not included in this information statement.
The historical results do not necessarily indicate the results expected for any future period. You should read the selected historical combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included elsewhere in this information statement. Per share data has not been presented since Arconic Corporation was wholly-owned by ParentCo during the periods presented.
	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in millions)	2019	2018	2018	2017	2016	2015	2014
Sales	$5,569	$5,633	$7,442	$6,824	$6,661	$7,046	$8,321
Net income (loss)	39	71	170	209	155	(60)	(124)
Total assets	4,790	4,968	4,795	4,902	4,705	4,627	4,886
Total debt	250	260	250	255	256	253	249
Supplemental Information(1):
Capital expenditures	$120	$195	$317	$241	$350
Segment Information:
Rolled Products
Third-party sales	4,294	4,333	5,731	5,125	4,996
Segment operating profit	346	268	328	384	374
Extrusions
Third-party sales	420	409	546	518	551
Segment operating profit	(29)	2	1	34	74
Building and Construction Systems
Third-party sales	855	866	1,140	1,066	1,011
Segment operating profit	89	74	91	82	86
Non-GAAP Financial Measures(2):
Sales — as adjusted	$5,415	$5,432	$7,185	$6,443
Adjusted EBITDA	470	410	542	531
Further Adjusted EBITDA	595	472	632	671
Adjusted EBIT	280	212	270	265
Further Adjusted EBIT	407	277	363	399
Capital expenditures — as adjusted	118	193	313	236

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in millions)	2019	2018	2018	2017	2016	2015	2014
Segment Information:
Rolled Products
Third-party sales — as adjusted	4,179	4,198	5,552	4,909
Adjusted EBITDA	485	422	540	589
Further Adjusted EBITDA	520	453	584	641
Extrusions
Third-party sales — as adjusted	381	368	493	468
Adjusted EBITDA	(7)	19	24	56
Further Adjusted EBITDA	(6)	20	26	59
Building and Construction Systems
Third-party sales — as adjusted	N/A	N/A	N/A	N/A
Adjusted EBITDA	103	88	109	98
Further Adjusted EBITDA	105	90	111	101

(1)
The Supplemental Information is being included consistent with the periods presented in both the Audited Combined Financial Statements and Unaudited Combined Financial Statements included in the Index to Financial Statements.

(2)
The Non-GAAP Financial Measures are being included consistent with the periods presented in the Unaudited Pro Forma Condensed Combined Financial Information, along with the most recent respective comparative period.

Non-GAAP Financial Measures — Basis for Inclusion and Reconciliations
Certain of the information included in the table above is derived from Arconic Corporation’s historical combined financial information but is not presented in Arconic Corporation’s historical combined financial statements prepared in accordance with GAAP. Such information is considered “non-GAAP financial measures” under SEC regulations. This non-GAAP financial information is being provided to supplement the understanding of Arconic Corporation’s GAAP financial information. In particular, Arconic Corporation believes these non-GAAP financial measures to be useful for the following reasons:
(i)
The measures presented provide additional information with respect to Arconic Corporation’s historical operating performance and Arconic Corporation’s ability to meet its current and future financial obligations;

(ii)
Certain of the measures, such as Adjusted EBITDA, are expected to be the basis for calculations with respect to compliance with certain debt covenants expected to be included in Arconic Corporation’s future financing arrangements; and

(iii)
The measures presented are expected to be used to market the debt Arconic Corporation will incur in connection with the capital structure to be established at the time of separation to both public and private lenders.

The non-GAAP financial measures presented in the table above are derived from the most directly comparable GAAP measures adjusted for the following items, as applicable:
(i)
Special items: defined as restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods;

(ii)
Divestitures: this adjustment removes the impact related to previously divested businesses and planned divestitures. Specifically, divestitures pertain to the Fusina (Italy) rolling mill (divested in March 2017), the Latin America extrusions business (divested in April 2018), the Itapissuma (Brazil) rolling mill (reached agreement to sell in August 2019), and the hard alloy extrusions plant in South Korea (reached agreement to sell in October 2019); and

(iii)
Pension/OPEB: this adjustment reflects the pro forma impact related to benefit expenses associated with certain U.S. defined benefit pension and other postretirement plan obligations expected to be transferred to Arconic Corporation in connection with the separation. Accordingly, certain of the expenses related to these plans previously recognized by Arconic Corporation in its historical combined financial statements would have been recorded in nonoperating income instead of operating income (see note (a) in “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Statements”).

The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Accordingly, Arconic Corporation encourages consideration of non-GAAP measures as a supplement to the respective GAAP measures. The non-GAAP measures presented may not be comparable to similarly titled measures of other companies.
Arconic Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Arconic Corporation’s definition of Adjusted EBIT (Earnings before interest and taxes) is equivalent to Net margin.
	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in millions)	2019	2018	2018	2017	2016	2015	2014
Reconciliation of Adjusted Sales:
Sales	$5,569	$5,633	$7,442	$6,824
Adjustments:
Divestitures	(154)	(201)	(257)	(381)
Sales — as adjusted	$5,415	$5,432	$7,185	$6,443
Reconciliation of Adjusted EBITDA:
Net income	$39	$71	$170	$209
Add:
Net income attributable to noncontrolling interests	—	—	—	—
Provision for income taxes	55	33	71	42
Other (income) expenses, net	(4)	9	4	(287)
Interest expense	86	99	129	168
Restructuring and other charges	104	—	(104)	133
Provision for depreciation and amortization	190	198	272	266
Adjusted EBITDA	$470	$410	$542	$531
Adjustments:
Other special items*	63	7	13	48
Divestitures	(6)	(8)	(8)	(1)
Pension/OPEB	68	63	85	93
Further Adjusted EBITDA	$595	$472	$632	$671

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in millions)	2019	2018	2018	2017	2016	2015	2014
Reconciliation of Adjusted EBIT:
Net income	$39	$71	$170	$209
Add:
Net income attributable to noncontrolling interests	—	—	—	—
Provision for income taxes	55	33	71	42
Other (income) expenses, net	(4)	9	4	(287)
Interest expense	86	99	129	168
Restructuring and other charges	104	—	(104)	133
Adjusted EBIT	$280	$212	$270	$265
Adjustments:
Other special items*	63	7	13	48
Divestitures	(4)	(5)	(5)	(7)
Pension/OPEB	68	63	85	93
Further Adjusted EBIT	$407	$277	$363	$399
Reconciliation of Adjusted Capital Expenditures:
Capital expenditures	$120	$195	$317	$241
Adjustments:
Divestitures	(2)	(2)	(4)	(5)
Capital expenditures — as adjusted	$118	$193	$313	$236
Reconciliation of Rolled Products Adjusted Third-Party Sales:
Third-party sales	$4,294	$4,333	$5,731	$5,125
Adjustments:
Divestitures	(115)	(135)	(179)	(216)
Third-party sales — as adjusted	$4,179	$4,198	$5,552	$4,909
Reconciliation of Rolled Products Adjusted EBITDA:
Segment operating profit	$346	$268	$328	$384
Add:
Provision for depreciation and amortization	139	154	212	205
Adjusted EBITDA	$485	$422	$540	$589
Adjustments:
Divestitures	—	(3)	(1)	5
Pension/OPEB	35	34	45	47
Further Adjusted EBITDA	$520	$453	$584	$641
Reconciliation of Extrusions Adjusted Third-Party Sales:
Third-party sales	$420	$409	$546	$518
Adjustments:
Divestitures	(39)	(41)	(53)	(50)
Third-party sales — as adjusted	$381	$368	$493	$468

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(in millions)	2019	2018	2018	2017	2016	2015	2014
Reconciliation of Extrusions Adjusted EBITDA:
Segment operating profit	$(29)	$2	$1	$34
Add:
Provision for depreciation and amortization	22	17	23	22
Adjusted EBITDA	$(7)	$19	$24	$56
Adjustments:
Divestitures	(8)	(7)	(10)	(10)
Pension/OPEB	9	8	12	13
Further Adjusted EBITDA	$(6)	$20	$26	$59
Reconciliation of Building and Construction Systems Adjusted EBITDA:
Segment operating profit	$89	$74	$91	$82
Add:
Provision for depreciation and amortization	14	14	18	16
Adjusted EBITDA	$103	$88	$109	$98
Adjustments:
Pension/OPEB	2	2	2	3
Further Adjusted EBITDA	$105	$90	$111	$101

*
Other special items include the following:

•
for the nine months ended September 30, 2019, a charge for an ongoing environmental remediation matter referred to as Grasse River ($25) and an allocation of ParentCo costs associated with the following matters: the planned separation of ParentCo ($23), negotiation of a collective bargaining agreement with the United Steelworkers ($9), a legal matter referred to as Grenfell Tower ($3), and a company-wide strategy and portfolio review by management ($3);

•
for the nine months ended September 30, 2018, an allocation of ParentCo costs associated with a legal matter referred to as Grenfell Tower;

•
for the year ended December 31, 2018, an allocation of ParentCo costs associated with both a legal matter referred to as Grenfell Tower ($9) and a company-wide strategy and portfolio review by management ($4); and

•
for the year ended December 31, 2017, an allocation of ParentCo costs associated with the following matters: proxy, advisory, and governance-related ($30), the separation of Alcoa Inc. ($9), a legal matter referred to as Grenfell Tower ($7), and ParentCo’s Delaware reincorporation ($2).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The Unaudited Pro Forma Condensed Combined Financial Information presented below has been derived from Arconic Corporation’s historical Combined Financial Statements included in this information statement. While the historical Combined Financial Statements reflect the past financial results of the Arconic Corporation Businesses, this pro forma information gives effect to the separation of that business into an independent, publicly traded company. The pro forma adjustments to reflect the distribution include:
•
the separation of the assets (including the equity interests of certain subsidiaries) and liabilities related to the Arconic Corporation Businesses from ParentCo and the transfer of those assets (including the equity interests of certain subsidiaries) and liabilities to Arconic Corporation;

•
the distribution of 100% of our issued and outstanding common stock by ParentCo in connection with the separation;

•
the effect of our anticipated post-separation capital structure, including the incurrence of indebtedness of approximately $1,200 million and the distribution of approximately $700 million of cash to ParentCo; and

•
the impact of, and transactions contemplated by, the separation agreement, the tax matters agreement, the employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases between us and ParentCo and the provisions contained therein.

The pro forma adjustments are based on available information and assumptions our management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a standalone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The Unaudited Pro Forma Condensed Combined Financial Information has been derived from our historical Combined Financial Statements included in this information statement and includes certain adjustments to give effect to events that are (1) directly attributable to the distribution and related transaction agreements, (2) factually supportable, and (3) with respect to the statement of combined operations, expected to have a continuing impact on Arconic Corporation. Any change in costs or expenses associated with operating as a standalone company would constitute projected amounts based on estimates and, therefore, are not factually supportable; as such, the Unaudited Pro Forma Condensed Combined Financial Information has not been adjusted for any such estimated changes. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments, including the items described above. Incremental costs and expenses associated with operating as a standalone company, which are not reflected in the Unaudited Pro Forma Condensed Combined Financial Information, are not practical to estimate as of the date of this filing.
The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 2018 and the nine months ended September 30, 2019 has been prepared as though the distribution occurred on January 1, 2018. The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2019 has been prepared as though the distribution occurred on September 30, 2019. The Unaudited Pro Forma Condensed Combined Financial Information is for illustrative purposes only, and does not reflect what our financial position and results of operations would have been had the distribution occurred on the dates indicated and is not necessarily indicative of our future financial position and future results of operations.
The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with our historical combined financial information, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The Unaudited Pro Forma Condensed Combined Financial Information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

Arconic Rolled Products Corporation
Unaudited Pro Forma Statement of Combined Operations
(in millions, except per-share amounts)
For the nine months ended September 30, 2019	As Reported	Pro Forma Adjustments		Pro Forma
Sales	$5,569			$5,569
Cost of goods sold (exclusive of expenses below)	4,810	(56)	(a)	4,754
Selling, general administrative, and other expenses	255	(33)	(a)(b)	222
Research and development expenses	34	(1)	(a)	33
Provision for depreciation and amortization	190			190
Restructuring and other charges	104			104
Operating income	176	90		266
Interest expense	86	(37)	(c)	49
Other income (expenses), net	(4)	74	(a)	70
Income before income taxes	94	53		147
Provision for income taxes	55	11	(d)	66
Net income	39	42		81
Less: Net income attributable to noncontrolling interest	—			—
Net income attributable to Arconic Rolled Products Corporation	$39	42		$81
Earnings per share:
Basic				[ ]	(e)
Diluted				[ ]	(e)
Weighted-average shares outstanding:
Basic				[ ]	(e)
Diluted				[ ]	(e)

Arconic Rolled Products Corporation
Unaudited Pro Forma Statement of Combined Operations
(in millions, except per-share amounts)
For the year ended December 31, 2018	As Reported	Pro Forma Adjustments		Pro Forma
Sales	$7,442			$7,442
Cost of goods sold (exclusive of expenses below)	6,549	(73)	(a)	6,476
Selling, general administrative, and other expenses	288	(10)	(a)	278
Research and development expenses	63	(1)	(a)	62
Provision for depreciation and amortization	272			272
Restructuring and other charges	(104)			(104)
Operating income	374	84		458
Interest expense	129	(60)	(c)	69
Other expenses, net	4	93	(a)	97
Income before income taxes	241	51		292
Provision for income taxes	71	12	(d)	83
Net income	170	39		209
Less: Net income attributable to noncontrolling interest	—			—
Net income attributable to Arconic Rolled Products Corporation	$170	39		$209
Earnings per share:
Basic				[ ]	(e)
Diluted				[ ]	(e)
Weighted-average shares outstanding:
Basic				[ ]	(e)
Diluted				[ ]	(e)

Arconic Rolled Products Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions)
September 30, 2019	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$47	453	(c)	$500
Receivables from customers	436	386	(f)	822
Inventories	877			877
Other current assets	175			175
Total current assets	1,535	839		2,374
Properties, plants, and equipment, net	2,711			2,711
Other noncurrent assets	544	273	(d)	817
Total assets	$4,790	1,112		$5,902
Liabilities
Current liabilities:
Accounts payable, trade	$1,056			$1,056
Environmental remediation	77	7	(g)	84
Other current liabilities	206	61	(a)(c)	267
Total current liabilities	1,339	68		1,407
Long-term debt	250	910	(c)	1,160
Accrued pension and other postretirement benefits	51	1,549	(a)	1,600
Environmental remediation	152	7	(g)	159
Other noncurrent liabilities	258	(103)	(d)	155
Total liabilities	2,050	2,431		4,481
Equity
Common stock	—		(i)
Additional capital	—		(i)
Parent Company net investment	2,416	150	(h)(i)
Accumulated other comprehensive income	310	(1,469)	(a)(d)
Sub-total equity	2,726	(1,319)		1,407
Noncontrolling interest	14			14
Total equity	2,740	(1,319)		1,421
Total liabilities and equity	$4,790	1,112		$5,902

Arconic Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(dollars in millions)
(a)
In connection with the separation, a portion of certain U.S. defined benefit pension and other postretirement plan obligations will be transferred to Arconic Corporation. These ParentCo plans were accounted for on a multiemployer basis in Arconic Corporation’s historical combined financial statements. Accordingly, no liability was recorded in Arconic Corporation’s historical combined balance sheet to recognize the funded status of these plans. However, benefit expenses related to these plans attributable to Arconic Corporation Businesses were recorded in Arconic Corporation’s historical statement of combined operations based primarily on pensionable compensation of active participants and estimated interest costs. Additionally, Arconic Corporation’s historical statement of combined operations included an allocation of benefit expenses related to these plans for ParentCo corporate participants as well as for participants of closed and sold operations.

The pro forma adjustment in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019 reflects the funded status (current liability of  $63 and noncurrent liability of $1,549) of the plan obligations that are expected to be transferred to Arconic Corporation, as well as the related amount (-$1,903) to be recognized in accumulated other comprehensive income.
The pro forma adjustment in the Unaudited Pro Forma Statement of Combined Operations for both the nine months ended September 30, 2019 and the year ended December 31, 2018 reflects a net amount composed of (i) the removal of the allocation of benefit expenses (multiemployer plan accounting (see Note below)) related to these plans for ParentCo corporate participants, as well as for participants of closed and sold operations, (ii) the addition of estimated benefit expenses (defined benefit plan accounting – service cost and nonservice cost (see Note below)) related to these plans for expected Arconic Corporation corporate participants, as well as for certain participants of closed and sold operations, and (iii) a reclassification of a portion of benefit expenses related to these plans previously recognized under multiemployer accounting (see Note below) to nonservice cost under defined benefit plan accounting (see Note below) for participants associated with the Arconic Corporation Businesses (the total benefit expense under multiemployer plan accounting approximates the total benefit expense under defined benefit plan accounting). The following table details this net adjustment:
	For the nine months ended September 30, 2019					For the year ended December 31, 2018
	COGS(1)	SG&A(1)	R&D(1)	Other expenses, net	Pretax income	COGS(1)	SG&A(1)	R&D(1)	Other expenses, net	Pretax income
Pro forma adjustments:
Removal of corporate allocation	$(10)	$(10)	$(1)	$—	$21	$(14)	$(11)	$(2)	$—	$27
Addition of corporate expense	—	—	—	28	(28)	—	1	1	34	(36)
Reclassification of nonservice cost(2)	(46)	—	—	46	—	(59)	—	—	59	—
	$(56)	$(10)	$(1)	$74	$(7)	$(73)	$(10)	$(1)	$93	$(9)
(1)
COGS = Cost of goods sold; SG&A = Selling, general administrative, and other expenses; R&D = Research and development expenses

(2)
This reclassification relates to the nonservice portion of benefit expense associated with the Arconic Corporation Businesses (i.e., does not include corporate). See the “Addition of corporate expense” line item in this table for the nonservice portion of benefit expense associated with corporate.

Note: Multiemployer plan accounting results in benefit expense being recorded entirely in operating income (COGS, SG&A, and R&D). Defined benefit plan accounting results in benefit expense being split between operating income (service cost) and nonoperating income (nonservice cost).
(b)
Reflects the removal of costs related to the separation incurred by ParentCo and partially allocated to Arconic Corporation’s historical combined financial statements. These costs were primarily for legal, tax, accounting, and other professional fees, and will not continue to be incurred post-separation.

(c)
Arconic Corporation expects to incur approximately $1,200 in third-party indebtedness (estimated eight-year term) in connection with the capital structure to be established at the time of separation. Of this indebtedness amount, Arconic Corporation would retain approximately $500 in cash and the remainder would be distributed to ParentCo. Upfront financing costs associated with this indebtedness are estimated to be approximately $40, which is reflected as a reduction to long-term debt and will be amortized to interest expense over the term of the indebtedness. The estimated stated interest rate of this third-party indebtedness is 6.0%.

Also, at separation, ParentCo is expected to remain the borrower associated with $250 in Midwestern Disaster Area Revenue Bonds Series 2012 due 2042 (the “Davenport Bond”), the net proceeds of which were used to acquire, construct, reconstruct, and renovate certain facilities at Arconic Corporation’s rolling mill plant in Davenport, IA. Accordingly, the $250 carrying value of the Davenport Bond, as well as the related accrued interest payable of  $2, has been removed from the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019.

Additionally, a net adjustment to interest expense on the Unaudited Pro Forma Statement of Combined Operations for both the nine months ended September 30, 2019 and the year ended December 31, 2018 reflects a net amount composed of  (i) the elimination of the allocation of the cost of ParentCo’s debt included in Arconic Corporation’s historical combined financial statements that will not be an obligation of Arconic Corporation following the separation, (ii) the elimination of the cost of the Davenport Bond included in Arconic Corporation’s historical combined financial statements that will not be an obligation of Arconic Corporation following the separation, and (iii) the inclusion of the costs of the new third-party indebtedness, which will be an obligation of Arconic Corporation following the separation. The following table details this net adjustment:

	For the nine months ended September 30, 2019			For the year ended December 31, 2018
	Gross Expense	Amount Capitalized	Net Expense	Gross Expense	Amount Capitalized	Net Expense
As reported	$95	$9	$86	$138	$9	$129
Pro forma adjustments:
Removal of cost allocation	(86)	—	(86)	(125)	—	(125)
Removal of Davenport Bond	(9)	—	(9)	(12)	—	(12)
New indebtedness	57	—	57	77	—	77
	(38)	—	(38)	(60)	—	(60)
Pro forma	$57	$9	$48	$78	$9	$69

Actual interest expense may be higher or lower based on the final terms of the new third-party indebtedness. A 0.125 percentage-point change to the estimated stated interest rate would change the estimated interest expense of the new third-party indebtedness by approximately $1.5 annually.

(d)
The Unaudited Pro Forma Statement of Combined Operations for both the nine months ended September 30, 2019 and the year ended December 31, 2018 reflect the income tax impact of the pretax income pro forma adjustments described in notes (a), (b), and (c) above, as applicable. Also, the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019 reflects the deferred income tax impact associated with the establishment of the liabilities described in note (a) above and note (g) below. As such pro forma adjustments are related to the U.S. jurisdiction, the applicable statutory income tax rate, including the 21% federal rate, was used to calculate the income tax impact. The effective income tax rate of Arconic Corporation could differ depending on activities subsequent to the separation.

(e)
The number of Arconic Corporation shares used to compute basic earnings per share is based on the number of shares of Arconic Corporation common stock assumed to be outstanding on the record date, based on the number of ParentCo common shares outstanding on [                 ], 2020 and assuming a distribution ratio of  [           ] shares of Arconic Corporation stock for every

outstanding share of ParentCo common stock. The number of shares used to compute diluted earnings per shares is based on the number of basic shares of Arconic Corporation plus incremental shares assuming the impact of dilutive outstanding employee stock options and units.
(f)
Reflects an add back of Arconic Corporation’s outstanding customer receivables sold to a bankruptcy-remote subsidiary of ParentCo in connection with ParentCo’s accounts receivable securitization arrangement. Upon completion of the separation, Arconic Corporation will no longer sell its customer receivables to ParentCo and Arconic Corporation does not expect to enter into a similar arrangement of its own.

(g)
Reflects the addition of environmental remediation liabilities associated with certain former operating locations of ParentCo, including those related to retained obligations from operating locations previously divested, that will be assumed by Arconic Corporation in accordance with the terms of the separation and distribution agreement.

(h)
Reflects a net adjustment related to the balance sheet impact of the pro forma adjustments described in notes (a), (c), (d), (f), and (g) above.

(i)
On the distribution date, Parent Company net investment in Arconic Corporation (after reflecting the net adjustment in note (h)) will be re-designated as Arconic Corporation shareholders’ equity and will be allocated between common stock and additional capital based on the number of outstanding shares of Arconic Corporation common stock at the distribution date.

BUSINESS
All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. This section discusses Arconic Corporation’s business assuming the completion of all of the transactions described in this information statement, including the separation.
Our Company
Overview
Arconic Corporation is a global leader in manufacturing aluminum sheet, plate, extrusions and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end-markets. We were previously part of Alcoa Inc. (which was renamed Arconic Inc. in 2016), which created the modern aluminum industry more than 125 years ago. Our technical expertise, long-standing, collaborative customer relationships and history in the lightweight metals industry as an innovator positions us as a supplier of choice to “blue-chip” customers in high-growth markets that require value-added products with performance-critical applications. Our product portfolio is diverse and most of our products command premium pricing as compared to more commoditized fabricated aluminum products. We maintain a leadership position in our targeted markets through our global footprint of 46 manufacturing, sales and service facilities located across North America, Europe, the United Kingdom, Russia and Asia.
We operate through three reportable segments: Rolled Products, Extrusions, and BCS. We strive to make our portfolio of integrated facilities among the most operationally efficient in the industry. We are well positioned in attractive markets that exhibit trends favorable to our industry, and our long-term contracts with customers enhance the strength and stability of our business and our earnings. We will strive to generate strong returns through growth in operating profit, disciplined capital deployment, increasing cash flow and continued optimization of working capital levels. We believe our more than 125 years of manufacturing experience and our commitment to quality and innovation have put us in a leadership position among our primary competitors.
Our business focuses on producing rolled and extruded products used principally for the following five market segments: (i) ground transportation, (ii) aerospace, (iii) building and construction, (iv) industrial and (v) packaging. Our primary market segments present attractive characteristics, including (i) demand for products that command premium pricing due to technical requirements; (ii) stability through economic cycles due to portfolio diversity; (iii) favorable secular growth trends, such as the substitution of heavier materials with aluminum in the automotive market (“aluminum lightweighting”), strong passenger growth in the commercial aerospace market and population growth driving urbanization for increased demand in the building and construction industry; and (iv) favorable trade conditions in the United States resulting from the Department of Commerce’s ruling on anti-dumping and countervailing duties imposed on imported Chinese common alloy products. We have a leading position in the growing North American automotive aluminum sheet market, and we are a leading supplier of aluminum sheet and plate to the aerospace market. We supply industrial and commercial transportation products to customers around the world. Our BCS products carry recognized brand names and hold strong market positions in North America and Europe.
Our customer base includes market leading companies. A sampling of our top customers includes Ford, General Motors, FCA, Airbus, Boeing, Daimler, Paccar, Ball and CANPACK. We predominantly focus on high-value-added products that we believe we are particularly well-suited to developing and manufacturing for our customers due to our technical and R&D capabilities, our ability to supply materials in the volume customers need, our unique manufacturing capabilities and the complex qualification processes that we have passed and are required for many of our products. Our core products require ongoing close collaboration and, in many instances, joint development with our customers.
Prices for rolled products and extrusions are generally based on the price of metal plus a premium for adding value to the aluminum to produce a semi-finished product, resulting in a business model in which the underlying price of metal is contractually passed-through to customers, or hedged. The financial performance of producers of rolled and extruded aluminum products, such as Arconic Corporation, is driven by the dynamics in the end markets that they serve, the degree of technical specification required for the products sold, the companies’ relative positioning in those markets and the efficiency of their industrial operations.
For the year ended December 31, 2018, we shipped approximately 1,308 thousand metric tons of finished products and generated revenues of  $7.4 billion and operating income of  $374 million.
The following charts present our revenues by market segment and by geography for the year ended December 31, 2018:
Our Strengths
We believe several key attributes add to the strength of our business: growing demand for high-strength, lightweight aluminum in our targeted markets; our leading positions in the markets we serve; our track record developing differentiated products backed by advanced expertise and technological capabilities; our collaborative and long-standing customer relationships; our global network of efficient facilities with a broad range of advanced manufacturing capabilities operated by a highly skilled workforce; and our healthy financial position, which positions us for future growth. Each of these attributes are described in more detail below.
Growing demand for high-strength, lightweight aluminum in our target markets.
Demand for aluminum and other lightweight products continues to grow at a steady pace. With unique properties that increase performance, improve efficiency and provide a lower carbon footprint throughout its life cycle, aluminum continues to draw demand from industries that require lightweight yet strong material. According to CRU International Limited, the projected annual growth rate from 2019 to 2023 of flat rolled aluminum products is 3.6%, and projected growth in the air and ground transportation market segment is 5.3%.

Projected Demand for Flat Rolled Products from 2019-2023 (in thousand metric tons)
Transportation consumption 2019: 4,761 and 2023: 6,161 CAGR 5.3%
Source: CRU International Limited
Asia Pacific includes: Japan, China, South East Asia and Middle East
Other includes: Africa, Australia, Central and South America
In the ground transportation market, even as vehicle production remains flat, we continue to benefit from growth in automotive aluminum applications, with automotive body sheet forecasted to grow at a 9% annual growth rate from 2019 through 2026 in North America. Acceleration of aluminum adoption and product penetration, noted by third-party research firm Ducker Worldwide in July 2017, continue to advance as automakers are increasingly selecting aluminum as the material of choice for vehicle design solutions that aid in meeting fuel consumption and greenhouse gas emissions regulations while delivering better performance, higher safety ratings and a lower carbon footprint than steel.
We continue to see interest in aluminum lightweighting from a growing customer base, and we currently have material on more than 60 programs with eight automotive original equipment manufacturers (“OEMs”), as well as many of their tier-one suppliers. We have significant forward revenue under contract across multiple OEMs. Our A951™ coating and bonding technology underpinned Ford’s design decision to go aluminum-intensive on the F-150 truck, which has since been expanded to Ford’s Super Duty, Navigator and Expedition vehicle platforms. In fact, all vehicles that have converted to aluminum-intensive structures have received 5-star safety ratings, better performance ratings, and increased fuel efficiency as a result of aluminum lightweighting. Additionally, in North America, demand for larger vehicles (small trucks and SUVs) — where the volume of aluminum use is greater — is increasing while demand for smaller vehicles is decreasing.
In the aerospace market, large commercial aircraft have an approximate seven-year backlog in their order book, driven by global population growth, increasing per capita incomes and higher penetration of air-travel. We have significant forward revenue under contract with major commercial aircraft OEMs or framers, such as Boeing, Airbus, Spirit AeroSystems and Embraer. In defense, spending under the current U.S. administration has been increasing and we have secured new contracts on multiple applications.
In the building and construction market, several secular trends — global warming, urbanization, and increased needs for personal security — are increasing demand for the products and solutions we provide, both in North America and in Europe. Population is expected to grow from 7.2 to 8 billion people by 2025, with more than 50% of population growth in urban areas that drive construction demand. With global energy demand expected to increase by more than 25% by 2040, energy efficiency is another strong market driver for our building and construction products and systems.
The industrial market in North America is closely tied to the U.S. GDP level, which indicates that the overall industrial flat rolled products segment is poised to grow 1% to 2% each year from 2020 to 2022. The common alloy sheet market, which is a significant portion of the total industrial products market, continues to be significantly influenced by imports of common alloys into the United States. With the implementation of anti-dumping and countervailing duties imposed on Chinese common alloy sheet during 2018, the volume of imports from China has significantly decreased. Although there has been an increase of imports of common alloy into the United States from other countries as a result of the duties imposed on China, prices for common alloy sheet significantly improved in North America during the first half of 2019. We expect these duties to remain in place for at least the next five years.
In the packaging market, we are continuing to see positive trends in both demand and supply dynamics. As it relates to demand, trends are positive as a result of consumer preferences for more sustainable packaging options, driving a broad-based shift from plastic to aluminum. On the other hand, supply for aluminum packaging has tightened as more aluminum rolled products manufacturers redirect rolling mill capacity to supply the automotive end-market. As a result, manufacturers that continued to supply aluminum packaging are able to achieve more favorable pricing for packaging products relative to historical norms. Additionally, the packaging market can be expected to provide relatively steady demand, with resiliency evidenced by trends throughout past economic cycles.
Leading positions in our key markets.
In our core market segments — ground transportation, aerospace, building and construction, industrial and packaging — we have strong market positions and long-standing, collaborative relationships with customers. Within these attractive and diverse segments, we are particularly focused on product lines that require our expertise and advanced technical capabilities to produce efficiently.
In the ground transportation market, we captured a leading position in the North American automotive aluminum market when we invested a combined $600 million in 2014 to expand our automotive rolling capacity in Davenport, Iowa and Alcoa, Tennessee, and we continue to maintain that position by expanding capabilities to meet demand. In February 2019, we announced a $100 million investment in Tennessee to provide additional capacity to support automotive and industrial growth, and that capacity is expected to come online in late 2020. We have already secured customer commitments in support of this additional capacity in North America. Our position in this market segment also benefits from the natural characteristics of automotive aluminum sheet, which make importing of aluminum sheet more difficult as it hardens and strengthens with age and as a result is not as easily formed or stamped into parts as time progresses.
In the aerospace market, we have a growing position secured by long-term contracts, totaling more than $4 billion over the next several years, with some of the biggest players in the industry, including Boeing, Airbus, Embraer, Mitsubishi Heavy Industries and Spirit AeroSystems. In July 2018, we announced that we signed our largest multi-year supply contract with Boeing to supply aluminum sheet and plate for all models produced by Boeing Commercial Airplanes. The agreement expanded on our collaboration with Boeing for wing skins on all of its metallic structure airplanes and included polished fuselage skins and wing ribs. In addition, Boeing awarded us new business for the supply of structural plate used in a variety of other applications, including wing ribs for carbon fiber platforms such as the 787 and 777X.
In the building and construction market, we are differentiated through scale, expertise and a broad range of building envelope products. We have strong market positions in North America and Europe as a supplier of well-known, leading brands with differentiated products and service offerings that we believe enable us to deliver industry-leading service and performance. In total, BCS has more than 270 active patent matters. These are spread across multiple technology areas including: doors, windows, fixed fenestrations and material interfaces/coatings. Our products, which are offered as systems and are localized to address functional and building code requirements, span the range of building end-use and building complexities, making us a go-to provider for architects, general contractors and fabricators.
In the industrial market, we have a strong position, particularly in North America. Our recent $100 million investment in our Tennessee facility to expand our industrial and automotive capacity is aimed to capture favorable pricing in the North American market for industrial products as well as the anticipated resulting growth. With our diverse industrial portfolio, providing high quality mill finish product, we are positioned to capture opportunities in the industrial market segment.
In the packaging market, we have strong positions in the regions we serve. Our rolling mill in Samara, Russia, serves various markets with its wide range of capabilities, including production of a full range of canstock products, from coated end and tab stock to body stock. Packaging volumes have increased year over year in Samara for the past five years, where demand for canstock is steadily increasing. To further differentiate among packaging suppliers in the region, Arconic Samara’s flagship coil coating line product portfolio was recently expanded with the start of commercial production of black-lacquered end stock, along with coil coated with gold and clear lacquers. Arconic Corporation also supplies canstock to the packaging market in China from its plant in Qinhuangdao.
Track record developing differentiated products backed by advanced expertise and technological capabilities.
Built on a heritage of innovation and operational excellence, Arconic Corporation develops and produces quality materials and technologies efficiently for customers of lightweight metals. In each of the markets we serve, we collaborate with our customers to deliver solutions that meet performance-critical specifications and give our customers a competitive advantage in terms of meeting fuel efficiency, strength and safety requirements. We believe that our ability to produce tailored, high-value-added products fosters longer-term and synergistic relationships with a customer base that includes well-established, blue-chip companies. We regard our relationships with our customers as partnerships in which we work together to utilize our unique technological capabilities to develop customized solutions to meet evolving requirements. This includes developing products together through long-term partnerships.
We have made substantial investments to develop unique technological capabilities, which we believe provide us with a competitive advantage as a supplier of the high-value-added, specialty products that make up the majority of our product portfolio. The Arconic Technology Center, located in New Kensington, Pennsylvania, serves as the headquarters for our Research and Development efforts, and we also have R&D facilities in Norcross, Georgia; Merxheim, France; Vendargues, France; and Harderwijk, Netherlands. These facilities focus on innovation and have given us a leading position in the development of proprietary next-generation specialty alloys and manufacturing processes as evidenced by our robust intellectual property portfolio, which includes over 900 granted or pending patents. We also have a significant number of trade secrets, mostly regarding manufacturing processes and material compositions that give us important advantages in our markets. We continue to strive to improve those processes and generate new material compositions that provide additional benefits.
Recent examples of collaborative and industry redefining innovations include:
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Arconic Corporation’s Very Thick Plate Stretcher (VTPS). No supplier in the industry can currently produce plate as wide or as thick as we can. With our 220” mill and the VTPS, we are able to supply the exterior of large metallic planes as well as the most challenging structural plate applications on both metallic and carbon fiber aircrafts. Combined with a new horizontal heat treat furnace in Davenport, Iowa, which is commissioning and operating in a limited capacity as we work through the rigorous qualification processes of our aerospace customers, Arconic Corporation will be able to offer expanded capabilities and capacity in thick plate products.

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Arconic 951 adhesive bonding technology. One of our most notable hallmark R&D achievements was the development of the breakthrough Arconic 951 adhesive bonding technology that is enabling the automotive industry’s historic shift to aluminum-intensive vehicles. One of the first customers to utilize this technology was Ford, for its flagship vehicle, the F-150, which — since going aluminum-intensive in 2015 — has increased its lead as America’s #1 best-selling vehicle, a position it has held for more than 40 years in a row.

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High strength aerospace and automotive alloys. We continue to work with automotive and aerospace customers to develop solutions with innovative aluminum and aluminum lithium alloys. Working with automotive customer FCA US LLC, for example, our engineers developed a new, highly formable aluminum to enable FCA to shed weight and boost performance of its 2018 Jeep Wrangler, one of the automaker’s top selling vehicles.

Diverse, entrenched and collaborative customer relationships.
We have a diverse customer base that includes hundreds of companies that span our key market segments. A sampling of our top customers includes:
Key Markets	Key Customers
Ground Transportation	Ford, FCA, General Motors, Daimler, Paccar, Entrans/Heil
Aerospace	Boeing, Airbus, Spirit AeroSystems, Embraer
Building and Construction	Fabricators, installers, architects and developers around the world
Industrial	Ryerson, Thyssenkrupp MA, Reliance, Kloeckner, Champagne Metals
Packaging	Ball, CANPACK
The average length of our relationships with our top 20 customers exceeds 25 years, and in some cases goes back as far as the beginning of their existence, particularly with our aerospace, automotive and building and construction customers. We have long-term contracts with many of our major customers, and we have partnered with some of them for substantial investments that support new product launches, increased capacity or unique capabilities that solve key challenges. 56% of 2019 Global Rolled Products revenue is under a long-term agreement, and only 6% of the Global Rolled Products long-term agreements are expected to be up for renewal in 2020 and 2021. In addition, we frequently collaborate with our customers to complete a rigorous process for qualifying our products, which requires substantial time and investment and imposes high costs for customers to switch suppliers.
Global network of efficient facilities with a broad range of capabilities operated by a highly skilled workforce.
We operate a network of strategically located facilities within close proximity to our customers and/or raw materials, which we believe allows us to compete effectively in our selected end-markets across numerous geographies. Our facilities, which in many cases have been in operation for decades and are continuously assessed for optimal efficiency, enable us to reliably produce a broad range of high-quality products. Our production lines are operated by a highly skilled workforce with decades of accumulated operational experience. We believe this collective knowledge base would be very difficult to replicate and is a key contributing factor in our ability to produce consistently high-quality products.
Our production sites feature industry-leading manufacturing capabilities with required industry qualifications that are, in our view, difficult for market outsiders to accomplish. We believe our portfolio of facilities provides us with a strong platform to retain and grow our global customer base.
Our capabilities include the development, alloying, and casting of standard and patented Arconic aluminum and aluminum-lithium alloys that provide superior mechanical properties using continuous heat treat and batch heat treat processes. We also have continuous cast capability, as well as hot and cold rolling of aluminum coil, sheet and plate products of different thicknesses and widths. We have the world’s largest thick plate stretcher, which can stretch the thickest plate in the world, and we have state-of-the-art metallurgical laboratories.
Our processes include coil and sheet leveling, straightening, and trimming capabilities, indirect aluminum extrusion piercing press capabilities and non-destructive inspection and testing capabilities.
Healthy financial position.
We believe the following factors will contribute to our long-term financial stability and future growth:
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Our revenue diversification in terms of geography, customers and end-markets gives Arconic Corporation a healthy financial position.

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Approximately 50% of our revenue is under long-term agreements, which provides earnings visibility.

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Our contracts are typically structured to contractually pass-through movements in underlying metal price, which, combined with our hedging program, helps to insulate us from commodity price volatility and generate earnings stability.

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Profitability has improved due to targeted mix shift to more specialized, more engineered, higher margin products, as well as cost optimization initiatives.

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We manage our business through a disciplined capital allocation framework.

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Over the last two years, we have undertaken several cost cutting initiatives in a relentless pursuit of cost reduction, while consistently delivering productivity improvements through smart manufacturing (physical and digital automation), cast house optimization, lower procurement costs, and labor and equipment efficiency.

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Our improved capital efficiency is delivering higher returns on our existing asset base. Our disciplined capital allocation with priority on high-return uses driving return on net assets (RONA) expansion has built an attractive margin profile and we believe we are positioned for future profitable growth upside. Examples include the automotive and industrial expansions in Alcoa, Tennessee to seek to capture future market growth, as well as expanding capabilities in Davenport, Iowa to capture demand in aerospace.

Our Business Strategies
Our objective is to expand our leading position as the industry’s supplier of choice for high-value-added, technologically advanced products for which we believe that we have a competitive advantage. Our strategy to achieve this objective has two primary pillars: (i) selective participation in attractive markets and (ii) continuing focus on capital efficiency and operational performance.
Selective Participation in Attractive Markets
Continue to target investment in high-return opportunities in our core market segments
We are focused on five strategic market segments (ground transportation, aerospace, building and construction, industrial and packaging) that we believe have attractive growth prospects for aluminum and a solid long-term outlook. These are also markets where we believe that we can differentiate ourselves through high-value-added products, strong customer relationships and R&D and advanced technical capabilities. We selectively pursue capital projects in response to specific volume requirements from long-term customer contracts, aiming for relatively short payback periods and good visibility into return on investment.
For example, in February 2019, in order to seek to capture the growing industrial and automotive aluminum demand in North America, we announced an investment of approximately $100 million to expand our hot mill capability and add downstream equipment capabilities to manufacture industrial and automotive aluminum products in our Tennessee Operations facility near Knoxville, Tennessee. The project is already underway and is expected to be completed by the fourth quarter of 2020.
Focus on technologically advanced products that facilitate long-term relationships as a key supplier to our customers
Our product portfolio is predominantly focused on high-value-added products that we believe we are particularly well-suited to developing and manufacturing for our customers. These products tend to require close collaboration with our customers to develop tailored solutions, as well as significant effort and investment to adhere to rigorous qualification procedures, which enables us to foster long-term relationships with our customers. Our products typically command premium prices and are supplied to end-markets that we believe have highly attractive characteristics and long-term growth trends.
Focus on Capital Efficiency and Operational Performance
Pursuit of highly efficient operations through smart manufacturing
We believe that there are significant opportunities to improve our quality and to reduce our manufacturing costs by implementing smart manufacturing initiatives, which involve physical and digital automation. We continually evaluate the processes and flowpaths of our operations in order to work to improve our production efficiency. Sharing best practices throughout our network enables us to apply advanced manufacturing techniques globally to improve existing equipment and processes. We aim to establish highly efficient operations and achieve cost reductions by standardizing manufacturing processes and the associated production elements where possible, while still allowing the flexibility to respond to local market demands and volatility.
To focus our efforts, we have launched a smart manufacturing program, sponsored at the executive level that is designed to optimize productivity of our plants with the goal of delivering value to customers through quality and efficiency.
To advance manufacturing improvements and optimize capital efficiency, Arconic Corporation has developed teams made up of cross-functional experts working on projects that provide an impact across the network. These teams each have a primary focus, seeking to improve efficiencies for optimal operational performance, as follows:
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Driving Operational Equipment Efficiency (OEE) on bottlenecked equipment, including cold mills, hot mills, annealing furnaces and finishing equipment.

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Maximizing internal ingot production, minimizing third party ingot purchase, and managing outside scrap sales to deliver the best solution for our North American network.

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Managing scrap charge solutions and driving scrap utilization in order to offset the need to purchase high cost primary alloy.

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Driving down transportation costs by combining routes, eliminating surcharges, and finding lower cost transportation solutions.

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Leveraging the excess internal process capabilities within the North American network to offset the need for expensive outside providers to perform key operations.

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Managing energy contracts, leveraging volume purchases, and implementing energy conservation activities.

Along with these initiatives, Arconic Corporation has standing teams working on overall equipment effectiveness, cast house capacity improvements, and reduction improvements in planned and un-planned scrap.
Our Portfolio
We manage our business operations through three segments: Rolled Products, Extrusions, and BCS. These segments contributed approximately 77%, 7% and 15%, respectively, of the 2018 revenues for the businesses that comprise Arconic Corporation.
Rolled Products
Rolled products are used in the production of finished goods ranging from airframes and automotive body panels to industrial plate and brazing sheet. Sheet and plate are used extensively in the transportation industries as well as in building and construction. They are also used for industrial applications such as tooling plate for the production of plastic products.
Arconic Corporation’s Rolled Products segment produces a range of aluminum sheet and plate products for the following markets:
Ground Transportation — provides specialty aluminum sheet and plate products, including auto body sheet, structural reinforcement, proprietary heat exchanger products like multilayer brazing sheet, trailer and cab structures and sheet for fuel tanks.
Aerospace — supplies a wide range of highly differentiated sheet and plate products that meet strict quality requirements for aerospace and defense applications, including polished fuselage sheet, structural parts, aluminum-lithium stringers, wing skins and armored plate.

Industrial — supplies a diverse range of industrial solutions for applications that include mold and tooling plate for semiconductors; general engineering/machinery and injection molding applications; specialty finishes for appliances, cosmetic packaging, RVs and vehicle components; tread plate/sheet for tool box and flooring applications; and circles for cookware.
Packaging — serves the packaging market in Europe and Asia through regional facilities located in Russia and China. The packaging market includes a full range of can stock products, from coated end and tab stock to body stock.
Rolled Products — Competitive Conditions
Arconic Corporation’s Rolled Products segment is one of the leaders in many of the aluminum flat rolled markets in which it participates, including ground transportation (including brazing sheet), aerospace, industrial and packaging markets. While Rolled Products participates in markets where Arconic Corporation believes it has a significant competitive advantage due to customer intimacy, advanced manufacturing capability, unique technology and/or differentiated products, in certain cases, our competitors are capable of making products similar to Arconic Corporation’s products. We continuously work to maintain and enhance our competitive position through innovation: new alloys such as aluminum lithium aerospace alloys, differentiated products such as our 5-layer brazing products and break-through processes such as A951™ bonding technology.
Some of Arconic Corporation’s Rolled Products markets are global and some are more regionally focused. Participation in these segments by competitors varies. For example, Novelis is the largest flat rolled products producer competing in automotive, but it does not participate in the aerospace market. On the other hand, Kaiser participates in aerospace, but does not participate in the automotive sheet market. Other competitors include Aleris, AMAG, Constellium, Hydro, Kobe, Nanshan, and UACJ.
Additionally, there are a number of new competitors emerging, particularly in China and other developing economies. Arconic Corporation expects that this competitive pressure will continue and increase in the future as customers seek to globalize their supply bases in order to reduce costs.
List of Major Competitors for Rolled Products:
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Aleris

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AMAG (Austria)

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Constellium (Netherlands)

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Granges (Sweden)

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Hydro (Norway)

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Kaiser Aluminum

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Kobe (Japan)

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Nanshan (China)

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Novelis

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UACJ (Japan)

Rolled Products Principal Facilities
Country	Location	Products
Brazil	Itapissuma(1)	Specialty Foil
China	Kunshan	Sheet and Plate
	Qinhuangdao(2)	Sheet and Plate
Hungary	Székesfehérvár	Sheet and Plate/Slabs and Billets
Russia	Samara	Sheet and Plate/Extrusions and Forgings
United Kingdom	Birmingham	Plate
United States	Davenport, IA	Sheet and Plate
	Danville, IL	Sheet and Plate
	Hutchinson, KS	Sheet and Plate
	Lancaster, PA	Sheet and Plate
	Alcoa, TN	Sheet
	San Antonio, TX(3)	Sheet

(1)
On August 23, 2019, we reached an agreement to sell the aluminum rolling mill in Itapissuma, Brazil to Companhia Brasileira de Aluminio for approximately $50 million in cash, subject to working capital and other adjustments. The transaction is expected to close by the first quarter of 2020, subject to regulatory approvals and customary closing conditions.

(2)
Leased property or partially leased property.

(3)
On October 18, 2019, we announced plans to curtail operations in San Antonio by year end 2019.

Extrusions
Arconic Corporation’s Extrusions segment produces a range of extruded products, including aerospace shapes (wing stringer, floor beams, fuselage, cargo), automotive shapes (driveshafts, anti-lock brake housings, turbo charger), seamless tube, hollows, mortar fins and high strength rod and bar. With process and product technologies that include large and small extrusion presses, integrated cast houses, horizontal heat treat furnaces, vertical heat treat furnaces, annealing furnaces, induction billet heating and ultrasonic inspection capabilities, Arconic Corporation’s Extrusions operating segment serves a broad range of customers in several of our core market segments, including the following:
Ground Transportation — provides aluminum extrusions for applications that include drive shafts for the automotive market and aluminum frame rails for the commercial transportation market.
Aerospace — supplies a wide range of applications for commercial and military airframes.
Industrial — supplies a diverse range of industrial solutions for applications that include rods and bars for building supplies and other industrial applications.
Arconic Corporation’s Extrusions plants are strategically located in close proximity to key customers, which offers a competitive advantage for markets that require products within short lead times. It also fosters close collaboration with customers who work with us to develop solutions that drive performance, safety and efficiency in their end products.
Extrusions — Competitive Conditions
The Extrusions segment is a leader in many of the markets in which it participates, including aerospace, automotive (including driveshafts) and industrial markets. While Extrusions participates in markets where Arconic Corporation believes we have a significant competitive position due to customer intimacy, advanced manufacturing capability, unique technology and/or differentiated products, in certain cases, our competitors are capable of making products similar to Arconic Corporation’s products. We continuously work to maintain and enhance our competitive position through innovation: new alloys such as aluminum lithium aerospace alloys and differentiated products.
Some of Arconic Corporation’s Extrusions markets are worldwide and some are more regionally focused. Participation in these segments by competitors varies. For example, UAC is the largest competitor in aerospace extrusions, but it does not participate in the drawn tubing market. On the other hand, Unna participates in drawn tubing, but they do not compete in extrusions. Other competitors include Kaiser, Constellium, Otto Fuchs, Taber, Ye Fong, and Impol.
Additionally, there are a number of other competitors emerging, particularly in China and other developing economies. We expect that this competitive pressure will continue and increase in the future as customers seek to globalize their supply bases in order to reduce costs.
List of Major Competitors for Extrusions:
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Constellium (France)

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Impol (Poland)

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Kaiser (USA)

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Otto Fuchs (Germany)

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Taber (USA)

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UAC (USA/Romania)

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Unna (Germany)

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Ye Fong (Taiwan)

Extrusions Principal Facilities
Country	Location	Products
Germany	Hannover(1)	Extrusions
United States	Massena, NY	Extrusions
	Lafayette, IN	Extrusions
	Halethorpe, MD(1)	Extrusions
	Chandler, AZ(1)	Extrusions

(1)
Leased property or partially leased property.

Building and Construction Systems
Our BCS business manufactures differentiated products and building envelope solutions, including entrances, curtain walls, windows, composite panel and coil coated sheet. The business operates in two market segments: architectural systems, which carry the Kawneer® brand, and architectural products, which carry the Reynobond® and Reynolux® brands. The BCS business has competitive positions in both market segments, attributable to its strong brand recognition, high quality products and strong relationships through the building and construction value chain.
Architectural systems make up 70% of the business segment’s revenue in 2018. As the inventor of the modern storefront more than 100 years ago, our Kawneer® branded architectural systems products include windows, doors and curtain walling. Kawneer is a premium brand, known for the breadth, depth and performance of its product portfolio and is a leading manufacturer of architectural systems in North America, with an established presence in Europe. Key customers of this market segment include fabricators and glazing subcontractors.

Architectural products make up 30% of the business segment’s revenue. The Reynobond and Reynolux brands deliver innovative exterior and interior cladding and coil coated sheet solutions with end uses that include building façades, retail, sign and display, interior applications and various industrial applications. Reynobond is composite material that consists of an extruded core that is fused between two sheets of coil-coated aluminum and Reynolux is coil-coated aluminum sheet that can be sold in coil or flat-sheet form. Key customers include metal fabricators and installers.
With 28 total facilities, including 18 service centers and more than 3,300 employees, BCS differentiates itself through its global footprint and by offering a broad portfolio of building envelope products that span the range of building end-use and building complexities. Architects, general contractors and fabricators consider BCS a go-to provider of products that are offered as systems and are localized to address functional and building code requirements. We believe that our products and systems have a reputation for quality and reliability, with customer returns comprising less than 0.4% of revenue in 2018.
BCS — Competitive Conditions
In North America, Arconic Corporation’s BCS segment primarily competes in the nonresidential building segment. In Europe, it competes in both the residential and the nonresidential building segments. Arconic Corporation’s competitive advantage is based on strong brands, innovative products, customer intimacy and technical services.
In the architectural systems market, Arconic Corporation competes with regional competitors like Apogee, YKK, and Oldcastle in North America and Schüco, Hydro/SAPA and Reynaers in Europe. The competitive landscape in the architectural systems market has been relatively stable since the mid-2000s, with the major competitors in North America and Europe remaining constant, despite some industry consolidation in North America during the late 2000s.
The primary product categories in architectural products are aluminum composite material and coil coated sheet. The architectural products business is a more global market and is primarily served by subsidiaries of larger companies like Alpolic (Mitsubishi Corporation), Alucobond (Schweiter Technologies) and Novelis (Aditya Birla Group).
List of Major Competitors for Architectural Systems:
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North America — Apogee, Oldcastle and YKK

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Europe — Schüco (Germany), Hydro/SAPA (Norway), Reynaers (Belgium) and Corialis (Belgium)

List of Major Competitors for Architectural Products:
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Composite Material — Alucobond, Alucoil and Alpolic

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Coil Coated Sheet — Euramax, Novelis and Hydro

Building and Construction Systems Principal Facilities
Country	Location	Products
Canada	Lethbridge, Alberta	Architectural Products and Systems
France	Merxheim(1)	Architectural Products
United Kingdom	Runcorn	Architectural Products and Systems
United States	Springdale, AR	Architectural Products and Systems
	Visalia, CA	Architectural Products and Systems
	Eastman, GA	Architectural Products
	Bloomsburg, PA	Architectural Products and Systems
	Cranberry, PA	Architectural Products and Systems

(1)
Leased property or partially leased property.

Principal facilities are listed, and do not include two locations that serve as sales and administrative offices. In addition to the facilities listed above, BCS has 18 service centers. These centers perform light manufacturing, such as assembly and fabrication of certain products.
Our Market Segments
Ground Transportation
In our ground transportation market segment, we produce and develop customized aluminum sheet and extruded products for all major automakers in North America as well as commercial trucks, tankers, rail cars and buses around the world. Approximately 36% of the Company’s revenue for the year ended December 31, 2018 was for automotive and commercial transportation applications, which include aluminum sheet and extruded products, as well as brazing sheet.
We are a leading North American supplier of automotive aluminum sheet, which is one of the fastest growing markets for aluminum, with a 9% growth rate from 2019-2026, according to independent research firm Ducker Worldwide. We currently have material on more than 60 programs with the majority of global OEMs, as well as many of their tier-one suppliers. Our investment in technology has had a significant influence on the recent growth in this space for the aluminum industry overall. In fact, our A951™ coating and bonding technology underpinned Ford’s design decision to go aluminum-intensive on its flagship vehicle, the F-150, which has been America’s best-selling truck for more than 40 consecutive years. That decision was replicated on the Super Duty, Navigator and Expedition platforms, which are all now aluminum-intensive.

Participation in the Automotive Market Segment

Liftgate outer
Liftgate inner
Joining solutions | RSR™
Engineered surfaces
Body inner structure
Door inner
B-pillar
Seat frame
Hood Outer
Hood Inner
Battery case
Radiator
Outer panels
Driveshaft
Crash structure

Our automotive sheet revenue has grown by a factor of over six times in the past five years, from $229 million in 2013 to $1.4 billion in 2018. We have already captured over $7 billion of long-term contracts with multiple automotive OEMS for vehicle production in 2020 through the life of those vehicle programs, some of which extend through 2026. Our recent investment of  $100 million in Tennessee will provide additional capacity in 2020 to support this growth. Our automotive sheet is currently supplied by plants located in Davenport, Iowa; Lancaster, Pennsylvania; Danville, Illinois; and Alcoa, Tennessee. We also supply aluminum extrusions to the automotive market, from our plants in Lafayette, Indiana; Massena, New York; and Hannover, Germany; and we supply brazing sheet from our plants in Lancaster, Pennsylvania; Kofem, Hungary; and Qinhuangdao, China.
In the commercial transportation industry, we are a leading supplier of aluminum sheet and extrusions in North America and have been pursuing growth opportunities in Europe and Russia. Our major commercial transportation customers include Daimler, Paccar, Entrans/Heil, MAC Trailer and Wabash.

Participation in Commercial Transportation Applications
Aerospace
Our aerospace market segment has been a leader in the aerospace industry for decades. The Aerospace market segment accounted for 16% of our revenues for the year ended December 31, 2018. With its 220” rolling mill and a plate stretcher that can manufacture the thickest plate in the world, no other supplier in the industry can produce aluminum plate as wide or as thick as Arconic Corporation. This allows Arconic Corporation to provide the majority of the exterior of the plane, as well as the most challenging structural plate applications on the aircraft. In addition, no other supplier in the industry can offer the breadth of material offerings or material development as Arconic Corporation.
Participation Across Airframe Platforms

Winglet structure
Leading edge skins
Cockpit window frames
Bird strike panel
Fuselage skins
Drain gutter
Shear ties
Trailing edge flaps and ailerons
Fuselage stringers
Fuselage frames
Fuselage chords
Window frames
Flight deck components
Nose doublers
Door frames, surrounds
Seat tracks
Seat frames, structures
Crown frames
Access doors
Bulkheads
Keel beam
Stanchions
Lavatory structure
Lavatory access panel
Nacelle structure, skins and doors
Nacelle lipskins
Lower housing
Tailcone frames
Wing box splice plates
Floor beams
Crack stopper
Fuselage-to-wing connection
Wing spars
Splice strap
Bay frames
Upper wing skins
Wing stringers
Flap tracks
Wing ribs
Lower wing skins

Recent long-term agreements are expanding our share with the leaders in aerospace frames, including our largest-ever long-term contract with Boeing announced in July 2018, which includes 100% of Boeing’s fuselage and wing skins. We also have long-term contracts with Airbus, Spirit AeroSystems and Embraer, along with Mitsubishi Heavy Industries, Kawasaki Heavy Industries and Subaru Heavy Industries.

Recent investments allow us to provide more content on aircraft applications. Key differentiators for our aerospace market segment are alloy material development (7085 replacement — high strength 7xxx alloy, aluminum-lithium), the ability to manufacture a broad range of sheet with unique tempers and thermal capabilities, and both wide and heat treated, as well as the ability to produce the thickest and widest plate.
Our new horizontal heat treat line in Davenport, Iowa supports share gain in the same products with Airbus and retention of the Boeing wing share. We have similar capabilities in Kitts Green, United Kingdom, to support Airbus in Europe.
Ten of our manufacturing facilities serve our aerospace market segment. Our aerospace sheet and plate manufacturing facilities in Davenport, Iowa; Hutchinson, Kansas; Kitts Green, United Kingdom; and Samara, Russia, together offer the full spectrum of sheet and plate required by the aerospace industries (alloys, temper, dimensions, pre-machined) and have unique capabilities such as producing the widest plates required for some aerospace programs (civil and commercial). Our extrusions facilities in Lafayette, Indiana; Massena, New York; Chandler, Arizona; Halethorpe, Maryland and Hannover, Germany, produce components for aerospace customers. Downstream aluminum products for the aerospace market require relatively high levels of R&D investment and advanced technological capabilities, and therefore tend to command premium prices compared to more commoditized products. We work in close collaboration with our customers to develop highly engineered solutions to fulfill their specific requirements.
Aerospace products are typically subject to long qualification, development and supply lead times, and our contracts with our largest aerospace customers generally have a term of five years or longer, which provides us with volume and profitability visibility. In addition, demand for our aerospace products typically correlates directly with aircraft backlogs and build rates. As of January 2020, the passenger aircraft market continues to have a firm backlog estimated at seven years.
Building and Construction
Arconic Corporation operates in the building and construction markets in North America and Europe. In North America, Arconic Corporation sells architectural systems, composite material to the nonresidential building segment. In Europe, Arconic Corporation sells architectural systems in both the residential and the nonresidential building segments and sells sheet in the building and industrial segments. The BCS segment accounted for roughly 18% of our revenues for the year ended December 31, 2018.
With leading positions in North America and a strong foundation in Europe, Arconic Corporation is well positioned to take advantage of strong fundamentals in its target markets. Overall, the global building and construction market is expected to continue to grow as population growth and urbanization drive underlying demand for structures. At the same time, demand for higher performing building facades is driving the value of the building envelope to increase over time. Key performance drivers include energy efficiency, enhanced building security and improved acoustics.
Participation in the BCS Market Segment

Arconic Corporation invests in product innovation to deliver solutions offering increased thermal performance to meet evolving energy codes, hurricane impact products for buildings in extreme weather zones, and blast-resistant products to meet the needs of buildings with enhanced security requirements. The innovation in this segment is supported by more than 270 active patent matters, of which 230 are granted patents and the balance are pending applications.
Industrial
Our industrial market segment produces mold and tooling plate for semiconductors, general engineering/machinery and injection molding applications, specialty finishes for applications in appliances, cosmetic packaging, recreational vehicles and vehicle components, tread plate and sheet for tool box and flooring applications, plate circles for cookware and extrusions to distributors. Our industrial market segment accounted for 16% of revenue for the year ended December 31, 2018.
With a diverse industrial product portfolio in North America, we provide high quality mill finish product and have been expanding into the North American industrial market, displacing less profitable products. Our recently announced $100 million Tennessee investment, which aims to capture automotive growth, is also targeting to capture growth opportunities in the industrial market in 2020. We are continuing to optimize our portfolio to replace Chinese imports impacted by the common alloy trade case in the United States, which placed duties ranging from 96% – 176% on approximately $1.5 billion of Chinese common alloy imports. We expect these duties to remain in place for at least the next five years.
In North America, we supply industrial sheet and plate from our facilities in Alcoa, Tennessee; Lancaster, Pennsylvania; and Davenport, Iowa. For customers in Europe and Asia, we supply industrial sheet and plate from our plants in Székesfehérvár, Hungary; Qinhuangdao, China; Kitts Green, United Kingdom; and Samara, Russia.
Our major customers in the industrial market include key Service Centers partners (Ryerson, Thyssenkrupp MA, Reliance, Kloeckner, Champagne Metals) as well as end users (Airstream, Air Products, Applied Materials).
Packaging
Our packaging market segment is currently regionally focused, with operations in Bohai, China and Samara, Russia. We announced in August 2019 that our facility in Itapissuma, Brazil is under agreement to be sold to CBA. Including our Brazil operations, our packaging market segment accounted for 14% of revenues for the year ended December 31, 2018.
With highly efficient rolling mills operating in Russia and Asia, our packaging market segment has long-standing customer commitments for the supply of large volumes of can sheet and specialty packaging sheet. As with our other market segments, we collaborate with customers for innovations that meet the needs of consumers by developing new characteristics such as alternative coatings, distinctive sizes and variable thicknesses. Our major customers in the packaging space include Ball and CANPACK.
Major Product and Customer Revenues
Products that contributed 10% or more to combined revenues were as follows:
	For the Years Ended December 31,
	2018	2017	2016
Flat-rolled aluminum	77%	75%	75%
Architectural aluminum systems	15%	16%	16%
Sales to Arconic Corporation’s largest customer, Ford, accounted for 13% of our total revenue for 2018. These sales were made under various contracts relating to Ford vehicle programs, such as the F-150, F-250/350, Explorer and Navigator vehicles. The loss of sales to Ford under all of these contracts could have a material adverse effect on our business if such sales are not replaced by sales to other customers. No other customer accounted for 10% or more of our total revenue in 2018.

Sales and Marketing
Rolled Products and Extrusions
Arconic Corporation’s Rolled Products group and Extrusions group have two primary sales channels for the segments in which we operate: direct sales to our customers and sales to distributors.
Direct Sales
Arconic Corporation’s Rolled Products group and Extrusions group supply various segments all over the world through a direct sales force operating from individual facilities or sales offices. The direct sales channel typically serves very large, sophisticated customers and OEMs, but can also service medium and small size customers as well. Long-standing relationships are maintained with leading companies in industries using aluminum rolled and extruded products. Supply contracts for large global customers generally range from one to five years in length and historically, in segments such as aerospace, there has been a high degree of renewal business with these customers. As the manufacture of aluminum-intensive and higher content aluminum vehicles continues to grow, we continue to develop long-term relationships with the automotive OEMs. In some cases, the products Arconic Corporation supplies are proprietary in nature. Further, certain industries, such as automotive and aerospace, and their related customers require suppliers to complete a rigorous qualification process; the ability to obtain and maintain these qualifications is an important part of doing business in these segments. A customer’s cost to switch and either find a new product or qualify a new supplier can be significant, so it is in both the customer’s and the supplier’s best interest to maintain these relationships.
Distributors
Arconic Corporation’s Rolled Products group and Extrusions group also sell their products through third-party distributors. Customers of distributors are typically widely dispersed, and sales through this channel are usually highly fragmented. Distributors sell mostly commodity or less specialized products into many end-use segments in smaller quantities.
BCS
Arconic Corporation’s BCS business supplies architectural façade systems and products principally in North America and Europe but also globally through both direct sales and distributors. Its typical customers are installers or fabricators who purchase product on a project-by-project basis. Long-standing relationships are maintained with its leading customers. BCS also maintains an e-commerce platform for numerous standard architectural products for use by its North American customers and offers standard architectural products for purchase in its service centers.
Sources and Availability of Raw Materials
Important raw materials used by Arconic Corporation are: alloying materials (including, but not limited to, copper, magnesium and zinc), aluminum scrap, coatings, electricity, lube oil, natural gas, packaging materials, primary aluminum (ingot, slab, billet, P1020, high purity), aluminum coil and resin. Generally, other materials are purchased from third-party suppliers under competitively priced supply contracts or bidding arrangements. We believe that the raw materials necessary to the Arconic Corporation Businesses are and will continue to be available.
Patents, Trade Secrets and Trademarks
We believe that our domestic and international patent, trade secret and trademark assets provide us with a significant competitive advantage. Our rights under our patents, as well as the products made and sold under them, are important to us as a whole. The patents owned by us generally concern metal alloys, particular products, manufacturing equipment or techniques. The Arconic Corporation business as a whole is not, however, materially dependent on any single patent, trade secret or trademark. As a result of product development and technological advancement, we continue to pursue patent protection in jurisdictions throughout the world. As of September 30, 2019, our worldwide patent portfolio consists of approximately 620 granted patents and 299 pending patent applications.

We also have a significant number of trade secrets, mostly regarding manufacturing processes and material compositions that give us important advantages in our markets. We continue to strive to improve those processes and generate new material compositions that provide additional benefits.
With respect to domestic and foreign trademarks, we have many that have significant recognition within the markets that are served. Examples include the name “Arconic” and the Arconic symbol for aluminum products, Kawneer for building panels, and Reynobond and Reynolux for architectural products. As of September 30, 2019, our worldwide trademark portfolio consists of approximately 889 registered trademarks and 274 pending trademark applications. Our rights under our trademarks are important to us as a whole and, to varying degrees, important to each business segment.
Research and Development
We engage in research and development programs that include process and product development, and basic and applied research. Throughout 2019, we continued working on new developments and leveraging new technologies. The Arconic Technology Center (ATC), located in New Kensington, Pennsylvania, serves as the headquarters for our Research and Development efforts, and we also have R&D facilities in Norcross, Georgia, Merxheim, France, Vendargues, France, and Harderwijk, Netherlands. These facilities focus on innovation and have given us a leading position in the development of proprietary next-generation specialty alloys and manufacturing processes as evidenced by our robust intellectual property portfolio. See “Our Company — Our Strengths — Track record developing differentiated products backed by advanced expertise and technological capabilities.”
Environmental Matters
Approved capital expenditures for new or expanded facilities for environmental control are $8 million for 2019 and estimated expenditures for such purposes are $17 million for 2020. Information relating to environmental matters is included in Note S to the Combined Financial Statements under the caption “Contingencies and Commitments — Environmental Matters.”
Employees
Total worldwide employment at the end of 2018 was approximately 15,300 employees in 18 countries. Many of these employees are represented by labor unions. We believe that relations with our employees and any applicable union representatives generally are good.
In the United States, approximately 4,200 employees are represented by various labor unions. The largest collective bargaining agreement is the master collective bargaining agreement between us and the United Steelworkers (“USW”). The USW master agreement covers approximately 3,400 employees at four U.S. locations. The current labor agreement expires on May 15, 2022. There are eight other collective bargaining agreements in the United States with varying expiration dates.
On a regional basis, there are agreements between Arconic Corporation and unions with varying expiration dates that cover employees in Europe, Russia, North America, South America, and Asia.
Legal Proceedings
In connection with the separation, Arconic Corporation will agree to assume and indemnify ParentCo against certain liabilities relating to Arconic Corporation’s businesses, including potential liabilities associated with the following legal proceedings, as discussed further in the section entitled “Certain Relationships and Related Party Transactions — Separation Agreement.”
Environmental
Information relating to legal proceedings involving environmental matters is included in Note S to the Combined Financial Statements under the caption “Contingencies and Commitments — Environmental Matters.”

Reynobond PE
All references to ParentCo in the matters described under this section Reynobond PE refer to Arconic Inc. only and do not include its subsidiaries, except as otherwise stated.
On June 13, 2017, the Grenfell Tower in London, U.K. caught fire resulting in fatalities, injuries and damage. A French subsidiary of ParentCo, Arconic Architectural Products SAS (AAP SAS), supplied a product, Reynobond PE, to its customer, a cladding system fabricator, which used the product as one component of the overall cladding system on Grenfell Tower. The fabricator supplied its portion of the cladding system to the façade installer, who then completed and installed the system under the direction of the general contractor. Neither ParentCo nor AAP SAS was involved in the design or installation of the system used at the Grenfell Tower, nor did it have a role in any other aspect of the building’s refurbishment or original design. Regulatory investigations into the overall Grenfell Tower matter are being conducted, including a criminal investigation by the London Metropolitan Police Service (the “Police”), a Public Inquiry by the British government and a consumer protection inquiry by a French public authority. The Public Inquiry was announced by the U.K. Prime Minister on June 15, 2017 and subsequently was authorized to examine the circumstances leading up to and surrounding the Grenfell Tower fire in order to make findings of fact and recommendations to the U.K. Government on matters such as the design, construction, and modification of the building, the role of relevant public authorities and contractors, the implications of the fire for the adequacy and enforcement of relevant regulations, arrangements in place for handling emergencies, and the handling of concerns from residents, among other things. Hearings for Phase 1 of the Public Inquiry began on May 21, 2018 and concluded on December 12, 2018. Phase 2 hearings of the Public Inquiry will begin in early 2020, following which a final report will be written and subsequently published. AAP SAS is participating as a Core Participant in the Public Inquiry and is also cooperating with the ongoing parallel investigation by the Police. ParentCo no longer sells the PE product for architectural use on buildings. Given the preliminary nature of these investigations and the uncertainty of potential future litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Behrens et al. v. Arconic Inc. et al.   On June 6, 2019, 247 plaintiffs comprised of survivors and estates of decedents of the Grenfell Tower fire filed a complaint against “Arconic Inc., Alcoa Inc., and Arconic Architectural Products, LLC” (collectively, for purposes of the description of such proceeding, the “ParentCo Defendants”), as well as Saint-Gobain Corporation, d/b/a Celotex and Whirlpool Corporation, in the Court of Common Pleas of Philadelphia County. The complaint alleges claims under Pennsylvania state law for products liability and wrongful death related to the fire. In particular, the plaintiffs allege that the ParentCo Defendants knowingly supplied a dangerous product (Reynobond PE) for installation on the Grenfell Tower despite knowing that Reynobond PE was unfit for use above a certain height. The ParentCo Defendants removed the case to the United States District Court for the Eastern District of Pennsylvania on June 19, 2019. On August 29, 2019, the ParentCo Defendants moved to dismiss the complaint on the bases, among other things, that: (i) the case should be heard in the United Kingdom, not the United States; (ii) there is no jurisdiction over necessary parties; and (iii) Pennsylvania products liability law does not apply to manufacture and sale of product overseas. On December 23, 2019, the Court issued an order denying the motion to dismiss the complaint on bases (ii) and (iii) and suggesting a procedure for limited discovery followed by further briefing on those subjects. Discovery is ongoing on defendants’ motion to have the case dismissed in favor of a UK forum. Given the preliminary nature of this matter and the uncertainty of litigation, the ParentCo Defendants cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Howard v. Arconic Inc. et al.   A purported class action complaint related to the Grenfell Tower fire was filed on August 11, 2017 in the United States District Court for the Western District of Pennsylvania against ParentCo and Klaus Kleinfeld. A related purported class action complaint was filed in the United States District Court for the Western District of Pennsylvania on August 25, 2017, under the caption Sullivan v. Arconic Inc. et al., against ParentCo, two former ParentCo executives, several current and former ParentCo directors, and banks that acted as underwriters for ParentCo’s September 18, 2014 preferred stock offering (the “Preferred Offering”). The plaintiff in Sullivan had previously filed a purported class action against the same defendants on July 18, 2017 in the Southern District of New York and, on August 25, 2017, voluntarily dismissed that action without prejudice. On February 7, 2018, on motion from certain putative class members, the court consolidated Howard and Sullivan, closed Sullivan, and appointed lead plaintiffs in the consolidated case. On April 9, 2018, the lead plaintiffs in the consolidated purported class action filed a consolidated amended complaint. The consolidated amended complaint alleged that the registration statement for the Preferred Offering contained false and misleading statements and omitted to state material information, including by allegedly failing to disclose material uncertainties and trends resulting from sales of Reynobond PE for unsafe uses and by allegedly expressing a belief that appropriate risk management and compliance programs had been adopted while concealing the risks posed by Reynobond PE sales. The consolidated amended complaint also alleged that between November 4, 2013 and June 23, 2017 ParentCo and Kleinfeld made false and misleading statements and failed to disclose material information about ParentCo’s commitment to safety, business and financial prospects, and the risks of the Reynobond PE product, including in ParentCo’s Form 10-Ks for the fiscal years ended December 31, 2013, 2014, 2015, and 2016, its Form 10-Qs and quarterly financial press releases from the fourth quarter of 2013 through the first quarter of 2017, its 2013, 2014, 2015, and 2016 Annual Reports, its 2016 Annual Highlights Report, and on its official website. The consolidated amended complaint sought, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On June 8, 2018, all defendants moved to dismiss the consolidated amended complaint for failure to state a claim. On June 21, 2019, the Court granted the defendants’ motion to dismiss in full, dismissing the consolidated amended complaint in its entirety without prejudice. On July 23, 2019, the lead plaintiffs filed a second amended complaint. The second amended complaint alleges generally the same claims as the consolidated amended complaint with certain additional allegations, as well as claims that the risk factors set forth in the registration statement for the Preferred Offering were inadequate and that certain additional statements in the sources identified above were misleading. The second amended complaint seeks, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On September 11, 2019, all defendants moved to dismiss the second amended complaint. Plaintiffs’ opposition to that motion was filed on November 1, 2019 and all defendants filed a reply brief on November 26, 2019. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Raul v. Albaugh, et al.   On June 22, 2018, a derivative complaint was filed nominally on behalf of ParentCo by a purported ParentCo stockholder against the then members of ParentCo’s Board of Directors and Klaus Kleinfeld and Ken Giacobbe, naming ParentCo as a nominal defendant, in the United States District Court for the District of Delaware. The complaint raises similar allegations as the consolidated amended complaint and second amended complaint in Howard, as well as allegations that the defendants improperly authorized the sale of Reynobond PE for unsafe uses, and asserts claims under Section 14(a) of the Exchange Act and Delaware state law. On July 13, 2018, the parties filed a stipulation agreeing to stay this case until the final resolution of the Howard case, the Grenfell Tower Public Inquiry in London, and the investigation by the Police and on July 23, 2018, the Court approved the stay. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
While ParentCo believes that these cases are without merit and intends to challenge them vigorously, there can be no assurances regarding the ultimate resolution of these matters.
Stockholder Demands.   The ParentCo Board of Directors also received letters, purportedly sent on behalf of stockholders, reciting allegations similar to those made in the federal court lawsuits and demanding that the ParentCo Board authorize ParentCo to initiate litigation against members of management, the ParentCo Board, and others. The ParentCo Board of Directors appointed a Special Litigation Committee of the ParentCo Board to review, investigate, and make recommendations to the ParentCo Board regarding the appropriate course of action with respect to these stockholder demand letters. On May 22, 2019, the Special Litigation Committee, following completion of its investigation into the claims demanded in the demand letters, recommended to the ParentCo Board that it reject the demands to authorize commencement of litigation. On May 28, 2019, the ParentCo Board adopted the Special Litigation Committee’s findings and recommendations and rejected the demands that it authorize commencement of actions to assert the claims set forth in the demand letters.

Other
In addition to the matters discussed above, various other lawsuits, claims, and proceedings have been or may be instituted or asserted against Arconic Corporation, including those pertaining to environmental, product liability, safety and health, employment, tax and antitrust matters. While the amounts claimed in these other matters may be substantial, the ultimate liability cannot currently be determined because of the considerable uncertainties that exist. Therefore, it is possible that the Company’s liquidity or results of operations in a period could be materially affected by one or more of these other matters. However, based on facts currently available, management believes that the disposition of these other matters that are pending or asserted will not have a material adverse effect, individually or in the aggregate, on the results of operations, financial position or cash flows of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in conjunction with the audited Combined Financial Statements and corresponding notes and the Unaudited Pro Forma Condensed Combined Financial Information and corresponding notes included elsewhere in this information statement. This MD&A contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements.
All amounts are in millions of U.S. dollars, unless otherwise indicated.
Overview
The Separation
The Proposed Separation.   On February 8, 2019, ParentCo announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies. The spin-off company, Arconic Rolled Products Corporation (“Arconic Corporation” or the “Company”), will include the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo, as well as the Latin America extrusions operations sold in April 2018 (collectively, the “Arconic Corporation Businesses”). The existing publicly traded company, ParentCo, will continue to own the engines, engineered structures, fastening systems, and forged wheels operations (collectively, the “Howmet Aerospace Businesses”).
The separation will occur by means of a pro rata distribution by ParentCo of all the outstanding shares of common stock of Arconic Corporation. In conjunction with the consummation of the separation, ParentCo will change its name to Howmet Aerospace Inc. (“Howmet Aerospace”) and Arconic Rolled Products Corporation will change its name to Arconic Corporation.
The separation, which is expected to be completed in the second quarter of 2020, is subject to a number of conditions, including, but not limited to: final approval by ParentCo’s Board of Directors; receipt of an opinion of legal counsel regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code (i.e., a transaction that is generally tax-free for U.S. federal income tax purposes); and the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part.
Arconic Corporation and Howmet Aerospace will enter into several agreements to implement the legal and structural separation between the two companies; govern the relationship between Arconic Corporation and Howmet Aerospace after the completion of the separation; and allocate between Arconic Corporation and Howmet Aerospace various assets, liabilities, and obligations, including, among other things, employee benefits, environmental liabilities, intellectual property, and tax-related assets and liabilities. One agreement in particular, the separation agreement, will identify the assets to be transferred, the liabilities to be assumed, and the contracts to be transferred to each of Arconic Corporation and Howmet Aerospace as part of the separation, and will provide for when and how these transfers and assumptions will occur.
ParentCo may, at any time and for any reason until the separation is complete, abandon the separation plan or modify its terms.
ParentCo will incur costs to evaluate, plan, and execute the separation, and Arconic Corporation will be allocated a pro rata portion of these costs based on segment revenue (see “— Overview — The Separation — Cost Allocations”). The allocated amounts will be included in Selling, general administrative, and other expenses on Arconic Corporation’s Statement of Combined Operations.
Basis of Presentation.   The Combined Financial Statements of Arconic Corporation are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with GAAP, certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.
The Combined Financial Statements of Arconic Corporation are prepared from ParentCo’s historical accounting records and are presented on a standalone basis as if the Arconic Corporation Businesses have been conducted independently from ParentCo. Such Combined Financial Statements include the historical operations that are considered to comprise the Arconic Corporation Businesses, as well as certain assets and liabilities that have been historically held at ParentCo’s corporate level but are specifically identifiable or otherwise attributable to Arconic Corporation.
Cost Allocations.   The Combined Financial Statements of Arconic Corporation include general corporate expenses of ParentCo that were not historically charged to the Arconic Corporation Businesses for certain support functions that are provided on a centralized basis, such as expenses related to finance, audit, legal, information technology, human resources, communications, compliance, facilities, employee benefits and compensation, and research and development activities. These general corporate expenses are included on Arconic Corporation’s Statement of Combined Operations within Cost of goods sold, Selling, general administrative and other expenses, and Research and development expenses. These expenses have been allocated to Arconic Corporation on the basis of direct usage when identifiable, with the remainder allocated based on the Arconic Corporation Businesses’ segment revenue as a percentage of ParentCo’s total segment revenue, as reported in the respective periods.
All external debt not directly attributable to Arconic Corporation has been excluded from the Company’s Combined Balance Sheet. Financing costs related to these debt obligations have been allocated to Arconic Corporation and are included on the Company’s Statement of Combined Operations within Interest expense. In general, the allocation was calculated as the capital invested by ParentCo in the Arconic Corporation Businesses to the total capital invested by ParentCo in all its businesses. For 2018, 2017, and the last two months of 2016, ParentCo’s businesses were composed of the Arconic Corporation Businesses and the Howmet Aerospace Businesses. For the first ten months of 2016, ParentCo’s businesses also included the Alcoa Corporation business, which was spun-off from ParentCo in the 2016 Separation Transaction; however, Alcoa Corporation did not assume any of ParentCo’s corporate debt upon consummation of the 2016 Separation Transaction. Accordingly, for the periods subsequent to the 2016 Separation Transaction, Arconic Corporation was allocated a higher amount of interest expense due to the absence of the Alcoa Corporation business from the ratio.
The following table reflects the allocations described above:
	2018	2017	2016
Cost of goods sold(1)	$11	$35	$30
Selling, general administrative, and other expenses(2)	56	120	141
Research and development expenses	24	28	33
Provision for depreciation and amortization	10	10	8
Restructuring and other charges(3)	50	6	9
Interest expense	125	162	94
Other expenses (income), net(4)	(12)	(285)	(11)

(1)
For all periods presented, amount principally relates to an allocation of expenses for ParentCo’s retained pension and other postretirement benefit obligations associated with closed and sold operations.

(2)
In 2017, amount includes an allocation of  $30 in costs related to ParentCo’s proxy, advisory, and governance-related matters. Also, in 2016, amount includes an allocation of  $68 in separation costs associated with the 2016 Separation Transaction.

(3)
In 2018, amount includes an allocation of settlement and curtailment charges and benefits related to several actions taken (lump sum payments and benefit reductions) by ParentCo associated with pension and other postretirement benefit plans.

(4)
In 2017, amount includes an allocation of two gains related to ParentCo’s investing and financing activities. Specifically, an allocation of  $182 associated with the sale of a portion of ParentCo’s investment in Alcoa Corporation common stock and an allocation of  $87 related to an exchange of cash and the remaining portion of ParentCo’s investment in Alcoa Corporation common stock to acquire a portion of ParentCo’s outstanding debt. These amounts were allocated to Alcoa Corporation in preparing the accompanying Combined Financial Statements as the Company participates in ParentCo’s centralized treasury function, which includes cash and debt management. As a result, Arconic Corporation benefitted from the cash received by ParentCo and/or the reduction of ParentCo debt, including the reduction in related interest cost, in the respective transactions.

Management believes the assumptions regarding the allocation of ParentCo’s general corporate expenses and financing costs are reasonable.
Nevertheless, the Combined Financial Statements of Arconic Corporation may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position, and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if Arconic Corporation had been a standalone company would depend on multiple factors, including organizational structure, capital structure, and strategic decisions made in various areas, including information technology and infrastructure. Transactions between Arconic Corporation and ParentCo, including sales to the Howmet Aerospace Businesses, have been presented as related party transactions on Arconic Corporation’s Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected on Arconic Corporation’s Statement of Combined Cash Flows as a financing activity and on the Company’s Combined Balance Sheet as Parent Company net investment.
Results of Operations
Earnings Summary
Net Income.   Net income was $170 in 2018 compared to $209 in 2017. The decrease in results of  $39 was principally caused by the non-recurring nature of an allocation of two gains related to ParentCo’s 2017 investing and financing activities, an allocation of a net charge associated with several actions taken by ParentCo related to employee retirement benefit plans, and unfavorable pricing and product mix. These negative impacts were mostly offset by a gain on the sale of the Texarkana (Texas) rolling mill, lower allocations of ParentCo’s corporate overhead and financing costs, the absence of charges related to the divestiture of the Fusina (Italy) rolling mill and Latin America extrusions business, and higher volumes in the Rolled Products and Building and Construction Systems segments.
Net income was $209 in 2017 compared with $155 in 2016. The increase in results of  $54 was primarily due to an allocation of two gains related to ParentCo’s 2017 investing and financing activities, higher volumes in the Rolled Products and Building and Construction Systems segments, a lower allocation of ParentCo’s corporate overhead costs, and the absence of a charge related to a decision to permanently close the Tennessee can sheet facility. These positive impacts were mostly offset by charges related to the divestiture of the Fusina (Italy) rolling mill and Latin America extrusions business, a higher allocation of ParentCo’s financing costs, and unfavorable pricing and product mix.
Sales.   Sales in 2018 were $7,442 compared with $6,824 in 2017, an increase of  $618, or 9%. The improvement was largely attributable to volume growth in the Rolled Products and Building and Construction Systems segments and both higher aluminum prices and favorable product mix in the Rolled Products segment. These positive impacts were somewhat offset by lower sales of  $190 as a result of each of the following: the divestitures of both the Latin America Extrusions business (April 2018) and the rolling mill in Fusina, Italy (March 2017) and the ramp down of the North American packaging operations (completed in December 2018).
Sales in 2017 were $6,824 compared with $6,661 in 2016, an increase of  $163, or 2%. The increase was mainly the result of volume growth in the Rolled Products and Building and Construction Systems segments, partially offset by the ramp down and toll processing agreement relating to the North America packaging business in Tennessee (Rolled Products segment), as well as the absence of sales of  $111 as a result of the divestiture of the rolling mill in Fusina, Italy (March 2017). Pursuant to the toll processing agreement that ParentCo entered into with Alcoa Corporation on October 31, 2016 in connection with the 2016 Separation Transaction, Arconic Corporation provides can body stock to Alcoa Corporation using aluminum supplied by Alcoa Corporation, resulting in the absence of metal sales in 2017 compared to 2016.
Cost of Goods Sold.   COGS as a percentage of Sales was 88.0% in 2018 compared with 86.0% in 2017. The percentage was negatively impacted by higher aluminum prices, unfavorable aerospace product mix, and higher transportation costs. These negative impacts were partially offset by higher volumes in the Rolled Products and Building and Construction Systems segments and a favorable last in, first out (LIFO) inventory adjustment (difference of  $59).
COGS as a percentage of Sales was 86.0% in 2017 compared with 84.1% in 2016. The percentage was negatively impacted by net higher aluminum prices, a lower margin product mix, and an unfavorable LIFO inventory adjustment (difference of  $64). These negative impacts were mostly offset by higher volumes in the Rolled Products and Building and Construction Systems segments and net cost savings.
Selling, General Administrative, and Other Expenses.   SG&A expenses were $288, or 3.9% of Sales, in 2018 compared with $361, or 5.3% of Sales, in 2017. The decline of  $73 was primarily the result of a lower allocation (decrease of  $64) of ParentCo’s corporate overhead, which was mostly driven by overall cost reductions and the non-recurring nature of certain ParentCo costs in 2017 for proxy, advisory, and governance-related matters.
SG&A expenses were $361, or 5.3% of Sales, in 2017 compared with $396, or 5.9% of Sales, in 2016. The decrease of  $35 was primarily the result of a lower allocation (decrease of  $21) of ParentCo’s corporate overhead. The lower allocation was mainly driven by a substantial decrease in the non-recurring nature of costs incurred by ParentCo in 2016 related to the 2016 Separation Transaction, as well as overall cost reductions, partially offset by certain costs incurred by ParentCo in 2017 for proxy, advisory, and governance-related matters and a higher ratio used to make the overall allocation (see “— Overview — The Separation — Cost Allocations”).
Research and Development Expenses.   R&D expenses were $63 in 2018 compared with $66 in 2017 and $83 in 2016. The decrease in both periods was principally related to a lower allocation of ParentCo’s expenses, which was driven by decreased spending.
Provision for Depreciation and Amortization.   The provision for D&A was $272 in 2018 compared with $266 in 2017 and $257 in 2016. The increase in both periods was primarily due to capital projects placed into service related to Arconic Corporation’s Davenport (Iowa) (very thick plate stretcher related to aerospace expansion) and Tennessee (equipment upgrades and conversions to transition to automotive sheet and industrial applications from can sheet) rolling mills.
Restructuring and Other Charges.   In 2018, Restructuring and other charges were a net benefit of $104, which were comprised of the following components: a $154 gain on the sale of the Texarkana (Texas) rolling mill and cast house; a $50 charge for an allocation of ParentCo’s corporate restructuring charges (see “— Overview — The Separation — Cost Allocations”); a $2 charge for a post-closing adjustment related to the divestiture of the Latin America extrusions business; an $8 net charge for other items; and a $10 benefit for the reversal of several layoff reserves related to prior periods.
In 2017, Restructuring and other charges were $133, which were comprised of the following components: a $60 loss related to the divestiture of the Fusina (Italy) rolling mill; a $41 impairment charge for the assets associated with the Latin America extrusions business as a result of signing a definitive sale agreement (completed sale in April 2018); a $31 charge for layoff costs related to cost reduction initiatives, including the separation of approximately 400 employees (the majority of which related to the Rolled Products and Building and Construction Systems segments); a $6 charge for an allocation of ParentCo’s corporate restructuring charges (see “— Overview — The Separation — Cost Allocations”); a $2 net benefit for other items; and a $3 benefit for the reversal of several layoff reserves related to prior periods.
In 2016, Restructuring and other charges were $67, which were comprised of the following components: a $37 charge for exit costs related to a decision to permanently shut down the Tennessee can sheet facility; an $11 charge for layoff costs, including the separation of approximately 300 employees (the majority of which related to the Latin America extrusions business); a $9 charge for an allocation of ParentCo’s corporate restructuring charges (see “— Overview — The Separation — Cost Allocations”); a $17 net charge for other items; and a $7 benefit for the reversal of several layoff reserves related to prior periods.
See Note E to the Combined Financial Statements in the Index within this information statement for additional information.
Interest Expense.   Interest expense was $129 in 2018 compared with $168 in 2017. The decrease of $39, or 23%, was mostly the result of a lower allocation (decrease of  $37) of ParentCo’s financing costs due to a lower average amount of ParentCo’s outstanding debt in 2018 compared to 2017.
Interest expense was $168 in 2017 compared with $97 in 2016. The increase of  $71, or 73%, was mostly due to a higher allocation (increase of  $68) of ParentCo’s financing costs, which was the result of a higher ratio used to make such allocation (see “— Overview — The Separation — Cost Allocations”).
Other Expenses (Income), Net.   Other expenses, net was $4 in 2018 compared with Other income, net of  $287 in 2017. The change of  $291 was largely attributable to the non-recurring nature of an allocation ($269) of two gains related to ParentCo’s 2017 investing and financing activities (see below).
Other income, net was $287 in 2017 compared with $9 in 2016. The change of  $278 was largely attributable to an allocation of two gains related to ParentCo’s investing and financing activities. Specifically, an allocation of  $182 associated with the sale of a portion of ParentCo’s investment in Alcoa Corporation common stock and an allocation of  $87 related to an exchange of cash and the remaining portion of ParentCo’s investment in Alcoa Corporation common stock to acquire a portion of ParentCo’s outstanding debt. See “— Overview — The Separation — Cost Allocations” for an explanation of the allocation methodology of ParentCo activities for purposes of Arconic Corporation’s Combined Financial Statements.
Income Taxes.   Arconic Corporation’s effective tax rate was 29.5% in 2018 compared with the U.S. federal statutory rate of 21%. The effective tax rate differs from the U.S. federal statutory rate primarily as a result of a $15 charge related to an increase in valuation allowance attributable to non-U.S. jurisdictions, primarily in Brazil and China, and a $6 charge for U.S. state taxes.
Arconic Corporation’s effective tax rate was 16.7% in 2017 compared with the U.S. federal statutory rate of 35%. The effective tax rate differs from the U.S. federal statutory rate primarily as a result of a $50 benefit related to the remeasurement of U.S. net deferred tax assets as a result of the federal tax rate reduction from 35% to 21% pursuant to the provision of the U.S. Tax Cuts and Jobs Act of 2017 (the “2017 Act”). In addition, the effective tax rate differs from the U.S. federal statutory rate as a result of a $37 tax benefit related to the tax impact of corporate allocations, a $37 charge related to an increase in valuation allowance attributable to non-U.S. jurisdictions, primarily in Brazil and China, an $18 charge for an increase in unrecognized tax benefits recorded in Germany, a $16 benefit for foreign income taxed in lower rate jurisdictions, a $7 charge for U.S. state taxes, and a $7 benefit related to intercompany transactions within Arconic Corporation and between Arconic Corporation and ParentCo.
Arconic Corporation’s effective tax rate was 7.7% in 2016 compared with the U.S. federal statutory rate of 35%. The effective tax rate differs from the U.S. federal statutory rate primarily as a result of a $17 tax benefit related to statutory tax rate and law changes, primarily attributable to a write-off of a deferred tax liability associated with foreign branch earnings in the United States. In addition, the effective tax rate differs from the U.S. federal statutory rate as a result of an $11 charge related to an increase in valuation allowance attributable to non-U.S. jurisdictions, primarily in Brazil and China, a $20 discrete tax benefit for the release of valuation allowances in Russia, a $10 benefit for foreign income taxed in lower rate jurisdictions, and a $9 benefit related to intercompany transactions within Arconic Corporation and between Arconic Corporation and ParentCo.

Segment Information
Arconic Corporation’s operations consist of three reportable segments: Rolled Products, Extrusions, and Building and Construction Systems. Segment performance under Arconic Corporation’s management reporting system is evaluated based on several factors; however, the primary measure of performance is Segment operating profit. Arconic Corporation calculates Segment operating profit as Total sales (third-party and intersegment) minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Segment operating profit may not be comparable to similarly titled measures of other companies.
Segment operating profit for all reportable segments totaled $420 in 2018, $500 in 2017, and $534 in 2016. The following information provides Sales and Segment operating profit for each reportable segment for each of the three years in the period ended December 31, 2018. See Note D to the Combined Financial Statements in the Index within this information statement for additional information.
Rolled Products
	2018	2017	2016
Third-party sales*	$5,731	$5,125	$4,996
Intersegment sales	15	15	9
Total sales	$5,746	$5,140	$5,005
Segment operating profit	$328	$384	$374
Third-party aluminum shipments (kmt)*	1,309	1,257	1,400

*
In 2018, 2017, and 2016, third-party sales included $145, $133, and $132, respectively, and third-party aluminum shipments included 60 kmt, 60 kmt, and 61 kmt, respectively, related to sales to ParentCo’s Howmet Aerospace Businesses. These sales are deemed to be related-party sales and are presented as such on Arconic Corporation’s Statement of Combined Operations.

Overview.   The Rolled Products segment produces aluminum sheet and plate for a variety of end markets. Sheet and plate are sold directly to customers and through distributors related to the aerospace, automotive, commercial transportation, packaging, building and construction, and industrial products (mainly used in the production of machinery and equipment and consumer durables) end markets. A small portion of this segment also produces aseptic foil for the packaging end market. While the customer base for flat-rolled products is large, a significant amount of sales of sheet and plate is to a relatively small number of customers. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are the U.S. dollar and, to a lesser extent, each of the following: the Russian ruble, Chinese yuan, the euro, the British pound, and the Brazilian real.
On April 6, 2018, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) announced new sanctions against Russian “oligarchs” and extended those sanctions to companies that are majority-owned or substantively controlled by those oligarchs. These sanctions block U.S. persons — both individuals and companies — from engaging in transactions with listed oligarchs and their companies. These sanctions originally extended to UC Rusal PLC (“Rusal”), which supplies primary aluminum to Arconic Corporation in Europe, the United States, and to the Company’s Samara plant in Russia. The Company operated under a series of temporary licenses issued by OFAC until January 27, 2019 when OFAC removed Rusal from the list of sanctioned parties. The Company complies with and expects to continue to comply with all other aspects of these sanctions and does not anticipate any interruption in Samara’s ability to operate normally.
In March 2017, Arconic Corporation completed the divestiture of its Fusina, Italy rolling mill. The rolling mill generated third-party sales of  $54 and $165 in 2017 (through the date of divestiture) and 2016, respectively, and had 312 employees at the time of the divestiture. See “Results of Operations — Earnings Summary — Restructuring and Other charges.”

On November 1, 2016, Arconic Corporation entered into a toll processing agreement with Alcoa Corporation for the tolling of metal for the Warrick, IN rolling mill which became a part of Alcoa Corporation upon the completion of the 2016 Separation Transaction. As part of this arrangement, Arconic Corporation provided a toll processing service to Alcoa Corporation to produce can sheet products at its facility in Tennessee through the end date of the contract, December 31, 2018. Alcoa Corporation supplied all required raw materials to Arconic Corporation, which processed the raw materials into finished can sheet coils ready for shipment to the end customer. Tolling revenue for 2018, 2017, and the two months ended December 31, 2016 was $144, $190, and $37, respectively.
Sales.   Third-party sales for the Rolled Products segment increased $606, or 12%, in 2018 compared with 2017, primarily attributable to higher aluminum prices; higher volumes in the automotive, commercial transportation, and industrial end markets; and favorable product mix; partially offset by the absence of sales of  $54 from the rolling mill in Fusina, Italy (see above) and the ramp down of the North American packaging operations (completed in December 2018).
Third-party sales for this segment increased $129, or 3%, in 2017 compared with 2016, primarily attributable to volume growth in the automotive end market and higher aluminum pricing, partially offset by the impact of  $362 associated with the ramp-down and toll processing agreement with Alcoa Corporation at the Company’s North America packaging business in Tennessee, the absence of sales of $111 from the rolling mill in Fusina, Italy (see above), aerospace customer inventory destocking and reduced build rates, and pricing pressures in the global packaging market.
Segment Operating Profit.   Segment operating profit for the Rolled Products segment decreased $56, or 15%, in 2018 compared with 2017, primarily driven by unfavorable aerospace wide-body production mix, higher aluminum prices, and higher transportation costs and scrap spreads, partially offset by higher automotive, commercial transportation, and industrial volumes.
Segment operating profit for this segment increased $10, or 3%, in 2017 compared with 2016, primarily driven by net cost savings and increased automotive volumes, partially offset by lower aerospace volume from customer destocking and reduced build rates, continued pricing pressure on global packaging products, and higher aluminum prices.
Extrusions
	2018	2017	2016
Third-party sales*	$546	$518	$551
Segment operating profit	$1	$34	$74
Third-party aluminum shipments (kmt)*	59	59	57

*
In 2018, 2017, and 2016, third-party sales included $61, $49, and $47, respectively, and third-party aluminum shipments included 7 kmt, 6 kmt, and 6 kmt, respectively, related to sales to ParentCo’s Howmet Aerospace Businesses. These sales are deemed to be related-party sales and are presented as such on Arconic Corporation’s Statement of Combined Operations.

Overview.   The Extrusions segment produces a range of extruded and machined parts for the aerospace, automotive, commercial transportation, and industrial products end markets. These products are sold directly to customers and through distributors. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are the U.S. dollar and, to a lesser extent, the euro.
Sales.   Third-party sales for the Extrusions segment increased $28, or 5%, in 2018 compared with 2017, primarily driven by higher aluminum prices and higher volumes in the automotive end market, partially offset by lower volumes in the aerospace and industrial end markets.
Third-party sales for this segment decreased $33, or 6%, in 2017 compared with 2016, primarily driven by lower volumes in the aerospace and industrial end markets, partially offset by higher aluminum prices and higher volumes in the automotive end market.

Segment Operating Profit.   Segment operating profit for the Extrusions segment declined $33, or 97%, in 2018 compared with 2017, principally driven by operational challenges at one plant, higher aluminum prices, and lower volumes for aerospace and industrial products, partially offset by higher volumes for automotive products.
Segment operating profit for this segment decreased $40, or 54%, in 2017 compared with 2016, principally driven by lower volumes for aerospace and industrial products and higher aluminum prices, partially offset by higher volumes for automotive products.
Building and Construction Systems
	2018	2017	2016
Third-party sales	$1,140	$1,066	$1,011
Segment operating profit	$91	$82	$86
Overview.   The Building and Construction Systems segment manufactures products that are used in the non-residential building and construction end market. These products include integrated aluminum architectural systems and architectural extrusions, which are sold directly to customers and through distributors. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are the U.S. dollar and, to a lesser extent, each of the following: the euro, the British pound, and Canadian dollar.
Sales.   Third-party sales for the Building and Construction Systems segment increased $74, or 7%, in 2018 compared with 2017, primarily driven by higher volume related to the building and construction end market, increased product pricing, and favorable foreign currency movements due to a stronger euro and British pound.
Third-party sales for this segment increased $56, or 6%, in 2017 compared with 2016, primarily driven by increased volume related to the building and construction end market and favorable pricing, mostly due to an increase in the LME aluminum price.
Segment Operating Profit.   Segment operating profit for the Building and Construction Systems segment increased $9, or 11%, in 2018 compared with 2017, principally driven by favorable product pricing and higher volume related to the building and construction end market, mostly offset by higher costs. The improved pricing was mainly the result of price increases partially offset by absorption of a portion of a higher LME aluminum price.
Segment operating profit for this segment decreased $4, or 5%, in 2017 compared with 2016, principally driven by lower product pricing and unfavorable product mix, mostly offset by net cost savings. The lower pricing was mainly the result of the absorption of a portion of a higher LME aluminum price, somewhat offset by price increases.
Reconciliation of Total Segment Operating Profit to Combined Income before Income Taxes
	2018	2017	2016
Total segment operating profit	$420	$500	$534
Unallocated amounts:
Cost allocations(1)	(101)	(193)	(212)
Restructuring and other charges(2)	104	(133)	(67)
Other	(49)	(42)	1
Combined operating income	$374	$132	$256
Interest expense(2)	(129)	(168)	(97)
Other (expenses) income, net(2)	(4)	287	9
Combined income before income taxes	$241	$251	$168

(1)
Cost allocations are composed of an allocation of ParentCo’s general administrative and other expenses related to operating its corporate headquarters and other global administrative facilities, as well as an allocation of ParentCo’s research and development expenses associated with its corporate technical center. See “— Overview — The Separation — Cost Allocations.”

(2)
See same titled sections under “— Results of Operations — Earnings Summary” for a description of notable changes.

Environmental Matters
See the Environmental Matters section of Note S to the Combined Financial Statements in the Index within this information statement.
Liquidity and Capital Resources
Historically, ParentCo has provided capital, cash management, and other treasury services to Arconic Corporation. ParentCo will continue to provide these services to Arconic Corporation until the separation is consummated. Only cash amounts specifically attributable to Arconic Corporation were reflected in the Company’s Combined Financial Statements. Transfers of cash, both to and from ParentCo’s centralized cash management system, were reflected as a component of Parent Company net investment in the Combined Financial Statements of Arconic Corporation.
Arconic Corporation’s primary future cash needs will be centered on operating activities, including working capital, as well as recurring and strategic capital expenditures. Following the separation, Arconic Corporation’s capital structure and sources of liquidity will change significantly from its historical capital structure. Arconic Corporation will no longer participate in capital management with ParentCo; rather Arconic Corporation’s ability to fund its cash needs will depend on its ongoing ability to generate and raise cash in the future. Although Arconic Corporation believes that its future cash from operations, together with its access to capital markets, will provide adequate resources to fund its operating and investing needs, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) Arconic Corporation’s credit rating; (ii) the liquidity of the overall capital markets; and (iii) the current state of the economy. There can be no assurances that Arconic Corporation will continue to have access to capital markets on terms acceptable to it. See “Risk Factors” elsewhere in this information statement for further information.
ParentCo has an arrangement with several financial institutions to sell certain customer receivables without recourse on a revolving basis. The sale of such receivables is completed through the use of a bankruptcy-remote special-purpose entity, which is a consolidated subsidiary of ParentCo. In connection with this arrangement, certain of Arconic Corporation’s customer receivables are sold on a revolving basis to this bankruptcy-remote subsidiary of ParentCo; these sales were reflected as a component of Parent Company net investment in Arconic Corporation’s Combined Financial Statements.
In addition, ParentCo participates in several account payable settlement arrangements with certain vendors and third-party intermediaries. These arrangements provide that, at the vendor’s request, the third-party intermediary advances the amount of the scheduled payment to the vendor, less an appropriate discount, before the scheduled payment date and ParentCo makes payment to the third-party intermediary on the date stipulated in accordance with the commercial terms negotiated with its vendors. In connection with these arrangements, certain of Arconic Corporation’s accounts payable are settled, at the vendor’s request, before the scheduled payment date; these settlements were reflected as a component of Parent Company net investment in Arconic Corporation’s Combined Financial Statements.
Arconic Corporation may seek similar standalone arrangements regarding the potential sale of certain customer receivables and settlement of accounts payable upon the separation. However, there can be no assurance that Arconic Corporation will be able to establish such arrangements on terms acceptable to it.
Operating Activities
Cash provided from operations was $503 in 2018 compared with $182 in 2017 and $618 in 2016.

In 2018, cash provided from operations was comprised primarily of a positive add-back for non-cash transactions in earnings of  $196, net income of  $170, and a favorable change in working capital of  $159.
In 2017, cash provided from operations was comprised principally of net income of  $209 and a positive add-back for non-cash transactions in earnings of  $194, partially offset by an unfavorable change in working capital of  $185.
In 2016, cash provided from operations was comprised mainly of a positive add-back for non-cash transactions in earnings of  $334, net income of  $155, and a favorable change in working capital of  $141.
Financing Activities
Cash used for financing activities was $536 in 2018 compared with cash provided from financing activities of  $136 in 2017 and cash used for financing activities of  $278 in 2016. The amount in each period primarily reflects net cash activity between Arconic Corporation and ParentCo.
Investing Activities
Cash used for investing activities was $10 in 2018 compared with $250 in 2017 and $350 in 2016.
The use of cash in 2018 reflects capital expenditures of  $317, including for a horizontal heat treat furnace at the Davenport, Iowa plant, mostly offset by proceeds of  $302 from the sale of the Texarkana, Texas rolling mill and cast house.
The use of cash in both 2017 and 2016 reflects capital expenditures in the amount of  $241 and $350, respectively, including for the aerospace expansion (very thick plate stretcher and/or horizontal heat treat furnace) at the Davenport, Iowa plant.
Contractual Obligations and Off-Balance Sheet Arrangements
Following the separation, Arconic Corporation’s capital structure and sources of liquidity will differ from its historical capital structure. Please refer to the “The Separation and Distribution,” “Capitalization,” and “Unaudited Pro Forma Condensed Combined Financial Statements” sections included elsewhere in this information statement for additional information regarding the capital structure of Arconic Corporation following the distribution.
Also, following the separation, Arconic Corporation will no longer participate in cash management and intercompany funding arrangements with ParentCo. Arconic Corporation’s ability to fund its operating and capital needs will depend on the Company’s ability to generate cash from operations and access capital markets. The following table and discussion summarize Arconic Corporation’s contractual obligations as of December 31, 2018 that may have an impact on liquidity and cash flows in future periods.
Contractual Obligations.   Arconic Corporation is required to make future payments under various contracts, including long-term purchase obligations, lease agreements, and financing arrangements. Arconic Corporation also has commitments to fund its pension plans, provide payments for other postretirement benefit plans, and fund capital projects. As of December 31, 2018, a summary of Arconic Corporation’s outstanding contractual obligations is as follows (these contractual obligations are grouped in the same manner as they are classified in the Statement of Combined Cash Flows in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information):
	Total	2019	2020 – 2021	2022 – 2023	Thereafter
Operating activities:
Raw material purchase obligations	$324	$316	$8	$—	$—
Energy-related purchase obligations	67	33	28	6	—
Other purchase obligations	19	4	7	6	2
Operating leases	158	34	50	31	43
Interest related to debt	285	12	24	24	225
Estimated minimum required pension funding	12	3	6	3	—
Other postretirement benefit payments	1	—	—	—	1
Layoff and other restructuring payments	4	4	—	—	—
Deferred revenue arrangements	18	12	6	—	—
Uncertain tax positions	18	—	—	—	18
Financing activities:
Debt	250	—	—	—	250
Investing activities:
Capital projects	207	155	52	—	—
Totals	$1,363	$573	$181	$70	$539
Obligations for Operating Activities
Energy-related purchase obligations consist primarily of electricity and natural gas contracts with expiration dates ranging from one year to five years. Raw material purchase obligations consist mostly of aluminum with expiration dates ranging from less than one year to two years. Many of these purchase obligations contain variable pricing components, and, as a result, actual cash payments may differ from the estimates provided in the preceding table. Operating leases represent multi-year obligations for certain land and buildings, plant equipment, vehicles, and computer equipment.
Interest related to debt is based on a stated interest rate of 4.75% calculated on Arconic Corporation’s lone outstanding debt obligation, which matures in 2042.
Estimated minimum required pension funding and postretirement benefit payments are based on actuarial estimates using current assumptions for, among others, discount rates, long-term rate of return on plan assets, rate of compensation increases, and/or health care cost trend rates. It is Arconic Corporation’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in applicable country benefits laws and tax laws. Arconic Corporation has determined that it is not practicable to present pension funding and other postretirement benefit payments beyond 2023 and 2028, respectively.
In addition, in connection with the separation, the Shared Plans (see “— Critical Accounting Policies — Pension and Other Postretirement Benefits”) are expected to be separated; Arconic Corporation will be the sponsor of new defined benefit pension and other postretirement benefit plans and assume the associated unfunded obligations. Estimates of future contributions and/or benefit payments related to such plans have yet to be determined. For additional information, please refer to the “Unaudited Pro Forma Condensed Combined Financial Statements” section included elsewhere in this information statement.
Layoff and other restructuring payments to be paid within one year relate to contract payments associated with closed and divested plants and severance costs.
Deferred revenue arrangements require Arconic Corporation to deliver sheet and plate to a certain customer over the specified contract period (through 2020). While this obligation is not expected to result in cash payments, it is included in the preceding table as Arconic Corporation would have such an obligation if the specified product deliveries could not be made.

Uncertain tax positions taken or expected to be taken on an income tax return may result in additional payments to tax authorities. As of December 31, 2018, no interest and penalties were accrued related to such positions. The total amount of uncertain tax positions is included in the “Thereafter” column as Arconic Corporation is not able to reasonably estimate the timing of potential future payments. If a tax authority agrees with the tax position taken or expected to be taken or the applicable statute of limitations expires, then additional payments will not be necessary.
Obligations for Financing Activities
The debt amount in the preceding table represents the principal amount of Arconic Corporation’s lone outstanding debt obligation, which matures in 2042.
In addition, in connection with the separation, Arconic Corporation expects to incur certain indebtedness related to its initial capitalization structure, which has yet to be determined. Please refer to the “The Separation and Distribution,” “Capitalization,” and “Unaudited Pro Forma Condensed Combined Financial Statements” sections included elsewhere in this information statement for additional information regarding the capital structure of Arconic Corporation following the distribution.
Obligations for Investing Activities
Capital projects in the preceding table only include amounts approved by management as of December 31, 2018. Funding levels may vary in future years based on anticipated construction schedules of the projects. It is expected that significant expansion projects will be funded through various sources, including cash provided from operations. Total capital expenditures are anticipated to be approximately $185 in 2019.
Off-Balance Sheet Arrangements.   ParentCo has outstanding bank guarantees, on behalf of Arconic Corporation, related to, among others, tax matters and customs duties. The total amount committed under these guarantees, which expire at various dates between 2019 and 2026 was $11 at December 31, 2018.
ParentCo has outstanding letters of credit, on behalf of Arconic Corporation, primarily related to environmental and lease obligations. The total amount committed under these letters of credit, which automatically renew or expire at various dates, mostly in 2019, was $45 at December 31, 2018.
ParentCo has outstanding surety bonds, on behalf of Arconic Corporation, primarily related to customs duties and environmental-related matters. The total amount committed under these surety bonds, which expire at various dates, primarily in 2019, was $9 at December 31, 2018.
Critical Accounting Policies and Estimates
The Combined Financial Statements of Arconic Corporation are prepared from ParentCo’s historical accounting records and are presented on a standalone basis as if the Arconic Corporation Businesses have been conducted independently from ParentCo. Such Combined Financial Statements include the historical operations that are considered to comprise the Arconic Corporation Businesses, as well as certain assets and liabilities that have been historically held at ParentCo’s corporate level but are specifically identifiable or otherwise attributable to Arconic Corporation.
The preparation of Arconic Corporation’s Combined Financial Statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates based on judgments and assumptions regarding uncertainties that affect the amounts reported in the Combined Financial Statements and disclosed in the Notes to the Combined Financial Statements. Areas that require such estimates include cost allocations (see “— Overview — The Separation — Cost Allocations”), the review of properties, plants, and equipment and goodwill for impairment, and accounting for each of the following: environmental and litigation matters; pension and other postretirement employee benefit obligations; stock-based compensation; and income taxes.
Management uses historical experience and all available information to make these estimates, and actual results may differ from those used to prepare Arconic Corporation’s Combined Financial Statements at any given time. Despite these inherent limitations, management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Combined Financial Statements, including the Notes to the Combined Financial Statements, provide a meaningful and fair perspective of the Company.

A summary of Arconic Corporation’s significant accounting policies is included in Note B to the Combined Financial Statements in the Index within this information statement. Management believes that the application of these policies on a consistent basis enables Arconic Corporation to provide the users of the Combined Financial Statements with useful and reliable information about Arconic Corporation’s operating results and financial condition.
Properties, Plants, and Equipment.   Properties, plants, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the related operations (asset group) to the carrying value of the associated assets. An impairment loss would be recognized when the carrying value of the assets exceeds the estimated undiscounted net cash flows of the asset group. The amount of the impairment loss to be recorded is calculated as the excess of the carrying value of the assets over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow (DCF) model. The determination of what constitutes an asset group, the associated estimated undiscounted net cash flows, and the estimated useful lives of the assets also require significant judgments.
Goodwill.   Goodwill is not amortized; instead, it is reviewed for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell, exit, or realign a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others, deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods. The fair value that could be realized in an actual transaction may differ from that used to evaluate goodwill for impairment.
Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Beginning in April 2018, Arconic Corporation has three reporting units, the Rolled Products segment, the Extrusions segment, and the Building and Construction Systems segment, all of which contain goodwill. As of December 31, 2018, the carrying value of the goodwill for Rolled Products, Extrusions, and Building and Construction Systems was $245, $71, and $69, respectively. Previously, Arconic Corporation had a fourth reporting unit, the Latin America Extrusions business, which was sold in April 2018. All goodwill ($25) related to this reporting unit was impaired in 2015.
In reviewing goodwill for impairment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (greater than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform a quantitative impairment test (described below), otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the quantitative impairment test.
Arconic Corporation determines annually, based on facts and circumstances, which of its reporting units will be subject to the qualitative assessment. For those reporting units where a qualitative assessment is either not performed or for which the conclusion is that an impairment is more likely than not, a quantitative impairment test will be performed. Arconic Corporation’s policy is that a quantitative impairment test be performed for each reporting unit at least once during every three-year period.
Under the qualitative assessment, various events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and adverse categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using high, medium, and low weighting. Furthermore, management considers the results of the most recent quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital (WACC) between the current and prior years for each reporting unit.

During the 2018 annual review of goodwill, management performed the qualitative assessment for the Extrusions reporting unit. Management concluded it was not more likely than not that the estimated fair value of this reporting unit was less than the carrying value. As such, no further analysis was required.
Under the quantitative impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. Arconic Corporation uses a DCF model to estimate the current fair value of its reporting units when testing for impairment, as management believes forecasted cash flows are the best indicator of such fair value. Several significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including sales growth (volumes and pricing), production costs, capital spending, and discount rate. Certain of these assumptions may vary significantly among the reporting units. Cash flow forecasts are generally based on approved business unit operating plans for the early years and historical relationships in later years. The WACC rate for the individual reporting units is estimated by management with the assistance of valuation experts. In the event the estimated fair value of a reporting unit per the DCF model is less than the carrying value, Arconic Corporation would recognize an impairment charge equal to the excess of the reporting unit’s carrying value over its fair value without exceeding the total amount of goodwill applicable to that reporting unit.
During the 2018 annual review of goodwill, management proceeded directly to the quantitative impairment test for the Rolled Products and Building and Construction Systems reporting units. The estimated fair value for both reporting units was substantially in excess of the respective carrying value, resulting in no impairment.
The annual review in 2017 and 2016 indicated that goodwill was not impaired for any of Arconic Corporation’s reporting units and there were no triggering events that necessitated an impairment test for any of the reporting units.
Environmental Matters.   Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, which will not contribute to future revenues, are expensed. Liabilities are recorded when remediation costs are probable and can be reasonably estimated. The liability may include costs such as site investigations, consultant fees, feasibility studies, outside contractors, and monitoring expenses. Estimates are generally not discounted or reduced by potential claims for recovery, which are recognized when probable and as agreements are reached with third parties. The estimates also include costs related to other potentially responsible parties to the extent that Arconic Corporation has reason to believe such parties will not fully pay their proportionate share. The liability is continuously reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity, and other factors that may be relevant, including changes in technology or regulations.
Litigation Matters.   For asserted claims and assessments, liabilities are recorded when an unfavorable outcome of a matter is deemed to be probable and the loss is reasonably estimable. Management determines the likelihood of an unfavorable outcome based on many factors such as, among others, the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters. Once an unfavorable outcome is deemed probable, management weighs the probability of estimated losses, and the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed to be reasonably possible, the matter is disclosed and no liability is recorded. With respect to unasserted claims or assessments, management must first determine the probability an assertion will be made is likely, then, a determination as to the likelihood of an unfavorable outcome and the ability to reasonably estimate the potential loss is made. Legal matters are reviewed on a continuous basis to determine if there has been a change in management’s judgment regarding the likelihood of an unfavorable outcome or the estimate of a potential loss.
Pension and Other Postretirement Benefits.   Certain employees attributable to Arconic Corporation operations participate in defined benefit pension and other postretirement benefit plans (“Shared Plans”) sponsored by ParentCo, which also includes ParentCo participants. For purposes of these Combined Financial Statements, Arconic Corporation accounts for the portion of the Shared Plans related to its employees as multiemployer benefit plans. Accordingly, Arconic Corporation does not record an asset or liability to recognize the funded status of the Shared Plans. However, the related expense recorded by Arconic Corporation is based primarily on pensionable compensation and estimated interest costs related to participants attributable to Arconic Corporation operations.
Certain ParentCo plans that are entirely attributable to employees of Arconic Corporation-related operations (“Direct Plans”) are accounted for as defined benefit pension and other postretirement benefit plans for purposes of the Combined Financial Statements. Accordingly, the funded and unfunded position of each Direct Plan is recorded in the Combined Balance Sheet. Actuarial gains and losses that have not yet been recognized in earnings are recorded in accumulated other comprehensive income net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and recognition of expenses related to the Direct Plans are dependent on various assumptions, including discount rates, long-term expected rates of return on plan assets, and future compensation increases. ParentCo’s management develops each assumption using relevant company experience in conjunction with market-related data for each individual location in which such plans exist.
The following table summarizes the total expenses recognized by Arconic Corporation related to the pension and other postretirement benefits described above:
		Pension benefits			Other postretirement benefits
		For the year ended December 31,			For the year ended December 31,
Type of Plan	Type of Expense	2018	2017	2016	2018	2017	2016
Direct Plans	Net periodic benefit cost*	$5	$5	$5	$—	$—	$—
Shared Plans	Multiemployer contribution expense	67	82	78	21	20	23
Shared Plans	Cost allocation	20	39	31	5	4	8
		$92	$126	$114	$26	$24	$31

*
In each of 2018, 2017 and 2016, net periodic benefit cost for pension benefits was comprised of service cost of  $3 and non-service cost of  $2.

Stock-Based Compensation.   Eligible employees attributable to Arconic Corporation operations participate in ParentCo’s stock-based compensation plans. Until consummation of the separation, these employees will continue to participate in ParentCo’s stock-based compensation plans and Arconic Corporation will record compensation expense based on the awards granted to relevant employees. ParentCo recognizes compensation expense for employee equity grants using the non-substantive vesting period approach, in which the expense is recognized ratably over the requisite service period based on the grant date fair value. The compensation expense recorded by Arconic Corporation, in all periods presented, includes the expense associated with employees historically attributable to Arconic Corporation operations, as well as the expense associated with the allocation of stock-based compensation expense for ParentCo’s corporate employees. The fair value of new stock options is estimated on the date of grant using a lattice-pricing model. The fair value of performance stock units containing a market condition is valued using a Monte Carlo valuation model. Determining the fair value at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, and exercise behavior. These assumptions may differ significantly between grant dates because of changes in the actual results of these inputs that occur over time. In 2018, 2017, and 2016, Arconic Corporation recognized stock-based compensation expense of  $22 ($17 after-tax), $23 ($15 after-tax), and $26 ($17 after-tax), respectively.
Income Taxes.   Arconic Corporation’s operations have historically been included in the income tax filings of ParentCo. The provision for income taxes in Arconic Corporation’s Statement of Combined Operations is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if Arconic Corporation was a standalone taxpayer filing hypothetical income tax returns where applicable. Any additional accrued tax liability or refund arising as a result of this approach is assumed to be immediately settled with ParentCo as a component of Parent Company net investment.

Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid and result from differences between the financial and tax bases of Arconic Corporation’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted. Deferred tax assets are reflected in the Combined Balance Sheet for net operating losses, credits or other attributes to the extent that such attributes are expected to transfer to Arconic Corporation upon the separation. Any difference from attributes generated in a hypothetical return on a separate return basis is adjusted as a component of Parent Company net investment.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and Arconic Corporation’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also re-measured to reflect changes in underlying tax rates due to law changes and the grant and lapse of tax holidays.
Arconic Corporation applies a tax law ordering approach when considering the need for a valuation allowance on net operating losses expected to offset Global Intangible Low Taxed Income (GILTI) income inclusions. Under this approach, reductions in cash tax savings are not considered as part of the valuation allowance assessment. Instead, future GILTI inclusions are considered a source of taxable income that support the realizability of deferred tax assets.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed its examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Related Party Transactions
Transactions between the Arconic Corporation Businesses and the Howmet Aerospace Businesses have been presented as related party transactions on Arconic Corporation’s Combined Financial Statements. In 2018, 2017, and 2016, sales to the Howmet Aerospace Businesses from the Arconic Corporation Businesses were $206, $182, and $180, respectively.
Recently Adopted Accounting Guidance
See the Recently Adopted Accounting Guidance section of Note B to the Combined Financial Statements in the Index within this information statement.
Recently Issued Accounting Guidance
See the Recently Issued Accounting Guidance section of Note B to the Combined Financial Statements in the Index within this information statement.

Nine Months Ended September 30, 2019 and 2018
Results of Operations
Cost Allocations.   The following table reflects allocations of certain ParentCo costs included in Arconic Corporation’s unaudited Statement of Combined Operations for the nine months ended September 30, 2019 and 2018 that are relevant to the discussion below (see “Overview — The Separation — Cost Allocations”):
For the nine months ended September 30,	2019	2018
Cost of goods sold(1)	$11	$9
Selling, general administrative, and other expenses(2)	80	49
Research and development expenses	8	18
Provision for depreciation and amortization	9	7
Restructuring and other charges	5	(3)
Interest expense	86	95
Other expenses (income), net	4	(4)

(1)
For all periods presented, amount principally relates to an allocation of expenses for ParentCo’s retained pension and other postretirement benefit obligations associated with closed and sold operations.

(2)
In the 2019 nine-month period, amount includes costs incurred by ParentCo ($44, of which $23 was allocated to Arconic Corporation) associated with the proposed separation transaction (see “Overview — The Separation — The Proposed Separation”).

Earnings Summary:
Net income.   Net income was $39 in the 2019 nine-month period compared to $71 in the 2018 nine-month period. The decrease in results of  $32 was mainly driven by asset impairment charges and layoff costs, costs to transition a plant to a new product line, and an allocation of costs related to the proposed separation. These negative impacts were mostly offset by favorable product pricing and volume growth.
Sales.   Sales decreased $64, or 1%, in the 2019 nine-month period compared to the same period in 2018. The decline was principally due to lower aluminum prices, the absence of sales ($151 combined) as a result of both the ramp down of Arconic Corporation’s North American packaging operations (completed in December 2018) and the divestiture of the Latin America Extrusions business (April 2018); and unfavorable foreign currency movements. These negative impacts were mostly offset by volume growth related to the packaging (excluding North America), aerospace, and industrial end markets and favorable product pricing and mix in the Rolled Products segment.
Cost of goods sold (COGS).   COGS as a percentage of Sales was 86.4% in the 2019 nine-month period compared with 87.9% in the 2018 nine-month period. The percentage was positively impacted by the previously mentioned favorable product pricing and volume growth, a favorable change in LIFO inventory accounting ($73 — see below), and the absence of a charge for a physical inventory adjustment at an Extrusions plant ($14). These positive impacts were partially offset by costs associated with the transition of Arconic Corporation’s Tennessee plant to industrial products from packaging, a charge to increase an environmental reserve related to a U.S. Extrusions plant ($25), and a charge, primarily for a one-time employee signing bonus, related to a collective bargaining agreement negotiation ($9 — see below).
The positive change in LIFO inventory accounting was mostly related to a decrease in the price of aluminum at September 30, 2019 indexed to December 31, 2018 compared to an increase in the price of aluminum at September 30, 2018 indexed to December 31, 2017.
In June of 2019, Arconic Corporation and the United Steelworkers (USW) reached a tentative three-year labor agreement covering approximately 3,400 employees at four U.S. locations; the previous labor agreement expired on May 15, 2019. The tentative agreement was ratified on July 11, 2019.

Selling, general administrative, and other expenses (SG&A).   SG&A expenses increased $31, or 14%, in the 2019 nine-month period compared with the corresponding period in 2018. The increase was attributable to a higher allocation (increase of  $31) of ParentCo’s corporate overhead, which was largely related to the following: costs incurred for the planned separation ($44, of which $23 was allocated to Arconic Corporation) and higher expenses for both executive compensation and estimated annual employee incentive compensation, all of which was somewhat offset by reductions in several other overhead costs. SG&A as a percentage of Sales increased from 4.0% in the 2018 nine-month period to 4.6% in the 2019 nine-month period.
Research and development expenses (R&D).   R&D expenses decreased $13, or 28%, in the 2019 nine-month period compared to the same period in 2018. The decline was primarily driven by a lower allocation (decrease of  $10) of ParentCo’s expenses, which was caused by decreased spending.
Restructuring and other charges.   Restructuring and other charges in the 2019 nine-month period were $104, which were comprised of the following components: a $59 impairment charge for the assets associated with an aluminum rolling mill in Brazil as a result of signing a definitive sale agreement (see “Results of Operations — Segment Information — Rolled Products”); a $28 charge for layoff costs, including the separation of approximately 370 employees (virtually all of which related to the Rolled Products and Building and Construction Systems segments); a $10 charge for the impairment of the carrying value of a trade name intangible asset; a $5 charge for an allocation of ParentCo’s corporate restructuring charges (see “Results of Operations — Cost Allocations”); and a $2 net charge for other items.
Restructuring and other charges in the 2018 nine-month period were comprised of the following components: a $7 net charge for miscellaneous items; a $3 benefit for an allocation of ParentCo’s corporate restructuring activity (see “Results of Operations — Cost Allocations”); and a $4 benefit for the reversal of several layoff reserves related to prior periods.
See Note E to the unaudited Combined Financial Statements in the Index within this information statement for additional information.
Interest expense.   Interest expense declined $13, or 13%, in the 2019 nine-month period compared with the corresponding period in 2018. The decrease was principally related to a smaller allocation (decrease of  $9) of ParentCo’s financing costs, which was largely due to a lower average amount of ParentCo’s outstanding debt in the 2019 nine-month period compared to the 2018 nine-month period. An increase in the amount of interest capitalized ($3) due to expansion projects at Arconic Corporation’s Davenport (Iowa) and Tennessee facilities (see “Liquidity and Capital Resources — Investing Activities”) also contributed to the referenced decline.
Other (income) expenses, net.   Other income, net was $4 in the 2019 nine-month period compared to Other expenses, net of  $9 in the 2018 nine-month period. The positive change of  $13 was mainly the result of net favorable foreign currency movements ($16).
Provision for income taxes.   The effective tax rate was 58.5% in the 2019 nine-month period and 31.7% in the 2018 nine-month period. See Note H to the unaudited Combined Financial Statements in the Index within this information statement for additional information.
Segment Information
Arconic Corporation produces aluminum sheet and plate products (Rolled Products segment) for Boeing 737 MAX airplanes. The temporary reduction in the production rate of the 737 MAX airplanes that was announced by Boeing in April 2019 did not have a significant impact on the Rolled Products segment’s revenues or segment operating profit in the 2019 nine-month period. Additionally, Arconic Corporation does not expect a significant impact on this segment’s revenue and segment operating profit for the remainder of 2019.

Rolled Products
	Nine months ended September 30,
	2019	2018
Third-party sales*	$4,294	$4,333
Intersegment sales	20	12
Total sales	$4,314	$4,345
Segment operating profit	$346	$268
Third-party aluminum shipments (kmt)*	1,058	986

*
In the 2019 and 2018 nine-month periods, third-party sales included $101 and $110, respectively, and third-party aluminum shipments included 49 kmt and 45 kmt, respectively, related to sales to ParentCo’s Howmet Aerospace Businesses. These sales are deemed to be related-party sales and are presented as such on Arconic Corporation’s Statement of Combined Operations.

In August 2019, Arconic Corporation reached an agreement to sell its aluminum rolling mill in Itapissuma, Brazil to Companhia Brasileira de Alumínio. This rolling mill produces specialty foil and sheet products and its operating results and assets and liabilities are included in the Rolled Products segment. The transaction is expected to close in early 2020, subject to regulatory approvals and customary closing conditions. See “Results of Operations — Earnings Summary — Restructuring and other charges” for additional information.
Third-party sales for the Rolled Products segment decreased $39, or 1%, in the 2019 nine-month period compared to the same period in 2018. The decline was primarily due to lower aluminum prices (see below), the absence of sales ($126) as a result of the ramp down of Arconic Corporation’s North American packaging operations (completed in December 2018), and unfavorable foreign currency movements. These negative impacts were partially offset by higher volumes in the packaging (excluding North America), aerospace, and industrial products end markets and favorable product pricing and mix.
Segment operating profit for this segment increased $78 in the 2019 nine-month period compared with the corresponding period in 2018. The improvement was largely attributable to favorable pricing adjustments on industrial products and commercial transportation products, the previously mentioned higher volumes, and net cost savings. These positive impacts were somewhat offset by Arconic Corporation’s Tennessee plant’s transition to industrial production from packaging production.
Changes in aluminum prices in the 2019 nine-month period compared to the same period in 2018 negatively impacted Third-party sales by approximately $250 and positively impacted Segment operating profit by approximately $5. Metal price is a pass-through to this segment's customers with limited exception (e.g., fixed-priced contracts, certain regional premiums). On average, the price of aluminum on the London Metal Exchange declined approximately 15% in the 2019 nine-month period compared with the corresponding period in 2018.
In the fourth quarter of 2019 compared to the fourth quarter of 2018, demand from the aerospace end market for commercial airframes is expected to increase, while the automotive end market is expected to decline. Also, demand in the North American commercial transportation end market is expected to decrease, while growth is anticipated in the industrial products end market with the transition of Arconic Corporation’s Tennessee plant from packaging. Favorable pricing and net productivity improvements are also anticipated to continue.

Extrusions
	Nine months ended September 30,
	2019	2018
Third-party sales*	$420	$409
Segment operating profit	$(29)	$2
Third-party aluminum shipments (kmt)*	45	46

*
In the 2019 and 2018 nine-month periods, third-party sales included $41 and $51, respectively, and third-party aluminum shipments included 5 kmt (both periods) related to sales to ParentCo’s Howmet Aerospace Businesses. These sales are deemed to be related-party sales and are presented as such on Arconic Corporation’s Statement of Combined Operations.

Third-party sales for the Extrusions segment increased $11, or 3%, in the 2019 nine-month period compared to the same period in 2018. The improvement was principally the result of favorable product mix (mainly related to the automotive end market), somewhat offset by a 2% decrease in overall volume. The lower volume was primarily caused by decreased customer demand in the industrial products end market, mostly offset by demand growth in the aerospace end market.
Segment operating profit for this segment declined $31 in the 2019 nine-month period compared with the corresponding period in 2018. The decrease was largely driven by higher operating costs, including labor, maintenance, and transportation. These negative impacts were partially offset by the absence of a charge for a physical inventory adjustment at one plant ($14) and a favorable change in LIFO inventory accounting ($10).
In the fourth quarter of 2019 compared to the fourth quarter of 2018,higher costs and lower volumes are expected, partially offset by favorable pricing.
Building and Construction Systems
	Nine months ended September 30,
	2019	2018
Third-party sales	$855	$866
Segment operating profit	$89	$74
Third-party sales for the Building and Construction Systems segment decreased $11, or 1%, in the 2019 nine-month period compared to the same period in 2018. The decline was mainly due to unfavorable foreign currency movements, principally driven by a weaker euro, and unfavorable aluminum pricing (see below). These negative impacts were partially offset by higher volume.
Segment operating profit for this segment increased $15 in the 2019 nine-month period compared with the corresponding period in 2018, largely the result of net cost savings and higher volume.
Changes in aluminum prices in the 2019 nine-month period compared to the same period in 2018 negatively impacted Third-party sales by approximately $15 and positively impacted Segment operating profit by approximately $5. A limited amount of this segment’s product sales is directly impacted by metal pricing, which is a pass-through to the related customers. On average, the price of aluminum on the London Metal Exchange declined approximately 15% in the 2019 nine-month period compared with the corresponding period in 2018.
In the fourth quarter of 2019, compared to the fourth quarter of 2018, net cost savings are expected.

Reconciliation of Total Segment Operating Profit to Combined Income before Income Taxes
For the nine-months ended September 30,	2019	2018
Total segment operating profit	$406	$344
Unallocated amounts:
Cost allocations(1)	(108)	(83)
Restructuring and other charges(2)	(104)	—
Other	(18)	(49)
Combined operating income	$176	$212
Interest expense(2)	(86)	(99)
Other income (expenses), net(2)	4	(9)
Combined income before income taxes	$94	$104

(1)
Cost allocations are composed of an allocation of ParentCo’s general administrative and other expenses related to operating its corporate headquarters and other global administrative facilities, as well as an allocation of ParentCo’s research and development expenses associated with its corporate technical center. See — Overview — The Separation — Cost Allocations.

(2)
See same titled sections under — Results of Operations — Earnings Summary for a description of notable changes.

Environmental Matters
See the Environmental Matters section of Note M to the unaudited Combined Financial Statements in the Index within this information statement.
Liquidity and Capital Resources
Operating Activities
Cash provided from operations was $145 in the 2019 nine-month period compared with $306 in the 2018 nine-month period. In the 2019 nine-month period, cash provided from operations was comprised primarily of a positive add-back for non-cash transactions in earnings of  $353 and net income of  $39, partially offset by an unfavorable change in working capital of  $260. In the 2018 nine-month period, cash provided from operations was comprised principally of a positive add-back for non-cash transactions in earnings of  $221, net income of  $71, and a favorable change in working capital of  $31.
Financing Activities
Cash used for financing activities was $68 in the 2019 nine-month period compared with $126 in the 2018 nine-month period. The amount in each period primarily reflects net cash activity between Arconic Corporation and ParentCo.
Investing Activities
Cash used for investing activities was $109 in the 2019 nine-month period compared with $190 in the 2018 nine-month period. The use of cash in both the 2019 and 2018 nine-month periods reflects capital expenditures of  $120 and $195, respectively, including for an approximately $140 project at the Davenport (Iowa) plant and an approximately $100 project at the Tennessee plant. At Davenport, Arconic Corporation installed a new horizontal heat treat furnace to capture growth in the aerospace and industrial products markets. This project began near the end of 2017 and was completed earlier in 2019 (furnace is in customer qualification stage). At Tennessee, Arconic Corporation is expanding its hot mill capability and adding downstream equipment capabilities to capture growth in the automotive and industrial products markets. This project began in early 2019 and is expected to be completed by the end of 2020.

Recently Adopted and Recently Issued Accounting Guidance
See Note B to the unaudited Combined Financial Statements in the Index within this information statement.

MANAGEMENT
Executive Officers Following the Distribution
The following table sets forth information as of  [      ], 2020 regarding the individuals who are expected to serve as executive officers of Arconic Corporation following the distribution. We are in the process of identifying the other persons who will be our executive officers following the distribution and will include information regarding our executive officers in an amendment to this information statement.
Name	Age	Position

Tim D. Myers	54	Chief Executive Officer
[ ]	[ ]	[ ]
Tim D. Myers
Age:   54
Career Highlights and Qualifications:   Mr. Myers will be the Chief Executive Officer of Arconic Corporation. From October 2017 until the separation, Mr. Myers was Executive Vice President and Group President, Global Rolled Products, which now includes the Extrusions and Building and Construction Systems businesses of ParentCo. From May 2016 to June 2019, he served as Executive Vice President and Group President of ParentCo’s Transportation and Construction Solutions segment, which then comprised Arconic Wheel and Transportation Products and Building and Construction Systems and which segment was eliminated in the third quarter of 2019, with the Building and Construction Systems business then moved to the Global Rolled Products segment. Prior to that assignment, he was President of Alcoa Wheel and Transportation Products, from June 2009 to May 2016. Mr. Myers was Vice President and General Manager, Commercial Vehicle Wheels for the Alcoa Wheel Products business from January 2006 to June 2009. Mr. Myers joined ParentCo in 1991 as an automotive applications engineer in the Commercial Rolled Products Division, and held a series of engineering, marketing, sales and management positions with ParentCo since that time.
Attributes and Skills:   As the only current management representative on the Board, Mr. Myers’ leadership of, and extensive experience and familiarity with, Arconic Corporation’s business provides the Board with invaluable insight into the Company’s operations and strategic direction. His range of operational and other roles at ParentCo has given him an in-depth and well-rounded understanding of the Company and its customers.

DIRECTORS
Board of Directors Following the Distribution
The following table sets forth information as of  [             ], 2020 regarding those persons who are expected to serve on Arconic Corporation’s Board of Directors following completion of the distribution and until their respective successors are duly elected and qualified. Arconic Corporation is in the process of identifying the other persons who are expected to serve on Arconic Corporation’s Board of Directors following the completion of the separation and will include information concerning those persons in an amendment to this information statement. Arconic Corporation’s amended and restated certificate of incorporation will provide that directors will be elected annually.
Name	Age	Position
Tim D. Myers	54	Director and Chief Executive Officer
William F. Austen	61	Director
Christopher L. Ayers	53	Director
Margaret “Peg” S. Billson	58	Director
Jacques Croisetiere	65	Director
Elmer L. Doty	65	Director
Carol S. Eicher	61	Director
Frederick “Fritz” A. Henderson	61	Director
E. Stanley O’Neal	68	Director
Jeffrey Stafeil	50	Director
Tim D. Myers
Age:   54
Career Highlights and Qualifications:   Mr. Myers will be the Chief Executive Officer of Arconic Corporation. From October 2017 until the separation, Mr. Myers was Executive Vice President and Group President, Global Rolled Products, which now includes the Extrusions and Building and Construction Systems businesses, of ParentCo. From May 2016 to June 2019, he served as Executive Vice President and Group President of ParentCo’s Transportation and Construction Solutions segment, which then comprised Arconic Wheel and Transportation Products and Building and Construction Systems and which segment was eliminated in the third quarter of 2019, with the Building and Construction Systems business then moved to the Global Rolled Products segment. Prior to that assignment, he was President of Alcoa Wheel and Transportation Products, from June 2009 to May 2016. Mr. Myers was Vice President and General Manager, Commercial Vehicle Wheels for the Alcoa Wheel Products business from January 2006 to June 2009. Mr. Myers joined ParentCo in 1991 as an automotive applications engineer in the Commercial Rolled Products Division, and held a series of engineering, marketing, sales and management positions with ParentCo since that time.
Attributes and Skills:   As the only current management representative on the Board, Mr. Myers’ leadership of, and extensive experience and familiarity with, Arconic Corporation’s business provides the Board with invaluable insight into the Company’s operations and strategic direction. His range of operational and other roles at ParentCo has given him an in-depth and well-rounded understanding of the Company and its customers.
William F. Austen
Age:   61
Other Current Public Directorships:   Tennant Company.
Career Highlights and Qualifications:   Mr. Austen retired in June 2019 as the President, Chief Executive Officer and member of the Board of Directors for Bemis Company, Inc., a global flexible packaging company, where he had served since August 2014. From 2004 to August 2014, Mr. Austen served in various leadership roles at Bemis Company, including as Executive Vice President and Chief Operating Officer, Group President and Vice President, Operations. Mr. Austen also served as President and Chief Executive Officer of Morgan Adhesive Company from 2000 to 2004. From 1980 to 2000, Mr. Austen held various positions with General Electric Company, culminating in General Manager of the Switch Gear Business.
Other Current Affiliations:   Mr. Austen is a director of the SUNY Maritime Foundation, Inc.
Previous Directorships:   Mr. Austen served as a director of Bemis Company, Inc.
Attributes and Skills:   Mr. Austen brings a broad strategic perspective with experience in business strategy, mergers, acquisitions and business integration. He is a talented leader in global manufacturing and operations and his experience will assist Arconic Corporation in pursuing its strategic plans as an independent publicly-traded company.
Christopher L. Ayers
Age:   53
Other Current Public Directorships:   Universal Stainless & Alloy Products, Inc.
Career Highlights and Qualifications:   Mr. Ayers served as the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high performance synthetic ropes from July 2013 through January 2017. Prior to WireCo, from May 2011 to May 2013, Mr. Ayers served as Executive Vice President of Alcoa Inc. and President of Alcoa’s Global Primary Products Group. Mr. Ayers joined Alcoa in February 2010 as the Chief Operating Officer of the Company’s Cast, Forged and Extruded Products businesses. From 1999 to 2008, Mr. Ayers held several executive positions at Precision Castparts Corporation (PCC), a manufacturer of metal components and products. In 2006, he was appointed PCC Executive Vice President and President of the PCC Forging Division. Mr. Ayers began his career at Pratt & Whitney, the aircraft engine division of United Technologies Corporation.
Other Current Affiliations:   Mr. Ayers has served as a director of privately-held Samuel, Son & Co., Limited since 2018.
Attributes and Skills:   Mr. Ayers’ management and executive experience in the specialty materials industry, with a strong focus on aerospace markets, offers valuable strategic and operational insights.
Margaret “Peg” S. Billson
Age:   58
Other Current Public Directorships:   CAE, Inc.
Career Highlights and Qualifications:   Ms. Billson served as President and CEO of BBA Aviation, plc’s Global Engine Services Division from 2013 to 2016. Ms. Billson joined BBA Aviation in 2009 as President of BBA Aviation Legacy Support. During her seven-year tenure with BBA Aviation, Ms. Billson’s responsibilities included running a portfolio of internationally based companies delivering new production, spare and repaired parts to the aviation industry. Prior to BBA Aviation, Ms. Billson was the President/ General Manager of the Airplane Division and Chief Operation Officer of Eclipse Aviation. Ms. Billson previously held a number of leadership roles at Honeywell International Inc., including as Vice President and General Manager of Airframe Systems and Aircraft Landing Systems, and in various key leadership positions in engineering, product support and program management at McDonnell Douglas Corporation. Ms. Billson has also served as a consultant for the Gerson Lehman Group and for the Carlyle Group.
Other Current Affiliations:   Ms. Billson serves on advisory boards for Global Aviation and Basin Holdings.
Previous Directorships:   Ms. Billson served as a director of Skywest, Inc.
Attributes and Skills:   Ms. Billson is a seasoned executive with 35 years of experience leading technology-rich multi-national companies and organizations and also has direct experience with aviation applications. She brings a strong set of cross-functional experiences and valuable perspective to the Board.

Jacques Croisetiere
Age:   65
Career Highlights and Qualifications:   Mr. Croisetiere was the Senior Executive Vice President and Chief Financial Officer of Bacardi Limited from August 2009 until his retirement in December 2012. From 2007 until April 2009 he was Executive Vice-President, Chief Financial Officer and Chief Strategy Officer of Rohm and Haas Company and had additional operating responsibilities for the Salt and Powder Coatings businesses, as well as the Procurement, Corporate Business Development and Strategic Planning groups. Mr. Croisetiere was elected Chief Financial Officer of Rohm and Haas in April 2003. Before that he was Rohm and Haas’s European Region Director and responsible for the worldwide activities of its Ion Exchange Resins and Inorganic and Specialty Solutions businesses.
Previous Directorships:   Mr. Croisetiere served as a director at Versum Materials, Inc.
Attributes and Skills:   Mr. Croisetiere brings to the Board significant operating and financial expertise with a deep understanding of financial markets, corporate finance, accounting and controls, and investor relations. As a former Chief Financial Officer and Chief Strategy Officer of multinational corporations, he has extensive experience in international operations and strategy.
Elmer L. Doty
Age:   65
Career Highlights and Qualifications:   Mr. Doty served as President and Chief Operating Officer of ParentCo from February 2019 to August 2019. Previously, Mr. Doty was an Operating Executive at The Carlyle Group LP, a multinational private equity, alternative asset management and financial services corporation, where he previously held a similar position in 2012. From December 2012 to February 2016, Mr. Doty was President and Chief Executive Officer of Accudyne Industries LLC, a provider of precision-engineered flow control systems and industrial compressors. Mr. Doty also was the President and Chief Executive Officer of Vought Aircraft Industries, Inc. from 2006 until its acquisition in 2010 by Triumph Group, a leader in manufacturing and overhauling aerospace structures, systems and components. He then served as the President of Triumph Aerostructures — Vought Aircraft Division. Prior to Vought, Mr. Doty was Executive Vice President and General Manager of the Land Systems Division of United Defense Industries, Inc. (now BAE Systems). Earlier in his career, Mr. Doty held executive positions at both General Electric Company and FMC Corporation.
Previous Directorships:   Mr. Doty was a director of Vought Aircraft Industries, Inc. and Triumph Group, Inc.
Attributes and Skills:   Building on his broad aerospace experience, including serving as a CEO and business executive with several industry leaders, Mr. Doty has a deep knowledge of the aerospace and defense markets and strong relationships with key customers. This experience enables him to make a valuable contribution to the Board’s considerations of investments and other portfolio matters.
Carol S. Eicher
Age:   61
Other Current Public Directorships:   Tenant Company; Advanced Emissions Solutions.
Career Highlights and Qualifications:   Ms. Eicher’s career spans thirty years of manufacturing, commercial and executive leadership in the chemicals industry. Ms. Eicher served as the President and Chief Executive Officer of Innocor, Inc. from May 2014 to July 2017 and as a non-executive board chairman of Innocor, Inc. from August 2017 to April 2018. Prior to Innocor, Inc., Ms. Eicher held various positions at The Dow Chemical Company, including Business President for Coatings and Construction at Dow Chemical from 2009 to 2013, was an executive officer and business leader at Rohm and Haas Company from 2000 to 2009, held various senior management positions with Ashland Chemical Company, a division of Ashland Inc., from 1992 to 1999, and held numerous manufacturing and technology leadership roles at E.I. DuPont de Nemours and Company from 1979 to 1992.

Other Current Affiliations:   In addition to her public company board memberships, Ms. Eicher serves on the boards of Aurora Plastics, Hexion Holdings Corporation and Opera Philadelphia. She also serves as Treasurer of the Board of Directors of the Fairmount Park Conservancy and Secretary of the Board of Trustees of York College of Pennsylvania.
Previous Directorships:   Ms. Eicher was a director of A Schulman Company.
Attributes and Skills:   Ms. Eicher’s leadership experience at complex manufacturing companies brings to the Board proven business acumen, management experience and industry expertise.
Frederick “Fritz” A. Henderson
Age:   61
Other Current Public Directorships:   Adient plc; Horizon Global Corporation; Marriott International Inc.
Career Highlights and Qualifications:   Mr. Henderson served as the Interim Chief Executive Officer of Adient plc from June 2018 to September 2018. Previously, Mr. Henderson served as Chairman and Chief Executive Officer of Suncoke Energy, Inc. from December 2010 to December 2017 and as Chairman and Chief Executive Officer of Suncoke Energy Partners GP LLC from January 2013 to December 2017. Mr. Henderson served as Senior Vice President of Sunoco, Inc. from September 2010 until the completion of Suncoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to joining the leadership of Suncoke and Sunoco, Mr. Henderson held a number of senior management positions at General Motors from 1984 to 2009, including President and Chief Executive Officer from March 2009 to December 2009.
Other Current Affiliations:   Mr. Henderson is a Trustee of the Alfred P. Sloan Foundation and a Principal at the Hawksbill Group, a business advisory and consulting firm.
Previous Directorships:   Mr. Henderson served as a director of Compuware Corporation.
Attributes and Skills:   Mr. Henderson has proven business acumen, having served as the chief executive officer for both a large, publicly-traded global automotive company as well as a key supplier of manufactured product and energy to the steel industry. His expertise in these industries and management experience brings valuable insight to the Board.
E. Stanley O’Neal
Age:   68
Other Current Public Directorships:   Clearway Energy, Inc.; Element Solutions Inc. (formerly Platform Specialty Products Corporation).
Career Highlights and Qualifications:   Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.
Previous Directorships:   Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, chairman of the board of Merrill Lynch & Co., Inc. from 2003 to 2007, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission) from 2009 to September 2012. In addition to his prior public company board memberships, Mr. O’Neal previously served on the board of the Memorial Sloan-Kettering Cancer Center, and was a member of the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.
Attributes and Skills:   Mr. O’Neal’s extensive leadership, executive and investment banking experience and financial expertise provide the Board with valuable insight and perspective.

Jeffrey Stafeil
Age:   50
Career Highlights and Qualifications:   Mr. Stafeil has been Executive Vice President and Chief Financial Officer of Adient plc, leading all of Adient’s financial activities including treasury, tax and audit as well as information technology, since April 2016. Prior to Adient, Mr. Stafeil served as Executive Vice President and Chief Financial Officer at Visteon Corporation from 2012 to March 2016 and has additionally held a series of domestic and international executive finance roles within the automotive sector. Mr. Stafeil also held management positions at Booz Allen Hamilton, Peterson Consulting and Ernst & Young.
Other Current Affiliations:   Mr. Stafeil is a member of the board of trustees for the Autism Alliance of Michigan.
Previous Directorships:   Mr. Stafeil was a director of Mentor Graphics and Metaldyne Performance Group, where he was chairman of the audit committee.
Attributes and Skills:   Over the course of his career, Mr. Stafeil has developed extensive operational leadership and financial management experience within publicly-traded automotive supplier companies. His experience in the automotive industry and his background in risk management through his board service is an important asset to Arconic Corporation.
Director Independence
Our Corporate Governance Guidelines will provide that the Board recognize that independence depends not only on directors’ individual relationships, but also on the directors’ overall attitude. Providing objective, independent judgment will be at the core of the Board’s oversight function. Under Arconic Corporation’s Director Independence Standards, which will conform to the corporate governance listing standards of the NYSE, a director will not be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Arconic Corporation or any subsidiary in the consolidated group. The Director Independence Standards will comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.
The Board is expected to affirmatively determine that all the directors are independent except Elmer L. Doty and Tim D. Myers. In the course of its determination regarding independence, the Board is expected not to find any material relationships between Arconic Corporation and any of the directors, other than Elmer L. Doty’s past employment as President and Chief Operating Officer of ParentCo and Tim D. Myers’ employment as Chief Executive Officer of Arconic Corporation.
Committees of the Board
There will be three standing committees of the Board. The Board is expected to adopt written charters for each committee, which will be available on our website.
The table below sets forth what will be the standing Board committees. Each of the Audit, Compensation and Benefits, and Governance and Nominating Committees are expected to be composed solely of directors who have been determined by the Board of Directors to be independent in accordance with SEC regulations, NYSE listing standards and the Company’s Director Independence Standards (including the heightened independence standards for members of the Audit and Compensation and Benefits Committees).

COMMITTEE	RESPONSIBILITIES
Audit Committee
•
Oversees the integrity of the financial statements and internal controls, including review of the scope and the results of the audits of the internal and independent auditors

•
Appoints the independent auditors and evaluates their independence and performance

•
Reviews the organization, performance and adequacy of the internal audit function

•
Pre-approves all audit, audit-related, tax and other services to be provided by the independent auditors

•
Oversees Arconic Corporation’s compliance with legal, ethical and regulatory requirements

•
Reviews employee retirement plan assets and liabilities

•
Discusses with management and the auditors the policies with respect to risk assessment and risk management, including major financial risk exposures

Each member of the Audit Committee is expected to be financially literate, and the Board of Directors is expected to determine that at least one member qualifies as an “audit committee financial expert” under applicable SEC rules.
Compensation and Benefits Committee
•
Establishes the Chief Executive Officer’s compensation for Board ratification, based upon an evaluation of performance in light of approved goals and objectives

•
Reviews and approves the compensation of Arconic Corporation’s officers

•
Oversees the implementation and administration of Arconic Corporation’s compensation and benefits plans, including pension, savings, incentive compensation and equity-based plans

•
Reviews and approves general compensation and benefit policies

•
Approves the Compensation Discussion and Analysis for inclusion in the proxy statement

•
Has the sole authority to retain and terminate a compensation consultant, as well as to approve the consultant’s fees and other terms of engagement

The Compensation and Benefits Committee will be able to form and delegate its authority to subcommittees, including subcommittees of management when appropriate. Executive officers will not determine the amount or form of executive or director compensation, although the Chief Executive Officer will provide recommendations to the Compensation and Benefits Committee regarding compensation changes and incentive compensation for executive officers other than himself or herself. For more information on the responsibilities and activities of the committee, including its processes for determining executive compensation, see the section entitled “Executive Compensation.”
Governance and Nominating Committee
•
Identifies individuals qualified to become Board members and recommends them to the full Board for consideration, including evaluating all potential candidates, whether initially recommended by management, other Board members or stockholders

•
Reviews and makes recommendations to the Board regarding the appropriate structure and operations of the Board and Board committees

•
Makes recommendations to the Board regarding Board committee assignments

•
Develops and annually reviews corporate governance guidelines for the Company, and oversees other corporate governance matters

•
Reviews related person transactions

•
Oversees an annual performance review of the Board, Board committees and individual director nominees

•
Periodically reviews and makes recommendations to the Board regarding director compensation

How We Make Pay Decisions and Assess Our Programs
During our fiscal year ended December 31, 2018, Arconic Corporation was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by ParentCo, as described in the section of this information statement entitled “Executive Compensation.”
Corporate Governance
Corporate Governance Materials Available on Arconic Corporation’s Website
The following documents, as well as additional corporate governance information and materials, will be available on our website at [      ]:
•
Amended and Restated Certificate of Incorporation

•
Amended and Restated Bylaws

•
Board Confidentiality Policy

•
Corporate Governance Guidelines

•
Director Independence Standards

•
Anti-Corruption Policy

•
Business Conduct Policies

•
Code of Ethics for the CEO, CFO and Other Financial Professionals

•
Hiring Members (or Former Members) of Independent Public Auditors

•
Human Rights Policy

•
Insider Trading Policy

•
Political Contributions

•
Related Person Transaction Approval Policy

In addition, the following documents will be available on our website at [      ]:
•
Charters of each of our Board committees

Copies of these documents will also available in print form at no charge by sending a request to Arconic Corporation, [         ].
The Arconic Corporation website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
Board Leadership Structure
Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the Board leadership structure will be included in an amendment to this information statement.
Board, Committee and Director Evaluations
The Board of Directors will annually assess the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Governance and Nominating Committee will oversee the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Nominating Board Candidates — Procedures and Director Qualifications
Stockholder Recommendations for Director Nominees
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive offices: Arconic Corporation, Governance and Nominating Committee, c/o Corporate Secretary’s Office, [            ]. The written submission should comply with all requirements set forth in Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws. The committee will consider all candidates recommended by stockholders in compliance with the foregoing procedures and who satisfy the minimum qualifications for director nominees and Board member attributes.
Stockholder Nominations
Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws will provide that any stockholder entitled to vote at an annual meeting of stockholders may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. The stockholder must provide to Arconic Corporation’s Corporate Secretary timely written notice of the stockholder’s intent to make such a nomination or nominations. In order to be timely, the stockholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws. Any such notice must be sent to our principal executive offices: Arconic Corporation, Corporate Secretary’s Office, [            ].
Minimum Qualifications for Director Nominees and Board Member Attributes
The Governance and Nominating Committee is expected to adopt the following Criteria for Identification, Evaluation and Selection of Directors:
1.
Directors must have demonstrated the highest ethical behavior and must be committed to Arconic Corporation’s values.

2.
Directors must be committed to seeking and balancing the legitimate long-term interests of all of Arconic Corporation’s stockholders, as well as its other stakeholders, including its customers, employees and the communities where Arconic Corporation has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.
It is the objective of the Board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.
Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.
Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.
Directors should have proven business acumen, serving or having served as a chief executive officer, or other senior leadership role, in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well-respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor which adds substantial value to the oversight of material issues related to Arconic Corporation’s business.
7.
Directors must be committed to understanding Arconic Corporation and its industry; to regularly preparing for, attending and actively participating in meetings of the Board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to Arconic Corporation. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.
Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the Board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the Board must satisfy the requirements of an “audit committee financial expert.”

9.
Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing Board and team performance over individual performance and respect for others and their views.

10.
New director nominees should be able and committed to serve as a member of the Board for an extended period of time.

11.
While the diversity, the variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing Board, recognizing that Arconic Corporation’s businesses and operations are diverse and global in nature.

12.
Directors should have reputations, both personal and professional, consistent with Arconic Corporation’s image and reputation.

Minimum Qualifications for Director Nominees and Board Member Attributes
The Governance and Nominating Committee will make a preliminary review of a prospective director candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm, which will identify or provide an assessment of a candidate, or by a stockholder nominating or suggesting a candidate. If a consensus is reached by the committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, and a Board vacancy exists or is likely to occur, the candidate will be contacted to confirm his or her interest and willingness to serve. The committee will conduct interviews and may invite other Board members or senior Arconic Corporation executives to interview the candidate to assess the candidate’s overall qualifications. The committee will consider the candidate against the criteria it has adopted in the context of the Board’s then current composition and the needs of the Board and its committees.
At the conclusion of this process, the committee will report the results of its review to the full Board. The report will include a recommendation as to whether the candidate should be nominated for election to the Board. This procedure will be the same for all candidates, including director candidates identified by stockholders.
The Governance and Nominating Committee may retain from time to time the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm may include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.
The Board’s Role in Risk Oversight
The Board of Directors will be actively engaged in overseeing and reviewing Arconic Corporation’s strategic direction and objectives, taking into account, among other considerations, Arconic Corporation’s risk profile and exposures. It will be management’s responsibility to manage risk and bring to the Board’s attention the most material risks to Arconic Corporation. The Board will have oversight responsibility of the processes established to report and monitor material risks applicable to Arconic Corporation. The Board will annually review Arconic Corporation’s enterprise risk management and receive regular updates on risk exposures.
The Board as a whole will have responsibility for risk oversight, including succession planning relating to the Chief Executive Officer and risks relating to the competitive landscape, strategy, economic conditions, capital requirements, and operations of Arconic Corporation. The committees of the Board will also oversee Arconic Corporation’s risk profile and exposures relating to matters within the scope of their authority. The Board will regularly receive detailed reports from the committees regarding risk oversight in their areas of responsibility.
The Audit Committee will regularly review treasury risks (including those relating to cash generation, liquidity, insurance, credit, debt, interest rates and foreign currency exchange rates), financial accounting and reporting risks, legal and compliance risks, pension asset and liability risks, and risks relating to information technology including cybersecurity, tax matters, asset impairments, contingencies, and internal controls.
The Compensation and Benefits Committee will consider risks related to the attraction and retention of talent, and the design of compensation programs and incentive arrangements.
The Governance and Nominating Committee will consider risks related to corporate governance, and oversee succession planning for the Board of Directors, the structure and function of the Board, and the appropriate assignment of directors to the Board committees for risk oversight and other areas of responsibilities.

BOARD OF DIRECTORS
• CEO Succession
• Competitive Landscape
• Strategy
• Economic Conditions
• Capital Requirements
• Operations
AUDIT COMMITTEE
Treasury
Financial Accounting & Reporting
Tax
Asset Impairment
Pension Assets/Liabilities
Legal & Compliance
IT/ Cybersecurity
Contingencies
Internal Controls
COMPENSATION & BENEFITS COMMITTEE
Talent Acquisition & Retention
Compensation Programs
Incentive Arrangements
GOVERNANCE & NOMINATING COMMITTEE
Corporate Governance
Director Succession Planning
Board Structure & Operations
Board Committee Functions & Membership
Director Compensation

Communications with Directors and Business Conduct Policies and Code of Ethics
The Board of Directors will be committed to meaningful engagement with Arconic Corporation stockholders and will welcome input and suggestions. Stockholders and other interested parties wishing to contact [      ] will be able to do so by sending a written communication to the attention of  [      ]

c/o Arconic Corporation, Corporate Secretary’s Office, [      ]. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, stockholders will be able to send a written communication to the Audit Committee c/o Arconic Corporation, Corporate Secretary’s Office, [      ]. Alternatively, you will be able to place an anonymous, confidential, toll free call in the United States to Arconic Corporation’s Integrity Line at [      ]. For a listing of Integrity Line telephone numbers outside the United States, you will be able to go to our website at [      ].
Communications addressed to the Board or to a Board member will be distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.
The Board of Directors is expected to ask the Corporate Secretary’s Office to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.
Arconic Corporation’s Business Conduct Policies will apply equally to the directors and to all officers and employees of Arconic Corporation, as well as those of our controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions will be surveyed annually regarding their compliance with the policies.
Arconic Corporation will also have a Code of Ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it will be surveyed annually for compliance with it. Only the Audit Committee will be able to amend or grant waivers from the provisions of Arconic Corporation’s Code of Ethics, and any such amendments or waivers will be posted promptly at [      ].
Procedures for Approval of Related Persons Transactions
Arconic Corporation will have a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between Arconic Corporation and related persons. The policy will apply to any transaction in which Arconic Corporation or an Arconic Corporation subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person will mean any director or executive officer of Arconic Corporation, any nominee for director, any stockholder known to Arconic Corporation to be the beneficial owner of more than 5% of any class of Arconic Corporation’s voting securities, and any immediate family member of any such person.
Under this policy, reviews will be conducted by management to determine which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee will then review the material facts and circumstances regarding a transaction and determine whether to approve, ratify, revise or reject a related person transaction, or to refer it to the full Board or another committee of the Board for consideration. Arconic Corporation’s Related Person Transaction Approval Policy will operate in conjunction with other aspects of Arconic Corporation’s compliance program, including its Business Conduct Policies, which will require that all directors, officers and employees have a duty to be free from the influence of any conflict of interest when they represent Arconic Corporation in negotiations or make recommendations with respect to dealings with third parties, or otherwise carry out their duties with respect to Arconic Corporation.
The Board is expected to consider the following types of potential related person transactions and pre-approve them under Arconic Corporation’s Related Person Transaction Approval Policy as not presenting material conflicts of interest:
(i)
employment of Arconic Corporation executive officers (except employment of an Arconic Corporation executive officer that is an immediate family member of another Arconic Corporation executive officer, director, or nominee for director) as long as the Compensation and Benefits Committee has approved the executive officers’ compensation;

(ii)
director compensation that the Board has approved;

(iii)
any transaction with another entity in which the aggregate amount involved does not exceed the greater of   $1,000,000 or 2% of the other entity’s total annual revenues, if a related person’s interest arises only from:

(a)
such person’s position as an employee or executive officer of the other entity; or

(b)
such person’s position as a director of the other entity; or

(c)
the ownership by such person, together with his or her immediate family members, of less than a 10% equity interest in the aggregate in the other entity (other than a partnership); or

(d)
both such position as a director and ownership as described in (b) and (c) above; or

(e)
such person’s position as a limited partner in a partnership in which the person, together with his or her immediate family members, have an interest of less than 10%;

(iv)
charitable contributions in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of  $250,000 or 2% of the charitable organization’s total annual receipts;

(v)
transactions, such as the receipt of dividends, in which all stockholders receive proportional benefits;

(vi)
transactions involving competitive bids;

(vii)
transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

(viii)
transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
As discussed above, Arconic Corporation is currently part of ParentCo and not an independent company, and its compensation committee has not yet been formed. This Compensation Discussion and Analysis describes the historical compensation practices of ParentCo and outlines certain aspects of Arconic Corporation’s anticipated compensation structure for its executive officers following the separation. After the separation, Arconic Corporation’s executive compensation programs, policies, and practices for its executive officers will be subject to the review and approval of Arconic Corporation’s Compensation and Benefits Committee.
The individuals who have been selected prior to January 22, 2020 to serve as Arconic Corporation’s named executive officers (i.e., its principal executive officer, principal financial officer and three other most highly compensated executive officers) are listed below.
1.
Timothy D. Myers is expected to serve as Arconic Corporation’s Chief Executive Officer commencing upon the separation. Mr. Myers will continue to hold his current role of Executive Vice President and Group President, Global Rolled Products and Transportation and Construction Solutions until the separation.

Key Compensation Practices
ParentCo is committed to executive compensation practices that drive performance, mitigate risk and align the interests of its leadership team with the interests of its stockholders. Below is a summary of ParentCo’s best practices in 2019.
What ParentCo Does
1.
Pay for Performance: ParentCo links compensation to measured performance in key areas. ParentCo’s strategic priorities are reflected in its metrics at the corporate, group and individual levels.

2.
Cancellation of Unvested Equity Awards Upon Termination of Employment: Unvested ParentCo equity awards are generally forfeited upon termination of employment, other than in connection with disability, death or change in control, or if retirement-eligible.

3.
Robust Stock Ownership Guidelines: ParentCo officers and directors are subject to stock ownership guidelines to align their interests with stockholder interests.

4.
Double-Trigger Change in Control Provisions: ParentCo equity awards for ParentCo named executive officers generally require a “double-trigger” of both a change in control and termination of employment for vesting acceleration benefits to apply.

5.
Active Engagement with Investors: ParentCo engages with investors throughout the year to obtain insights that guide ParentCo’s executive compensation programs.

6.
Independent Compensation Consultant: The ParentCo Compensation and Benefits Committee retains a compensation consultant, who is independent and without conflicts of interest with ParentCo.

7.
Conservative Risk Profile: ParentCo generally applies varied performance measures in incentive programs to mitigate risk that executives will be motivated to pursue results with respect to any one performance measure to the detriment of ParentCo as a whole.

8.
Claw-Back Policy: Both ParentCo’s annual cash incentive compensation plan and its stock incentive plan contain “claw-back” provisions providing for reimbursement of incentive compensation from ParentCo named executive officers in certain circumstances.

What ParentCo Does Not Do
1.
No Guaranteed Bonuses: ParentCo’s annual incentive compensation plan is performance-based and does not include any minimum payment levels.

2.
No Parachute Tax Gross-Ups: ParentCo’s Change in Control Severance Plan provides that no excise or other tax gross-ups will be paid.

3.
No Short Sales, Derivative Transactions or Hedging: ParentCo does not allow short sales or derivative or speculative transactions in, or hedging of, ParentCo securities by its directors, officers or employees. Directors and certain officers are also prohibited from pledging ParentCo securities as collateral.

4.
No Dividends on Unvested Equity Awards: ParentCo does not pay dividends on unvested equity awards but accrues dividend equivalents that only vest when and if the award vests.

5.
No Share Recycling or Option Repricing: ParentCo equity plans prohibit share recycling, the adding back of shares tendered in payment of the exercise price of a stock option award or withheld to pay taxes, and repricing underwater stock options.

6.
No Significant Perquisites: ParentCo limits the perquisites it pays to its named executive officers to those that serve reasonable business purposes.

Compensation Philosophy and Design
ParentCo’s executive compensation philosophy to provide pay for performance and stockholder alignment underlies its 2019 compensation structure, which is designed based on four guiding principles. We expect that these principles will initially guide Arconic Corporation’s executive compensation structure following the separation.
1.
Make equity long-term incentive (“LTI”) compensation the most significant portion of total compensation for senior executives and managers.

2.
Choose annual incentive compensation (“IC”) metrics and LTI metrics that focus management’s actions on achieving the greatest positive impact on ParentCo’s financial performance and that include a means to assess and motivate performance relative to peers.

3.
Set annual IC and LTI targets that challenge management to achieve continuous improvement in performance and deliver long-term growth.

4.
Target total compensation at median of market, while using annual IC and LTI compensation to motivate performance and to attract and retain exceptional talent.

ParentCo’s 2019 Executive Compensation Design Relies on a Diversified Mix of Pay Elements
Compensation Type	Guiding Principle
Base Salary	Target total direct compensation, including salary, at median of market to provide competitive pay
Short-Term Annual Incentive Compensation
Choose annual IC weighted metrics that focus management’s actions on achieving greatest positive impact on ParentCo’s financial performance and that include a means to assess and motivate performance relative to peers
Set annual IC targets that challenge management to achieve continuous improvement as part of an overall strategy to deliver long-term growth
Take into account individual performance that may include non-financial measures of the success of ParentCo

Compensation Type	Guiding Principle
Long-Term Incentive Compensation
Make LTI equity the most significant portion of total compensation for senior executives and managers
Set LTI target grant levels in line with median among industry peers that are competitive to attract, retain and motivate executives and factor in individual performance and future potential for long-term retention
In prior years, ParentCo has granted a portion of each ParentCo named executive officer’s LTI awards as performance-based restricted share units, choosing performance metrics that focus management’s actions on achieving the greatest positive impact on ParentCo’s financial performance and that include a means to assess and motivate performance relative to peers and setting targets that challenge management to achieve continuous improvement in performance and deliver long-term growth. However, in anticipation of the separation and given the difficulty of continuing to measure multi-year performance goals after the separation, 100% of the full value LTI awards granted to ParentCo named executive officers in 2019 (other than the ParentCo chief executive officer, who received certain performance-based restricted share units in connection with the extension of his employment agreement) are in the form of time-based vesting restricted share units.

Executive Compensation Decision-Making Process in 2019
Included below is a description of the ParentCo Compensation and Benefits Committee’s executive compensation decision-making process in 2019. We expect that the Arconic Corporation Compensation and Benefits Committee will initially follow a similar process following the separation.
Use of Independent Compensation Consultant
The ParentCo Compensation and Benefits Committee has authority under its charter to retain its own advisors, including compensation consultants. In 2019, the ParentCo Compensation and Benefits Committee directly retained Pay Governance LLC, which is independent and without conflicts of interest with ParentCo. Pay Governance provided advice, as requested by the ParentCo Compensation and Benefits Committee, on the amount and form of certain executive compensation components, including, among other things, executive compensation best practices, insights concerning SEC and say-on-pay policies, analysis and review of ParentCo’s compensation plans for executives and advice on setting the ParentCo chief executive officer’s compensation. ParentCo uses survey data from Willis Towers Watson to help evaluate whether ParentCo’s compensation programs are competitive with the market. This data is not customized based on parameters developed by Willis Towers Watson. Willis Towers Watson does not provide any advice or recommendations to the ParentCo Compensation and Benefits Committee on the amount or form of executive or director compensation.
Use of Peer Groups and Tally Sheets
The ParentCo Compensation and Benefits Committee generally uses peer group data to determine the target compensation levels of ParentCo’s named executive officers. ParentCo aims, subject to certain exceptions, to set target annual direct compensation of each of its named executive officers at the median of the applicable peer group. In making annual compensation decisions, the ParentCo Compensation and Benefits Committee also reviews tally sheets that summarize various elements of historic and current compensation for each ParentCo named executive officer. This information includes compensation opportunity, actual compensation realized, and wealth accumulation. ParentCo has found that the tally sheets help to synthesize the various components of ParentCo’s compensation programs in making decisions.

In anticipation of the separation, the ParentCo Compensation and Benefits Committee has approved an initial chief executive officer compensation peer group for Arconic Corporation consisting of the following companies from the capital goods and auto parts industries with median 2018 revenue of $7.2 billion.
Alcoa Corp.	Spirit AeroSystems
U.S. Steel	TransDigm Group
Reliance Steel & Aluminum	Triumph Group
AK Steel Holding	Oshkosh
Commercial Metals	Terex Corp.
Allegheny Technologies	AGCO Corp.
Olin Corp.	Stanley Black & Decker
The Chemours Co.	Dover Corp.
Ball Corp.	Flowserve Corp.
The ParentCo Compensation and Benefits Committee has also approved an initial compensation peer group for named executive officers of Arconic Corporation other than the chief executive officer of the companies listed below, which are heavily weighted towards industrials with revenues between $3 billion and $15 billion.
Harris	AMETEK	Worthington Industries
L3 Technologies	General Cable	Xylem
Rockwell Collins	TE Connectivity	CSX
SAIC	Ameren	Norfolk Southern
Spirit AeroSystems	AVANGRID	Agilent Technologies
Textron	CMS Energy	Boston Scientific
Triumph Group	Eversource Energy	Zimmer Biomet
Air Products and Chemicals	PPL	Alcoa
Axalta Coating Systems	UGI	Allegheny Technologies
Chemours Company	Vistra Energy	Commercial Metals
Eastman Chemical	WEC Energy Group	Newmont Mining
Ecolab	Williams Companies	Peabody Energy
Mosaic	Ball	United States Steel
Praxair	Crown Holdings	CVR Energy
Westlake Chemical	Fortive Corporation	DCP Midstream
EMCOR Group	Goodyear Tire & Rubber	EnLink Midstream
Jacobs Engineering	Greif	Occidental Petroleum
Fortune Brands Home & Security	Ingersoll Rand	ONEOK
Masco	Owens Corning	BorgWarner
Newell Brands	Parker Hannifin	Cooper Standard Automotive
Polaris Industries	Rockwell Automation	Dana
Sonoco Products	Snap-on Inc.	Harley-Davidson
Avery Dennison	Stanley Black & Decker	Oshkosh
Berry Plastics	Terex	Tenneco
Clorox	Timken	Trinity Industries
PVH Corp.	Vulcan Materials

It is intended that the data from these peer groups will be considered in establishing executive compensation targets and to ensure that Arconic Corporation provides and maintains compensation levels in line with the market, including similar companies, and to attract, retain and motivate employees.
Compensation Risk Profile
ParentCo evaluates the risk profile of its compensation programs when establishing policies and approving plan design. These evaluations have noted numerous factors that effectively manage or mitigate compensation risk, including the following:
1.
A balance of corporate and business unit weighting in incentive compensation programs;

2.
A balanced mix between short-term and long-term incentives;

3.
Caps on incentives;

4.
Use of multiple performance measures in the annual cash incentive compensation plan and the equity LTI plan;

5.
Discretion retained by the ParentCo Compensation and Benefits Committee to adjust awards;

6.
Stock ownership guidelines requiring holding substantial equity in ParentCo until retirement;

7.
Claw-back policies applicable to all forms of incentive compensation;

8.
Anti-hedging provisions in ParentCo’s Insider Trading Policy; and

9.
Restricting stock options to 20% of the value of equity awards to senior officers.

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from ParentCo’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis, where leverage exceeded capital by many multiples, ParentCo has a conservative leverage policy; and (iii) compensation incentives are not based on the results of speculative trading. In 1994, the ParentCo Board of Directors adopted resolutions creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risk and not for speculative purposes. As a result of these evaluations, ParentCo has determined that it is not reasonably likely that risks arising from its compensation and benefit plans would have a material adverse effect on ParentCo.
Tax Deductibility and our Incentive Compensation Plans
Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million paid to covered executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017, Section 162(m)’s deductibility limitation was subject to an exception for compensation that meets the requirements of  “qualified performance-based compensation.” However, effective for tax years beginning after 2017, this exception has been eliminated, subject to limited transition relief that applies to certain written binding contracts which were in effect on November 2, 2017. Accordingly, for 2018 and later years, compensation in excess of  $1 million paid to ParentCo’s named executive officers generally will not be deductible and no assurances can be given that compensation payable under certain of ParentCo’s compensation programs which were intended to qualify for the performance-based exception will in fact be deductible.
As a general matter, while the ParentCo Compensation and Benefits Committee considers tax deductibility as one of several relevant factors in determining executive compensation, it retains the flexibility to approve compensation that is not deductible by ParentCo for federal income tax purposes. Further, the ParentCo Compensation and Benefits Committee believes that a significant portion of the ParentCo’s named executive officer compensation should continue to be tied to ParentCo’s performance, notwithstanding the elimination of the qualified performance-based compensation exception under Section 162(m).

Arconic Corporation Executive Compensation Program
We expect that the Arconic Corporation Compensation and Benefits Committee will annually review the compensation of the Arconic Corporation executive officers. The Arconic Corporation Compensation and Benefits Committee will use its business judgment and may take into account numerous factors in determining the compensation of Arconic Corporation executive officers, including:
1.
Market positioning based on peer group data;

2.
Individual, group, and corporate performance;

3.
Complexity and importance of the role and responsibilities;

4.
Aggressiveness of targets;

5.
Contributions that positively impact Arconic Corporation’s future performance;

5.
Unanticipated events impacting target achievement;

6.
Retention of key individuals in a competitive talent market; and

8.
Leadership and growth potential.

Base Salary
The table below sets forth the annual base salary expected to be in effect for each Arconic Corporation named executive officer as of the separation.
Arconic Corporation Named Executive Officer	Base Salary
Timothy D. Myers, Chief Executive Officer	$850,000
Annual Cash Incentive Compensation
Arconic Corporation is expected to establish an annual cash incentive program, which, similar to that of ParentCo, will be designed to reward the achievement of operational and financial performance goals established by the Arconic Corporation Compensation and Benefits Committee. Each Arconic Corporation named executive officer will be assigned an annual incentive compensation opportunity expressed as a percentage of base salary. The table below sets forth the annual incentive compensation opportunity expected to be in effect for each Arconic Corporation named executive officer as of the separation.
Arconic Corporation Named Executive Officer	Annual Incentive Compensation Opportunity
Timothy D. Myers, Chief Executive Officer	125% of base salary
To encourage Arconic Corporation named executive officers to focus on achievement of annual operational and financial performance, annual incentive compensation awards for 2020 are expected to be based on Arconic Corporation’s performance with respect to specified measures and an individual performance evaluation, each as determined by the Arconic Corporation Compensation and Benefits Committee.
Performance targets are expected to be established by the Arconic Corporation Compensation and Benefits Committee in the first quarter of each year (or, in the case of 2020, by the ParentCo Compensation and Benefits Committee) and will be based on expected performance in accordance with Arconic Corporation’s approved business plan for the year. The components and weightings of the performance measures will be reviewed and determined annually by the Arconic Corporation Compensation and Benefits Committee to reflect Arconic Corporation strategy. The Arconic Corporation Compensation and Benefits Committee may also consider an evaluation of the individual performance for each executive officer and may adjust the formulaic bonus calculation based on its evaluation. The performance goals and relative weightings are expected to reflect the Arconic Corporation Compensation and Benefits Committee’s objective of ensuring that a substantial amount of each Arconic Corporation named executive officer’s total compensation is tied to applicable overall performance.

In 2019, Mr. Myers participated in ParentCo’s annual cash incentive compensation program, with a target bonus opportunity equal to 100% of his base salary. The actual bonus payable to Mr. Myers in respect of 2019 is $[•], representing a payout level of  [•]% of target based on the actual level of achievement of the corporate performance goals relating to Adjusted Operating Income and Controllable Free Cash Flow and Mr. Myers’s individual performance, each as determined by the ParentCo Compensation and Benefits Committee.
Annual LTI Awards
We expect that Arconic Corporation’s long-term equity incentive plan will be designed to retain key executives and align the interests of its executives with the achievement of sustainable long-term growth and performance. For 2020, annual LTI awards for the Arconic Corporation named executive officers will be approved by the ParentCo Compensation and Benefits Committee prior to the separation. Such awards will initially be denominated by reference to ParentCo shares but will convert upon the separation into awards denominated by reference to Arconic Corporation shares. See “The Separation and Distribution — Treatment of Equity-Based Compensation.” The 2020 LTI awards will be a mixture of time-based and performance-based awards, as described in the table below. It is expected that 2020 performance-based restricted share units granted to Arconic Corporation named executive officers will have performance-based vesting conditions measured over a three-year performance period based on Arconic Corporation’s revenue, EBITDA margin, and return on net assets, with TSR multiplier based on Arconic Corporation’s TSR percentile ranking relative to its peer group.
Arconic Corporation Named Executive Officer	Grant Date Value of 2020 Time-Based Annual LTI Award	Grant Date Value of 2020 Performance-Based Annual LTI Award (at Target)
Timothy D. Myers, Chief Executive Officer	$1,720,000(1)	$2,580,000(2)

(1)
Consists of restricted share units vesting in equal annual installments over three years.

(2)
Consists of performance-based restricted share units vesting over a three-year performance period as described above.

In 2019, Mr. Myers received an annual ParentCo equity award consisting entirely of RSUs with a target grant date value of  $1,200,000. The RSUs cliff vest on the third anniversary of the grant date. The award of performance-based RSUs previously granted to Mr. Myers in respect of the performance period 2017-2019 was earned at [•]% of target based on the actual level of achievement of the applicable performance goals relating to revenue, EBITDA margin, and return on net assets and the application of the TSR modifier.
Certain Executive Compensation Policies
Included below is a description of certain executive compensation policies that applied to ParentCo named executive officers in 2019. We expect that Arconic Corporation named executive officers will initially be subject to the same policies.
Compliance with Stock Ownership Guidelines
ParentCo’s stock ownership requirements further align the interests of management with those of its stockholders by requiring executives to hold substantial equity in ParentCo until retirement. ParentCo’s stock ownership guidelines require that the ParentCo chief executive officer retain equity equal in value to six times his base salary and that each of the other continuing ParentCo named executive officers retain equity equal in value to three times salary. Unlike many of its peers, ParentCo does not count any unvested or unexercised options, restricted share units, performance-based restricted share units or any stock appreciation rights towards compliance. Its guidelines reinforce management’s focus on long-term stockholder value and commitment to ParentCo. Until the stock ownership requirements are met, each named executive officer is required to retain until retirement 50% of shares acquired upon vesting of restricted share units (including performance-based restricted shares units) or upon exercise of stock options, after deducting shares used to pay for the option exercise price and taxes.

No Short Sales, Derivative or Speculative Transactions, Hedging, or Pledging of ParentCo Securities
Short sales of ParentCo securities (a sale of securities which are not then owned) and derivative or speculative transactions in ParentCo securities by our directors, officers and employees are prohibited. No director, officer or employee or any designee of such director, officer or employee is permitted to purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of ParentCo securities. Directors and officers subject to Section 16 of the Exchange Act are prohibited from holding ParentCo securities in margin accounts, pledging ParentCo securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation plans or deferred fee plans.
Arconic Corporation Compensation Plans and Agreements
Overview
In connection with the separation, Arconic Corporation generally expects to adopt compensation and benefit plans, including deferred compensation, retirement plans and supplemental retirement plans, that are similar to those in effect at Arconic Corporation before the separation. It is expected that Arconic Corporation will also adopt an annual bonus plan, executive severance plan, and change in control severance plan, each as described below, and an equity-based compensation plan (see “Arconic Corporation 2020 Stock Incentive Plan”).
Offer Letters with Arconic Corporation Named Executive Officers
Employment Letter Agreement with Chief Executive Officer.   ParentCo entered into an employment letter agreement on January 13, 2020 with Mr. Myers, in connection with his appointment as the Chief Executive Officer of Arconic Corporation effective upon the separation. Until the separation, Mr. Myers will continue to serve as Executive Vice President and Group President, Global Rolled Products and Transportation and Construction Solutions. The effectiveness of the letter agreement is contingent upon the occurrence of the separation no later than July 31, 2020 (as such date may be extended by mutual agreement of Mr. Myers and ParentCo).
The letter agreement provides for an annual compensation package consisting of a base salary of $850,000, a target annual bonus award of 125% of base salary, and eligibility for annual equity compensation awards. Pursuant to the letter agreement, Mr. Myers’ 2020 annual equity award grants will consist of  (i) a restricted share unit award with a grant date value of  $1,720,000, which will vest on the third anniversary of the grant date, subject to Mr. Myers’ continued employment through such date, and (ii) a performance-based restricted share unit award with a grant date value (at target) of  $2,580,000, which will be subject to performance goals applicable to Arconic Corporation, as well as Mr. Myers’ continued employment through the third anniversary of the grant date. The letter agreement also provides for certain relocation benefits in connection with Mr. Myers’ required relocation to the Pittsburgh, Pennsylvania metropolitan area no later than September 30, 2020.
Pursuant to the letter agreement, Mr. Myers will be designated as a Tier I participant in our Executive Severance Plan and the Change in Control Severance Plan.
Concurrently with signing the employment letter agreement, Mr. Myers agreed to execute a confidentiality, developments, non-competition and non-solicitation agreement with ParentCo, which includes, among other things, a perpetual confidentiality covenant and one-year post-termination non-competition and employee and customer non-solicitation covenants.
The employment letter agreement and confidentiality, developments, non-competition and non-solicitation agreement with Mr. Myers will be assigned to Arconic Corporation effective upon the separation.
Arconic Corporation Annual Bonus Plan
Arconic Corporation maintains the Arconic Corporation 2020 Annual Cash Incentive Plan (the “Cash Incentive Plan”). The first performance period under the Cash Incentive Plan commenced on January 1, 2020 and the Cash Incentive Plan will remain in effect for successive fiscal years until terminated by the Arconic Corporation Compensation and Benefits Committee in its sole discretion.

Pursuant to the Cash Incentive Plan, each Arconic Corporation named executive officer will be eligible for a discretionary annual cash incentive award payable based on the achievement of pre-established performance goals determined by the Arconic Corporation Compensation and Benefits Committee, including company and/or individual performance goals. in each case, based on one or more performance measures specified in the Cash Incentive Plan.
Payment of annual cash incentive awards under the Cash Incentive Plan is generally contingent on the named executive officer’s continued employment with Arconic Corporation through the applicable payment date, subject to certain exceptions, including that the named executive officer will remain eligible for an award under the Cash Incentive Plan following an involuntary termination of employment that occurs after the officer has been employed by Arconic Corporation for a continuous period of not less than six months in a plan year.
Arconic Corporation Executive Severance Plan
It is expected that Arconic Corporation will adopt an Arconic Corporation Executive Severance Plan, and that all of the Arconic Corporation named executive officers will be eligible to participate in the Arconic Corporation Executive Severance Plan. The plan will provide that, upon a termination of employment without cause and subject to execution and non-revocation of a general release of legal claims against Arconic Corporation, the applicable named executive officer will receive a cash severance payment equal to one year of base salary and one year of target annual cash incentive (one and one half years for the Arconic Corporation chief executive officer), continued health care benefits for a twelve-month period (eighteen months for the Arconic Corporation chief executive officer), and twelve additional months (eighteen months for the Arconic Corporation chief executive officer) of retirement plan accrual calculated as described in the plan.
Arconic Corporation Change in Control Severance Plan
It is expected that Arconic Corporation will adopt an Arconic Corporation Change in Control Severance Plan, and that all of the Arconic Corporation named executive officers will be eligible to participate in the Arconic Corporation Change in Control Severance Plan. The plan will be designed to serve stockholders by assuring that Arconic Corporation will have the continued dedication of the covered executives, notwithstanding the possibility, threat or occurrence of a change in control. The protections provided by the plan will be intended to encourage the executives to provide their full attention and dedication to Arconic Corporation in the event of any threatened or pending change in control, which can result in significant distraction by virtue of the personal uncertainties and risks that executives frequently face under such circumstances. Severance benefits under the Change in Control Severance Plan will be provided upon a termination of employment without cause or resignation by the executive for good reason, in either case within two years after a change in control of Arconic Corporation.
Upon a qualifying termination, the severance benefits under the Change in Control Severance Plan will include: (i) a cash payment equal to two times annual salary plus target annual cash incentive compensation (two and one half times for the Arconic Corporation chief executive officer), (ii) a cash payment equal to the target annual cash incentive compensation amount prorated through the severance date, (iii) continuation of health care benefits for two years (or thirty months for the Arconic Corporation chief executive officer), (iv) two additional years of applicable pension credit and company savings plan contributions, and (v) six months of outplacement benefits. There will be no excise tax gross-up provision under the plan.

Executive Compensation Tables
2019 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy D. Myers(1) Chief Executive Officer	2019	$574,333	$0	$1,200,001	$0	$ [ ]	$657,119	$58,705	$ [ ]
	2018	$542,500	$0	$1,056,189	$264,036	$233,818	$0	$57,120	$2,153,663
	2017	$436,250	$0	$949,308	$228,052	$396,356	$516,994	$19,333	$2,546,293
NOTES:
1.
Mr. Myers currently serves as Executive Vice President and Group President, Global Rolled Products, Extrusions and Building and Construction Systems. Summary Compensation Table data reflects compensation for the positions in which Mr. Myers served at ParentCo in 2019. Mr. Myers will become Chief Executive Officer of Arconic Corporation effective upon the separation.

Column (i)  —  All Other Compensation.
Company Contributions to Savings Plans.
	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
Name	Savings Plan	Def. Comp. Plan	Savings Plan1	Def. Comp. Plan
Timothy D. Myers	$16,800	$17,660	$8,400	$15,844	$58,705
2019 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	2019 Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Dates	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Timothy D. Myers		$287,167	$574,333	$1,723,000
	2/28/2019				64,900	$1,200,001

(1)
The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the potential amounts for annual cash incentive compensation for 2019. Actual amounts earned by our named executive officers are reflected in the 2019 Summary Compensation Table.

(2)
Time-vested restricted share unit awards granted under the 2013 ParentCo Stock Incentive Plan, as Amended and Restated.

2019 Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy D. Myers
Stock Awards1						64,900	$399,395	78,120	$4,001,331
Time-Vested Options2	12,144	12,143	—	$21.13	1/13/2027
	8,990	17,980	—	$30.22	1/19/2028

(1)
Stock awards in column (g) include time-vested restricted share unit awards. Stock awards in column (i) include unearned performance-based restricted share unit awards at the target level. Stock awards are in the form of restricted share units that ordinarily vest three years from the date of grant, generally subject to continued employment and are paid in common stock when they vest.

(2)
Time-vested options include stock options granted on the annual grant date when the ParentCo’s Compensation and Benefits Committee met in January. Options have a term of ten years and vest ratably over three years (1/3 each year), generally subject to continued employment.

2019 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Timothy D. Myers	31,502	$192,134	18,487	$315,943
2019 Pension Benefits
Name(1)	Plan Name(s)	Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Timothy D. Myers	ParentCo Retirement Plan	26.52	$1,213,338
	Excess Benefits Plan C		$1,661,316
	Total		$2,874,654	N/A
Valuation and Assumptions: For a discussion of the valuation method and assumptions applied in quantifying the present value of the accumulated benefit, please refer to the following sections in ParentCo’s upcoming Annual Report on Form 10-K for the year ended December 31, 2019: “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Pension and Other Postretirement Benefits” and Note G to the Consolidated Financial Statements.
Qualified Defined Benefit Plan.   In 2019, Mr. Myers participated in the ParentCo Retirement Plan. The ParentCo Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings as of March 31, 2018. Final average earnings include salary plus 100% of annual cash incentive compensation, and are calculated using the average of the highest five of the last ten years of earnings. The amount of annual compensation that may be taken into account under the ParentCo Retirement Plan is subject to a limit imposed by the U.S. tax code, which was $275,000 for 2018 when pension accruals were frozen (see “ParentCo Retirement Savings Plan” section below). The base benefit payable at age 65 is 1.1% of final average earnings up to the Social Security covered compensation limit plus 1.475% of final average earnings above the Social Security covered compensation limit, times years of service. Final average earnings and service after April 1, 2018 are no longer reflected as the company has moved all future benefits to the ParentCo Retirement Savings Plan. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, a reduced 75% joint and survivor annuity, or a single lump sum payment after termination of employment.
Nonqualified Defined Benefit Plans.   Mr. Myers participates in ParentCo’s Excess Benefits Plan C. This plan is a nonqualified plan which provides for benefits taking into account compensation that exceeds the limits on compensation imposed by the U.S. tax code. The benefit formula is identical to the ParentCo Retirement Plan formula. Benefits under the nonqualified plan are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.
ParentCo Retirement Savings Plan.   For U.S. salaried employees, ParentCo makes an Employer Retirement Income Contribution (ERIC) in an amount equal to 3% of salary and annual incentive eligible for contribution to the ParentCo Retirement Savings Plan. This benefit was previously provided to employees hired after March 1, 2006 as a pension contribution in lieu of a defined benefit pension plan. However, following the freeze of pension accruals effective April 1, 2018, all salaried employees are now eligible. In addition to the 3% ERIC contributions, Mr. Myers was eligible for 3% transition contribution to the ParentCo Retirement Savings Plan from April 1, 2018 through December 31, 2018, as were all other employees impacted by the freeze of pension accruals. In addition, all U.S. salaried employees, including named executive officers, are eligible to receive a company matching contribution of 100% up to the first 6% of deferred salary. In 2019, ParentCo matching contribution amount was $16,800 for Mr. Myers. This amount is included in the column “All Other Compensation” in the “2019 Summary Compensation Table” above.
2019 Nonqualified Deferred Compensation
Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at 12/31/2019 FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
			$272,235 E
Timothy D. Myers	$17,660	$33,505	$2,169 D	—	$680,629
E — Earnings
D — Dividends on ParentCo common stock or share equivalents
The investment options under ParentCo’s nonqualified Deferred Compensation Plan are the same choices available to all salaried employees under the ParentCo Retirement Savings Plan and the named executive officers do not receive preferential earnings on their investments. Named executive officers may defer up to 25% of their salaries in total to the ParentCo Retirement Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.
ParentCo contributes matching contributions on employee base salary deferrals that exceed the limits on compensation imposed by the U.S. tax code. In 2019, ParentCo matching contribution amount was $17,660 for Mr. Myers.
In addition, when the U.S. tax code limits Employer Retirement Income Contributions (“ERIC”) are reached, the ERIC and transition contributions are made into the ParentCo Deferred Compensation Plan. In 2019, ParentCo contributed $15,845 for Mr. Myers.

These amounts are included in the column “All Other Compensation” in the “2019 Summary Compensation Table” included above.
All nonqualified pension and deferred compensation obligations are general unsecured liabilities of ParentCo until paid. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.
Potential Payments upon Termination or Change in Control
Executive Severance Plan.   Mr. Myers was eligible for ParentCo’s Executive Severance Plan during 2019. The plan provides that, upon a termination of employment without cause and subject to execution and non-revocation of a general release of legal claims against ParentCo, Mr. Myers would receive a cash severance payment equal to one year of base salary and one year of target annual cash incentive , continued health care benefits for a period of twelve months, and twelve additional months of retirement accrual calculated as described in the plan.
The following table shows the severance payments and benefits that would have been payable to Mr. Myers under the ParentCo Executive Severance Plan upon a termination without cause on December 31, 2019.
Name	Estimated Net Present Value of Cash Severance Payments	Estimated Net Present Value of Two Years Additional Retirement Accrual	Estimated net present value of continued active health care benefits	Total
Timothy D. Myers	$1,138,237	$1,377,103	$41,664	$2,557,004
Change in Control Severance Plan.   Mr. Myers was eligible for ParentCo’s Change in Control Severance Plan during 2019. The plan is designed to serve stockholders by assuring that ParentCo will have the continued dedication of the covered executives, notwithstanding the possibility, threat or occurrence of a change in control. These protections are intended to encourage the executives’ full attention and dedication to ParentCo in the event of any threatened or pending change in control, which can result in significant distraction by virtue of the personal uncertainties and risks that executives frequently face under such circumstances. Severance benefits under the Change in Control Severance Plan are provided upon a termination of employment without cause or resignation by the executive for good reason, in either case within two years after a change in control of ParentCo.
Upon a qualifying termination, the severance benefits under the Change in Control Severance Plan for Mr. Myers are: (i) a cash payment equal to two times annual salary plus target annual cash incentive compensation, (ii) a cash payment equal to the target annual cash incentive compensation amount prorated through the severance date, (iii) continuation of health care benefits for two years, (iv) two additional years of applicable pension credit and company savings plan contributions, and (v) six months of outplacement benefits. There is no excise tax gross-up provision under the Plan.
The terms of the 2013 ParentCo Stock Incentive Plan, as Amended and Restated, provide that unvested equity awards, including awards held by the continuing named executive officers, do not immediately vest upon a change in control if a replacement award is provided. However, the replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value.
The following table shows the severance payments and benefits that would have been payable under the ParentCo Change in Control Severance Plan if both a change in control and a termination without cause or resignation for good reason occurred on December 31, 2019, under the terms of the plan as in effect on such date, as well as the estimated net present value of unvested equity awards that would have become vested upon such termination or resignation. Equity award values are estimated using ParentCo’s closing stock price on December 30, 2019, which was $30.77 per share.
Change in Control Severance Benefits
Name	Estimated net present value of change in control severance and benefits
Timothy D. Myers	$6,092,905
Retirement Benefits.   If Mr. Myers had voluntarily terminated employment as of December 31, 2019, it is estimated that his pension would have paid an annual annuity of  $207,407 starting at age 62.

DIRECTOR COMPENSATION
The Arconic Corporation director compensation program will be subject to the review and approval of the Arconic Corporation Board of Directors or a committee thereof after the separation. Director compensation for the period prior to any change approved by the Arconic Corporation Board of Directors or a committee thereof will be as described below.
Treatment of outstanding ParentCo equity-based compensation awards held by Arconic Corporation non-employee directors in connection with the separation is described under “The Separation and Distribution — Treatment of Equity-Based Compensation.”
Compensation for non-employee directors of Arconic Corporation will be a mix of cash and equity-based compensation. Mr. Myers, who will serve as an employee director following the separation, will not receive any additional compensation for his service as a member of the Board of Directors of Arconic Corporation.
Annual Compensation
The table below describes the components of compensation for non-employee directors:
Compensation Element	Amount
Annual Cash Retainer	$120,000
Annual Equity Award (Restricted Share Units Granted Following Each Annual Meeting of Stockholders)	$150,000
Other Annual Fees
• Lead Director Fee	$30,000
• Audit Committee Chair Fee (includes Audit Committee Member Fee)	$20,000
• Compensation and Benefits Committee Chair Fee	$15,000
• Other Committee Chair Fee	$15,000
Per Meeting Fee for Meetings in Excess of Regularly Scheduled Meetings	$1,2001

(1)
A fee of  $1,200 is paid to a non-employee director for each Board of Director or committee meeting attended by the director in excess of five special Board of Director or committee meetings during the applicable calendar year and applies only to non-regularly scheduled meetings in excess of a two-hour duration.

Stock Ownership Guideline
Within a period of six years from the date of a non-employee director’s initial appointment as a member of the Board of Directors of Arconic Corporation, such non-employee director is required to attain ownership of at least $750,000 in Arconic Corporation’s common stock and must maintain such ownership until retirement from the Arconic Corporation Board of Directors.
Director Compensation Limit
Under Arconic Corporation’s Non-Employee Director Compensation Policy, the sum of the grant date value of all equity awards granted and all cash compensation paid by Arconic Corporation to each non-employee director as compensation for services as a non-employee director shall not exceed $750,000 in any calendar year.

ARCONIC CORPORATION 2020 STOCK INCENTIVE PLAN
Prior to the separation, Arconic Corporation will adopt the Arconic Corporation 2020 Stock Incentive Plan (the “2020 Plan”). ParentCo., as our sole stockholder, will approve the 2020 Plan prior to the separation, and the 2020 Plan will become effective as of the date of the separation (the “Plan Effective Date”). The Arconic Corporation equity-based compensation awards into which certain outstanding ParentCo equity-based compensation awards are converted upon the separation (see “The Separation and Distribution — Treatment of Equity-Based Compensation”) will be issued pursuant to the 2020 Plan (such awards, the “Converted Awards”).
The following description is a summary of certain terms of the 2020 Plan, filed as Exhibit 10.1 to the registration statement on Form 10 of which this information statement is a part. This summary is qualified in its entirety by reference to the full text of the 2020 Plan.
Purpose of the 2020 Plan
The purpose of the 2020 Plan is to encourage participants to acquire a proprietary interest in the long-term growth and financial success of Arconic Corporation and to further link the interests of such individuals to the long-term interests of stockholders. The 2020 Plan authorizes the plan administrator, which will generally be the Compensation and Benefits Committee of Arconic Corporation’s Board of Directors, to grant stock-based awards to employees of Arconic Corporation and its subsidiaries. The 2020 Plan also authorizes the Board of Directors, upon the recommendation of the Governance and Nominating Committee of the Board, to make stock-based awards to non-employee directors.
Authorized Shares and Fungible Equity Pool
The maximum aggregate number of shares of our common stock authorized to be granted under the 2020 Plan will be [   ] shares, subject to adjustment as described below under “Adjustment Provision.”
Shares subject to the Converted Awards will reduce the shares authorized for issuance under the 2020 Plan. Shares subject to awards under the 2020 Plan (including Converted Awards) that are forfeited, cancelled or expired will become available for issuance thereunder. Shares tendered in payment of the purchase price of a stock option or other award or withheld to pay taxes may not be added back to the available pool of shares authorized under the 2020 Plan, nor may shares purchased using option proceeds or not issued upon settlement of a stock appreciation right.
Administration of the 2020 Plan
Under the 2020 Plan, the Arconic Corporation Compensation and Benefits Committee, which will be composed of non-employee directors, has authority to grant awards to employees of Arconic Corporation and its subsidiaries, and the full Board of Directors has authority to grant awards to non-employee directors upon the recommendation of the Governance and Nominating Committee. Arconic Corporation’s Board of Directors also may assume responsibilities otherwise assigned to the Arconic Corporation Compensation and Benefits Committee.
The Arconic Corporation Compensation and Benefits Committee has the authority, subject to the terms of the 2020 Plan, to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards, to cancel or suspend awards and to modify outstanding awards. The Arconic Corporation Compensation and Benefits Committee also has authority to interpret the 2020 Plan, to establish, amend and rescind rules applicable to the 2020 Plan or awards under the 2020 Plan, to approve the terms and provisions of any agreements relating to 2020 Plan awards, to determine whether any corporate transaction, such as a spin-off or joint venture, will result in a participant’s termination of service, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting Arconic Corporation or its financial statements or changes in applicable laws, regulations or accounting principles and to make all determinations relating to awards under the 2020 Plan. The Arconic Corporation Board of Directors has similar authority with respect to awards to non-employee directors.

The 2020 Plan permits delegation of certain authority to executive officers in limited instances to make, cancel or suspend awards to employees who are not Arconic Corporation directors or executive officers, and the Arconic Corporation Compensation and Benefits Committee may delegate other of its administrative powers to the extent not prohibited by applicable laws.
Eligibility
All employees of Arconic Corporation and its subsidiaries and all non-employee directors of Arconic Corporation are eligible to be selected as participants.
Term
No award may be granted under the 2020 Plan after the 10th anniversary of the Plan Effective Date.
Shares Issuable for Awards
Shares of Arconic Corporation common stock issuable under the 2020 Plan may come from authorized but unissued shares, treasury shares, shares purchased on the open market or otherwise or any combination of the foregoing.
Types of Awards
The following types of awards may be granted under the 2020 Plan:
Nonqualified stock options;
Stock appreciation rights;
Restricted shares;
Restricted share units; and
Other forms of awards authorized by the 2020 Plan.
These forms of awards may have a performance feature under which the award is not earned unless performance goals are achieved.
The Converted Awards that will be granted under the 2020 Plan may be in the form of nonqualified stock options or restricted share units, including restricted share units that are performance-based awards.
Minimum Vesting Requirements
The 2020 Plan mandates a minimum one-year vesting period for all awards granted thereunder, except that up to 5% of the shares available for grant as of the Plan Effective Date may be made subject to awards that do not have such a minimum vesting requirement. The minimum vesting requirement does not apply to Converted Awards, substitute awards, or to awards granted to non-employee directors which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of Arconic Corporation’s stockholders (provided such next annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting). The minimum vesting requirement does not prevent Arconic Corporation from granting awards that contain rights to accelerated vesting on a termination of employment or service or otherwise accelerating vesting, as provided in the 2020 Plan, and does not limit the ability to make adjustments upon a capitalization event.
Stock Option Awards
Under the 2020 Plan, stock option awards entitle a participant to purchase shares of Arconic Corporation common stock during the option term at a fixed price that may not be less than the fair market value of Arconic Corporation’s common stock on the date of grant, except in connection with an adjustment upon a capitalization event or as provided for Converted Awards or substitute awards (see “Adjustment Provision” and “Substitute Awards” below). The maximum term of stock options granted is ten years. The Arconic Corporation Compensation and Benefits Committee has discretion to cap the amount of gain that may be obtained in the exercise of the stock option. The option price must be paid in full by the participant upon exercise of the option, in cash, shares or other consideration having a fair market value equal to the option price or by a combination of cash, shares or other consideration specified by the Arconic Corporation Compensation and Benefits Committee.
Stock Appreciation Rights
A stock appreciation right (“SAR”) entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Arconic Corporation Compensation and Benefits Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The SAR grant price is set by the Arconic Corporation Compensation and Benefits Committee and may not be less than the fair market value of Arconic Corporation’s common stock on the date of grant, except in connection with an adjustment upon a capitalization event or as provided for Converted Awards or substitute awards. The Arconic Corporation Compensation and Benefits Committee may grant SAR awards as stand-alone awards or in combination with a related stock option award under the 2020 Plan. Payment by Arconic Corporation upon exercise will be in cash, stock or other property or any combination of cash, stock or other property as the Arconic Corporation Compensation and Benefits Committee may determine. The Arconic Corporation Compensation and Benefits Committee has discretion to cap the amount of gain that may be obtained in the exercise of a stock appreciation right. The maximum term of stock appreciation rights is ten years, or if granted in tandem with an option, the expiration date of the option.
Restricted Shares
A restricted share is a share issued with such contingencies or restrictions as the Arconic Corporation Compensation and Benefits Committee may impose. Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. A recipient of a restricted share award has the right to vote the shares and receive dividends on them unless the Arconic Corporation Compensation and Benefits Committee determines otherwise. If the participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Arconic Corporation Compensation and Benefits Committee.
Restricted Share Units
A restricted share unit is an award of a right to receive, in cash or shares, as the Arconic Corporation Compensation and Benefits Committee may determine, the fair market value of one share of Company common stock, on such terms and conditions as the Arconic Corporation Compensation and Benefits Committee may determine.
Other Awards
Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property may be granted to eligible individuals, subject to such terms and conditions as approved by the Arconic Corporation Compensation and Benefits Committee.
Performance Awards
A performance award may be in any form of award permitted under the 2020 Plan. The Arconic Corporation Compensation and Benefits Committee may select periods of at least one year during which performance criteria chosen by the Arconic Corporation Compensation and Benefits Committee are measured for the purpose of determining the extent to which a performance award has been earned. This minimum performance period does not apply to Converted Awards. The Arconic Corporation Compensation and Benefits Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination thereof.
Unless otherwise determined by the Arconic Corporation Compensation and Benefits Committee, performance awards (other than options or stock appreciation rights) granted to Arconic Corporation’s executive officers will be subject to achievement of company and/or individual performance goals established within the first 25% of the performance period, as well as to potential downward, but not upward, adjustment of the amount payable on vesting, and will not be subject to any waiver of the achievement of the performance goals. Except as otherwise determined by the Arconic Corporation Compensation and Benefits Committee, the annual limits on performance awards per executive officer are: 1,333,333 shares if the award is in the form of restricted shares or restricted share units; 3,333,333 shares if the award is in the form of stock options or stock appreciation rights; and $15,000,000 in value if the award is paid in property other than shares. Converted Awards are disregarded for purposes of applying these limits.
Dividends and Dividend Equivalents
No dividends or dividend equivalents may be paid on stock options or stock appreciation rights. Dividend equivalents may not be paid on any unvested restricted share units but will be accrued and paid only if and when the restricted share units vest. No dividends or dividend equivalents may be paid on unearned performance-based restricted share units. In no event will any other award under the 2020 Plan provide for the participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such award or applicable portion of such award.
Substitute Awards
The Arconic Corporation Compensation and Benefits Committee may grant awards to employees of companies acquired by Arconic Corporation or a subsidiary in exchange or substitution for, or upon assumption of, outstanding stock-based awards issued by the acquired company. Shares covered by substitute awards will not reduce the number of shares otherwise available for award under the 2020 Plan.
Stock Option and SAR Repricing Prohibited
The 2020 Plan prohibits repricing of stock options or stock appreciation rights without stockholder approval. Repricing means the cancellation of an option or stock appreciation right in exchange for cash or other awards at a time when the exercise price of such option or stock appreciation right is higher than the fair market value of a share of Arconic Corporation’s stock, the grant of a new stock option or stock appreciation right with a lower exercise price than the original option or stock appreciation right, or the amendment of an outstanding award to reduce the exercise price. The grant of a Converted Award or substitute award (as described above) is not a repricing, nor is an adjustment upon a capitalization event.
Non-Employee Director Compensation Limit
Notwithstanding any other provision in the 2020 Plan or in any Company policy regarding non-employee director compensation, the maximum amount of total compensation payable to an Arconic Corporation non-employee director for services in a calendar year may not exceed $750,000, calculated as the sum of  (i) the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of all awards payable in shares and the maximum cash value of any other award granted under the 2020 Plan, plus (ii) cash compensation in the form of Board and committee retainers and meeting or similar fees.
Adjustment Provision
The 2020 Plan defines certain transactions with our stockholders, not involving our receipt of consideration, that affect the shares or the share price of Arconic Corporation’s common stock as “equity restructurings” (e.g., a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend). In the event that an equity restructuring occurs, the Arconic Corporation Compensation and Benefits Committee will adjust the terms of the 2020 Plan and each outstanding award as it deems equitable to reflect the equity restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding award and/or adjusting the number of shares available under the 2020 Plan or the individual award limitations; (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance targets or other criteria included in, outstanding awards; and (iii) granting new awards or making cash payments to participants. Such adjustments will be nondiscretionary, although the Arconic Corporation Compensation and Benefits Committee will determine whether an adjustment is equitable.

Other types of transactions may also affect Arconic Corporation’s common stock, such as a dividend or other distribution, reorganization, merger or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, or in the case of other unusual or nonrecurring transactions or events or changes in applicable laws, regulations or accounting principles, the Arconic Corporation Compensation and Benefits Committee will determine, in its discretion, whether any adjustment to the 2020 Plan and/or to any outstanding awards is appropriate to prevent any dilution or enlargement of benefits under the 2020 Plan or to facilitate such transactions or events or give effect to such changes in laws, regulations or principles.
Consideration for Awards
Unless otherwise determined by the Arconic Corporation Compensation and Benefits Committee, and except as required to pay the exercise price of stock options, recipients of awards are not required to make any payment or provide consideration other than rendering of services.
Transferability of Awards
Awards may be transferred by laws of descent and distribution or to a guardian or legal representative or, unless otherwise provided by the Arconic Corporation Compensation and Benefits Committee or limited by applicable laws, to family members or a trust for family members; provided however, that awards may not be transferred to a third party for value or consideration.
Change in Control Provisions
The definition of change in control generally provides that if one of the following events has occurred, a change in control of Arconic Corporation will have happened: (i) the acquisition by an individual, entity or group of 30% or more of Arconic Corporation’s common stock or the combined voting power of all voting securities of Arconic Corporation, subject to certain exceptions, (ii) individuals who, as of the Plan Effective Date, constituted the Board of Directors (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors, subject to certain exceptions providing, in general, that directors joining the Board of Directors after the Plan Effective Date whose election or nomination is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered members of the Incumbent Board, (iii) the consummation of certain corporate transactions involving Arconic Corporation, and (iv) approval by the stockholders of Arconic Corporation of a plan of complete liquidation or dissolution of Arconic Corporation.
The 2020 Plan provides for double-trigger equity vesting in the event of a change in control. If outstanding awards under the 2020 Plan are replaced by the acquirer or related entity in a change in control of Arconic Corporation, those replacement awards will not immediately vest on a “single trigger” basis, but would accelerate only if the participant is terminated without cause or quits for good reason (as those terms are defined in the Arconic Corporation Change in Control Severance Plan) within 24 months following the change in control.
Clawback
The 2020 Plan contains a clawback feature reflecting the policy adopted by Arconic Corporation and further authorizes Arconic Corporation to recover from participants awards or payments as may be required under any Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act. In addition, the 2020 Plan authorizes cancellation of awards if a participant engages in certain specified conduct that is injurious to Arconic Corporation or any subsidiary or if cancellation is necessary to comply with applicable laws or due to the inability or impracticability of Arconic Corporation to obtain or maintain approval from any regulatory body whose approval is necessary to lawfully grant awards or issue or sell shares under the 2020 Plan.

Amendment and Termination of the 2020 Plan
The Arconic Corporation Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, except that it may not amend the 2020 Plan without stockholder approval if such approval would be required pursuant to applicable law or the requirements of the New York Stock Exchange or such other stock exchange on which the shares trade. The Arconic Corporation Board or Compensation and Benefits Committee generally may not amend the 2020 Plan or the terms of any award previously granted without the consent of the affected participant, if such action would materially impair the rights of such participant under any outstanding award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with ParentCo
Following the separation and distribution, Arconic Corporation and Howmet Aerospace will each operate separately, each as an independent public company. In connection with the separation, Arconic Corporation will enter into a separation agreement with ParentCo to effect the separation and to provide a framework for Arconic Corporation’s relationship with Howmet Aerospace after the separation and will enter into certain other agreements, including a tax matters agreement, an employee matters agreement, intellectual property license agreements, an agreement relating to the Davenport plant, metal supply agreements and real estate and office leases. These agreements will provide for the allocation between Arconic Corporation and Howmet Aerospace of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of ParentCo and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between Arconic Corporation and Howmet Aerospace subsequent to the completion of the separation.
The material agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.
Separation Agreement
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of Arconic Corporation and Howmet Aerospace as part of the separation of ParentCo into two independent companies, and will provide for when and how these transfers and assumptions will occur. In particular, the separation agreement will provide that, among other things, subject to the terms and conditions contained therein:
•
certain assets related to the Arconic Corporation Businesses, which we refer to as the “Arconic Corporation Assets,” will be retained by or transferred to Arconic Corporation or one of its subsidiaries, including:

•
equity interests in certain ParentCo subsidiaries that hold assets relating to the Arconic Corporation Businesses;

•
the Arconic Corporation brands, certain other trade names and trademarks, and certain other intellectual property (including patents, know-how and trade secrets), software, information and technology used in the Arconic Corporation Businesses or related to the Arconic Corporation Assets, the Arconic Corporation Liabilities (as defined below) or the Arconic Corporation Businesses;

•
facilities related to the Arconic Corporation Businesses;

•
contracts (or portions thereof) that relate to the Arconic Corporation Businesses;

•
rights and assets expressly allocated to Arconic Corporation pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

•
permits that primarily relate to the Arconic Corporation Businesses; and

•
other assets that are included in Arconic Corporation’s pro forma balance sheet, such as the pension assets included in Arconic Corporation’s Unaudited Pro Forma Condensed Combined Financial Information, which appear in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”;

•
certain liabilities related to the Arconic Corporation Businesses or the Arconic Corporation Assets, which we refer to as the “Arconic Corporation Liabilities,” will be retained by or transferred to Arconic Corporation. Subject to limited exceptions, liabilities that relate primarily to the Arconic Corporation Businesses, including liabilities of various legal entities that will be subsidiaries of Arconic Corporation following the separation, will be Arconic Corporation Liabilities; and

•
all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Arconic Corporation Assets and the Arconic Corporation Liabilities (such assets and liabilities, other than the Arconic Corporation Assets and the Arconic Corporation Liabilities, we refer to as the “Howmet Aerospace Assets” and “Howmet Aerospace Liabilities,” respectively) will be retained by or transferred to Howmet Aerospace.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither of Arconic Corporation nor ParentCo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either of Arconic Corporation or ParentCo, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.
Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to Arconic Corporation or Howmet Aerospace, as applicable, does not occur prior to the separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, Arconic Corporation or Howmet Aerospace, as applicable, will hold such assets on behalf and for the benefit of the transferee and will pay, perform and discharge such liabilities, for which the transferee will reimburse Arconic Corporation or Howmet Aerospace, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.
The Distribution
The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, ParentCo will distribute to its stockholders that hold ParentCo common stock as of the record date for the distribution all of the issued and outstanding shares of Arconic Corporation common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.
Conditions to the Distribution
The separation agreement will provide that the distribution is subject to satisfaction (or waiver by ParentCo in its sole and absolute discretion) of certain conditions. These conditions are described under “The Separation and Distribution — Conditions to the Distribution.” ParentCo will have the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent that it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.
Claims
In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases
The separation agreement will provide that Arconic Corporation and its affiliates will release and discharge Howmet Aerospace and its affiliates from all liabilities assumed by Arconic Corporation as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to the Arconic Corporation Businesses, except as expressly set forth in the separation agreement. Howmet Aerospace and its affiliates will release and discharge Arconic Corporation and its affiliates from all liabilities retained by Howmet Aerospace and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to the Arconic Corporation Businesses, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.
These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include the separation agreement and the other agreements described under “Certain Relationships and Related Party Transactions.”
Indemnification
In the separation agreement, Arconic Corporation will agree to indemnify, defend and hold harmless Howmet Aerospace, each of Howmet Aerospace’s affiliates, and each of Howmet Aerospace’s affiliates’ directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:
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the Arconic Corporation Liabilities;

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Arconic Corporation’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Arconic Corporation Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

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except to the extent relating to a Howmet Aerospace Liability, any guarantee, indemnification or contribution obligation for the benefit of Arconic Corporation by Howmet Aerospace that survives the distribution;

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any breach by Arconic Corporation of the separation agreement or any of the ancillary agreements; and

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any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the Form 10 or in this information statement (as amended or supplemented), except for any such statements or omissions made explicitly in Howmet Aerospace’s name.

Howmet Aerospace will agree to indemnify, defend and hold harmless Arconic Corporation, each of Arconic Corporation’s affiliates and each of Arconic Corporation’s affiliates’ directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:
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the Howmet Aerospace Liabilities;

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the failure of Howmet Aerospace or any other person to pay, perform or otherwise promptly discharge any of the Howmet Aerospace Liabilities in accordance with their respective terms whether prior to, at or after the distribution;

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except to the extent relating to an Arconic Corporation Liability, any guarantee, indemnification or contribution obligation for the benefit of Howmet Aerospace by Arconic Corporation that survives the distribution;

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any breach by Howmet Aerospace of the separation agreement or any of the ancillary agreements; and

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any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in Howmet Aerospace’s name in the Form 10 or in this information statement (as amended or supplemented).

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.
Insurance
The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.
Further Assurances
In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, Arconic Corporation and ParentCo will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.
Dispute Resolution
The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Arconic Corporation and Howmet Aerospace related to the separation or distribution and that are unable to be resolved through good faith discussions between Arconic Corporation and Howmet Aerospace. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of the parties in dispute. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding alternative dispute resolution, subject to the provisions of the separation agreement.
Expenses
Except as expressly set forth in the separation agreement or in any ancillary agreement, ParentCo will be responsible for all costs and expenses incurred in connection with the separation incurred prior to the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Arconic Corporation and Howmet Aerospace, all costs and expenses incurred in connection with the separation after the distribution will also be paid by the party incurring such cost and expense.
Other Matters
Other matters governed by the separation agreement will include ParentCo’s name change to “Howmet Aerospace Inc.”, Howmet Aerospace’s right to continue to use the “Arconic” name and related trademark for limited purposes for a limited period following the distribution, licenses for Arconic Corporation and Howmet Aerospace to certain patents and trade secrets owned by the other company at the separation, access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Amendment and Termination
The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of the ParentCo Board of Directors without the approval of any person, including Arconic Corporation or ParentCo stockholders. In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person. After the distribution date, the separation agreement may not be amended or terminated, except by an agreement in writing signed by both Arconic Corporation and Howmet Aerospace.

Tax Matters Agreement
In connection with the separation, Arconic Corporation and ParentCo will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).
The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Under the tax matters agreement, each party will be responsible for any taxes and related amounts imposed on Howmet Aerospace or Arconic Corporation as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.
In addition, the tax matters agreement will impose certain restrictions on Arconic Corporation and its subsidiaries during the two-year period following the distribution that will be intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances, Arconic Corporation and its subsidiaries will be prohibited from: (1) ceasing to conduct certain businesses; (2) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Arconic Corporation common stock (or stock of certain of its subsidiaries) would be acquired or all or a portion of certain assets of Arconic Corporation and its subsidiaries would be acquired; (3) liquidating, merging or consolidating with any other person; (4) issuing equity securities beyond certain thresholds; (5) repurchasing Arconic Corporation stock (or stock of certain of its subsidiaries) other than in certain open-market transactions; (6) amending its certificate of incorporation to affect its stockholders’ voting rights or (7) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.
Employee Matters Agreement
Arconic Corporation and ParentCo will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.
The employee matters agreement will provide that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its subsidiaries and certain other former employees classified as former employees of such party for purposes of post-separation compensation and benefit matters.
The employee matters agreement will also govern the terms of equity-based awards granted by ParentCo prior to the separation. See “The Separation and Distribution — Treatment of Equity-Based Compensation.”
Intellectual Property License Agreements
In connection with the separation, Arconic Corporation and ParentCo will enter into an Arconic Corporation to Howmet Aerospace Patent, Know-How, and Trade Secret License Agreement, a Howmet Aerospace to Arconic Corporation Patent, Know-How, and Trade Secret License Agreement, an Arconic Corporation to Howmet Aerospace Trademark License Agreement, and a Howmet Aerospace to Arconic Corporation Trademark License Agreement, which we refer to, collectively, as the “intellectual property license agreements.”

Under the intellectual property license agreements, certain Arconic Corporation businesses will have ongoing rights to use a name and mark of ParentCo for a 10-year period following the separation, and certain Howmet Aerospace businesses will have rights to use the “Arconic” name and mark for a one-year (or less) period following the separation, in each case for limited purposes.
The intellectual property license agreements will also govern patents that were developed jointly and will continue to be used by both Howmet Aerospace and Arconic Corporation, as well as shared know-how. The intellectual property license agreements will provide for a license of these patents and know-how from Howmet Aerospace or Arconic Corporation, as applicable, to the other on a perpetual, royalty-free, non-exclusive basis, subject to certain limitations primarily directed to the technology areas of each company.
Either party may terminate the license with respect to any trademark under the intellectual property license agreements upon an uncured material breach of the other party with respect to such trademark that remains uncured, after at least 120 days.
Davenport Plant Agreement
In connection with the separation, Arconic Corporation and its subsidiary, Arconic Davenport LLC, and ParentCo will enter into a Second Supplemental Tax and Project Certificate and Agreement (the “Davenport Plant Agreement”) in connection with the transfer to Arconic Davenport LLC of ParentCo’s aluminum rolled products plant located in Davenport, Iowa (the “Davenport Plant”).
Following the separation, ParentCo will continue as the borrower under the Loan Agreement, dated as of August 14, 2012, between ParentCo and Iowa Finance Authority (together with certain related agreements, the “Davenport Loan Documents”) relating to the Midwestern Disaster Area Revenue Bonds (Alcoa Inc. Project) Series 2012 in the aggregate principal amount of  $250,000,000 (the “Davenport Bonds”). Certain obligations under the terms of the Davenport Loan Documents relate to the Davenport Plant, and pursuant to the Davenport Plant Agreement, ParentCo will delegate to Arconic Corporation and Arconic Davenport LLC responsibility for operating a project located at the Davenport Plant involving the acquisition, construction, reconstruction and/or renovation of nonresidential real property (and related improvements) to be used to produce aluminum for the automotive market (the “Project”) in a manner and location consistent with the terms of the Davenport Loan Documents. The Davenport Plant Agreement will further provide that Arconic Corporation and Arconic Davenport LLC will (i) undertake certain notification, recordkeeping and cooperation obligations relating to the Project, and (ii) indemnify ParentCo against losses arising from, among other things, their actions or omissions with respect to the Project or their violation of any Davenport Loan Documents.
Metal Supply Agreements
In connection with the separation, Arconic Corporation and ParentCo will enter into two agreements for the supply of billet, plate, extruded aluminum, and related tolling and cutting services (the “metal supply agreements”) pursuant to which Arconic Corporation or certain of its subsidiaries will supply Howmet Aerospace or certain of its subsidiaries with aluminum for use in its businesses in the United States and Hungary. Each metal supply agreement will set forth the general terms and conditions of the overall supply arrangement, with an initial term of five years, as well as pricing, quantity, quality, delivery, liability and other terms with respect to the supply of a particular item. Each agreement will be generally based on the form of agreement currently used by the Arconic Corporation Businesses with third-party customers for metal supply arrangements or the purchase of such materials by ParentCo from third party suppliers. Notwithstanding the metal supply agreements, Howmet Aerospace will have the right to purchase metal from other suppliers.
Real Estate/Site Arrangements
In connection with the separation, Arconic Corporation and ParentCo will have joint ownership of the real estate at the manufacturing facilities located in Székesfehérvár, Hungary (the “Kofem site”), pursuant to a legal demerger and a land use agreement. The site is currently shared with other third party tenants. Arconic Corporation and ParentCo will enter into agreements for shared common facilities (the “site services agreements”) pursuant to which Howmet Aerospace or certain of its subsidiaries will provide engineering, maintenance, utilities, security, lab and other services at the Kofem site to Arconic Corporation or certain of its subsidiaries. Each service agreement will have an initial term of one to five years, with automatic renewals provided certain conditions are met, except that utility services will have an indefinite period in accordance with Hungarian law. Each site services agreement will be generally based on the form of agreement currently used by ParentCo with other third parties at the Kofem site.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of ParentCo common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available as of the date of this information statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This discussion applies only to U.S. holders of shares of ParentCo common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion proceeds on the basis that the separation and the distribution, together with certain related transactions, were or will be consummated in accordance with the separation agreement and the other agreements related to the separation and as described in this information statement. This discussion is for general information only and is not tax advice. It does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of ParentCo common stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws, such as, without limitation:
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dealers or traders in securities or currencies;

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tax-exempt entities or organizations;

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cooperatives;

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banks, trusts, financial institutions or insurance companies;

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holders who acquired ParentCo common stock pursuant to the exercise of employee stock options or otherwise as compensation;

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holders who own, or are deemed to own, at least five percent or more, by voting power or value, of ParentCo common stock;

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persons owning ParentCo common stock as part of a position in a straddle or as part of a hedging, conversion, synthetic security, integrated investment, constructive sale transaction or other risk reduction or integrated transaction for U.S. federal income tax purposes;

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certain former citizens or long-term residents of the United States;

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holders that are not U.S. holders;

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S corporations, personal holding companies, mutual funds, regulated investment companies or real estate investment trusts;

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holders who elect to apply a mark-to-market method of accounting;

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holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

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holders whose functional currency is not the U.S. dollar;

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holders who are subject to alternative minimum tax; or

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partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors therein.

This discussion does not address the U.S. federal income tax consequences to holders of ParentCo common stock who do not hold such stock as capital assets. Moreover, this discussion does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences, or any considerations under U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ParentCo common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of ParentCo common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the distribution.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of ParentCo common stock that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if  (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.
It is a condition to the distribution that ParentCo receive an opinion of its outside counsel, satisfactory to the ParentCo Board of Directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Arconic Corporation and ParentCo (including those relating to the past and future conduct of Arconic Corporation and ParentCo). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if Arconic Corporation or ParentCo breaches any of its respective representations or covenants contained in the separation agreement and certain other agreements and documents or in any documents relating to the opinion of counsel, such opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding receipt by ParentCo of the opinion of counsel, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the facts, representations, assumptions, statements or undertakings upon which the opinion of counsel was based is false or has been violated, or that the distribution and/or certain related transactions should be taxable for other reasons, including as a result of certain transactions occurring after the distribution. In addition, an opinion of counsel represents the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinion of counsel. Accordingly, notwithstanding receipt by ParentCo of the opinion of counsel, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, ParentCo, Arconic Corporation and ParentCo stockholders could be subject to significant U.S. federal income tax liability or tax indemnification obligations. Please refer to “— Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable” below.
Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free Under Sections 355 and 368(a)(1)(D) of the Code.
If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:
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no gain or loss will be recognized by, and no amount will be includible in the income of ParentCo as a result of the distribution;

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no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. holders upon the receipt of Arconic Corporation common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Arconic Corporation common stock (as described below);

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the aggregate tax basis in the ParentCo common stock and the Arconic Corporation common stock received in the distribution (including any fractional share interest in Arconic Corporation common stock for which cash is received) in the hands of each U.S. holder immediately after the distribution will equal the aggregate basis of ParentCo common stock held by such U.S. holder immediately before the distribution, allocated between the ParentCo common stock and the Arconic Corporation common stock (including any fractional share interest in Arconic Corporation common stock for which cash is received) in proportion to the relative fair market value of each at the time of the distribution; and

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a U.S. holder’s holding period in the Arconic Corporation common stock received in the distribution (including any fractional share interest in Arconic Corporation common stock for which cash is received) will generally include the holding period of ParentCo common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Arconic Corporation common stock in the distribution will be treated as having received such fractional share in the distribution and then sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its ParentCo common stock exceeds one year at the time of distribution.
If a U.S. holder of ParentCo common stock holds different blocks of ParentCo common stock (generally shares of ParentCo common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Arconic Corporation common stock received in the distribution in respect of particular blocks of ParentCo common stock.
Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable.
As discussed above, notwithstanding receipt by ParentCo of an opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and ParentCo, Arconic Corporation and ParentCo stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of ParentCo or Arconic Corporation could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Arconic Corporation may be required to indemnify ParentCo for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, ParentCo would recognize taxable gain as if it had sold the Arconic Corporation common stock in a taxable sale for its fair market value (unless ParentCo and Arconic Corporation jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (1) the ParentCo group would recognize taxable gain as if Arconic Corporation had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Arconic Corporation common stock and the assumption of all Arconic Corporation’s liabilities and (2) Arconic Corporation would obtain a related step up in the basis of its assets), and ParentCo stockholders who receive Arconic Corporation common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the distribution were to otherwise qualify as generally tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to ParentCo under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in ParentCo or Arconic Corporation. For this purpose, any acquisitions of ParentCo or Arconic Corporation shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although ParentCo or Arconic Corporation may be able to rebut that presumption depending on the circumstances.
In connection with the distribution, Arconic Corporation and ParentCo will enter into a tax matters agreement pursuant to which Arconic Corporation will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify for their intended tax treatment under applicable law and if such failure were the result of actions taken after the distribution by ParentCo or Arconic Corporation, the party responsible for such failure will be responsible for all taxes imposed on ParentCo or Arconic Corporation to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Arconic Corporation shares or assets, or of any of Arconic Corporation’s representations, statements or undertakings contained in separation agreement and certain other agreements and documents or in any documents relating to the opinion of counsel being incorrect, incomplete or breached, Arconic Corporation generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions — Tax Matters Agreement.” Arconic Corporation’s indemnification obligations to ParentCo under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Arconic Corporation is required to pay any taxes or indemnify ParentCo and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Arconic Corporation may be subject to substantial liabilities.
Backup Withholding and Information Reporting.
Payments of cash to U.S. holders of ParentCo common stock in lieu of fractional shares of Arconic Corporation common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR HOLDERS OR CATEGORIES OF HOLDERS. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE

PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Arconic Corporation intends to incur certain indebtedness prior to or concurrent with the separation. If we enter into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this information statement forms a part, a description of such arrangements will be included in an amendment to this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the separation and distribution, all of the outstanding shares of Arconic Corporation common stock will be owned beneficially and of record by ParentCo. Following the separation and distribution, Arconic Corporation expects to have outstanding an aggregate of approximately [      ] shares of common stock based upon approximately [      ] shares of ParentCo common stock issued and outstanding on [      ], 2020, excluding treasury shares, assuming no exercise of ParentCo options and applying the distribution ratio.
Stock Ownership of Certain Beneficial Owners
The following table shows all holders known to Arconic Corporation that are expected to be beneficial owners of more than 5% of the outstanding shares of Arconic Corporation common stock immediately following the completion of the distribution, based on information available as of  [         ], 2020 and based upon the assumption that, for every share of ParentCo common stock held by such persons, they will receive [         ] shares of Arconic Corporation common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
[ ]	[ ]	[ ]
Stock Ownership of Directors and Executive Officers
The following table shows the ownership or Arconic Corporation common stock, deferred share units and deferred restricted share units expected to be beneficially owned by our current directors, named executive officers, and our directors and current executive officers as a group immediately following the completion of the distribution, based on information available as of  [         ], 2020 and based on the assumption that, for every share of ParentCo common stock held by such persons, they will receive [         ] shares of Arconic Corporation common stock. [None of these individuals, or the group as a whole, would be expected to beneficially own more than 1% of our common stock immediately following the completion of the distribution. Each person listed in the following table had sole voting and investment power of the shares shown, except as noted in the footnotes below.]
Name of Beneficial Owner	Shares of Common Stock(1)	Deferred Share Units(2)	Deferred Restricted Share Units(3)	Total
Tim D. Myers	[ ]	[ ]	[ ]	[ ]
William F. Austen	[ ]	[ ]	[ ]	[ ]
Christopher L. Ayers	[ ]	[ ]	[ ]	[ ]
Margaret “Peg” S. Billson	[ ]	[ ]	[ ]	[ ]
Jacques Croisetiere	[ ]	[ ]	[ ]	[ ]
Elmer L. Doty	[ ]	[ ]	[ ]	[ ]
Carol S. Eicher	[ ]	[ ]	[ ]	[ ]
Frederick “Fritz” A. Henderson	[ ]	[ ]	[ ]	[ ]
E. Stanley O’Neal	[ ]	[ ]	[ ]	[ ]
Jeffrey Stafeil	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
All directors and executive officers as a group ([ ] persons)	[ ]	[ ]	[ ]	[ ]

DESCRIPTION OF ARCONIC CORPORATION CAPITAL STOCK
Arconic Corporation’s certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following briefly summarizes the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, are included as exhibits to Arconic Corporation’s registration statement on Form 10, of which this information statement forms a part. We will include our amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.
General
Arconic Corporation’s authorized capital stock will consist of  [      ] shares of common stock, par value $0.01 per share, and [         ] shares of preferred stock, par value $1.00 per share.
Immediately following the distribution, we expect that approximately [      ] shares of our common stock will be issued and outstanding, all of which will be fully paid and nonassessable, and that no shares of our preferred stock will be issued and outstanding.
Arconic Corporation’s common stock is expected to be listed on the NYSE under the symbol “ARNC”.
Dividend Rights
Holders of Arconic Corporation common stock will be entitled to receive dividends as declared by Arconic Corporation’s Board of Directors. However, no dividend will be declared or paid on the Arconic Corporation common stock until Arconic Corporation has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of outstanding preferred stock, if any.
Voting Rights
Holders of Arconic Corporation common stock will be entitled to one vote per share.
Liquidation Rights
Upon any liquidation, dissolution or winding up of Arconic Corporation, whether voluntary or involuntary, after payments to creditors and holders of preferred stock of amounts to which they are then entitled under the terms of any classes or series of preferred stock and Arconic Corporation’s amended and restated certificate of incorporation, plus any accrued dividends, Arconic Corporation’s remaining assets will be divided among holders of Arconic Corporation common stock. Under the amended and restated certificate of incorporation, the consolidation or merger of Arconic Corporation with or into any other corporation or corporations or share exchange or division involving Arconic Corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of Arconic Corporation.
Preemptive or Other Subscription Rights
Holders of Arconic Corporation common stock will not have any preemptive right to subscribe for any securities of Arconic Corporation.

Conversion and Other Rights
No conversion, redemption or sinking fund provisions will apply to the Arconic Corporation common stock, and the Arconic Corporation common stock will not be liable to further call or assessment by Arconic Corporation.
Other Matters
Limitation of Liability
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. Arconic Corporation’s amended and restated certificate of incorporation will include provisions that eliminate the liability of directors to Arconic Corporation or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.
Anti-Takeover Effects
Certain provisions of Delaware law and Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws may have certain anti-takeover effects and may delay, defer or prevent a change in control of Arconic Corporation.
Under Section 203 of the DGCL, a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. Arconic Corporation will not “opt out” of, and will be subject to, Section 203 of the DGCL.
In addition, Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws will contain provisions which:
•
provide that the Board of Directors may authorize the issuance from time to time of shares of preferred stock and in general may fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof;

•
establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders; and

•
pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

The above provisions of Arconic Corporation’s amended and restated certificate of incorporation and amended and restated bylaws may have certain anti-takeover effects.

Listing
We intend to apply to have our shares of common stock listed on the NYSE under the symbol “ARNC.”
Sale of Unregistered Securities
On August 14, 2019, Arconic Corporation issued 1,000 shares of its common stock to ParentCo pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.
Transfer Agent and Registrar
After the distribution, the transfer agent and registrar for our common stock will be Computershare.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Arconic Corporation and Arconic Corporation common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
As a result of the distribution, Arconic Corporation will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.
We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.
You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Arconic Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the rolled aluminum products, aluminum extrusions, architectural products, and Latin America extrusions operations of Arconic Inc. (collectively, “Arconic Rolled Products Corporation” or the “Company”) as of December 31, 2018 and December 31, 2017, and the related statements of combined operations, of combined comprehensive income (loss), of combined cash flows, and of changes in combined equity for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
October 30, 2019
We have served as the Company’s auditor since 2019.

Arconic Rolled Products Corporation
Statement of Combined Operations
(in millions)
For the year ended December 31,	2018	2017	2016
Sales to unrelated parties	$7,236	$6,642	$6,481
Sales to related parties (A)	206	182	180
Total Sales (C and D)	7,442	6,824	6,661
Cost of goods sold (exclusive of expenses below)	6,549	5,866	5,602
Selling, general administrative, and other expenses	288	361	396
Research and development expenses	63	66	83
Provision for depreciation and amortization	272	266	257
Restructuring and other charges (E)	(104)	133	67
Operating income	374	132	256
Interest expense (F)	129	168	97
Other expenses (income), net (G)	4	(287)	(9)
Income before income taxes	241	251	168
Provision for income taxes (I)	71	42	13
Net income	170	209	155
Less: Net income attributable to noncontrolling interests	—	—	—
Net income attributable to Arconic Rolled Products Corporation	$170	$209	$155
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Combined Comprehensive Income (Loss)
(in millions)
	Arconic Rolled Products Corporation			Noncontrolling interests			Total
For the year ended December 31,	2018	2017	2016	2018	2017	2016	2018	2017	2016
Net income	$170	$209	$155	$—	$—	$—	$170	$209	$155
Other comprehensive (loss) income, net of tax (K):
Change in unrecognized net actuarial loss and prior service cost related to pension and other postretirement benefits	4	(4)	(4)	—	—	—	4	(4)	(4)
Foreign currency translation adjustments	(164)	(214)	334	—	2	(1)	(164)	(212)	333
Total Other comprehensive (loss) income, net of tax	(160)	(218)	330	—	2	(1)	(160)	(216)	329
Comprehensive income (loss)	$10	$(9)	$485	$—	$2	$(1)	$10	$(7)	$484
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Combined Balance Sheet
(in millions)
December 31,	2018	2017
Assets
Current assets:
Cash and cash equivalents	$81	$126
Receivables from customers, less allowances of $2 in 2018 and $5 in 2017(A)	408	423
Other receivables	127	123
Inventories (L)	818	804
Prepaid expenses and other current assets	42	64
Total current assets	1,476	1,540
Properties, plants, and equipment, net (M)	2,861	2,861
Goodwill (N)	385	394
Deferred income taxes (I)	15	26
Other noncurrent assets	58	81
Total assets	$4,795	$4,902
Liabilities
Current liabilities:
Accounts payable, trade	$1,165	$958
Accrued compensation and retirement costs	66	74
Taxes, including income taxes	37	51
Environmental remediation (S)	69	30
Other current liabilities	56	77
Total current liabilities	1,393	1,190
Long-term debt (O)	250	250
Deferred income taxes (I)	82	92
Accrued pension and other postretirement benefits (H)	55	59
Environmental remediation (S)	170	236
Other noncurrent liabilities and deferred credits (P)	168	68
Total liabilities	2,118	1,895
Contingencies and commitments (S)
Equity
Parent Company net investment (A)	2,415	2,584
Accumulated other comprehensive income (K)	250	410
Sub-total equity	2,665	2,994
Noncontrolling interests	12	13
Total equity	2,677	3,007
Total liabilities and equity	$4,795	$4,902
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Combined Cash Flows
(in millions)
For the year ended December 31,	2018	2017	2016
Operating Activities
Net income	$170	$209	$155
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	272	266	257
Deferred income taxes (I)	(4)	29	(31)
Restructuring and other charges (E)	(104)	133	67
Net loss (gain) from investing activities — asset sales (G)	4	(267)	3
Net periodic pension benefit cost (H)	5	5	5
Stock-based compensation (J)	22	30	26
Other	1	(2)	7
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(24)	(32)	(7)
(Increase) in inventories	(51)	(137)	(25)
Decrease (Increase) in prepaid expenses and other current assets	24	(4)	(8)
Increase in accounts payable, trade	247	71	190
(Decrease) in accrued expenses	(38)	(51)	(21)
Increase (Decrease) in taxes, including income taxes	1	(32)	12
Pension contributions (H)	(4)	(4)	(2)
(Increase) in noncurrent assets	(2)	(14)	(19)
(Decrease) Increase in noncurrent liabilities	(16)	(18)	9
Cash provided from operations	503	182	618
Financing Activities
Net transfers (to) from Parent Company	(531)	148	(292)
Contributions from noncontrolling interests	—	—	11
Distributions to noncontrolling interests	—	(14)	—
Other	(5)	2	3
Cash (used for) provided from financing activities	(536)	136	(278)
Investing Activities
Capital expenditures	(317)	(241)	(350)
Proceeds from the sale of assets and businesses (R)	307	(9)	—
Cash used for investing activities	(10)	(250)	(350)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2)	4	(3)
Net change in cash and cash equivalents and restricted cash (B)	(45)	72	(13)
Cash and cash equivalents and restricted cash at beginning of year (B)	126	54	67
Cash and cash equivalents and restricted cash at end of year (B)	$81	$126	$54
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Changes in Combined Equity
(in millions)
	Parent Company net investment	Accumulated other comprehensive income	Noncontrolling interests	Total equity
Balance at December 31, 2015	$2,645	$298	$13	$2,956
Net income	155	—	—	155
Other comprehensive income (loss) (K)	—	330	(1)	329
Change in ParentCo contribution	(623)	—	—	(623)
Contributions	—	—	11	11
Other	—	—	2	2
Balance at December 31, 2016	$2,177	$628	$25	$2,830
Net income	209	—	—	209
Other comprehensive (loss) income (K)	—	(218)	2	(216)
Change in ParentCo contribution	198	—	—	198
Distributions	—	—	(14)	(14)
Balance at December 31, 2017	$2,584	$410	$13	$3,007
Net income	170	—	—	170
Other comprehensive loss (K)	—	(160)	—	(160)
Change in ParentCo contribution	(339)	—	—	(339)
Other	—	—	(1)	(1)
Balance at December 31, 2018	$2,415	$250	$12	$2,677
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Notes to the Combined Financial Statements
(dollars in millions)
A.   The Proposed Separation and Basis of Presentation
References in these Notes to (i) “ParentCo” refer to Arconic Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) “2016 Separation Transaction” refer to the separation of Alcoa Inc. a Pennsylvania corporation, into two standalone, publicly traded companies, Arconic Inc. and Alcoa Corporation on November 1, 2016.
The Proposed Separation.   On February 8, 2019, ParentCo announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies (the “Separation”). The spin-off company, Arconic Rolled Products Corporation (“Arconic Corporation” or the “Company”), will include the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo, as well as the Latin America extrusions operations sold in April 2018 (see Note R), (collectively, the “Arconic Corporation Businesses”). The existing publicly traded company, ParentCo, will continue to own the engines, engineered structures, fastening systems, and forged wheels operations (collectively, the “Howmet Aerospace Businesses”).
The Separation will occur by means of a pro rata distribution by ParentCo of all of the outstanding shares of common stock of Arconic Corporation. In conjunction with the consummation of the Separation, ParentCo will change its name to Howmet Aerospace Inc. (“Howmet Aerospace”) and Arconic Rolled Products Corporation will change its name to Arconic Corporation.
The Separation, which is expected to be completed in the second quarter of 2020, is subject to a number of conditions, including, but not limited to: final approval by ParentCo’s Board of Directors; receipt of an opinion of legal counsel regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 335 and 368(a)(1)(D) of the U.S. Internal Revenue Code (i.e., a transaction that is generally tax-free for U.S. federal income tax purposes); and the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which these Combined Financial Statements form a part.
Arconic Corporation and Howmet Aerospace will enter into several agreements to implement the legal and structural separation between the two companies; govern the relationship between Arconic Corporation and Howmet Aerospace after the completion of the Separation; and allocate between Arconic Corporation and Howmet Aerospace various assets, liabilities, and obligations, including, among other things, employee benefits, environmental liabilities, intellectual property, and tax-related assets and liabilities. One agreement in particular, the Separation and Distribution Agreement, will identify the assets to be transferred, the liabilities to be assumed, and the contracts to be transferred to each of Arconic Corporation and Howmet Aerospace as part of the Separation, and will provide for when and how these transfers and assumptions will occur.
ParentCo may, at any time and for any reason until the Separation is complete, abandon the separation plan or modify its terms.
ParentCo will incur costs to evaluate, plan, and execute the Separation, and Arconic Corporation will be allocated a pro rata portion of these costs based on segment revenue (see Cost Allocations below). The allocated amounts will be included in Selling, general administrative, and other expenses on Arconic Corporation’s Statement of Combined Operations.
Basis of Presentation.   The Combined Financial Statements of Arconic Corporation are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with GAAP, certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.

Principles of Combination.   The Combined Financial Statements of Arconic Corporation are prepared from ParentCo’s historical accounting records and are presented on a standalone basis as if the Arconic Corporation Businesses have been conducted independently from ParentCo. Such Combined Financial Statements include the historical operations that are considered to comprise the Arconic Corporation Businesses, as well as certain assets and liabilities that have been historically held at ParentCo’s corporate level but are specifically identifiable or otherwise attributable to Arconic Corporation. ParentCo’s net investment in these operations is reflected as Parent Company net investment on the accompanying Combined Financial Statements. All significant transactions and accounts within Arconic Corporation have been eliminated. All significant intercompany transactions between ParentCo and Arconic Corporation are included within Parent Company net investment on the accompanying Combined Financial Statements.
Cost Allocations.   The Combined Financial Statements of Arconic Corporation include general corporate expenses of ParentCo that were not historically charged to the Arconic Corporation Businesses for certain support functions that are provided on a centralized basis, such as expenses related to finance, audit, legal, information technology, human resources, communications, compliance, facilities, employee benefits and compensation, and research and development activities. These general corporate expenses are included on the accompanying Statement of Combined Operations within Cost of goods sold, Selling, general administrative and other expenses, and Research and development expenses. These expenses have been allocated to Arconic Corporation on the basis of direct usage when identifiable, with the remainder allocated based on the Arconic Corporation Businesses’ segment revenue as a percentage of ParentCo’s total segment revenue, as reported in the respective periods.
All external debt not directly attributable to Arconic Corporation has been excluded from the accompanying Combined Balance Sheet. Financing costs related to these debt obligations have been allocated to Arconic Corporation and are included on the accompanying Statement of Combined Operations within Interest expense. In general, the allocation was calculated as the capital invested by ParentCo in the Arconic Corporation Businesses to the total capital invested by ParentCo in all its businesses. For 2018, 2017, and the last two months of 2016, ParentCo’s businesses were composed of the Arconic Corporation Businesses and the Howmet Aerospace Businesses. For the first ten months of 2016, ParentCo’s businesses also included the Alcoa Corporation business, which was spun-off from ParentCo in the 2016 Separation Transaction; however, Alcoa Corporation did not assume any of ParentCo’s corporate debt upon consummation of the 2016 Separation Transaction. Accordingly, for the periods subsequent to the 2016 Separation Transaction, Arconic Corporation was allocated a higher amount of interest expense due to the absence of the Alcoa Corporation business from the ratio.
The following table reflects the allocations described above:
	2018	2017	2016
Cost of goods sold(1)	$11	$35	$30
Selling, general administrative, and other expenses(2)	56	120	141
Research and development expenses	24	28	33
Provision for depreciation and amortization	10	10	8
Restructuring and other charges (E)(3)	50	6	9
Interest expense (F)	125	162	94
Other expenses (income), net (G)(4)	(12)	(285)	(11)

(1)
For all periods presented, amount principally relates to an allocation of expenses for ParentCo’s retained pension and other postretirement benefit obligations associated with closed and sold operations.

(2)
In 2017, amount includes an allocation of  $30 in costs related to ParentCo’s proxy, advisory, and governance-related matters. Also, in 2016, amount includes an allocation of  $68 in separation costs associated with the 2016 Separation Transaction.

(3)
In 2018, amount includes an allocation of settlement and curtailment charges and benefits related to several actions taken (lump sum payments and benefit reductions) by ParentCo associated with pension and other postretirement benefit plans.

(4)
In 2017, amount includes an allocation of two gains related to ParentCo’s investing and financing activities. Specifically, an allocation of  $182 associated with the sale of a portion of ParentCo’s investment in Alcoa Corporation common stock and an allocation of  $87 related to an exchange of cash and the remaining portion of ParentCo’s investment in Alcoa Corporation common stock to acquire a portion of ParentCo’s outstanding debt. These amounts were allocated to Alcoa Corporation in preparing the accompanying Combined Financial Statements as the Company participates in ParentCo’s centralized treasury function, which includes cash and debt management. As a result, Arconic Corporation benefitted from the cash received by ParentCo and/or the reduction of ParentCo debt, including the reduction in related interest cost, in the respective transactions.

Management believes the assumptions regarding the allocation of ParentCo’s general corporate expenses and financing costs are reasonable.
Nevertheless, the Combined Financial Statements of Arconic Corporation may not include all of the actual expenses that would have been incurred and may not reflect Arconic Corporation’s combined results of operations, financial position, and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if Arconic Corporation had been a standalone company would depend on multiple factors, including organizational structure, capital structure, and strategic decisions made in various areas, including information technology and infrastructure. Transactions between Arconic Corporation and ParentCo, including sales to the Howmet Aerospace Businesses, have been presented as related party transactions in these Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected on the accompanying Statement of Combined Cash Flows as a financing activity and on the accompanying Combined Balance Sheet as Parent Company net investment.
Cash management.   Cash is managed centrally with certain net earnings reinvested locally and working capital requirements met from existing liquid funds. Accordingly, the cash and cash equivalents held by ParentCo at the corporate level were not attributed to Arconic Corporation for any of the periods presented. Only cash amounts specifically attributable to Arconic Corporation are reflected in the accompanying Combined Balance Sheet. Transfers of cash, both to and from ParentCo’s centralized cash management system, are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet and as a financing activity on the accompanying Statement of Combined Cash Flows.
ParentCo has an arrangement with several financial institutions to sell certain customer receivables without recourse on a revolving basis. The sale of such receivables is completed through the use of a bankruptcy-remote special-purpose entity, which is a consolidated subsidiary of ParentCo. In connection with this arrangement, certain of Arconic Corporation’s customer receivables are sold on a revolving basis to this bankruptcy-remote subsidiary of ParentCo; these sales are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet. As of December 31, 2018 and 2017, the amount of Arconic Corporation’s outstanding customer receivables sold to ParentCo’s subsidiary was $291 and $267, respectively.
ParentCo participates in several account payable settlement arrangements with certain vendors and third-party intermediaries. These arrangements provide that, at the vendor’s request, the third-party intermediary advances the amount of the scheduled payment to the vendor, less an appropriate discount, before the scheduled payment date and ParentCo makes payment to the third-party intermediary on the date stipulated in accordance with the commercial terms negotiated with its vendors. In connection with these arrangements, certain of Arconic Corporation’s accounts payable are settled, at the vendor’s request, before the scheduled payment date; these settlements are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet. As of December 31, 2018 and 2017, the amount of Arconic Corporation’s accounts payables settled under such arrangements that have yet to be extinguished between ParentCo and third-party intermediaries was $1 and $2, respectively.

Related Party Transactions.   Transactions between the Arconic Corporation Businesses and the Howmet Aerospace Businesses have been presented as related party transactions on the accompanying Combined Financial Statements. In 2018, 2017, and 2016, sales to the Howmet Aerospace Businesses from the Arconic Corporation Businesses were $206, $182, and $180, respectively.
B.   Summary of Significant Accounting Policies
Cash Equivalents.   Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. The cash and cash equivalents held by ParentCo at the corporate level were not attributed to Arconic Corporation for any periods presented. Only cash amounts specifically attributable to Arconic Corporation were reflected in the Combined Balance Sheet.
Inventory Valuation.   Inventories are carried at the lower of cost and net realizable value, with cost for virtually all U.S. inventories determined under the last-in, first-out (LIFO) method. The cost of other inventories is determined under a combination of the first-in, first-out (FIFO) and average-cost methods.
Properties, Plants, and Equipment.   Properties, plants, and equipment are recorded at cost. Also, interest related to the construction of qualifying assets is capitalized as part of the construction costs. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets. The following table details the weighted-average useful lives of structures and machinery and equipment by reporting segment (numbers in years):
	Structures	Machinery and equipment
Rolled Products	31	21
Extrusions	32	19
Building and Construction Systems	24	18
Repairs and maintenance are charged to expense as incurred. Gains or losses from the sale of asset groups are generally recorded in Restructuring and other charges while gains and losses from the sale of individual assets are recorded in Other expenses (income), net.
Properties, plants, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the related operations (asset group) to the carrying value of the associated assets. An impairment loss would be recognized when the carrying value of the assets exceeds the estimated undiscounted net cash flows of the asset group. The amount of the impairment loss to be recorded is calculated as the excess of the carrying value of the assets over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow (DCF) model. The determination of what constitutes an asset group, the associated estimated undiscounted net cash flows, and the estimated useful lives of the assets also require significant judgments.
Goodwill.   Goodwill is not amortized; instead, it is reviewed for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell, exit, or realign a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others, deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods. The fair value that could be realized in an actual transaction may differ from that used to evaluate goodwill for impairment.
Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Beginning in April 2018, Arconic Corporation has three reporting units, the Rolled Products segment, the Extrusions segment, and the Building and Construction Systems segment, all of which contain goodwill. As of December 31, 2018, the carrying value of the goodwill for Rolled Products, Extrusions, and Building and Construction Systems was $245, $71, and $69, respectively. Previously, Arconic Corporation had a fourth reporting unit, the Latin America Extrusions business, which was sold in April 2018. All goodwill ($25) related to this reporting unit was impaired in 2015.

In reviewing goodwill for impairment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (greater than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform a quantitative impairment test (described below), otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the quantitative impairment test.
Arconic Corporation determines annually, based on facts and circumstances, which of its reporting units will be subject to the qualitative assessment. For those reporting units where a qualitative assessment is either not performed or for which the conclusion is that an impairment is more likely than not, a quantitative impairment test will be performed. Arconic Corporation’s policy is that a quantitative impairment test be performed for each reporting unit at least once during every three-year period.
Under the qualitative assessment, various events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and adverse categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using high, medium, and low weighting. Furthermore, management considers the results of the most recent quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital (WACC) between the current and prior years for each reporting unit.
During the 2018 annual review of goodwill, management performed the qualitative assessment for the Extrusions reporting unit. Management concluded it was not more likely than not that the estimated fair value of this reporting unit was less than the carrying value. As such, no further analysis was required.
Under the quantitative impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. Arconic Corporation uses a DCF model to estimate the current fair value of its reporting units when testing for impairment, as management believes forecasted cash flows are the best indicator of such fair value. Several significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including sales growth (volumes and pricing), production costs, capital spending, and discount rate. Certain of these assumptions may vary significantly among the reporting units. Cash flow forecasts are generally based on approved business unit operating plans for the early years and historical relationships in later years. The WACC rate for the individual reporting units is estimated by management with the assistance of valuation experts. In the event the estimated fair value of a reporting unit per the DCF model is less than the carrying value, Arconic Corporation would recognize an impairment charge equal to the excess of the reporting unit’s carrying value over its fair value without exceeding the total amount of goodwill applicable to that reporting unit.
During the 2018 annual review of goodwill, management proceeded directly to the quantitative impairment test for the Rolled Products and Building and Construction Systems reporting units. The estimated fair value for both reporting units was substantially in excess of the respective carrying value, resulting in no impairment.
The annual review in 2017 and 2016 indicated that goodwill was not impaired for any of Arconic Corporation’s reporting units and there were no triggering events that necessitated an impairment test for any of the reporting units.
Other Intangible Assets.   Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited. The following table details the weighted-average useful lives of software and other intangible assets by reporting segment (numbers in years):

	Software	Other intangible assets
Rolled Products	5	9
Extrusions	4	10
Building and Construction Systems	4	16
Environmental Matters.   Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, which will not contribute to future revenues, are expensed. Liabilities are recorded when remediation costs are probable and can be reasonably estimated. The liability may include costs such as site investigations, consultant fees, feasibility studies, outside contractors, and monitoring expenses. Estimates are generally not discounted or reduced by potential claims for recovery, which are recognized when probable and as agreements are reached with third parties. The estimates also include costs related to other potentially responsible parties to the extent that Arconic Corporation has reason to believe such parties will not fully pay their proportionate share. The liability is continuously reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity, and other factors that may be relevant, including changes in technology or regulations.
Litigation Matters.   For asserted claims and assessments, liabilities are recorded when an unfavorable outcome of a matter is deemed to be probable and the loss is reasonably estimable. Management determines the likelihood of an unfavorable outcome based on many factors such as, among others, the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters. Once an unfavorable outcome is deemed probable, management weighs the probability of estimated losses, and the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed to be reasonably possible, the matter is disclosed and no liability is recorded. With respect to unasserted claims or assessments, management must first determine the probability an assertion will be made is likely; then a determination as to the likelihood of an unfavorable outcome and the ability to reasonably estimate the potential loss is made. Legal matters are reviewed on a continuous basis to determine if there has been a change in management’s judgment regarding the likelihood of an unfavorable outcome or the estimate of a potential loss.
Revenue Recognition.   Arconic Corporation’s contracts with customers are comprised of acknowledged purchase orders incorporating the Company’s standard terms and conditions, or for larger customers, may also generally include terms under negotiated multi-year agreements. These contracts with customers typically consist of the manufacture of products which represent single performance obligations that are satisfied upon transfer of control of the product to the customer. Arconic Corporation produces aluminum sheet and plate; extruded, machined, and formed shapes; integrated aluminum structural systems; and architectural extrusions. Transfer of control is assessed based on alternative use of the products produced and Arconic Corporation’s enforceable right to payment for performance to date under the contract terms. Transfer of control and revenue recognition generally occur upon shipment or delivery of the product, which is when title, ownership, and risk of loss pass to the customer and is based on the applicable shipping terms. The shipping terms vary across all businesses and depend on the product, the country of origin, and the type of transportation (truck, train, or vessel).
In certain circumstances, Arconic Corporation receives advanced payments from its customers for product to be delivered in future periods. These advanced payments are recorded as deferred revenue until the product is delivered and title and risk of loss have passed to the customer in accordance with the terms of the contract. Deferred revenue is included in Other current liabilities and Other noncurrent liabilities and deferred credits on the Combined Balance Sheet.
Stock-Based Compensation.   Eligible employees attributable to Arconic Corporation operations participate in ParentCo’s stock-based compensation plans. Until consummation of the Separation, these employees will continue to participate in ParentCo’s stock-based compensation plans and Arconic Corporation will record compensation expense based on the awards granted to relevant employees. ParentCo recognizes compensation expense for employee equity grants using the non-substantive vesting period approach, in which the expense is recognized ratably over the requisite service period based on the grant date fair value. The compensation expense recorded by Arconic Corporation, in all periods presented, includes the expense associated with employees historically attributable to Arconic Corporation operations, as well as the expense associated with the allocation of stock-based compensation expense for ParentCo’s corporate employees. The fair value of new stock options is estimated on the date of grant using a lattice-pricing model. The fair value of performance stock units containing a market condition is valued using a Monte Carlo valuation model. Determining the fair value at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, and exercise behavior. These assumptions may differ significantly between grant dates because of changes in the actual results of these inputs that occur over time.
Pensions and Other Postretirement Benefits.   Certain employees attributable to Arconic Corporation operations participate in defined benefit pension and other postretirement benefit plans (“Shared Plans”) sponsored by ParentCo, which also includes ParentCo participants. For purposes of these Combined Financial Statements, Arconic Corporation accounts for the portion of the Shared Plans related to its employees as multiemployer benefit plans. Accordingly, Arconic Corporation does not record an asset or liability to recognize the funded status of the Shared Plans. However, the related expense recorded by the Company is based primarily on pensionable compensation and estimated interest costs related to participants attributable to Arconic Corporation operations.
Certain ParentCo plans that are entirely attributable to employees of Arconic Corporation-related operations (“Direct Plans”) are accounted for as defined benefit pension and other postretirement benefit plans for purposes of the Combined Financial Statements. Accordingly, the funded and unfunded position of each Direct Plan is recorded in the Combined Balance Sheet. Actuarial gains and losses that have not yet been recognized in earnings are recorded in accumulated other comprehensive income net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and recognition of expenses related to the Direct Plans are dependent on various assumptions, including discount rates, long-term expected rates of return on plan assets, and future compensation increases. ParentCo’s management develops each assumption using relevant company experience in conjunction with market-related data for each individual location in which such plans exist.
Income Taxes.   Arconic Corporation’s operations have historically been included in the income tax filings of ParentCo. The provision for income taxes in Arconic Corporation’s Statement of Combined Operations is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if Arconic Corporation was a standalone taxpayer filing hypothetical income tax returns where applicable. Any additional accrued tax liability or refund arising as a result of this approach is assumed to be immediately settled with ParentCo as a component of Parent Company net investment. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid and result from differences between the financial and tax bases of Arconic Corporation’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted. Deferred tax assets are reflected in the Combined Balance Sheet for net operating losses, credits or other attributes to the extent that such attributes are expected to transfer to Arconic Corporation upon the Separation. Any difference from attributes generated in a hypothetical return on a separate return basis is adjusted as a component of Parent Company net investment.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and Arconic Corporation’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also re-measured to reflect changes in underlying tax rates due to law changes and the grant and lapse of tax holidays.
Arconic Corporation applies a tax law ordering approach when considering the need for a valuation allowance on net operating losses expected to offset Global Intangible Low Taxed Income (GILTI) income inclusions. Under this approach, reductions in cash tax savings are not considered as part of the valuation allowance assessment. Instead, future GILTI inclusions are considered a source of taxable income that support the realizability of deferred tax assets.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed its examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Foreign Currency.   The local currency is the functional currency for Arconic Corporation’s significant operations outside the United States, except for certain operations in Canada and Russia, where the U.S. dollar is used as the functional currency. The determination of the functional currency for Arconic Corporation’s operations is made based on the appropriate economic and management indicators.
Recently Adopted Accounting Guidance.   In May 2014, the FASB issued changes to the recognition of revenue from contracts with customers. These changes created a comprehensive framework for all entities in all industries to apply in the determination of when to recognize revenue and, therefore, supersede virtually all existing revenue recognition requirements and guidance. This framework is expected to result in less complex guidance in application while providing a consistent and comparable methodology for revenue recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation. These changes became effective for Arconic Corporation on January 1, 2018. Arconic Corporation adopted this new guidance using the modified retrospective transition approach applied to those contracts that were not completed as of January 1, 2018. There was no cumulative effect adjustment to the opening balance of Parent Company net investment in the accompanying Combined Balance Sheet, as the adoption did not result in a change to Arconic Corporation’s timing of revenue recognition, which continues to be at a point in time (see Revenue Recognition above).
In August 2016, the FASB issued changes to the classification of certain cash receipts and cash payments within the statement of cash flows. The guidance identifies eight specific cash flow items and the sections where they must be presented within the statement of cash flows. These changes became effective for Arconic Corporation on January 1, 2018. The adoption of this guidance had no impact on the Combined Financial Statements.
In November 2016, the FASB issued changes to the classification of cash and cash equivalents within the statement of cash flow. Restricted cash and cash equivalents will be included within the cash and cash equivalents line on the cash flow statement and a reconciliation must be prepared to the statement of financial position. Transfers between restricted cash and cash and cash equivalents will no longer be presented as cash flow activities in the Statement of Combined Cash Flows and for material balances of restricted cash and cash equivalents, Arconic Corporation will disclose information regarding the nature of the restrictions. These changes became effective for Arconic Corporation on January 1, 2018 and have been applied retrospectively. The adoption of this guidance did not have a material impact on the Statement of Combined Cash Flows.

In March 2017, the FASB issued changes to the presentation of net periodic pension cost and net periodic postretirement benefit cost. The new guidance requires registrants to present the service cost component of net periodic benefit cost in the same income statement line item or items as other employee compensation costs arising from services rendered during the period. Also, only the service cost component will be eligible for asset capitalization. Entities will present the other components of net periodic benefit cost separately from the service cost component, and, the line item or items used in the income statement to present the other components of net periodic benefit cost must be disclosed. These changes became effective for Arconic Corporation on January 1, 2018 and were adopted retrospectively for the presentation of the service cost component and the other components of net periodic benefit cost in the Statement of Combined Operations, and prospectively for the asset capitalization of the service cost component of net periodic benefit cost. Arconic Corporation recorded the service related net periodic benefit cost within Cost of goods sold, Selling, general administrative, and other expenses and Research and development expenses and recorded the non-service related net periodic benefit cost (except for the curtailment cost which was recorded in Restructuring and other charges) separately from service cost in Other expenses (income), net within the Statement of Combined Operations. The impact of the retrospective adoption of this guidance was an immaterial change to Operating income, and no impact to Net income, for 2017 and 2016.
In May 2017, the FASB issued clarification to guidance on the modification accounting criteria for share-based payment awards. The new guidance requires entities to apply modification accounting unless three specific criteria are met. The three criteria are (i) the fair value of the award is the same before and after the modification, (ii) the vesting conditions are the same before and after the modification and (iii) the classification as a debt or equity award is the same before and after the modification. These changes became effective for Arconic Corporation on January 1, 2018 and were applied prospectively to new awards modified after adoption. The adoption of this guidance did not have a material impact on the Combined Financial Statements.
In February 2018, the FASB issued guidance that allows an optional reclassification from Accumulated other comprehensive income to Parent Company net investment for stranded tax effects resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017. Stranded tax effects were created when U.S. deferred taxes, originally established in Other comprehensive income at 35%, were revalued to 21% as a component of income tax expense. Arconic Corporation elected to early adopt this provision in 2018. The adoption of this guidance had no impact on the Combined Financial Statements.
In August 2018, the FASB issued guidance which requires cloud computing arrangement implementation costs to be accounted for in accordance with the software stage model, regardless of whether the cloud computing arrangement contains a license. Arconic Corporation subsequently adopted this guidance in 2018. The adoption of this guidance did not have a material impact on the Combined Financial Statements.
On January 1, 2017, Arconic Corporation early adopted guidance issued by the FASB to the assessment of goodwill for impairment as it relates to the quantitative test. Prior to this guidance, there were two steps when performing a quantitative impairment test. The first step required an entity to compare the current fair value of a reporting unit to its carrying value. In the event the reporting unit’s estimated fair value was less than its carrying value, an entity performed the second step, which was to compare the carrying amount of the reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value amounts assigned to all the assets and liabilities of that unit as if the reporting unit was acquired in a business combination and the fair value of the reporting unit represented the purchase price. If the carrying value of goodwill exceeded its implied fair value, an impairment loss equal to such excess was recognized. This guidance eliminates the second step of the quantitative impairment test. Accordingly, an entity would recognize an impairment of goodwill for a reporting unit, if under what was previously referred to as the first step, the estimated fair value of the reporting unit is less than the carrying value. The impairment would be equal to the excess of the reporting unit’s carrying value over its fair value not to exceed the total amount of goodwill assigned to that reporting unit. The adoption of this guidance had no immediate impact on the Combined Financial Statements; however, this guidance will need to be considered each time the Company performs an assessment of goodwill for impairment under the quantitative test (see Goodwill above).

Recently Issued Accounting Guidance.   In February 2016, the FASB issued changes to the accounting and presentation of leases. These changes require lessees to recognize a right of use asset and lease liability on the balance sheet for all leases with terms longer than 12 months. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize a right of use asset and lease liability. Also, when measuring assets and liabilities arising from a lease, optional payments should be included only if the lessee is reasonably certain to exercise an option to extend the lease, exercise a purchase option, or not exercise an option to terminate the lease. As originally released, the standards update required application at the beginning of the earliest comparative period presented at the time of adoption. However, in July 2018, the FASB provided entities the option to instead apply the provisions of the new lease guidance at the effective date, without adjusting the comparative periods presented. Arconic Corporation will apply the provisions of the new lease guidance at the effective date, without adjusting the comparative periods presented. These changes become effective for Arconic Corporation on January 1, 2019.
As of December 31, 2018, Arconic Corporation’s operating lease portfolio is primarily comprised of land and buildings, plant equipment, vehicles, and computer equipment. A cross-functional implementation team has determined the scope of arrangements that will be subject to this standard and continues to assess the impact to Arconic Corporation’s systems, processes, and internal controls. Arconic Corporation has contracted with a third-party vendor to implement a software solution. Concurrently, Arconic Corporation has been compiling and uploading lease data into the software solution to account for leases under the new standard. Management has completed its evaluation of the impact of these changes on the Combined Balance Sheet, which will require right of use assets and lease liabilities be recorded for operating leases. Arconic Corporation has determined the impact of adoption on January 1, 2019 will result in a right of use asset and total lease liability related to operating leases of approximately $160, while the accounting for capital leases will remain unchanged. Additionally, Arconic Corporation will reclassify cash proceeds of $119 from Other noncurrent liabilities and deferred credits to Parent Company net investment reflecting the cumulative effect of an accounting change related to the sale-leaseback of the Texarkana, Texas cast house (see Note R). The adoption is not expected to have a material impact on the Statement of Combined Operations or Statement of Combined Cash Flows.
In June 2016, the FASB added a new impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. These changes become effective for Arconic Corporation on January 1, 2020. Management is currently evaluating the potential impact of these changes on the Combined Financial Statements.
In August 2017, the FASB issued guidance that will make more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess effectiveness. It is intended to more closely align hedge accounting with companies’ risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. These changes become effective for Arconic Corporation on January 1, 2019. For cash flow and net investment hedges existing at the date of adoption, Arconic Corporation will apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to Accumulated other comprehensive income with a corresponding adjustment to the opening balance of Parent Company net investment as of the beginning of the fiscal year in which the amendment is adopted. The amended presentation and disclosure guidance are required only prospectively. Arconic Corporation has engaged a third-party consultant to assist with a review of the Company’s risk management and hedging strategies, with any changes to be implemented in conjunction with the adoption of the new guidance. Under the new guidance, management expects to utilize cash flow hedge accounting of its variable priced purchases and sales. Management determined that the adoption of this guidance will not have a material impact on the Combined Financial Statements.

In August 2018, the FASB issued guidance that impacts disclosures for defined benefit pension plans and other postretirement benefit plans. These changes become effective for Arconic Corporation’s annual report for the year ending December 31, 2020, with early adoption permitted. Management has determined that the adoption of this guidance will not have a material impact on the Combined Financial Statements.
C.   Revenue from Contracts with Customers
The following table disaggregates revenue by major end market served. Differences between segment totals and combined Arconic Corporation are in Corporate.
For the year ended December 31,	Rolled Products	Extrusions	Building and Construction Systems	Total Segments
2018
Ground Transportation	$2,585	$107	$—	$2,692
Building and Construction	217	—	1,140	1,357
Aerospace	895	285	—	1,180
Industrial Products	994	104	—	1,098
Packaging	1,005	—	—	1,005
Other	35	50	—	85
Total end-market revenue	$5,731	$546	$1,140	$7,417
2017
Ground Transportation	$2,110	$92	$—	$2,202
Building and Construction	204	—	1,065	1,269
Aerospace	887	273	—	1,160
Industrial Products	894	123	—	1,017
Packaging	995	—	—	995
Other	35	30	1	66
Total end-market revenue	$5,125	$518	$1,066	$6,709
2016
Ground Transportation	$1,683	$81	$—	$1,764
Building and Construction	200	—	1,010	1,210
Aerospace	944	309	—	1,253
Industrial Products	820	136	—	956
Packaging	1,328	—	—	1,328
Other	21	25	1	47
Total end-market revenue	$4,996	$551	$1,011	$6,558
D.   Segment and Related Information
Segment Information
Arconic Corporation has three operating and reportable segments, which are organized by product on a global basis: Rolled Products, Extrusions, and Building and Construction Systems (see segment descriptions below). The chief operating decision maker function regularly reviews the financial information of these three segments to assess performance and allocate resources.
Segment performance under Arconic Corporation’s management reporting system is evaluated based on several factors; however, the primary measure of performance is Segment operating profit. Arconic Corporation calculates Segment operating profit as Total sales (third-party and intersegment) minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Segment operating profit may not be comparable to similarly titled measures of other companies.

Segment assets include, among others, customer receivables (third-party and intersegment), inventories (including the impact of LIFO accounting), and properties, plants, and equipment, net.
The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note B). Transactions among segments are established based on negotiation among the parties.
The following are detailed descriptions of Arconic Corporation’s reportable segments:
Rolled Products.   This segment produces aluminum sheet and plate for a variety of end markets. Sheet and plate are sold directly to customers and through distributors related to the aerospace, automotive, commercial transportation, packaging, building and construction, and industrial products (mainly used in the production of machinery and equipment and consumer durables) end markets. A small portion of this segment also produces aseptic foil for the packaging end market. While the customer base for flat-rolled products is large, a significant amount of sales of sheet and plate is to a relatively small number of customers.
Extrusions.   This segment produces a range of extruded and machined parts for the aerospace, automotive, commercial transportation, and industrial products end markets. These products are sold directly to customers and through distributors.
Building and Construction Systems.   This segment manufactures products that are used in the non-residential building and construction end market. These products include integrated aluminum architectural systems and architectural extrusions, which are sold directly to customers and through distributors.
The operating results and assets of Arconic Corporation’s reportable segments were as follows (differences between segment totals and Arconic Corporation’s combined totals for line items not reconciled are in Corporate):
	Rolled Products	Extrusions	Building and Construction Systems	Total
2018
Sales:
Third-party sales – unrelated party	$5,586	$485	$1,140	$7,211
Third-party sales – related party	145	61	—	206
Intersegment sales	15	3	—	18
Total sales	$5,746	$549	$1,140	$7,435
Segment operating profit	$328	$1	$91	$420
Supplemental information:
Provision for depreciation and amortization	$212	$23	$18	$253
Restructuring and other charges	(156)	—	(3)	(159)
2017
Sales:
Third-party sales – unrelated party	$4,992	$469	$1,066	$6,527
Third-party sales – related party	133	49	—	182
Intersegment sales	15	2	1	18
Total sales	$5,140	$520	$1,067	$6,727
Segment operating profit	$384	$34	$82	$500
Supplemental information:
Provision for depreciation and amortization	$205	$22	$16	$243
Restructuring and other charges	73	—	11	84

	Rolled Products	Extrusions	Building and Construction Systems	Total
2016
Sales:
Third-party sales – unrelated party	$4,864	$504	$1,010	$6,378
Third-party sales – related party	132	47	1	180
Intersegment sales	9	2	—	11
Total sales	$5,005	$553	$1,011	$6,569
Segment operating profit	$374	$74	$86	$534
Supplemental information:
Provision for depreciation and amortization	$201	$20	$16	$237
Restructuring and other charges	40	1	—	41
2018
Assets:
Segment assets	$3,627	$490	$469	$4,586
Supplemental information:
Capital expenditures	255	32	21	308
Goodwill	245	71	69	385
2017
Assets:
Segment assets	$3,667	$462	$475	$4,604
Supplemental information:
Capital expenditures	178	28	25	231
Goodwill	252	71	71	394
The following tables reconcile certain segment information to combined totals:
For the year ended December 31,	2018	2017	2016
Sales:
Total segment sales	$7,435	$6,727	$6,569
Elimination of intersegment sales	(18)	(18)	(11)
Other*	25	115	103
Combined sales	$7,442	$6,824	$6,661

*
For all periods presented, the Other amount represents third-party sales generated by the Latin America extrusions business, which was sold in April 2018 (see Note R).

For the year ended December 31,	2018	2017	2016
Income before income taxes:
Total segment operating profit	$420	$500	$534
Unallocated amounts:
Cost allocations (A)	(101)	(193)	(212)
Restructuring and other charges (E)	104	(133)	(67)
Other	(49)	(42)	1
Combined operating income	$374	$132	$256
Interest expense (F)	(129)	(168)	(97)
Other (expenses) income, net (G)	(4)	287	9
Combined income before income taxes	$241	$251	$168

December 31,	2018	2017
Assets:
Total segment assets	$4,586	$4,604
Unallocated amounts:
Cash and cash equivalents	81	126
Corporate fixed assets, net	102	103
Deferred income taxes (I)	15	26
Other	11	43
Combined assets	$4,795	$4,902
Product Information
Sales by major product grouping were as follows:
For the year ended December 31,	2018	2017	2016
Sales:
Flat-rolled aluminum	5,700	5,097	4,985
Architectural aluminum systems	1,152	1,113	1,055
Extrusions	559	584	609
Other	31	30	12
	$7,442	$6,824	$6,661
Customer Information
In 2018 and 2017, Arconic Corporation generated more than 10% of its combined sales from one customer, Ford Motor Company. These sales amounted to $983 and $816 in 2018 and 2017, respectively, and were included in the Rolled Products segment.
Geographic Area Information
Geographic information for sales was as follows (based upon the country where the point of sale occurred):
For the year ended December 31,	2018	2017	2016
Sales:
United States	$4,713	$4,146	$4,120
Hungary*	675	608	497
Russia*	553	500	433

For the year ended December 31,	2018	2017	2016
China	487	486	484
France	328	293	275
Other	686	791	852
	$7,442	$6,824	$6,661

*
In all periods presented, sales of a portion of aluminum products from Arconic Corporation’s plant in Russia were completed through the Company’s international selling company located in Hungary.

Geographic information for long-lived assets was as follows (based upon the physical location of the assets):
December 31,	2018	2017
Long-lived assets:
United States	$2,028	$1,960
China	274	301
Russia	253	276
Hungary	112	117
Other	194	207
	$2,861	$2,861
E.   Restructuring and Other Charges
Restructuring and other charges for each year in the three-year period ended December 31, 2018 were comprised of the following:
	2018	2017	2016
Net (gain) loss on divestitures of assets and businesses (R)	$(152)	$60	$—
Asset impairments	4	43	27
Layoff costs	1	31	18
Other*	53	2	29
Reversals of previously recorded layoff costs	(10)	(3)	(7)
Restructuring and other charges	$(104)	$133	$67

*
In 2018, 2017, and 2016. Other includes $50, $6, and $9, respectively, related to the allocation of ParentCo’s corporate restructuring charges to Arconic Corporation (see Cost Allocations in Note A).

Layoff costs were recorded based on approved detailed action plans submitted by the operating locations that specified positions to be eliminated, benefits to be paid under existing severance plans, union contracts or statutory requirements, and the expected timetable for completion of the plans.
2018 Actions.   In 2018, Arconic Corporation recorded a net benefit of  $104 in Restructuring and other charges, which were comprised of the following components: a $154 gain on the sale of the Texarkana (Texas) rolling mill and cast house (see Note R); a $50 charge for an allocation of ParentCo’s corporate restructuring charges (see Cost Allocations in Note A); a $2 charge for a post-closing adjustment related to the divestiture of the Latin America extrusions business (see Note R); an $8 net charge for other items; and a $10 benefit for the reversal of several layoff reserves related to prior periods.
2017 Actions.   In 2017, Arconic Corporation recorded Restructuring and other charges of  $133, which were comprised of the following components: a $60 loss related to the divestiture of the Fusina (Italy) rolling mill (see Note R); a $41 impairment charge for the assets associated with the Latin America extrusions business as a result of signing a definitive sale agreement (completed sale in April 2018 — see Note R); a $31 charge for layoff costs related to cost reduction initiatives, including the separation of approximately 400 employees (the majority of which related to the Rolled Products and Building and Construction Systems segments); a $6 charge for an allocation of ParentCo’s corporate restructuring charges (see Cost Allocations in Note A); a $2 net benefit for other items; and a $3 benefit for the reversal of several layoff reserves related to prior periods.
As of December 31, 2018, the employee separations associated with 2017 restructuring programs were essentially complete. In 2018 and 2017, cash payments of  $11 and $13 respectively, were made against layoff reserves related to 2017 restructuring programs.
2016 Actions.   In 2016, Arconic Corporation recorded Restructuring and other charges of  $67, which were comprised of the following components: a $37 charge for exit costs related to a decision to permanently shut down a can sheet facility (see below); an $11 charge for layoff costs, including the separation of approximately 300 employees (the majority of which related to the Latin America extrusions business); a $9 charge for an allocation of ParentCo’s corporate restructuring charges (see Cost Allocations in Note A); a $17 net charge for other items; and a $7 benefit for the reversal of several layoff reserves related to prior periods.
In 2016, management approved the shutdown and demolition of the can sheet facility in Tennessee upon completion of the Toll Processing and Services Agreement with Alcoa Corporation (ended on December 31, 2018). Costs related to this action included $21 in asset impairments, $7 for the separation of approximately 145 employees, $4 in asset retirement obligations, $3 in environmental remediation, and $2 in other exit costs. The costs related to asset retirement obligations and environmental remediation were triggered by the decision to permanently shut down and demolish this facility.
As of March 31, 2018, the employee separations associated with 2016 restructuring programs were essentially complete. In 2018, 2017, and 2016, cash payments of  $1, $4, and $6, respectively, were made against layoff reserves related to 2016 restructuring programs.
Activity and reserve balances for restructuring charges were as follows:
	Layoff costs	Other costs	Total
Reserve balances at December 31, 2015	$8	$9	$17
2016
Cash payments	(10)	(12)	(22)
Restructuring charges	18	14	32
Other(1)	(4)	(7)	(11)
Reserve balances at December 31, 2016	12	4	16
2017
Cash payments	(18)	(2)	(20)
Restructuring charges	31	1	32
Other(1)	(3)	(1)	(4)
Reserve balances at December 31, 2017	22	2	24
2018
Cash payments	(12)	(1)	(13)
Restructuring charges	1	1	2
Other(1)	(10)	1	(9)
Reserve balances at December 31, 2018(2)	$1	$3	$4

(1)
Other includes reversals of previously recorded restructuring charges and the effects of foreign currency translation. In 2016, Other for Other costs also included a reclassification of  $4 and $3 in asset retirement and environmental remediation obligations, respectively, as these liabilities were included in Arconic Corporation’s separate reserves for asset retirement obligations and environmental remediation.

(2)
The remaining reserves are expected to be paid in cash during 2019.

F.   Interest Cost Components
For the year ended December 31,	2018	2017	2016
Amount charged to expense	$129	$168	$97
Amount capitalized	9	8	10
	$138	$176	$107
In 2018, 2017, and 2016, total interest costs include an allocation of ParentCo’s financing costs of $125, $162, and $94, respectively (see Cost Allocations in Note A).
G.   Other Expenses (Income), Net
For the year ended December 31,	2018	2017	2016
Interest income	$(13)	$(10)	$(6)
Foreign currency losses (gains), net	17	1	(1)
Net loss (gain) from asset sales	4	(267)	3
Other, net	(4)	(11)	(5)
	$4	$(287)	$(9)
In 2017, Net loss (gain) from asset sales included an allocation of two gains related to ParentCo’s investing and financing activities. Specifically, an allocation of  $182 associated with the sale of a portion of ParentCo’s investment in Alcoa Corporation common stock and an allocation of  $87 related to an exchange of cash and the remaining portion of ParentCo’s investment in Alcoa Corporation common stock to acquire a portion of ParentCo’s outstanding debt. See Cost Allocations in Note A for an explanation of the allocation methodology of ParentCo activities for purposes of these Combined Financial Statements.
H.   Pension and Other Postretirement Benefits
Defined Benefit Plans
Certain Arconic Corporation employees participate in ParentCo-sponsored defined benefit pension plans (“Shared Pension Plans”) and health care and life insurance postretirement benefit plans (“Shared OPEB Plans,” and, together with the Shared Pension Plans, the “Shared Plans”), which include ParentCo corporate and Howmet Aerospace participants as well as eligible U.S. retired employees and certain retirees from foreign locations.
Pension benefits under the Shared Pension Plans generally depend on length of service, job grade, and remuneration. Substantially all benefits are paid through pension trusts that are sufficiently funded to ensure that all plans can pay benefits to retirees as they become due. Most salaried and non-bargaining hourly U.S. employees hired after March 1, 2006 participate in a defined contribution plan instead of a defined benefit plan. Additionally, effective April 1, 2018, benefit accruals for future service and compensation under all ParentCo’s qualified and non-qualified defined benefit pension plans for salaried and non-bargaining hourly U.S. employees ceased. Furthermore, effective February 1, 2019, benefit accruals for future service and compensation under ParentCo’s defined benefit pension plans for all employees in the United Kingdom will cease.
Generally, ParentCo’s health care plans are unfunded and pay a percentage of medical expenses, reduced by deductibles and other coverage. Life benefits are generally provided by insurance contracts. ParentCo retains the right, subject to existing agreements, to change or eliminate these benefits. All salaried and certain non-bargaining hourly U.S. employees hired after January 1, 2002 and certain bargaining hourly U.S. employees hired after July 1, 2010 are not eligible for postretirement health care benefits. Additionally, all salaried and certain hourly U.S. employees that retire on or after April 1, 2008 are not eligible for postretirement life insurance benefits. Furthermore, effective December 31, 2018, ParentCo terminated all pre-Medicare medical, prescription drug, and vision coverage for current and future salaried and non-bargained hourly U.S. employees and retirees of ParentCo and its subsidiaries.

Arconic Corporation accounts for the portion of the Shared Plans related to its employees as multiemployer benefit plans. Accordingly, Arconic Corporation does not record an asset or liability to recognize the funded status of the Shared Plans. However, the related pension and other postretirement benefit expenses attributable to Arconic Corporation are based primarily on pensionable compensation of active Arconic Corporation participants and estimated interest costs, respectively.
The accompanying Combined Financial Statements also include an allocation of pension and other postretirement benefit expenses for the Shared Plans attributable to ParentCo corporate participants as well as to closed and sold operations (see Cost Allocations in Note A).
Certain ParentCo plans that are specific only to Arconic Corporation employees (“Direct Plans”) are accounted for as defined benefit pension and other postretirement plans in the accompanying Combined Financial Statements. Accordingly, the funded status of each Direct Plan is recorded in the accompanying Combined Balance Sheet. Actuarial gains and losses that have not yet been recognized in earnings are recorded in Accumulated other comprehensive income until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and recognition of expenses related to Direct Plans are dependent on various assumptions, including discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data for each of the plans.
The following table summarizes the total expenses recognized by Arconic Corporation related to the pension and other postretirement benefits described above:
		Pension benefits			Other postretirement benefits
		For the year ended December 31,			For the year ended December 31,
Type of Plan	Type of Expense	2018	2017	2016	2018	2017	2016
Direct Plans	Net periodic benefit cost	$5	$5	$5	$—	$—	$—
Shared Plans	Multiemployer contribution	67	82	78	21	20	23
Shared Plans	Cost allocation	20	39	31	5	4	8
		$92	$126	$114	$26	$24	$31

The funded status of Arconic Corporation’s Direct Plans, all of which are non-U.S. plans, are measured as of December 31 each calendar year. All the information that follows is applicable only to the pension benefit plans classified as Direct Plans (as of both December 31, 2018 and 2017, the accumulated benefit obligation for other postretirement benefit plans classified as Direct Plans was $2, which was presented as a noncurrent liability on the accompanying Combined Balance Sheet):
Obligations and Funded Status
	Pension benefits
December 31,	2018	2017
Change in benefit obligation
Benefit obligation at beginning of year	$134	$115
Service cost	3	3
Interest cost	4	4
Actuarial (gains) losses	(5)	6
Benefits paid	(7)	(5)
Foreign currency translation impact	(7)	11
Benefit obligation at end of year	$122	$134
Change in plan assets
Fair value of plan assets at beginning of year	$79	$68
Actual return on plan assets	(3)	6
Employer contributions	4	4
Benefits paid	(5)	(4)
Foreign currency translation impact	(5)	5
Fair value of plan assets at end of year	$70	$79
Funded status	$(52)	$(55)
Amounts recognized in the Combined Balance Sheet consist of:
Noncurrent assets	$2	$3
Current liabilities	(1)	(1)
Noncurrent liabilities	(53)	(57)
Net amount recognized	$(52)	$(55)
Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net actuarial loss, before tax effect	$45	$51
Other changes in plan assets and benefit obligations recognized in Other Comprehensive Loss consist of:
Net actuarial (gain) loss	$(3)	$8
Amortization of accumulated net actuarial loss	(3)	(3)
Total, before tax effect	$(6)	$5

Pension Plan Benefit Obligations
	Pension benefits
	2018	2017
The projected benefit obligation and accumulated benefit obligation for all defined benefit pension plans was as follows:
Projected benefit obligation	$122	$134
Accumulated benefit obligation	115	130
The aggregate projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets was as follows:
Projected benefit obligation	104	114
Fair value of plan assets	50	56
The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets was as follows:
Accumulated benefit obligation	98	106
Fair value of plan assets	50	56
Components of Net Periodic Benefit Cost
	Pension benefits
For the year ended December 31,	2018	2017	2016
Service cost	$3	$3	$3
Interest cost	4	4	3
Expected return on plan assets	(5)	(5)	(4)
Recognized net actuarial loss(1)	3	3	3
Net periodic benefit cost(2)	$5	$5	$5

(1)
In 2019, the Company expects to recognize $3 in net periodic benefit cost for the amortization of the accumulated net actuarial loss.

(2)
Service cost was included within Cost of goods sold and all other cost components were included in Other expenses (income), net on the accompanying Statement of Combined Operations.

Assumptions
Weighted average assumptions used to determine benefit obligations and net periodic benefit cost for pension benefit plans were as follows:
	Benefit obligations		Net periodic benefit cost
	December 31,		For the year ended December 31,
	2018	2017	2018	2017	2016
Discount rate	3.12%	2.94%	2.94%	3.26%	3.31%
Rate of compensation increase	3.42	3.33	3.33	3.31	3.27
Expected long-term rate of return on plan assets	—	—	6.72	6.76	6.79

Plan Assets
Arconic Corporation’s pension plan investment policy and weighted average asset allocations at December 31, 2018 and 2017, by asset class, were as follows:
		Plan assets at December 31,
Asset class	Policy range	2018	2017
Equities	20 – 50%	40%	42%
Fixed income	20 – 50%	40	40
Other investments	15 – 30%	20	18
Total		100%	100%
The principal objectives underlying the investment of the pension plan assets are to ensure that Arconic Corporation can properly fund benefit obligations as they become due under a broad range of potential economic and financial scenarios, maximize the long-term investment return with an acceptable level of risk based on such obligations, and broadly diversify investments across and within various asset classes to protect asset values against adverse movements. The use of derivative instruments is permitted where appropriate and necessary for achieving diversification across the balance of the asset portfolio (no such instruments were included in plan assets as of December 31, 2018 and 2017). Investment practices comply with the requirements of applicable country laws and regulations.
Except for $4 as of both December 31, 2018 and 2017, all pension plan assets are valued at their net asset value, which refers to the net asset value of an investment on a per share basis (or its equivalent) as a practical expedient. The following table presents the value of pension plan assets by major investment category:
December 31,	2018	2017
Equity securities(1)	$28	$33
Fixed income:
Intermediate and long duration government/credit(2)	$23	$26
Other	1	2
	$24	$28
Other investments(3):
Real estate	$7	$9
Other	7	5
	$14	$14
Net asset value sub-total	$66	$75
Other fixed income	4	4
Total	$70	$79

(1)
Equity securities consist of the plans’ share of commingled funds that are invested in the stock of publicly-traded companies.

(2)
Intermediate and long duration government/credit securities consist of institutional funds that are invested in provincial bonds.

(3)
Other investments consist of both institutional funds that are invested in global real estate and a relative value multi-strategy hedge fund.

Funding and Cash Flows
It is Arconic Corporation’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in applicable country employee benefit and tax regulations. From time to time,

Arconic Corporation (through ParentCo) may contribute additional amounts as deemed appropriate. In each of 2018 and 2017, cash contributions to Arconic Corporation’s pension plans were $4. The minimum required contribution to Arconic Corporation’s pension plans in 2019 is estimated to be $3. Annual benefit payments expected to be paid to pension plan participants are $5 in each of 2019, 2020, 2021, and 2022; $6 in 2023; and a combined $29 in 2024 through 2029.
Defined Contribution Plans
Arconic Corporation employees participate in ParentCo-sponsored savings and investment plans in the United States and certain other countries. In the United States, Arconic Corporation employees may contribute a portion of their compensation to the plans, and ParentCo matches a specified percentage of these contributions in equivalent form of the investments elected by the employee. Also, ParentCo makes contributions to a retirement savings account based on a percentage of eligible compensation for certain U.S. employees hired after March 1, 2006 that are not able to participate in ParentCo’s defined benefit pension plans. Arconic Corporation’s expenses (contributions) related to all defined contribution plans were $37 in 2018, $28 in 2017, and $27 in 2016. The 2018 amount includes an increase in such expenses related to certain employees who no longer are accruing benefits (as of April 1, 2018) under ParentCo’s U.S. defined benefit pension plans (see Defined Benefit Plans above).
I.   Income Taxes
The components of income from continuing operations before income taxes were as follows:
For the year ended December 31,	2018	2017	2016
United States	$171	$264	$86
Foreign	70	(13)	82
	$241	$251	$168
The provision for income taxes consisted of the following:
For the year ended December 31,	2018	2017	2016
Current:
Federal	$47	$(7)	$19
Foreign	20	17	21
State and local	8	3	4
	75	13	44
Deferred:
Federal	(13)	(1)	(7)
Foreign	9	28	(24)
State and local	—	2	—
	(4)	29	(31)
Total	$71	$42	$13

A reconciliation of the U.S. federal statutory rate to Arconic Corporation’s effective tax rate was as follows:
For the year ended December 31,	2018	2017	2016
U.S. federal statutory rate	21.0%	35.0%	35.0%
Taxes on foreign operations	0.8	(6.2)	(5.9)
Net income/loss related to intercompany amounts capitalized	0.4	(2.9)	(5.1)
U.S. state and local taxes	2.1	1.9	1.0
Permanent differences on restructuring and other charges and asset disposals	—	(12.1)	(1.2)
Statutory tax rate and law changes*	—	(19.9)	(9.8)
Changes in valuation allowances	6.3	14.7	(4.9)
Changes in uncertain tax positions	—	7.0	(0.1)
Tax holidays	(1.1)	(0.6)	(1.2)
Other	—	(0.2)	(0.1)
Effective tax rate	29.5%	16.7%	7.7%

*
In December 2017, a $50 tax benefit was recorded with respect to the enactment of the Tax Cuts and Jobs Act of 2017 (the “2017 Act”). In December 2016, the United States enacted tax law changes, which resulted in the remeasurement of certain deferred tax liabilities recorded by Arconic Corporation.

On December 22, 2017, the 2017 Act was signed into law, making significant changes to the Internal Revenue Code. Changes included, but were not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the previously non-taxed post-1986 foreign earnings and profits of certain U.S.-owned foreign corporations as of December 31, 2017. The full impact of the 2017 Act was accounted for in the tax provision and related income tax account balances for the year ended and as of December 31, 2017, as described below.
Arconic Corporation calculated the impact of the 2017 Act’s tax rate reduction and one-time transition tax in the Company’s 2017 year-end income tax provision in accordance with the Company’s understanding of the 2017 Act and guidance available and, as a result, recorded a $50 benefit in December 2017, the period in which the legislation was enacted.
As a result of the 2017 Act, the previously non-taxed post-1986 foreign earnings and profits (calculated based on U.S. tax principles) of certain U.S.-owned foreign corporations was subjected to U.S. tax under the one-time transition tax provisions. The 2017 Act also created a new requirement that certain income earned by foreign subsidiaries, GILTI, must be included in the gross income of the U.S. shareholder. The 2017 Act also established the Base Erosion and Anti-Abuse Tax (BEAT) and foreign-derived intangible income (FDII).
Arconic Corporation does not anticipate a GILTI inclusion for 2018 as it has been determined that foreign operations attributable to the Company are generating losses subject to GILTI, and therefore, does not expect additional tax expense to be incurred associated with GILTI. In addition, for 2018 Arconic Corporation does not anticipate there to be an impact for BEAT and FDII. In December 2017, Arconic Corporation made a final, accounting policy election to treat taxes due from future inclusions in U.S. taxable income related to GILTI as a current period expense when incurred.
Arconic Corporation considered the impact of the 2017 Act’s one-time transition tax in the Company’s 2017 year-end income tax provision in accordance with the Company’s understanding of the 2017 Act and guidance available as of December 31, 2017. Based on calculations pursuant to the 2017 Act, Arconic Corporation recorded no tax expense in connection with the one-time transition tax during the year ended December 31, 2017 as the Company is in an overall deficit with respect to accumulated post-1986 earnings and profits. The full impact of the 2017 Act was accounted for in the tax provision and related income tax account balances for the year ended December 31, 2017.

The components of net deferred tax assets and liabilities were as follows:
	2018		2017
December 31,	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Depreciation	$23	$185	$24	$194
Employee benefits	33	—	35	—
Loss provisions	61	—	79	—
Deferred income/expense	7	3	2	3
Tax loss carryforwards	109	—	98	—
Other	6	11	9	13
	$239	$199	$247	$210
Valuation allowance	(107)	—	(103)	—
	$132	$199	$144	$210
The following table details the expiration periods of the deferred tax assets presented above:
December 31, 2018	Expires within 10 years	Expires within 11 – 12 years	No Expiration(1)	Other(2)	Total
Tax loss carryforwards	$52	$5	$52	$—	$109
Other	—	—	16	114	130
Valuation allowance	(52)	(1)	(54)	—	(107)
	$—	$4	$14	$114	$132

(1)
Deferred tax assets with no expiration may still have annual limitations on utilization.

(2)
Other represents deferred tax assets whose expiration is dependent upon the reversal of the underlying temporary difference. A substantial amount of Other relates to (i) employee benefits that will become deductible for tax purposes over an extended period of time as contributions are made to employee benefit plans and payments are made to retirees, (ii) fixed assets which are deductible for tax purposes according to tax depreciation methodologies, (iii) and accruals and reserves, which are typically deductible for tax purposes during the period payments are made, which can vary depending on the nature of the item.

The total deferred tax asset (net of valuation allowance) is supported by projections of future taxable income exclusive of reversing temporary differences (87%) and taxable temporary differences that reverse within the carryforward period (13%).
The following table details the changes in the valuation allowance:
December 31,	2018	2017	2016
Balance at beginning of year	$103	$88	$100
Establishment of new allowances(1)	—	3	8
Net change to existing allowances(2)	7	7	3
Release of allowances(3)	—	—	(19)
Foreign currency translation	(3)	5	(4)
Balance at end of year	$107	$103	$88

(1)
This line item reflects valuation allowances initially established as a result of a change in management’s judgment regarding the realizability of deferred tax assets.

(2)
This line item reflects movements in previously established valuation allowances, which increase or decrease as the related deferred tax assets increase or decrease. Such movements occur as a result of remeasurement due to a tax rate change and changes in the underlying attributes of the deferred tax assets, including expiration of the attribute and reversal of the temporary difference that gave rise to the deferred tax assets.

(3)
In 2016, Arconic Corporation recognized discrete income tax benefits related to the release of valuation allowances on certain net deferred tax assets in Russia. After weighing all available evidence, management determined that it was more likely than not that the net income tax benefits associated with the underlying deferred tax assets would be realizable based on historical cumulative income and projected taxable income.

Foreign U.S. GAAP earnings that have not otherwise been subject to U.S. tax will generally be exempt from future U.S. tax under the 2017 Act when distributed. Such distributions, as well as distributions of previously taxed foreign earnings, could potentially be subject to U.S. state tax in certain states, and foreign withholding taxes. Foreign currency gains/losses related to the translation of previously taxed earnings from functional currency to U.S. dollars could also be subject to U.S. tax when distributed. At this time, Arconic Corporation has no plans to distribute such earnings in the foreseeable future. If such earnings were to be distributed, Arconic Corporation would expect the potential U.S. state tax and withholding tax impacts to be immaterial and the potential deferred tax liability associated with future foreign currency gains to be impracticable to determine.
A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and penalties) was as follows:
December 31,	2018	2017	2016
Balance at beginning of year	$23	$—	$1
Additions for tax positions of the current year	—	23	—
Reductions for tax positions of prior years	(4)	—	—
Expiration of the statute of limitations	—	—	(1)
Foreign currency translation	(1)	—	—
Balance at end of year	$18	$23	$—
The effect of unrecognized tax benefits, if recorded, that would impact the annual effective tax rate for 2018 and 2017 would be 7% and 9%, respectively, of pre-tax book income. Arconic Corporation does not anticipate that changes in its unrecognized tax benefits will have a material impact on the Statement of Combined Operations during 2019.
It is Arconic Corporation’s policy to recognize interest and penalties related to income taxes as a component of the Provision for income taxes on the accompanying Statement of Combined Operations. Arconic Corporation did not recognize any interest or penalties in 2018, 2017, and 2016. As of December 31, 2018 and 2017, no interest and penalties were accrued.
J.   Stock-Based Compensation
ParentCo has a stock-based compensation plan under which stock options and stock units are generally granted in January each calendar year to eligible employees. Until consummation of the Separation, employees of the Arconic Corporation Businesses will continue to participate in ParentCo’s stock-based compensation plan. Stock options are granted at the closing market price of ParentCo’s common stock on the date of grant and typically grade-vest over a three-year service period (1/3 each year) with a ten-year contractual term. In 2018, there were stock options granted that cliff-vest over a four-year service period. Stock units typically cliff-vest on the third anniversary of the award grant date. As part of ParentCo’s stock-based compensation plan design, individuals who are retirement-eligible have a six-month requisite service period in the year of grant.
Certain of the stock unit grants also include either performance and market conditions (2018 and 2017) or a performance condition (2016). The final number of such stock units earned is dependent on ParentCo’s achievement of certain targets over a three-year measurement period for the 2018 and 2017 grants and a one-year measurement period for each of the three tranches of the 2016 grants. The performance condition for the applicable stock units is based on ParentCo’s achievement of sales and profitability targets calculated from January 1 of the grant year through December 31 of the third year in the service period for 2018 and 2017 grants and from January 1 of the issuance year through December 31 of that same year for 2016 grants. For those 2018 and 2017 stock unit grants that also contain a market condition, the number of units earned will be scaled by a total shareholder return (“TSR”) multiplier, which depends upon ParentCo’s relative three-year (January 1 of the grant year through December 31 of the third year in the service period) performance against the TSRs of a group of peer companies.
In 2018, 2017, and 2016, Arconic Corporation recognized stock-based compensation expense of  $22 ($17 after-tax), $23 ($15 after-tax), and $26 ($17 after-tax), respectively, of which a minimum of approximately 80% was related to stock units in each period. No stock-based compensation expense was capitalized in 2018, 2017, or 2016. The stock-based compensation expense recorded by Arconic Corporation was comprised of two components: (i) the expense associated with employees of the Arconic Corporation Businesses, and (ii) an allocation of expense related to ParentCo corporate employees (see Cost Allocations in Note A). In 2018, 2017, and 2016, this allocation was $12, $19, and $15, respectively, of Arconic Corporation’s recognized stock-based compensation expense. Also, in 2017, Arconic Corporation’s recognized stock-based compensation expense includes a benefit of  $7 ($6 through allocation) for certain executive pre-vest stock award cancellations. This benefit was recorded in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations.
Stock-based compensation expense is based on the grant date fair value of the applicable equity grant. For stock units with no market condition, the fair value was equivalent to the closing market price of ParentCo’s common stock on the date of grant. For stock units with a market condition, the fair value was estimated on the date of grant using a Monte Carlo simulation model, which generated a result of  $20.25 and $21.99 per unit in 2018 and 2017, respectively. To estimate the fair value of a stock unit, the Monte Carlo simulation model uses certain assumptions, including a risk-free interest rate and volatility, to estimate the probability of satisfying market conditions. The risk-free interest rate (2.7% in 2018 and 1.5% in 2017) was based on a yield curve of interest rates at the time of the grant based on the remaining performance period. Because of limited historical information due to the 2016 Separation Transaction, volatility (32.0% in 2018 and 38.0% in 2017) was estimated using implied volatility and the representative price return approach, which uses price returns of comparable companies to develop a correlation assumption. For stock options, the fair value was estimated on the date of grant using a lattice-pricing model, which generated a result of  $9.79 ($10.99 for four-year cliff options), $6.26, and $4.78 per option in 2018, 2017, and 2016, respectively. The lattice-pricing model uses several assumptions to estimate the fair value of a stock option, including a risk-free interest rate, dividend yield, volatility, annual forfeiture rate, exercise behavior, and contractual life.
The following describes in detail the assumptions ParentCo used to estimate the fair value of stock options granted in 2018 (the assumptions used to estimate the fair value of stock options granted in 2017 and 2016 were not materially different, except as noted). The risk-free interest rate (2.5%) was based on a yield curve of interest rates at the time of the grant over the contractual life of the option. The dividend yield (0.9%) was based on a one-year average. Volatility (34.0% for 2018, 38.1% for 2017, and 44.5% in 2016) was based on comparable companies (2018 and 2017) or historical volatilities (2016) and implied volatilities (all three years) over the term of the option. ParentCo utilized historical option forfeiture data to estimate annual pre- and post-vesting forfeitures (6%). Exercise behavior (61%) was based on a weighted average exercise ratio (exercise patterns for grants issued over the number of years in the contractual option term) of an option’s intrinsic value resulting from historical employee exercise behavior. Based upon the other assumptions used in the determination of the fair value, the life of an option (6.0 years (7.3 years for four-year cliff options)) was an output of the lattice-pricing model.

The activity for stock options and stock units related to employees of the Arconic Corporation Businesses (i.e. does not include awards related to ParentCo corporate employees) during 2018 was as follows:
	Stock options		Stock units
	Number of options	Weighted average exercise price	Number of units	Weighted average FMV per unit
Outstanding, January 1, 2018	1,743,703	$23.94	1,257,500	$21.47
Granted	99,680	28.94	397,500	27.22
Exercised	(166,389)	17.48	—	—
Converted	—	—	(222,191)	34.53
Expired or forfeited	(62,789)	24.13	(59,387)	19.27
Performance share adjustment	—	—	(36,883)	18.79
Other	115	23.12	43,183	21.04
Outstanding, December 31, 2018	1,614,320	24.93	1,379,722	21.18
As of December 31, 2018, the 1,614,320 outstanding options had a weighted average remaining contractual life of 4.7 years and an immaterial total intrinsic value. Additionally, 1,242,041 of the total outstanding stock options were fully vested and exercisable and had a weighted average remaining contractual life of 3.8 years and a weighted average exercise price of  $26.04 as of December 31, 2018. In 2018, 2017, and 2016, cash received from stock option exercises was $3, $8, and $1, respectively. The total intrinsic value of stock options exercised during 2018 and 2017 was $1 and $2, respectively (2016 was immaterial).
At December 31, 2018, there was $10 (pre-tax) of combined unrecognized compensation expense related to non-vested grants of both stock options and stock units. This expense is expected to be recognized over a weighted average period of 1.7 years.
K.   Accumulated Other Comprehensive Income
The following table details the activity of the two components that comprise Accumulated other comprehensive income for Arconic Corporation (such activity for noncontrolling interests was immaterial for all periods presented):
	2018	2017	2016
Pension and other postretirement benefits (H)
Balance at beginning of period	$(36)	$(32)	$(28)
Other comprehensive income (loss):
Unrecognized net actuarial loss and prior service cost	1	(8)	(7)
Tax benefit	1	2	1
Total Other comprehensive income (loss) before reclassifications, net of tax	2	(6)	(6)
Amortization of net actuarial loss and prior service cost(1)	3	3	3
Tax expense(2)	(1)	(1)	(1)
Total amount reclassified from Accumulated other comprehensive loss, net of tax(4)	2	2	2
Total Other comprehensive income (loss)	4	(4)	(4)
Balance at end of period	$(32)	$(36)	$(32)
Foreign currency translation
Balance at beginning of period	$446	$660	$326

	2018	2017	2016
Other comprehensive (loss) income(3)	(164)	(214)	334
Balance at end of period	$282	$446	$660
Total balance at end of period	$250	$410	$628

(1)
These amounts were included in the non-service component of net periodic benefit cost for pension and other postretirement benefits (see Note H).

(2)
These amounts were included in Provision for income taxes on the accompanying Statement of Combined Operations.

(3)
In all periods presented, there were no tax impacts related to rate changes and no amounts were reclassified to earnings.

(4)
A positive amount indicates a corresponding charge to earnings and a negative amount indicates a corresponding benefit to earnings. These amounts were reflected on the accompanying Statement of Combined Operations in the line items indicated in footnotes 1 through 3.

L.   Inventories
December 31,	2018	2017
Finished goods	$235	$238
Work-in-process	812	760
Purchased raw materials	79	91
Operating supplies	65	65
	1,191	1,154
LIFO reserve	(373)	(350)
	$818	$804
At December 31, 2018 and 2017, the portion of Inventories subject to the LIFO inventory accounting method was $800, or 67%, and $720, or 62%, respectively, of total inventories before LIFO adjustments. Reductions in LIFO inventory quantities caused partial liquidations of the lower cost LIFO inventory base resulting in the recognition of immaterial income amounts in 2018, 2017, and 2016.

M.   Properties, Plants, and Equipment, Net
December 31,	2018	2017
Land and land rights	$27	$30
Structures:
Rolled Products	1,068	1,090
Extrusions	152	152
Building and Construction Systems	96	99
Other	24	45
	1,340	1,386
Machinery and equipment:
Rolled Products	4,629	4,641
Extrusions	537	493
Building and Construction Systems	191	182
Other	164	214
	5,521	5,530
	6,888	6,946
Less: accumulated depreciation and amortization	4,341	4,333
	2,547	2,613
Construction work-in-progress	314	248
	$2,861	$2,861
N.   Goodwill and Other Intangible Assets
The following table details the changes in the carrying amount of goodwill:
	Rolled Products	Extrusions	Building and Construction Systems	Other*	Total
Balances at December 31, 2016
Goodwill	$241	$71	$95	$25	$432
Accumulated impairment losses	—	—	(28)	(25)	(53)
Goodwill, net	241	71	67	—	379
Translation	11	—	4	—	15
Balances at December 31, 2017
Goodwill	252	71	99	25	447
Accumulated impairment losses	—	—	(28)	(25)	(53)
Goodwill, net	252	71	71	—	394
Translation	(7)	—	(2)	—	(9)
Balances at December 31, 2018
Goodwill	245	71	97	—	413
Accumulated impairment losses	—	—	(28)	—	(28)
Goodwill, net	$245	$71	$69	$—	$385

*
Other represents activity related to Arconic Corporation’s Latin America extrusions business, which is reflected in Corporate. Arconic Corporation sold this business in April 2018 (see Note R).

Other intangible assets, which are included in Other noncurrent assets on the accompanying Combined Balance Sheet, were as follows:
December 31, 2018	Gross carrying amount	Accumulated amortization	Net carrying amount
Computer software	$194	$(172)	$22
Patents and licenses	28	(28)	—
Other	34	(14)	20
Total other intangible assets	$256	$(214)	$42

December 31, 2017	Gross carrying amount	Accumulated amortization	Net carrying amount
Computer software	$227	$(189)	$38
Patents and licenses	28	(28)	—
Other	34	(11)	23
Total other intangible assets	$289	$(228)	$61
Computer software consists primarily of software costs associated with an enterprise business solution within Arconic Corporation to drive common systems among all businesses.
Amortization expense related to the intangible assets in the tables above for the years ended December 31, 2018, 2017, and 2016 was $18, $16, and $15, respectively, and is expected to be in the range of approximately $15 to $20 annually from 2019 to 2023.
O.   Debt
In August 2012, ParentCo and the Iowa Finance Authority entered into a loan agreement for the proceeds from the issuance of  $250 in Midwestern Disaster Area Revenue Bonds Series 2012 due 2042 (the “Bonds”). The Bonds were issued by the Iowa Finance Authority pursuant to the Heartland Disaster Tax Relief Act of 2008 for the purpose of financing all or part of the cost of acquiring, constructing, reconstructing, and renovating certain facilities at Arconic Corporation’s rolling mill plant in Davenport, IA. The loan proceeds could only be used for this purpose and, therefore, were initially classified as restricted cash, which was released as funds were expended on the project (completed in 2014). Interest on the Bonds is at a rate of 4.75% per annum and is paid semi-annually in February and August, which commenced February 2013. ParentCo has the option through the loan agreement to redeem the Bonds, as a whole or in part, on or after August 1, 2022, on at least 30 days, but not more than 60 days, prior notice to the holders of the Bonds at a redemption price equal to 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.
P.   Other Noncurrent Liabilities and Deferred Credits
December 31,	2018	2017
Sale-leaseback financing obligation	$119	$—
Accrued compensation and retirement costs	38	42
Other	11	26
	$168	$68
The sale-leaseback financing obligation represents the cash received from the sale of the Texarkana, Texas cast house and was accounted for as a deferred gain due to continuing involvement (see 2018 Divestitures in Note R).

Q.   Cash Flow Information
Cash paid for interest and income taxes was as follows:
	2018	2017	2016
Interest, net of amount capitalized*	$120	$146	$88
Income taxes, net of amount refunded	$24	$37	$10

*
Amount includes cash paid by ParentCo related to interest expense allocated to Alcoa Corporation (see Cost Allocations in Note A).

R.   Acquisitions and Divestitures
2018 Divestitures.   In April 2018, Arconic Corporation completed the sale of its Latin America extrusions business to a subsidiary of Hydro Extruded Solutions AS for $2, following the settlement of post-closing and other adjustments in December 2018. As a result of entering into the agreement to sell the Latin America extrusions business in December 2017, a charge of  $41 was recognized in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations related to the non-cash impairment of the net book value of the business. Additionally, in 2018, a charge of  $2 related to a post-closing adjustment was recognized in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations. This transaction is no longer subject to any post-closing adjustments. The Latin America extrusions business generated sales of  $25, $115, and $103 in 2018 (through the date of divestiture), 2017, and 2016 respectively, and had 612 employees at the time of the divestiture.
In October 2018, Arconic Corporation sold its Texarkana, Texas rolling mill and cast house, which had a combined net book value of  $63, to Ta Chen International, Inc. for $302 in cash, subject to post-closing adjustments, plus additional contingent consideration of up to $50. The contingent consideration relates to the achievement of various milestones associated with operationalizing the rolling mill equipment within 36 months of the transaction closing date. The Texarkana rolling mill facility had previously been idle since late 2009. In early 2016, Arconic Corporation restarted the Texarkana cast house to meet demand for aluminum slab. While owned by Arconic Corporation, the operating results and assets and liabilities of the business were included in the Rolled Products segment. As part of the sale agreement, Arconic Corporation will continue to produce aluminum slab at the facility for a period of 18 months through a lease back of the cast house building and equipment, after which time Ta Chen will perform toll processing of metal for Arconic Corporation for a period of six months. Arconic Corporation will supply Ta Chen with cold-rolled aluminum coil during this 24-month period.
The sale of the rolling mill and cast house was accounted for separately. In 2018, a gain on the sale of the rolling mill of  $154, including the fair value of contingent consideration of  $5, was recorded in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations. Arconic Corporation will reevaluate its estimate of the amount of contingent consideration to which it will be entitled at the end of each reporting period and recognize any changes thereto in the Statement of Combined Operations. Arconic Corporation has continuing involvement related to the lease back of the cast house, and, therefore, deferred the gain associated with the cast house in 2018. As a result, Arconic Corporation continues to treat the cast house building and equipment that it sold to Ta Chen as owned and, therefore, reflected these assets in its accompanying Combined Balance Sheet and will continue depreciating them over their remaining useful life. Additionally, Arconic Corporation recorded the cash proceeds associated with the sale of the cast house assets as a noncurrent liability in its accompanying Combined Balance Sheet which included a deferred gain of  $95. Arconic Corporation adopted the new lease accounting standard (see Recently Issued Accounting Guidance in Note B) on January 1, 2019, under which Arconic Corporation’s continuing involvement no longer requires deferral of the cast house gain. As such, the deferred gain on the sale of the cast house was treated as a cumulative effect of an accounting change within equity on January 1, 2019.

2017 Divestitures.   In March 2017, Arconic Corporation completed the divestiture of its Fusina, Italy rolling mill to Slim Aluminum. This transaction resulted in a $60 loss, which was recorded in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations. As part of the transaction, Arconic Corporation injected $10 of cash into the business and provided a third-party guarantee with a fair value of  $5 related to Slim Aluminum’s environmental remediation. This transaction is no longer subject to any post-closing adjustments. While owned by Arconic Corporation, the operating results and assets and liabilities of the Fusina rolling mill were included in the Rolled Products segment. The rolling mill generated sales of  $54 and $165 in 2017 (through the date of divestiture) and 2016, respectively, and had 312 employees at the time of the divestiture.
S.   Contingencies and Commitments
The matters described within this section are those of ParentCo that are associated directly or indirectly with the Arconic Corporation Businesses. For those matters where the outcome remains uncertain, the ultimate allocation of any potential future costs between Arconic Corporation and Howmet Aerospace will be addressed in the Separation and Distribution Agreement.
Contingencies
Environmental Matters.   ParentCo participates in environmental assessments and cleanups at several locations. These include owned or operating facilities and adjoining properties, previously owned or operating facilities and adjoining properties, and waste sites, including Superfund (Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)) sites.
A liability is recorded for environmental remediation when a cleanup program becomes probable and the costs can be reasonably estimated. As assessments and cleanups proceed, the liability is adjusted based on progress made in determining the extent of remedial actions and related costs. The liability can change substantially due to factors such as, among others, the nature and extent of contamination, changes in remedial requirements, and technological changes.
Arconic Corporation’s remediation reserve balance was $239 and $266 (of which $69 and $30, respectively, was classified as a current liability) at December 31, 2018 and 2017, respectively, and reflects the most probable costs to remediate identified environmental conditions for which costs can be reasonably estimated for current and certain former Arconic Corporation operating locations. In 2018, Arconic Corporation experienced higher expenditures with the start of construction related to the Grasse River project (see Massena West, NY below). Arconic Corporation expects that trend to continue for 2019 as reflected by the increase in the current portion of the reserve. Payments related to remediation expenses applied against the reserve were $27 in 2018 and $20 in 2017, which include expenditures currently mandated, as well as those not required by any regulatory authority or third party.
The following description provides details regarding the current status of one reserve, which represents the majority of the Company’s total remediation reserve balance, related to a current Arconic Corporation site.
Massena West, NY — Arconic Corporation has an ongoing remediation project related to the Grasse River, which is adjacent to Arconic Corporation’s Massena plant site. Many years ago, it was determined that sediments and fish in the river contain varying levels of polychlorinated biphenyls (PCBs). The project, which was selected by the U.S. Environmental Protection Agency (EPA) in a Record of Decision issued in April 2013, is aimed at capping PCB contaminated sediments with concentration in excess of one part per million in the main channel of the river and dredging PCB contaminated sediments in the near-shore areas where total PCBs exceed one part per million. At December 31, 2018 and 2017, the reserve balance associated with this matter was $198 and $215, respectively. Arconic Corporation completed the final design phase of the project, which was approved by the EPA in March 2019. Following the EPA’s approval, the actual remediation fieldwork commenced. The majority of the expenditures related to the project are expected to occur between 2019 and 2022.
In June 2019, Arconic Corporation increased the reserve balance by $25 due to changes required in the EPA-approved remedial design and post-construction monitoring. These changes were necessary due to several items, the majority of which relate to navigation issues identified by a local seaway development company. Accordingly, the EPA requested an addendum to the final remedial design be submitted to address these issues. The proposed remedy is to dredge certain of the sediments originally identified for capping in the affected areas of the Grasse River, resulting in incremental project costs. As the project progresses, further changes to the reserve may be required due to factors such as, among others, additional changes in remedial requirements, increased site restoration costs, and incremental ongoing operation and maintenance costs.
Litigation.
All references to ParentCo in the matters described under this section Litigation refer to Arconic Inc. only and do not include its subsidiaries, except as otherwise stated.
Reynobond PE — On June 13, 2017, the Grenfell Tower in London, U.K. caught fire resulting in fatalities, injuries, and damage. A French subsidiary of ParentCo, Arconic Architectural Products SAS (AAP SAS), supplied a product, Reynobond PE, to its customer, a cladding system fabricator, which used the product as one component of the overall cladding system on Grenfell Tower. The fabricator supplied its portion of the cladding system to the façade installer, who then completed and installed the system under the direction of the general contractor. Neither ParentCo nor AAP SAS was involved in the design or installation of the system used at the Grenfell Tower, nor did it have a role in any other aspect of the building’s refurbishment or original design. Regulatory investigations into the overall Grenfell Tower matter are being conducted, including a criminal investigation by the London Metropolitan Police Service (the “Police”), a Public Inquiry by the British government, and a consumer protection inquiry by a French public authority. The Public Inquiry was announced by the U.K. Prime Minister on June 15, 2017 and subsequently was authorized to examine the circumstances leading up to and surrounding the Grenfell Tower fire in order to make findings of fact and recommendations to the U.K. Government on matters such as the design, construction, and modification of the building, the role of relevant public authorities and contractors, the implications of the fire for the adequacy and enforcement of relevant regulations, arrangements in place for handling emergencies, and the handling of concerns from residents, among other things. Hearings for Phase 1 of the Public Inquiry began on May 21, 2018 and concluded on December 12, 2018. Phase 2 hearings of the Public Inquiry are expected to begin in early 2020, following which a final report will be written and subsequently published. AAP SAS is participating as a Core Participant in the Public Inquiry and is also cooperating with the ongoing parallel investigation by the Police. ParentCo no longer sells the PE product for architectural use on buildings. Given the preliminary nature of these investigations and the uncertainty of potential future litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Behrens et al. v. Arconic Inc. et al.   On June 6, 2019, 247 plaintiffs comprised of survivors and estates of decedents of the Grenfell Tower fire filed a complaint against “Arconic Inc., Alcoa Inc., and Arconic Architectural Products, LLC” (collectively, for purposes of the description of such proceeding, the “ParentCo Defendants”), as well as Saint-Gobain Corporation, d/b/a Celotex and Whirlpool Corporation, in the Court of Common Pleas of Philadelphia County. The complaint alleges claims under Pennsylvania state law for products liability and wrongful death related to the fire. In particular, the plaintiffs allege that the ParentCo Defendants knowingly supplied a dangerous product (Reynobond PE) for installation on the Grenfell Tower despite knowing that Reynobond PE was unfit for use above a certain height. The ParentCo Defendants removed the case to the United States District Court for the Eastern District of Pennsylvania on June 19, 2019. On August 29, 2019, the ParentCo Defendants moved to dismiss the complaint on the bases, among other things, that: (i) the case should be heard in the United Kingdom, not the United States; (ii) there is no jurisdiction over necessary parties; and (iii) Pennsylvania products liability law does not apply to manufacture and sale of product overseas. Given the preliminary nature of this matter and the uncertainty of litigation, the ParentCo Defendants cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Howard v. Arconic Inc. et al.   A purported class action complaint related to the Grenfell Tower fire was filed on August 11, 2017 in the United States District Court for the Western District of Pennsylvania against ParentCo and Klaus Kleinfeld. A related purported class action complaint was filed in the United States District Court for the Western District of Pennsylvania on August 25, 2017, under the caption

Sullivan v. Arconic Inc. et al., against ParentCo, two former ParentCo executives, several current and former ParentCo directors, and banks that acted as underwriters for ParentCo’s September 18, 2014 preferred stock offering (the “Preferred Offering”). The plaintiff in Sullivan had previously filed a purported class action against the same defendants on July 18, 2017 in the Southern District of New York and, on August 25, 2017, voluntarily dismissed that action without prejudice. On February 7, 2018, on motion from certain putative class members, the court consolidated Howard and Sullivan, closed Sullivan, and appointed lead plaintiffs in the consolidated case. On April 9, 2018, the lead plaintiffs in the consolidated purported class action filed a consolidated amended complaint. The consolidated amended complaint alleged that the registration statement for the Preferred Offering contained false and misleading statements and omitted to state material information, including by allegedly failing to disclose material uncertainties and trends resulting from sales of Reynobond PE for unsafe uses and by allegedly expressing a belief that appropriate risk management and compliance programs had been adopted while concealing the risks posed by Reynobond PE sales. The consolidated amended complaint also alleged that between November 4, 2013 and June 23, 2017 ParentCo and Kleinfeld made false and misleading statements and failed to disclose material information about ParentCo’s commitment to safety, business and financial prospects, and the risks of the Reynobond PE product, including in ParentCo’s Form 10-Ks for the fiscal years ended December 31, 2013, 2014, 2015, and 2016, its Form 10-Qs and quarterly financial press releases from the fourth quarter of 2013 through the first quarter of 2017, its 2013, 2014, 2015, and 2016 Annual Reports, its 2016 Annual Highlights Report, and on its official website. The consolidated amended complaint sought, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On June 8, 2018, all defendants moved to dismiss the consolidated amended complaint for failure to state a claim. On June 21, 2019, the Court granted the defendants’ motion to dismiss in full, dismissing the consolidated amended complaint in its entirety without prejudice. On July 23, 2019, the lead plaintiffs filed a second amended complaint. The second amended complaint alleges generally the same claims as the consolidated amended complaint with certain additional allegations, as well as claims that the risk factors set forth in the registration statement for the Preferred Offering were inadequate and that certain additional statements in the sources identified above were misleading. The second amended complaint seeks, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On September 11, 2019, all defendants moved to dismiss the second amended complaint. Plaintiffs' opposition to that motion is due by November 1, 2019. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Raul v. Albaugh, et al.   On June 22, 2018, a derivative complaint was filed nominally on behalf of ParentCo by a purported ParentCo stockholder against the then members of ParentCo’s Board of Directors and Klaus Kleinfeld and Ken Giacobbe, naming ParentCo as a nominal defendant, in the United States District Court for the District of Delaware. The complaint raises similar allegations as the consolidated amended complaint and second amended complaint in Howard, as well as allegations that the defendants improperly authorized the sale of Reynobond PE for unsafe uses, and asserts claims under Section 14(a) of the Securities Exchange Act of 1934, as amended, and Delaware state law. On July 13, 2018, the parties filed a stipulation agreeing to stay this case until the final resolution of the Howard case, the Grenfell Tower Public Inquiry in London, and the investigation by the Police and on July 23, 2018, the Court approved the stay. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
While ParentCo believes that these cases are without merit and intends to challenge them vigorously, there can be no assurances regarding the ultimate resolution of these matters.
Stockholder Demands.   The ParentCo Board of Directors also received letters, purportedly sent on behalf of stockholders, reciting allegations similar to those made in the federal court lawsuits and demanding that the ParentCo Board authorize ParentCo to initiate litigation against members of management, the ParentCo Board, and others. The ParentCo Board of Directors appointed a Special Litigation Committee of the ParentCo Board to review, investigate, and make recommendations to the ParentCo Board regarding the appropriate course of action with respect to these stockholder demand letters. On May 22, 2019, the Special Litigation Committee, following completion of its investigation into the claims demanded in the demand letters, recommended to the ParentCo Board that it reject the demands to authorize commencement of litigation. On May 28, 2019, the ParentCo Board adopted the Special Litigation Committee’s findings and recommendations and rejected the demands that it authorize commencement of actions to assert the claims set forth in the demand letters.
General.   In addition to the matters described above, various other lawsuits, claims, and proceedings have been or may be instituted or asserted against ParentCo or Arconic Corporation, including those pertaining to environmental, product liability, safety and health, employment, tax, and antitrust matters. While the amounts claimed in these other matters may be substantial, the ultimate liability is not readily determinable because of the considerable uncertainties that exist. Accordingly, it is possible that Arconic Corporation’s liquidity or results of operations in a reporting period could be materially affected by one or more of these other matters. However, based on facts currently available, management believes that the disposition of these other matters that are pending or asserted will not have a material adverse effect, individually or in the aggregate, on the results of operations, financial position or cash flows of Arconic Corporation.
Commitments
Purchase Obligations.   ParentCo has entered into purchase commitments, on behalf of Arconic Corporation, for raw materials, energy, and other goods and services, which total $353 in 2019, $36 in 2020, $7 in 2021, $7 in 2022, $5 in 2023, and $2 thereafter as of December 31, 2018.
Operating Leases.   Certain land and buildings, plant equipment, vehicles, and computer equipment are under operating lease agreements. Total expense for all leases was $52 in 2018, $48 in 2017, and $50 in 2016. As of December 31, 2018, minimum annual payments under long-term operating leases are $34 in 2019, $28 in 2020, $22 in 2021, $17 in 2022, $14 in 2023, and $43 thereafter.
Guarantees.   ParentCo has outstanding bank guarantees, on behalf of Arconic Corporation, related to, among others, tax matters and customs duties. The total amount committed under these guarantees, which expire at various dates between 2019 and 2026 was $11 at December 31, 2018.
Letters of Credit.   ParentCo has outstanding letters of credit, on behalf of Arconic Corporation, primarily related to environmental and lease obligations. The total amount committed under these letters of credit, which automatically renew or expire at various dates, mostly in 2019, was $45 at December 31, 2018.
Surety Bonds.   ParentCo has outstanding surety bonds, on behalf of Arconic Corporation, primarily related to customs duties and environmental-related matters. The total amount committed under these surety bonds, which expire at various dates, primarily in 2019, was $9 at December 31, 2018.
T.   Subsequent Events
Management evaluated all activity of Arconic Corporation through October 30, 2019 (the date on which the Combined Financial Statements were issued) and concluded that no subsequent events have occurred that would require recognition in the Combined Financial Statements or disclosure in the Notes to the Combined Financial Statements, except as described below.
In the first half of 2019, Arconic Corporation received EPA approval of the final design for an environmental remediation project, and, subsequently, increased the related remediation reserve to address post-approval challenges (see Massena West, NY within Environmental Matters under Contingencies in Note S).
Also in the first half of 2019, several events occurred related to ParentCo’s Reynobond PE matter, including the filing of a new complaint (see Reynobond PE within Litigation under Contingencies in Note S).

In August 2019, Arconic Corporation reached an agreement to sell its aluminum rolling mill in Itapissuma, Brazil to Companhia Brasileira de Aluminio for approximately $50 in cash, subject to working capital and other adjustments. The transaction is expected to close in early 2020, subject to regulatory approvals and customary closing conditions. As a result of the agreement, Arconic Corporation expects to recognize a restructuring-related charge of approximately $40 to $50 (pretax) in 2019, primarily related to the non-cash impairment of the net book value of this business.

Arconic Rolled Products Corporation
Statement of Combined Operations (unaudited)
(in millions)
For the nine months ended September 30,	2019	2018
Sales to unrelated parties	$5,427	$5,472
Sales to related parties (A)	142	161
Total Sales (C and D)	5,569	5,633
Cost of goods sold (exclusive of expenses below)	4,810	4,952
Selling, general administrative, and other expenses	255	224
Research and development expenses	34	47
Provision for depreciation and amortization	190	198
Restructuring and other charges (E)	104	—
Operating income	176	212
Interest expense	86	99
Other (income) expenses, net (F)	(4)	9
Income before income taxes	94	104
Provision for income taxes (H)	55	33
Net income	39	71
Less: Net income attributable to noncontrolling interest	—	—
Net income attributable to Arconic Rolled Products Corporation	$39	$71
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Combined Comprehensive Income (unaudited)
(in millions)
	Arconic Rolled Products Corporation		Noncontrolling interest		Total
For the nine months ended September 30,	2019	2018	2019	2018	2019	2018
Net income	$39	$71	$—	$—	$39	$71
Other comprehensive income (loss), net of tax (I):
Change in unrecognized net actuarial loss and prior service cost related to pension and other postretirement benefits	1	6	—	—	1	6
Foreign currency translation adjustments	59	(10)	—	—	59	(10)
Total Other comprehensive income (loss), net of tax	60	(4)	—	—	60	(4)
Comprehensive income	$99	$67	$—	$—	$99	$67
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Combined Balance Sheet (unaudited)
(in millions)
	September 30, 2019 Pro Forma (Note A)	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$47	$47	$81
Receivables from customers, less allowances of $3 in 2019 and $2 in 2018	436	436	408
Other receivables	126	126	127
Inventories (J)	877	877	818
Prepaid expenses and other current assets	49	49	42
Total current assets	1,535	1,535	1,476
Properties, plants, and equipment	7,131	7,131	7,202
Less: Accumulated depreciation and amortization	4,420	4,420	4,341
Properties, plants, and equipment, net	2,711	2,711	2,861
Goodwill	380	380	385
Operating lease right-of-use assets (K)	127	127	—
Deferred income taxes	2	2	15
Other noncurrent assets	35	35	58
Total assets	$4,790	$4,790	$4,795
Liabilities
Current liabilities:
Accounts payable, trade	$1,056	$1,056	$1,165
Accrued compensation and retirement costs	74	74	66
Taxes, including income taxes	38	38	37
Environmental remediation (M)	77	77	69
Operating lease liabilities (K)	31	31	—
Distribution payable to ParentCo (A)	707	—	—
Other current liabilities	63	63	56
Total current liabilities	2,046	1,339	1,393
Long-term debt	250	250	250
Deferred income taxes	113	113	82
Accrued pension and other postretirement benefits	51	51	55
Environmental remediation (M)	152	152	170
Operating lease liabilities (K)	97	97	—
Other noncurrent liabilities and deferred credits (B)	48	48	168
Total liabilities	2,757	2,050	2,118
Contingencies and commitments (M)
Equity
Parent Company net investment (A)	1,709	2,416	2,415
Accumulated other comprehensive income (I)	310	310	250
Sub-total equity	2,019	2,726	2,665
Noncontrolling interest	14	14	12
Total equity	2,033	2,740	2,677
Total liabilities and equity	$4,790	$4,790	$4,795
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Combined Cash Flows (unaudited)
(in millions)
For the nine months ended September 30,	2019	2018
Operating Activities
Net income	$39	$71
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	190	198
Deferred income taxes	20	(3)
Restructuring and other charges (E)	104	—
Net loss from investing activities – asset sales (F)	1	3
Net periodic pension benefit cost (G)	4	4
Stock-based compensation	28	18
Other	6	1
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(48)	(74)
(Increase) in inventories	(69)	(117)
(Increase) Decrease in prepaid expenses and other current assets	(12)	3
(Decrease) Increase in accounts payable, trade	(96)	225
(Decrease) in accrued expenses	(48)	(27)
Increase in taxes, including income taxes	13	21
Pension contributions	(2)	(3)
(Increase) in noncurrent assets	(6)	(6)
Increase (Decrease) in noncurrent liabilities	21	(8)
Cash provided from operations	145	306
Financing Activities
Net transfers to Parent Company	(69)	(131)
Other	1	5
Cash used for financing activities	(68)	(126)
Investing Activities
Capital expenditures	(120)	(195)
Proceeds from the sale of assets and businesses (L)	11	5
Cash used for investing activities	(109)	(190)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2)	(2)
Net change in cash and cash equivalents and restricted cash	(34)	(12)
Cash and cash equivalents and restricted cash at beginning of year	81	126
Cash and cash equivalents and restricted cash at end of period	$47	$114
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Statement of Changes in Combined Equity (unaudited)
(in millions)
	Parent Company net investment	Accumulated other comprehensive income	Noncontrolling interest	Total equity
Balance at December 31, 2017	$2,584	$410	$13	$3,007
Net income	71	—	—	71
Other comprehensive loss (I)	—	(4)	—	(4)
Change in ParentCo contribution	(147)	—	—	(147)
Balance at September 30, 2018	$2,508	$406	$13	$2,927
Balance at December 31, 2018	$2,415	$250	$12	$2,677
Adoption of accounting standard (B)	73	—	—	73
Net income	39	—	—	39
Other comprehensive income (I)	—	60	—	60
Change in ParentCo contribution	(111)	—	—	(111)
Other	—	—	2	2
Balance at September 30, 2019	$2,416	$310	$14	$2,740
The accompanying notes are an integral part of the combined financial statements.

Arconic Rolled Products Corporation
Notes to the Combined Financial Statements (unaudited)
(dollars in millions)
A.
The Proposed Separation and Basis of Presentation

The interim Combined Financial Statements of Arconic Rolled Products Corporation (“Arconic Corporation” or the “Company”) are unaudited. These Combined Financial Statements include all adjustments, consisting only of normal recurring adjustments, considered necessary by management to fairly state the Company’s results of operations, financial position, and cash flows. The results reported in these Combined Financial Statements are not necessarily indicative of the results that may be expected for the entire year. The 2018 year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP). These interim Combined Financial Statements should be read in conjunction with the Combined Financial Statements for the three years ended December 31, 2018, included elsewhere in this Information Statement.
References in these Notes to (i) “ParentCo” refer to Arconic Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) “2016 Separation Transaction” refer to the separation of Alcoa Inc., a Pennsylvania corporation, into two standalone, publicly traded companies, Arconic Inc. and Alcoa Corporation on November 1, 2016.
The Proposed Separation.   On February 8, 2019, ParentCo announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies (the “Separation”). The spin-off company, Arconic Corporation, will include the rolled aluminum products, aluminum extrusions, and architectural products operations of ParentCo, as well as the Latin America extrusions operations sold in April 2018, (collectively, the “Arconic Corporation Businesses”). The existing publicly traded company, ParentCo, will continue to own the engines, engineered structures, fastening systems, and forged wheels operations (collectively, the “Howmet Aerospace Businesses”).
The Separation will occur by means of a pro rata distribution by ParentCo of all of the outstanding shares of common stock of Arconic Corporation. In conjunction with the consummation of the Separation, ParentCo will change its name to Howmet Aerospace Inc. (“Howmet Aerospace”) and Arconic Rolled Products Corporation will change its name to Arconic Corporation.
The Separation, which is expected to be completed in the second quarter of 2020, is subject to a number of conditions, including, but not limited to: final approval by ParentCo’s Board of Directors; receipt of an opinion of legal counsel regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 335 and 368(a)(1)(D) of the U.S. Internal Revenue Code (i.e., a transaction that is generally tax-free for U.S. federal income tax purposes); and the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which these Combined Financial Statements form a part.
Arconic Corporation and Howmet Aerospace will enter into several agreements to implement the legal and structural separation between the two companies; govern the relationship between Arconic Corporation and Howmet Aerospace after the completion of the Separation; and allocate between Arconic Corporation and Howmet Aerospace various assets, liabilities, and obligations, including, among other things, employee benefits, environmental liabilities, intellectual property, and tax-related assets and liabilities. One agreement in particular, the Separation and Distribution Agreement, will identify the assets to be transferred, the liabilities to be assumed, and the contracts to be transferred to each of Arconic Corporation and Howmet Aerospace as part of the Separation, and will provide for when and how these transfers and assumptions will occur.
ParentCo may, at any time and for any reason until the Separation is complete, abandon the separation plan or modify its terms.
ParentCo is incurring costs to evaluate, plan, and execute the Separation, and Arconic Corporation is allocated a pro rata portion of these costs based on segment revenue (see Cost Allocations below). In the 2019 nine-month period, ParentCo recognized $44 for costs related to the proposed separation transaction, of which $23 was allocated to Arconic Corporation. The allocated amounts were included in Selling, general administrative, and other expenses on the accompanying Statement of Combined Operations.

Arconic Corporation expects to pay a cash distribution to ParentCo upon Separation from the net proceeds to be received from the issuance of new third-party indebtedness. This distribution is estimated to be $707 as of September 30, 2019. The accompanying unaudited pro forma balance sheet gives effect to such planned distribution.
Basis of Presentation.   The Combined Financial Statements of Arconic Corporation are prepared in conformity with GAAP. In accordance with GAAP, certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.
Principles of Combination.   The Combined Financial Statements of Arconic Corporation are prepared from ParentCo’s historical accounting records and are presented on a standalone basis as if the Arconic Corporation Businesses have been conducted independently from ParentCo. Such Combined Financial Statements include the historical operations that are considered to comprise the Arconic Corporation Businesses, as well as certain assets and liabilities that have been historically held at ParentCo’s corporate level but are specifically identifiable or otherwise attributable to Arconic Corporation. ParentCo’s net investment in these operations is reflected as Parent Company net investment on the accompanying Combined Financial Statements. All significant transactions and accounts within Arconic Corporation have been eliminated. All significant intercompany transactions between ParentCo and Arconic Corporation are included within Parent Company net investment on the accompanying Combined Financial Statements.
Cost Allocations.   The Combined Financial Statements of Arconic Corporation include general corporate expenses of ParentCo that were not historically charged to the Arconic Corporation Businesses for certain support functions that are provided on a centralized basis, such as expenses related to finance, audit, legal, information technology, human resources, communications, compliance, facilities, employee benefits and compensation, and research and development activities. These general corporate expenses are included on the accompanying Statement of Combined Operations within Cost of goods sold, Selling, general administrative and other expenses, and Research and development expenses. These expenses have been allocated to Arconic Corporation on the basis of direct usage when identifiable, with the remainder allocated based on the Arconic Corporation Businesses’ segment revenue as a percentage of ParentCo’s total segment revenue, as reported in the respective periods.
All external debt not directly attributable to Arconic Corporation has been excluded from the accompanying Combined Balance Sheet. Financing costs related to these debt obligations have been allocated to Arconic Corporation based on the ratio of capital invested by ParentCo in the Arconic Corporation Businesses to the total capital invested by ParentCo in both the Arconic Corporation Businesses and the Howmet Aerospace Businesses, and are included on the accompanying Statement of Combined Operations within Interest expense.
The following table reflects the allocations described above:
For the nine months ended September 30,	2019	2018
Cost of goods sold(1)	$11	$9
Selling, general administrative, and other expenses(2)	80	49
Research and development expenses	8	18
Provision for depreciation and amortization	9	7
Restructuring and other charges (E)	5	(3)
Interest expense	86	95
Other expenses (income), net (F)	4	(4)

(1)
For all periods presented, amount principally relates to an allocation of expenses for ParentCo’s retained pension and other postretirement benefit obligations associated with closed and sold operations.

(2)
In the 2019 nine-month period, amount includes costs incurred by ParentCo associated with the proposed separation transaction (see The Proposed Separation above).

Management believes the assumptions regarding the allocation of ParentCo’s general corporate expenses and financing costs are reasonable.
Nevertheless, the Combined Financial Statements of Arconic Corporation may not include all of the actual expenses that would have been incurred and may not reflect Arconic Corporation’s combined results of operations, financial position, and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if Arconic Corporation had been a standalone company would depend on multiple factors, including organizational structure, capital structure, and strategic decisions made in various areas, including information technology and infrastructure. Transactions between Arconic Corporation and ParentCo, including sales to the Howmet Aerospace Businesses, have been presented as related party transactions in these Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected on the accompanying Statement of Combined Cash Flows as a financing activity and on the accompanying Combined Balance Sheet as Parent Company net investment.
Cash management.   Cash is managed centrally with certain net earnings reinvested locally and working capital requirements met from existing liquid funds. Accordingly, the cash and cash equivalents held by ParentCo at the corporate level were not attributed to Arconic Corporation for any of the periods presented. Only cash amounts specifically attributable to Arconic Corporation are reflected in the accompanying Combined Balance Sheet. Transfers of cash, both to and from ParentCo’s centralized cash management system, are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet and as a financing activity on the accompanying Statement of Combined Cash Flows.
ParentCo has an arrangement with several financial institutions to sell certain customer receivables without recourse on a revolving basis. The sale of such receivables is completed through the use of a bankruptcy-remote special-purpose entity, which is a consolidated subsidiary of ParentCo. In connection with this arrangement, certain of Arconic Corporation’s customer receivables are sold on a revolving basis to this bankruptcy-remote subsidiary of ParentCo; these sales are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet. As of September 30, 2019 and December 31, 2018, the amount of Arconic Corporation’s outstanding customer receivables sold to ParentCo’s subsidiary was $386 and $291, respectively.
ParentCo participates in several accounts payable settlement arrangements with certain vendors and third-party intermediaries. These arrangements provide that, at the vendor’s request, the third-party intermediary advances the amount of the scheduled payment to the vendor, less an appropriate discount, before the scheduled payment date and ParentCo makes payment to the third-party intermediary on the date stipulated in accordance with the commercial terms negotiated with its vendors. In connection with these arrangements, certain of Arconic Corporation’s accounts payable are settled, at the vendor’s request, before the scheduled payment date; these settlements are reflected as a component of Parent Company net investment on the accompanying Combined Balance Sheet. As of both September 30, 2019 and December 31, 2018, the amount of Arconic Corporation’s accounts payables settled under such arrangements that have yet to be extinguished between ParentCo and third-party intermediaries was $1.
Related Party Transactions. Transactions between the Arconic Corporation Businesses and the Howmet Aerospace Businesses have been presented as related party transactions on the accompanying Combined Financial Statements. In the 2019 and 2018 nine-month period, sales to the Howmet Aerospace Businesses from the Arconic Corporation Businesses were $142 and $161, respectively.
B.
Recently Adopted and Recently Issued Accounting Guidance

Adopted
In February 2016, the Financial Accounting Standards Board (FASB) issued changes to the accounting and presentation of leases. These changes require lessees to recognize a right-of-use asset and lease liability on the balance sheet, initially measured at the present value of the future lease payments for all operating leases with a term greater than 12 months.

These changes became effective for Arconic Corporation on January 1, 2019 and have been applied using the modified retrospective approach as of the date of adoption, under which leases existing at, or entered into after, January 1, 2019 were required to be measured and recognized on the accompanying Combined Balance Sheet. Prior period amounts have not been adjusted and continue to be reflected in accordance with the Company’s historical accounting. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed, among other things, the Company to carry forward the historical lease classification. The Company also elected to separate lease components from non-lease components for all classes of assets.
The adoption of this new guidance resulted in the Company recording operating lease right-of-use assets and lease liabilities of  $150 on the Combined Balance Sheet as of January 1, 2019. Also, the Company reclassified a net $73 to Parent Company net investment comprised of  $119 from Other noncurrent liabilities and deferred credits, $24 from Properties, plants, and equipment, net, and $22 from Deferred income tax assets reflecting the cumulative effect of an accounting change related to the sale-leaseback of Arconic Corporation’s Texarkana (Texas) cast house. The adoption of the standard had no impact on the Statement of Combined Operations or Statement of Combined Cash Flows. See Note K for disclosures related to the Company’s operating leases.
In August 2017, the FASB issued guidance that made more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amended the presentation and disclosure requirements and changed how a company assesses effectiveness. It is intended to more closely align hedge accounting with a company’s risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. These changes became effective for Arconic Corporation on January 1, 2019. The adoption of this guidance had no impact on the Combined Financial Statements.
Issued
In June 2016, the FASB added a new impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. These changes become effective for Arconic Corporation on January 1, 2020. Management has determined that the adoption of this guidance will not have a material impact on the Combined Financial Statements.
C.
Revenue from Contracts with Customers

The following table disaggregates revenue by major end market served. Differences between segment totals and combined Arconic Corporation are in Corporate.
For the nine-months ended September 30,	Rolled Products	Extrusions	Building and Construction Systems	Total Segments
2019
Ground Transportation	$1,878	$88	$—	$1,966
Building and Construction	149	—	855	1,004
Aerospace	754	221	—	975
Industrial Products	804	75	—	879
Packaging	687	—	—	687
Other	22	36	—	58
Total end-market revenue	$4,294	$420	$855	$5,569

For the nine-months ended September 30,	Rolled Products	Extrusions	Building and Construction Systems	Total Segments
2018
Ground Transportation	$1,942	$78	$—	$2,020
Building and Construction	167	—	866	1,033
Aerospace	648	207	—	855
Industrial Products	760	90	—	850
Packaging	788	—	—	788
Other	28	34	—	62
Total end-market revenue	$4,333	$409	$866	$5,608

D.
Segment and Related Information

The operating results of Arconic Corporation’s reportable segments were as follows (differences between segment totals and Arconic Corporation’s combined totals are in Corporate):
For the nine-months ended September 30,	Rolled Products	Extrusions	Building and Construction Systems	Total
2019
Sales:
Third-party sales—unrelated party	$4,193	$379	$855	$5,427
Third-party sales—related party	101	41	—	142
Intersegment sales	20	1	—	21
Total sales	$4,314	$421	$855	$5,590
Segment operating profit	$346	$(29)	$89	$406
Supplemental information:
Provision for depreciation and amortization	$139	$22	$14	$175
Restructuring and other charges	69	(1)	31	99
2018
Sales:
Third-party sales—unrelated party	$4,223	$358	$866	$5,447
Third-party sales—related party	110	51	—	161
Intersegment sales	12	3	—	15
Total sales	$4,345	$412	$866	$5,623
Segment operating profit	$268	$2	$74	$344
Supplemental information:
Provision for depreciation and amortization	$154	$17	$14	$185
Restructuring and other charges	2	1	—	3

The following table reconciles total segment operating profit to combined income before income taxes:
For the nine-months ended September 30,	2019	2018
Total segment operating profit	$406	$344
Unallocated amounts:
Cost allocations (A)	(108)	(83)
Restructuring and other charges (E)	(104)	—
Other	(18)	(49)
Combined operating income	$176	$212
Interest expense	(86)	(99)
Other income (expenses), net (F)	4	(9)
Combined income before income taxes	$94	$104
E.
Restructuring and Other Charges

In the 2019 nine-month period, Arconic Corporation recorded Restructuring and other charges of $104, which were comprised of the following components: a $59 impairment charge for the assets associated with an aluminum rolling mill in Brazil as a result of signing a definitive sale agreement (see Note L); a $28 charge for layoff costs, including the separation of approximately 370 employees (virtually all of which related to the Rolled Products and Building and Construction Systems segments); a $10 charge for the impairment of the carrying value of a trade name intangible asset; a $5 charge for an allocation of ParentCo’s corporate restructuring charges (see Cost Allocations in Note A); and a $2 net charge for other items.
In the 2018 nine-month period, Arconic Corporation recorded the following activity related to Restructuring and other charges: a $7 net charge for miscellaneous items; a $3 benefit for an allocation of ParentCo’s corporate restructuring activity (see Cost Allocations in Note A); and a $4 benefit for the reversal of several layoff reserves related to prior periods.
As of September 30, 2019, approximately 110 of the 370 employees associated with 2019 restructuring programs were separated. The remaining separations for the 2019 restructuring programs are expected to be completed between the remainder of 2019 and the first half of 2020. In the 2019 nine-month period, Arconic Corporation made cash payments of  $7 against layoff reserves related to 2019 restructuring programs.
Activity and reserve balances for restructuring charges were as follows:
	Layoff costs	Other costs	Total
Reserve balances at December 31, 2017	$22	$2	$24
Cash payments	(12)	(1)	(13)
Restructuring charges	1	1	2
Other(1)	(10)	1	(9)
Reserve balances at December 31, 2018	1	3	4
Cash payments	(7)	(3)	(10)
Restructuring charges	28	1	29
Other(1)	(1)	—	(1)
Reserve balances at September 30, 2019(2)	$21	$1	$22

(1)
Other includes reversals of previously recorded restructuring charges and the effects of foreign currency translation.

(2)
The remaining reserves are expected to be paid in cash during the remainder of 2019, with the exception of  $12, which is expected to be paid in the first half of 2020 related to severance payments.

F.
Other (Income) Expenses, Net

For the nine months ended September 30,	2019	2018
Interest income	(11)	(9)
Foreign currency (gains) losses, net	(3)	13
Net loss from asset sales	1	3
Other, net	9	2
	$(4)	$9
G.
Pension and Other Postretirement Benefits

Certain Arconic Corporation employees participate in ParentCo-sponsored defined benefit pension plans (“Shared Pension Plans”) and health care and life insurance postretirement benefit plans (“Shared OPEB Plans,” and, together with the Shared Pension Plans, the “Shared Plans”), which include ParentCo corporate and Howmet Aerospace participants as well as eligible U.S. retired employees and certain retirees from foreign locations.
Pension benefits under the Shared Pension Plans generally depend on length of service, job grade, and remuneration. Substantially all benefits are paid through pension trusts that are sufficiently funded to ensure that all plans can pay benefits to retirees as they become due. Most salaried and non-bargaining hourly U.S. employees hired after March 1, 2006 participate in a defined contribution plan instead of a defined benefit plan. Additionally, effective April 1, 2018, benefit accruals for future service and compensation under all ParentCo’s qualified and non-qualified defined benefit pension plans for salaried and non-bargaining hourly U.S. employees ceased. Furthermore, effective February 1, 2019, benefit accruals for future service and compensation under ParentCo’s defined benefit pension plans for all employees in the United Kingdom ceased.
Generally, ParentCo’s health care plans are unfunded and pay a percentage of medical expenses, reduced by deductibles and other coverage. Life benefits are generally provided by insurance contracts. ParentCo retains the right, subject to existing agreements, to change or eliminate these benefits. All salaried and certain non-bargaining hourly U.S. employees hired after January 1, 2002 and certain bargaining hourly U.S. employees hired after July 1, 2010 are not eligible for postretirement health care benefits. Additionally, all salaried and certain hourly U.S. employees that retire on or after April 1, 2008 are not eligible for postretirement life insurance benefits. Furthermore, ParentCo initiated the following actions between the second half of 2018 and the first half of 2019: (i) effective December 31, 2018, ParentCo terminated all pre-Medicare medical, prescription drug, and vision coverage for current and future salaried and non-bargaining hourly U.S. employees and retirees of ParentCo and its subsidiaries, (ii) effective May 1, 2019, ParentCo eliminated the life insurance benefit for salaried and non-bargaining hourly U.S. retirees of ParentCo and its subsidiaries, and (iii) effective December 31, 2019, ParentCo will eliminate certain health care subsidies for salaried and non-bargaining hourly U.S. retirees of ParentCo and its subsidiaries.
Arconic Corporation accounts for the portion of the Shared Plans related to its employees as multiemployer benefit plans. Accordingly, Arconic Corporation does not record an asset or liability to recognize the funded status of the Shared Plans. However, the related pension and other postretirement benefit expenses attributable to Arconic Corporation are based primarily on pensionable compensation of active Arconic Corporation participants and estimated interest costs, respectively.
The accompanying Combined Financial Statements also include an allocation of pension and other postretirement benefit expenses for the Shared Plans attributable to ParentCo corporate participants as well as to closed and sold operations (see Cost Allocations in Note A).
Certain ParentCo plans that are specific only to Arconic Corporation employees (“Direct Plans”) are accounted for as defined benefit pension and other postretirement plans in the accompanying Combined Financial Statements. Accordingly, the funded status of each Direct Plan is recorded in the accompanying Combined Balance Sheet. Actuarial gains and losses that have not yet been recognized in earnings are recorded in Accumulated other comprehensive income until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and recognition of expenses related to Direct Plans are dependent on various assumptions, including discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data for each of the plans.
The following table summarizes the total expenses recognized by Arconic Corporation related to the pension and other postretirement benefits described above:
		Pension benefits		Other postretirement benefits
		For the nine months ended September 30,		For the nine months ended September 30,
Type of Plan	Type of Expense	2019	2018	2019	2018
Direct Plans	Net periodic benefit cost	$4	$4	$—	$—
Shared Plans	Multiemployer contribution	46	51	15	15
Shared Plans	Cost allocation	15	15	4	4
		$65	$70	$19	$19
The components of net periodic benefit cost for pension plans classified as Direct Plans were as follows:
For the nine months ended September 30,	2019	2018
Service cost	$2	$2
Interest cost	3	3
Expected return on plan assets	(4)	(4)
Recognized net actuarial loss	3	3
Net periodic benefit cost*	$4	$4

*
Service cost was included within Cost of goods sold and all other cost components were included in Other (income) expenses, net on the accompanying Statement of Combined Operations.

H.
Income Taxes

Arconic Corporation’s year-to-date tax provision is comprised of the most recent estimated annual effective tax rate applied to year-to-date pre-tax ordinary income. The tax impacts of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are recorded discretely in the interim period in which they occur. In addition, the tax provision is adjusted for the interim period impact of non-benefited pre-tax losses.
The estimated annual effective tax rate, before discrete items, applied to ordinary income was 57.6% in the nine months ended September 30, 2019 and 29.6% in the nine months ended September 30, 2018. The estimated annual rates for 2019 and 2018 were higher than the U.S. federal statutory rate of 21.0% primarily due to the state tax impact of domestic taxable income and foreign income taxed in higher rate jurisdictions. The 2019 estimated annual rate was also increased by certain nondeductible costs related to the proposed separation transaction and estimated U.S. tax on Global Intangible Low-Taxed Income. For the nine months ended September 30, 2019 and 2018, the tax rate including discrete items was 59.1% and 31.7%, respectively.

The tax provisions for the nine months ended September 30, 2019 and 2018 were comprised of the following:
For the nine months ended September 30,	2019	2018
Pre-tax income at estimated annual effective income tax rate before discrete items	$54	$31
Interim period treatment of operational losses in foreign jurisdictions for which no tax benefit is recognized	—	1
Other discrete items	1	1
Provision for income taxes	$55	$33
I.
Accumulated Other Comprehensive Income

The following table details the activity of the two components that comprise Accumulated other comprehensive income for Arconic Corporation (such activity for noncontrolling interest was immaterial for all periods presented):
For the nine months ended September 30,	2019	2018
Pension and other postretirement benefits (G)
Balance at beginning of period	$(32)	$(36)
Other comprehensive income:
Unrecognized net actuarial loss and prior service cost	(1)	6
Tax expense	—	(2)
Total Other comprehensive (loss) income before reclassifications, net of tax	(1)	4
Amortization of net actuarial loss and prior service cost(1)	3	3
Tax expense(2)	(1)	(1)
Total amount reclassified from Accumulated other comprehensive loss, net of tax(4)	2	2
Total Other comprehensive income	1	6
Balance at end of period	$(31)	$(30)
Foreign currency translation
Balance at beginning of period	$282	$446
Other comprehensive income (loss)(3)	59	(10)
Balance at end of period	$341	$436
Total balance at end of period	$310	$406

(1)
These amounts were included in the non-service component of net periodic benefit cost for pension and other postretirement benefits (see Note G).

(2)
These amounts were included in Provision for income taxes on the accompanying Statement of Combined Operations.

(3)
In all periods presented, there were no tax impacts related to rate changes and no amounts were reclassified to earnings.

(4)
A positive amount indicates a corresponding charge to earnings and a negative amount indicates a corresponding benefit to earnings. These amounts were reflected on the accompanying Statement of Combined Operations in the line items indicated in footnotes 1 through 3.

J.
Inventories

	September 30, 2019	December 31, 2018
Finished goods	$256	$235
Work-in-process	804	812
Purchased raw materials	80	79
Operating supplies	70	65
	1,210	1,191
LIFO reserve	(333)	(373)
	$877	$818
At September 30, 2019 and December 31, 2018, the portion of Inventories subject to the last-in, first-out (LIFO) inventory accounting method was $809, or 67%, and $800, or 67%, respectively, of total inventories before LIFO adjustments.
K.
Leases

Arconic Corporation determines whether a contract contains a lease at inception. The Company leases certain land and buildings, plant equipment, vehicles, and computer equipment, which have been classified as operating leases. Certain real estate leases include one or more options to renew; the exercise of lease renewal options is at the Company’s discretion. Arconic Corporation includes renewal option periods in the lease term when it is determined that the options are reasonably certain to be exercised. Certain of the Company’s real estate lease agreements include rental payments that either have fixed contractual increases over time or adjust periodically for inflation. Also, certain of the Company’s lease agreements include variable lease payments. The variable portion of payments is not included in the initial measurement of the right-of-use asset or lease liability due to the uncertainty of the payment amount and is recorded as lease cost in the period incurred.
Operating lease right-of-use assets and lease liabilities with an initial term greater than 12 months are recorded on the balance sheet at the present value of the future minimum lease payments over the lease term calculated at the lease commencement date and are recognized as lease expense on a straight-line basis over the lease term. Arconic Corporation uses an incremental collateralized borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, as most of the Company’s leases do not provide an implicit rate. The operating lease right-of-use assets also include any lease prepayments made and were reduced by lease incentives and accrued exit costs as of the adoption date.
Operating lease cost, which includes short-term leases and variable lease payments and approximates cash paid, was $47 and $44 for the nine months ended September 30, 2019 and 2018, respectively.
Right-of-use assets obtained in exchange for operating lease obligations in the nine months ended September 30, 2019 were $8.

Future minimum contractual operating lease obligations were as follows:
	September 30, 2019	December 31, 2018
2019	$10	$34
2020	35	28
2021	27	22
2022	20	17
2023	16	14
Thereafter	50	43
Total lease payments	$158	$158
Less: imputed interest	30
Present value of lease liabilities	$128
The weighted-average remaining lease term and weighted-average discount rate for Arconic Corporation’s operating leases at September 30, 2019 was 6.8 years and 6.1%, respectively.
L.
Acquisitions and Divestitures

In August 2019, Arconic Corporation reached an agreement to sell its aluminum rolling mill in Itapissuma, Brazil to Companhia Brasileira de Alumínio for $50 in cash, subject to working capital and other adjustments. This rolling mill produces specialty foil and sheet products and its operating results and assets and liabilities are included in the Rolled Products segment. The transaction is expected to close in early 2020, subject to regulatory approvals and customary closing conditions. As a result of the agreement, Arconic Corporation recognized a charge of  $59 (pretax) in Restructuring and other charges (see Note E) on the accompanying Statement of Combined Operations for the non-cash impairment of the carrying value of the rolling mill’s net assets, primarily properties, plants, and equipment.
M.
Contingencies and Commitments

The matters described within this section are those of ParentCo that are associated directly or indirectly with the Arconic Corporation Businesses. For those matters where the outcome remains uncertain, the ultimate allocation of any potential future costs between Arconic Corporation and Howmet Aerospace will be addressed in the Separation and Distribution Agreement.
Contingencies
Environmental Matters.   ParentCo participates in environmental assessments and cleanups at several locations. These include owned or operating facilities and adjoining properties, previously owned or operating facilities and adjoining properties, and waste sites, including Superfund (Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)) sites.
A liability is recorded for environmental remediation when a cleanup program becomes probable and the costs can be reasonably estimated. As assessments and cleanups proceed, the liability is adjusted based on progress made in determining the extent of remedial actions and related costs. The liability can change substantially due to factors such as, among others, the nature and extent of contamination, changes in remedial requirements, and technological changes.
Arconic Corporation’s remediation reserve balance was $229 and $239 (of which $77 and $69, respectively, was classified as a current liability) at September 30, 2019 and December 31, 2018, respectively, and reflects the most probable costs to remediate identified environmental conditions for which costs can be reasonably estimated for current and certain former Arconic Corporation operating locations. In the 2019 nine-month period, the remediation reserve was increased by $25 related to the Grasse River project (see Massena West, NY below). This charge was recorded in Cost of goods sold on the accompanying Statement of Combined Operations. Payments related to remediation expenses applied against the reserve, including expenditures currently mandated, as well as those not required by any regulatory authority or third party, were $35 in the 2019 nine-month period.

The following description provides details regarding the current status of one reserve, which represents the majority of the Company’s total remediation reserve balance, related to a current Arconic Corporation site.
Massena West, NY—Arconic Corporation has an ongoing remediation project related to the Grasse River, which is adjacent to Arconic Corporation’s Massena plant site. Many years ago, it was determined that sediments and fish in the river contain varying levels of polychlorinated biphenyls (PCBs). The project, which was selected by the U.S. Environmental Protection Agency (EPA) in a Record of Decision issued in April 2013, is aimed at capping PCB contaminated sediments with concentration in excess of one part per million in the main channel of the river and dredging PCB contaminated sediments in the near-shore areas where total PCBs exceed one part per million. At September 30, 2019 and December 31, 2018, the reserve balance associated with this matter was $191 and $198, respectively. Arconic Corporation completed the final design phase of the project, which was approved by the EPA in March 2019. Following the EPA’s approval, the actual remediation fieldwork commenced. The majority of the expenditures related to the project are expected to occur between 2019 and 2022.
In June 2019, Arconic Corporation increased the reserve balance by $25 due to changes required in the EPA-approved remedial design and post-construction monitoring. These changes were necessary due to several items, the majority of which relate to navigation issues identified by a local seaway development company. Accordingly, the EPA requested an addendum to the final remedial design be submitted to address these issues. The proposed remedy is to dredge certain of the sediments originally identified for capping in the affected areas of the Grasse River, resulting in incremental project costs. As the project progresses, further changes to the reserve may be required due to factors such as, among others, additional changes in remedial requirements, increased site restoration costs, and incremental ongoing operation and maintenance costs.
Litigation.
All references to ParentCo in the matters described under this section Litigation refer to Arconic Inc. only and do not include its subsidiaries, except as otherwise stated.
Reynobond PE — On June 13, 2017, the Grenfell Tower in London, U.K. caught fire resulting in fatalities, injuries, and damage. A French subsidiary of ParentCo, Arconic Architectural Products SAS (AAP SAS), supplied a product, Reynobond PE, to its customer, a cladding system fabricator, which used the product as one component of the overall cladding system on Grenfell Tower. The fabricator supplied its portion of the cladding system to the façade installer, who then completed and installed the system under the direction of the general contractor. Neither ParentCo nor AAP SAS was involved in the design or installation of the system used at the Grenfell Tower, nor did it have a role in any other aspect of the building’s refurbishment or original design. Regulatory investigations into the overall Grenfell Tower matter are being conducted, including a criminal investigation by the London Metropolitan Police Service (the “Police”), a Public Inquiry by the British government, and a consumer protection inquiry by a French public authority. The Public Inquiry was announced by the U.K. Prime Minister on June 15, 2017 and subsequently was authorized to examine the circumstances leading up to and surrounding the Grenfell Tower fire in order to make findings of fact and recommendations to the U.K. Government on matters such as the design, construction, and modification of the building, the role of relevant public authorities and contractors, the implications of the fire for the adequacy and enforcement of relevant regulations, arrangements in place for handling emergencies, and the handling of concerns from residents, among other things. Hearings for Phase 1 of the Public Inquiry began on May 21, 2018 and concluded on December 12, 2018. Phase 2 hearings of the Public Inquiry are expected to begin in early 2020, following which a final report will be written and subsequently published. AAP SAS is participating as a Core Participant in the Public Inquiry and is also cooperating with the ongoing parallel investigation by the Police. ParentCo no longer sells the PE product for architectural use on buildings. Given the preliminary nature of these investigations and the uncertainty of potential future litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.

Behrens et al. v. Arconic Inc. et al. On June 6, 2019, 247 plaintiffs comprised of survivors and estates of decedents of the Grenfell Tower fire filed a complaint against “Arconic Inc., Alcoa Inc., and Arconic Architectural Products, LLC,” (collectively, for purposes of the description of such proceeding, the “ParentCo Defendants”), as well as Saint-Gobain Corporation, d/b/a Celotex and Whirlpool Corporation, in the Court of Common Pleas of Philadelphia County. The complaint alleges claims under Pennsylvania state law for products liability and wrongful death related to the fire. In particular, the plaintiffs allege that the ParentCo Defendants knowingly supplied a dangerous product (Reynobond PE) for installation on the Grenfell Tower despite knowing that Reynobond PE was unfit for use above a certain height. The ParentCo Defendants removed the case to the United States District Court for the Eastern District of Pennsylvania on June 19, 2019. On August 29, 2019, the ParentCo Defendants moved to dismiss the complaint on the bases, among other things, that: (i) the case should be heard in the United Kingdom, not the United States; (ii) there is no jurisdiction over necessary parties; and (iii) Pennsylvania product liability law does not apply to manufacture and sale of product overseas. A hearing was held before the Court on November 25, 2019 on a motion to dismiss the complaint on bases (ii) and (iii), followed by a scheduling order on December 3, 2019 in which the judge did not issue a ruling on the bases for dismissal but instead, among other things, suggested a procedure for limited discovery followed by a briefing on those bases. Discovery is ongoing on defendants’ motion to have the case dismissed in favor of a U.K. forum. Given the preliminary nature of this matter and the uncertainty of litigation, the ParentCo Defendants cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Howard v. Arconic Inc. et al. A purported class action complaint related to the Grenfell Tower fire was filed on August 11, 2017 in the United States District Court for the Western District of Pennsylvania against ParentCo and Klaus Kleinfeld. A related purported class action complaint was filed in the United States District Court for the Western District of Pennsylvania on August 25, 2017, under the caption Sullivan v. Arconic Inc. et al., against ParentCo, two former ParentCo executives, several current and former ParentCo directors, and banks that acted as underwriters for ParentCo’s September 18, 2014 preferred stock offering (the “Preferred Offering”). The plaintiff in Sullivan had previously filed a purported class action against the same defendants on July 18, 2017 in the Southern District of New York and, on August 25, 2017, voluntarily dismissed that action without prejudice. On February 7, 2018, on motion from certain putative class members, the court consolidated Howard and Sullivan, closed Sullivan, and appointed lead plaintiffs in the consolidated case. On April 9, 2018, the lead plaintiffs in the consolidated purported class action filed a consolidated amended complaint. The consolidated amended complaint alleged that the registration statement for the Preferred Offering contained false and misleading statements and omitted to state material information, including by allegedly failing to disclose material uncertainties and trends resulting from sales of Reynobond PE for unsafe uses and by allegedly expressing a belief that appropriate risk management and compliance programs had been adopted while concealing the risks posed by Reynobond PE sales. The consolidated amended complaint also alleged that between November 4, 2013 and June 23, 2017 ParentCo and Kleinfeld made false and misleading statements and failed to disclose material information about ParentCo’s commitment to safety, business and financial prospects, and the risks of the Reynobond PE product, including in ParentCo’s Form 10-Ks for the fiscal years ended December 31, 2013, 2014, 2015, and 2016, its Form 10-Qs and quarterly financial press releases from the fourth quarter of 2013 through the first quarter of 2017, its 2013, 2014, 2015, and 2016 Annual Reports, its 2016 Annual Highlights Report, and on its official website. The consolidated amended complaint sought, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On June 8, 2018, all defendants moved to dismiss the consolidated amended complaint for failure to state a claim. On June 21, 2019, the Court granted the defendants’ motion to dismiss in full, dismissing the consolidated amended complaint in its entirety without prejudice. On July 23, 2019, the lead plaintiffs filed a second amended complaint. The second amended complaint alleges generally the same claims as the consolidated amended complaint with certain additional allegations, as well as claims that the risk factors set forth in the registration statement for the Preferred Offering were inadequate and that certain additional statements in the sources identified above were misleading. The second amended complaint seeks, among other things, unspecified compensatory damages and an award of attorney and expert fees and expenses. On September 11, 2019, all defendants moved to dismiss the second amended complaint. Plaintiffs’ opposition to that motion was filed on November 1, 2019 and all defendants filed a reply brief on November 26, 2019. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
Raul v. Albaugh, et al. On June 22, 2018, a derivative complaint was filed nominally on behalf of ParentCo by a purported ParentCo stockholder against the then members of ParentCo’s Board of Directors and Klaus Kleinfeld and Ken Giacobbe, naming ParentCo as a nominal defendant, in the United States District Court for the District of Delaware. The complaint raises similar allegations as the consolidated amended complaint and second amended complaint in Howard, as well as allegations that the defendants improperly authorized the sale of Reynobond PE for unsafe uses, and asserts claims under Section 14(a) of the Securities Exchange Act of 1934, as amended, and Delaware state law. On July 13, 2018, the parties filed a stipulation agreeing to stay this case until the final resolution of the Howard case, the Grenfell Tower Public Inquiry in London, and the investigation by the Police and on July 23, 2018, the Court approved the stay. Given the preliminary nature of this matter and the uncertainty of litigation, ParentCo cannot reasonably estimate at this time the likelihood of an unfavorable outcome or the possible loss or range of losses in the event of an unfavorable outcome.
While ParentCo believes that these cases are without merit and intends to challenge them vigorously, there can be no assurances regarding the ultimate resolution of these matters.
Stockholder Demands. The ParentCo Board of Directors also received letters, purportedly sent on behalf of stockholders, reciting allegations similar to those made in the federal court lawsuits and demanding that the ParentCo Board authorize ParentCo to initiate litigation against members of management, the ParentCo Board, and others. The ParentCo Board of Directors appointed a Special Litigation Committee of the ParentCo Board to review, investigate, and make recommendations to the ParentCo Board regarding the appropriate course of action with respect to these stockholder demand letters. On May 22, 2019, the Special Litigation Committee, following completion of its investigation into the claims demanded in the demand letters, recommended to the ParentCo Board that it reject the demands to authorize commencement of litigation. On May 28, 2019, the ParentCo Board adopted the Special Litigation Committee’s findings and recommendations and rejected the demands that it authorize commencement of actions to assert the claims set forth in the demand letters.
General.   In addition to the matters described above, various other lawsuits, claims, and proceedings have been or may be instituted or asserted against ParentCo or Arconic Corporation, including those pertaining to environmental, product liability, safety and health, employment, tax, and antitrust matters. While the amounts claimed in these other matters may be substantial, the ultimate liability is not readily determinable because of the considerable uncertainties that exist. Accordingly, it is possible that Arconic Corporation’s liquidity or results of operations in a reporting period could be materially affected by one or more of these other matters. However, based on facts currently available, management believes that the disposition of these other matters that are pending or asserted will not have a material adverse effect, individually or in the aggregate, on the results of operations, financial position or cash flows of Arconic Corporation.
N.
Subsequent Events

Management evaluated all activity of Arconic Corporation through December 16, 2019 (the date on which the Combined Financial Statements were issued) and concluded that no subsequent events have occurred that would require recognition in the Combined Financial Statements or disclosure in the Notes to the Combined Financial Statements, except as described below.
In October 2019, ParentCo announced that Arconic Corporation will curtail the Company’s operations in San Antonio, Texas no later than the end of 2019. The plant generates approximately $50 of annual revenue. The commercial business will be transferred to other rolling mills, which will improve the overall effectiveness of Arconic Corporation’s rolled product operations. The Company expects to record a restructuring charge of  $4 in December 2019 associated with this curtailment.
Also in October 2019, Arconic Corporation reached an agreement to sell its hard alloy extrusions plant in South Korea for $61 in cash, subject to working capital and other adjustments. The transaction is expected to close in early 2020, subject to regulatory approvals and customary closing conditions. Arconic Corporation expects to recognize a gain of  $20 to $25 (pretax) upon completion of the sale. The gain will be recorded in Restructuring and other charges on the Company’s Statement of Combined Operations.